   As filed with the Securities and Exchange Commission on September 19, 1995


                                                       Registration No. 33-61273
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                            PRE-EFFECTIVE AMENDMENT


                                   NO. TWO TO


                                    FORM S-4
            Registration Statement Under the Securities Act of 1933

                          CHARTER ONE FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                            6120                          34-1567092
 (State or other jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                 No.)

                                                           ROBERT J. VANA, ESQ.
            1215 SUPERIOR AVENUE                        CHARTER ONE FINANCIAL, INC.
           CLEVELAND, OHIO  44114                          1215 SUPERIOR AVENUE
               (216) 589-8320                             CLEVELAND, OHIO  44114
                                                              (216) 589-8320

 (Address, including ZIP code, and telephone        (Name, address, including ZIP code,
number, including area code, of registrant's       and telephone number, including area
        principal executive offices)                    code, of agent for service)


                                   COPIES TO:

BARRY P. TAFF, P.C.                            C. GENE HARLING                     HARRY K. KANTARIAN, ESQ.
CHRISTOPHER R. KELLY, P.C.          PRESIDENT AND CHIEF EXECUTIVE OFFICER          K. SCOTT FIFE, ESQ.
SILVER, FREEDMAN & TAFF, L.L.P.         FIRSTFED MICHIGAN CORPORATION              HOUSLEY GOLDBERG KANTARIAN &
1100 NEW YORK AVENUE, N.W.                   1001 WOODWARD AVENUE                  BRONSTEIN, P.C.
WASHINGTON, D.C.  20005                    DETROIT, MICHIGAN 48226                 1220 19TH STREET, N.W.
                                                                                   WASHINGTON, D.C. 20036



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


         If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         ------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                          CHARTER ONE FINANCIAL, INC.

                       Cross Reference Sheet Pursuant to
                         Item 501(b) of Regulation S-K

   (Showing the location in the Joint Proxy Statement/Prospectus of responses to the Items of Part I of Form S-4)

                                                                         Location or Heading in Joint Proxy
                                                                         ----------------------------------
             Item                         Caption                        Statement/Prospectus
             ----                         -------                        --------------------
              1.   Forepart of Registration Statement and Outside        Outside Front Cover Page
                   Front Cover Page of Prospectus

              2.   Inside Front and Outside Back Cover Pages of          Inside Front Cover Page; Available Information;
                   Prospectus                                            Incorporation of Certain Documents by Reference;
                                                                         Table of Contents

              3.   Risk Factors, Ratio of Earnings to Fixed Charges      Summary; Recent Developments; Comparative Stock
                   and Other Information                                 Prices and Dividend Information; Selected
                                                                         Consolidated Financial and Other Data of Charter
                                                                         One Financial, Inc.; Selected Consolidated
                                                                         Financial and Other Data of FirstFed Michigan
                                                                         Corporation; The Merger; Unaudited Pro Forma
                                                                         Combined Financial Statements

              4.   Terms of the Transaction                              Summary; The Merger; Comparison of Rights of
                                                                         Stockholders of Charter One Financial, Inc. and
                                                                         FirstFed Michigan Corporation; Description of
                                                                         Charter One Financial, Inc. Capital Stock

              5.   Pro Forma Financial Information                       Summary; Unaudited Pro Forma Combined Financial
                                                                         Statements

              6.   Material Contracts with the Company Being Acquired    Summary; The Merger; Certain Related
                                                                         Transactions

              7.   Additional Information Required for Reoffering by     Not Applicable
                   Persons and Parties Deemed to be Underwriters

              8.   Interests of Named Experts and Counsel                Not Applicable

              9.   Disclosure of Commission Position on                  Not Applicable
                   Indemnification for Securities Act Liabilities

              10.  Information with Respect to S-3 Registrants           Incorporation of Certain Documents by Reference;
                                                                         Summary; Comparative Stock Prices and Dividend
                                                                         Information; Charter One Financial, Inc. and
                                                                         Charter One Bank, F.S.B.

              11.  Incorporation of Certain Information by Reference     Incorporation of Certain Documents by Reference

              12.  Information with Respect to S-2 or S-3 Registrants    Not Applicable

              13.  Incorporation of Certain Information by Reference     Not Applicable

              14.  Information with Respect to Registrants Other Than    Not Applicable
                   S-3 or S-2 Registrants

              15.  Information with Respect to S-3 Companies             Incorporation of Certain Documents by Reference;
                                                                         Summary; Comparative Stock Prices and Dividend
                                                                         Information; FirstFed Michigan Corporation and
                                                                         First Federal of Michigan

             16.   Information with Respect to S-2 or S-3 Companies      Not Applicable

             17.   Information with Respect to Companies Other Than      Not Applicable
                   S-3 or S-2 Companies

                                                                         Location or Heading in Joint Proxy
                                                                         ----------------------------------
             Item                         Caption                        Statement/Prospectus
             ----                         -------                        --------------------
             18.   Information if Proxies, Consents or Authorizations    Introduction; Incorporation of Certain Documents
                   are to be Solicited                                   by Reference; Summary; The Special Meetings; The
                                                                         Merger

             19.   Information if Proxies, Consents or Authorizations    Not Applicable
                   are not to be Solicited or in an Exchange Offer

[CHARTER ONE LOGO]



                          CHARTER ONE FINANCIAL, INC.
                              1215 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5300



                                                              September 25, 1995


Dear Stockholder:

     The directors and management of Charter One Financial, Inc. are proposing a "merger of equals" between Charter One and FirstFed Michigan Corporation (the "Merger"). The Board of Directors of Charter One has carefully reviewed the proposed Merger and has unanimously concluded that the transaction is in the best interests of Charter One and its stockholders. Charter One's financial advisor, Montgomery Securities, has issued its opinion that the consideration to be paid by Charter One in the Merger is fair to the stockholders of Charter One from a financial point of view.

     The Merger will create an institution, called Charter One Financial, Inc., with approximately $13 billion in assets and $7 billion in deposits. Based on assets, the combined company will be the seventh largest publicly held thrift in the country and the largest in the Midwest. Upon the Merger we will serve our customers through 156 full service offices in Ohio and Michigan. The Board of Directors believes that FirstFed's branch network in Michigan is a natural fit with Charter One's presence in Ohio, presenting an exceptional opportunity to unite two of the largest thrifts in the Midwest into one of the strongest thrifts in the region. The resulting entity will be well capitalized, enhancing the ability to expand retail operations and to pursue other attractive strategic and financial initiatives that may arise over time.

     I urge you to vote FOR the Merger proposal. You may cast that vote by marking the enclosed proxy card and returning it to us in the enclosed prepaid envelope. Please do so as soon as possible.


     The special meeting of stockholders (the "Special Meeting") to consider the Merger proposal and certain amendments to Charter One's Restated Certificate of Incorporation will be held at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Friday, October 27, 1995 at 2:00 p.m., local time. I encourage you to attend.


     The terms of the proposed Merger, including an explanation of the amount of Charter One stock to be issued to FirstFed stockholders as well as other important information relating to Charter One, FirstFed and the combined company, are explained in the accompanying Joint Proxy Statement/Prospectus. Please give this document your prompt attention.

     Consummation of the Merger is subject to certain conditions, including regulatory approvals and approval by the requisite votes of the stockholders of both Charter One and FirstFed.

     At the Special Meeting you will also be asked to approve amendments to Charter One's Restated Certificate of Incorporation to (i) increase the number of authorized shares of Charter One common and preferred stock, (ii) increase the number of authorized directors to 16 and (iii) make certain other revisions to the Restated Certificate of Incorporation, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. I encourage you to vote FOR each of these proposals, all of which will support the corporate and business objectives of the combined entity.

     I encourage you to attend the Special Meeting in person. Whether or not you do, I hope you will read the Joint Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save Charter One additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Special Meeting even if you have previously returned the proxy.

     Thank you for your attention to this important matter.

                                          Sincerely,

                                          /s/ Charles John Koch

                                          Chairman of the Board, President
                                          and Chief Executive Officer

                         FIRSTFED MICHIGAN CORPORATION


                                                              September 25, 1995


Dear Stockholder:


     You are invited to attend a special meeting of stockholders of FirstFed Michigan Corporation scheduled to be held in the Riverfront Room of the Westin Hotel, Detroit, Michigan, on Friday, October 27, 1995 at 11:00 a.m., local time. Notice of the special meeting, a Joint Proxy Statement/Prospectus and a form of proxy are enclosed.


     The special meeting has been called in connection with the proposed merger of FirstFed and its principal subsidiary, First Federal of Michigan, with Charter One Financial, Inc. and its principal subsidiary, Charter One Bank, F.S.B. The Board of Directors believes that FirstFed's branch network is a natural fit with Charter One's presence in Ohio, presenting an exceptional opportunity to unite two of the largest thrifts in the Midwest into one of the strongest thrifts in the region. The resulting entity will be well capitalized, providing the ability to expand retail operations and to pursue other attractive strategic and financial initiatives that may arise over time. The merger would be a "merger of equals" under which FirstFed's stockholders would own approximately 50% of the combined company and members of FirstFed's Board of Directors would represent 50% of the combined company's Board of Directors. Each share of FirstFed common stock outstanding at the time of the merger would be converted into 1.2 shares of Charter One common stock. Following the merger, Charter One would be the resulting holding company, and Charter One Bank would be the resulting savings institution. Consummation of the merger is conditioned upon, among other things, receipt of all required stockholder and regulatory approvals.

     The terms of the Merger Agreement were negotiated by the Board of Directors in light of various factors, including FirstFed's and Charter One's recent operating results, current financial condition and future prospects. Salomon Brothers Inc, FirstFed's financial advisor, has advised your Board of Directors that in its opinion the exchange ratio is fair to FirstFed's stockholders from a financial point of view.

     At the special meeting, FirstFed's stockholders will consider and vote upon approval of the merger. The Board of Directors has approved the merger and believes that the merger is in the best interest of FirstFed and its stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the merger.

     If any other matters are properly brought before the special meeting, the persons named in the accompanying form of proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors. You are urged to read the accompanying Joint Proxy Statement/ Prospectus, which provides information regarding the merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the special meeting.

                                          Sincerely,

                                          C. Gene Harling

                                          Chairman of the Board, President
                                          and Chief Executive Officer

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
               YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER
                      FOR EXCHANGE OF STOCK CERTIFICATES.

[CHARTER ONE LOGO]         CHARTER ONE FINANCIAL, INC.

                              1215 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5300
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON FRIDAY, OCTOBER 27, 1995



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Charter One Financial, Inc. ("Charter One") will be held on Friday, October 27, 1995, at 2:00 p.m., local time, at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes:


          (1) To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 30, 1995, by and between FirstFed Michigan Corporation ("FirstFed") and Charter One, a copy of which is included in the accompanying Joint Proxy Statement/Prospectus at Appendix I, and the transactions contemplated thereby, including the merger of FirstFed into Charter One, pursuant to which each outstanding share of FirstFed common stock would be converted into 1.2 shares of Charter One common stock (with cash paid in lieu of fractional share interests), and the merger of First Federal of Michigan into Charter One Bank, F.S.B.

          (2) To approve and adopt an amendment to Charter One's Restated Certificate of Incorporation (the "Charter One Certificate") to increase the number of authorized shares of Charter One common and preferred stock to 180,000,000 and 20,000,000, respectively (the "Shares Amendment").

          (3) To approve and adopt an amendment to the Charter One Certificate to increase the number of authorized directors from 15 to 16 (the "Director Amendment").

          (4) To approve and adopt certain amendments to Articles FIFTH and SIXTH of the Charter One Certificate, including raising from 10% to 20% the threshold level of Charter One common stock ownership that is subject to voting restrictions, as more fully described in the accompanying Joint Proxy Statement/Prospectus (the "Other Certificate Amendments" and, together with the Shares Amendment and the Director Amendment, the "Certificate Amendments").

          (5) To transact such other business as may properly come before the Special Meeting or any and all adjournments and postponements thereof.

     The Board of Directors of Charter One is not aware of any other business to come before the Special Meeting.

     A Proxy Card and a Joint Proxy Statement/Prospectus for the Special Meeting are enclosed.

     Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which the Special Meeting may be adjourned or postponed. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on September 8, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies by Charter One; provided, however, that no proxy which is voted against any such proposal will be voted in favor of adjournment to solicit further proxies for such proposal. A list of Charter One stockholders entitled to vote at the Special Meeting will be available for examination, for any purpose germane to the Special Meeting, at the main office of Charter One during ordinary business hours for at least ten days prior to the Special Meeting, as well as at the Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Charter One common stock is required to approve the proposals to adopt the Merger Agreement and the Shares Amendment. The affirmative vote of the holders of 75% of the outstanding shares of Charter One common stock is required to approve the proposals to adopt the Director Amendment and the Other Certificate Amendments. The adoption of the Merger Agreement is not conditioned upon stockholder approval of the Certificate Amendments, and the adoption of the Certificate Amendments is not conditioned upon stockholder approval of the Merger Agreement.

     You are requested to complete, sign and date the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

     Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.


     If you have any questions or require assistance, please call Georgeson & Company Inc., which is assisting us in the solicitation of proxies, at (800) 223-2064.


                                          By Order of the Board of Directors,

                                          Charles John Koch
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Cleveland, Ohio

September 25, 1995


***************************************************************************
*                                                                         *
*  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER  *
*  OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE SIGN,     *
*  DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED     *
*  ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.     *
*                                                                         *
***************************************************************************

                         FIRSTFED MICHIGAN CORPORATION
                              1001 WOODWARD AVENUE
                          DETROIT, MICHIGAN 48226-1904

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 27, 1995



     A Special Meeting of Stockholders (the "Special Meeting") of FirstFed Michigan Corporation ("FirstFed") is scheduled to be held in the Riverfront Room of the Westin Hotel, Detroit, Michigan, on Friday, October 27, 1995 at 11:00 a.m., local time.


     A PROXY CARD AND A JOINT PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING ARE ENCLOSED.

     The Special Meeting is for the purpose of considering and acting upon:

          1. The approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 30, 1995, by and between FirstFed and Charter One Financial, Inc. ("Charter One"), a copy of which is included in the accompanying Joint Proxy Statement/Prospectus at Appendix I, and the transactions contemplated thereby, including the merger of FirstFed into Charter One, pursuant to which each outstanding share of FirstFed common stock would be converted into 1.2 shares of Charter One common stock (with cash paid in lieu of fractional share interests), and the merger of First Federal of Michigan into Charter One Bank, F.S.B.

          2. Such other matters as may properly come before the Special Meeting or any adjournments thereof, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting; provided, however, that no proxy which is voted against the foregoing proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

     The Board of Directors is not aware of any other business to come before the Special Meeting.


     Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified, or on any dates to which, by original or later adjournment, the Special Meeting may be adjourned. Stockholders of record at the close of business on September 8, 1995, are the stockholders entitled to vote at the Special Meeting and any adjournments thereof.


     YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.


                                          By Order of the Board of Directors

                                          /s/ C. Gene Harling

                                          C. Gene Harling

Detroit, Michigan                         Chairman of the Board, President

September 25, 1995                        and Chief Executive Officer


***************************************************************************
*                                                                         *
*  IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE FIRSTFED THE         *
*  EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.   *
*  AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS  *
*  REQUIRED IF MAILED IN THE UNITED STATES.                               *
*                                                                         *
*          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME      *
***************************************************************************

                             JOINT PROXY STATEMENT
                                       OF
                          CHARTER ONE FINANCIAL, INC.
                                      AND
                         FIRSTFED MICHIGAN CORPORATION
                         FOR SPECIAL MEETINGS OF THEIR
                            RESPECTIVE STOCKHOLDERS

                         TO BE HELD ON OCTOBER 27, 1995

                            ------------------------

                                   PROSPECTUS
                                       OF
                          CHARTER ONE FINANCIAL, INC.
                    UP TO 23,657,954 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE
                            ------------------------

     This Joint Proxy Statement/Prospectus relates to the proposed merger of FirstFed Michigan Corpora-tion, a Michigan corporation ("FirstFed"), with and into Charter One Financial, Inc., a Delaware corporation ("Charter One"), and the merger of FirstFed's principal subsidiary, First Federal of Michigan, into Charter One's principal subsidiary, Charter One Bank, F.S.B. (collectively, the "Merger"), in a "merger of equals" transaction as contemplated by the Agreement and Plan of Merger, dated as of May 30, 1995 (the "Merger Agreement"), by and between FirstFed and Charter One. As a merger of equals transaction, the Merger is a combination of Charter One and FirstFed under which Charter One's and FirstFed's respective stockholders would each own approximately 50% of the combined company and members of Charter One's and FirstFed's respective Boards of Directors would each represent 50% of the combined company's Board of Directors. The Merger Agreement is included in Appendix I and incorporated herein by reference.


     This Joint Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $.01 per share, of Charter One ("Charter One Common Stock") in connection with the solicitation of proxies by the Board of Directors of Charter One for use at a Special Meeting of Stockholders of Charter One (the "Charter One Special Meeting") scheduled to be held at 2:00 p.m., local time, on Friday, October 27, 1995 at the Forum Conference and Education Center, One Cleveland Center, 1375 Ninth Street, Cleveland, Ohio, and at any and all adjournments or postponements thereof.



     This Joint Proxy Statement/Prospectus also is being furnished to the holders of shares of common stock, par value $.01 per share, of FirstFed ("FirstFed Common Stock") in connection with the solicitation of proxies by the Board of Directors of FirstFed for use at a Special Meeting of Stockholders of FirstFed (the "FirstFed Special Meeting" and, together with the Charter One Special Meeting, the "Special Meetings") scheduled to be held in the Riverfront Room of the Westin Hotel, Detroit, Michigan, on Friday, October 27, 1995 at 11:00 a.m., local time, and at any and all adjournments thereof.


     At the Charter One Special Meeting, the holders of Charter One Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. Also at the Charter One Special Meeting, holders of Charter One Common Stock will consider and vote upon proposals to (i) amend Charter One's Restated Certificate of Incorporation (the "Charter One Certificate") to increase the numbers of authorized shares of Charter One Common Stock and preferred stock to 180,000,000 and 20,000,000, respectively (the "Shares Amendment"), (ii) amend the Charter One Certificate to increase the number of authorized directors from 15 to 16 (the "Director Amendment"), and (iii) adopt certain other amendments to Articles FIFTH and SIXTH of the Charter One Certificate (the "Other Certificate Amendments" and together with the Shares Amendment and the Director Amendment, the "Certificate Amendments"), as more fully described herein. The adoption of the Merger Agreement is not conditioned upon stockholder approval of the Certificate Amendments, and the adoption of the Certificate Amendments is not conditioned upon stockholder approval of the Merger Agreement.

     At the FirstFed Special Meeting, the holders of FirstFed Common Stock will consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of FirstFed Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 1.2 shares of Charter One Common Stock (the "Exchange Ratio"), with cash paid in lieu of fractional share interests. Based on the last reported sale price for Charter One Common Stock on the Nasdaq National Market on September 18, 1995 ($30.13 per share), the value of 1.2 shares of Charter One Common Stock as of that date would have been approximately $36.15. The last reported sale price for FirstFed Common Stock on the Nasdaq National Market on that date was $35.13 per share. As of May 26, 1995, the last trading day preceding public announcement of the proposed Merger, the last reported sale prices for Charter One Common Stock and FirstFed Common Stock on the Nasdaq National Market were $24.75 and $26.38, respectively. Charter One's and FirstFed's respective financial advisors have rendered opinions to the effect that as of September 19, 1995, from a financial point of view, the Exchange Ratio was fair to the respective stockholders of Charter One and FirstFed. The Merger is subject to certain conditions, including the approval of the stockholders of Charter One and FirstFed and the approval of the Office of Thrift Supervision. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."


     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Charter One, filed as part of the Registration Statement (defined below) with respect to up to 23,657,954 shares of Charter One Common Stock to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement.

     This Joint Proxy Statement/Prospectus does not cover any resales of the Charter One Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Charter One or FirstFed upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those stockholders of Charter One not deemed to be affiliates of Charter One or FirstFed.


     This Joint Proxy Statement/Prospectus, and the accompanying notices and forms of proxy, are first being mailed to stockholders of Charter One and FirstFed on or about September 25, 1995.

                            ------------------------

     THE SHARES OF CHARTER ONE COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF CHARTER ONE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------


    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 19, 1995

                             AVAILABLE INFORMATION

     Charter One and FirstFed are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Charter One and FirstFed can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048.

     Charter One has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Charter One Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF CHARTER ONE OR FIRSTFED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, IN THE CASE OF DOCUMENTS RELATING TO CHARTER ONE, TO ROBERT J. VANA, CHIEF CORPORATE COUNSEL AND CORPORATE SECRETARY, CHARTER ONE FINANCIAL, INC., 1215 SUPERIOR AVENUE, CLEVELAND, OHIO 44114, TELEPHONE (216) 566-5300; OR IN THE CASE OF DOCUMENTS RELATING TO FIRSTFED, TO W. STANLEY FAMBROUGH, SECRETARY, FIRSTFED MICHIGAN CORPORATION, 1001 WOODWARD AVENUE, DETROIT, MICHIGAN 48226-1904, TELEPHONE (313) 965-1400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE BY OCTOBER 20, 1995. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.


     The following documents previously filed with the SEC by Charter One (File No. 0-16311) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. The Annual Report on Form 10-K of Charter One for the fiscal year ended December 31, 1994.

     2. The Quarterly Reports on Form 10-Q of Charter One for the quarterly periods ended March 31 and June 30, 1995.

     3. The Current Reports on Form 8-K of Charter One dated January 18, 1995 and May 31, 1995 (as amended).

     4. The description of the Charter One Common Stock contained in Charter One's Registration Statement on Form 8-A with respect thereto dated January 12, 1988 (and any amendment or report filed for the purpose of updating the description).

     5. The description of the rights issued pursuant to the Rights Agreement, dated as of November 20, 1989 (the "Rights Agreement"), by and between Charter One and The First National Bank of Boston, as rights agent, contained in Charter One's Registration Statement on Form 8-A with respect thereto dated November 21, 1989 (and any amendment or report filed for the purpose of updating the description).

     The following documents previously filed with the SEC by FirstFed (File No. 0-17829) are hereby incorporated by reference in this Joint Proxy
Statement/Prospectus:

     1. The Annual Report on Form 10-K of FirstFed for the fiscal year ended December 31, 1994.

     2. The Quarterly Reports on Form 10-Q of FirstFed for the quarterly periods ended March 31 and June 30, 1995.

     3. The Current Report on Form 8-K of FirstFed dated May 31, 1995 (as amended).

     All documents filed by Charter One or FirstFed, respectively, with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.
                            ------------------------

     All information contained in this Joint Proxy Statement/Prospectus with respect to Charter One and its subsidiaries has been supplied by Charter One, and all information with respect to FirstFed and its subsidiaries has been supplied by FirstFed.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.
                            ------------------------

                               TABLE OF CONTENTS


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                                                                                        -----
AVAILABLE INFORMATION.................................................................      i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................      i
TABLE OF CONTENTS.....................................................................    iii
SUMMARY...............................................................................      1
  The Parties to the Merger...........................................................      1
     Charter One Financial, Inc. and Charter One Bank, F.S.B..........................      1
     FirstFed Michigan Corporation and First Federal of Michigan......................      1
  The Special Meetings................................................................      2
     Charter One Special Meeting......................................................      2
     FirstFed Special Meeting.........................................................      3
  The Merger..........................................................................      4
     General..........................................................................      4
     Reasons for the Merger; Recommendations of the Boards of Directors...............      4
     Merger Consideration.............................................................      5
     Treatment of FirstFed Stock Options..............................................      5
     Opinions of Financial Advisors...................................................      5
     Effective Time and Closing Date..................................................      6
     No Appraisal Rights..............................................................      6
     Interests of Certain Persons in the Merger.......................................      6
     Conditions to the Merger.........................................................      6
     Regulatory Approvals.............................................................      7
     Waiver and Amendment; Termination................................................      7
     Covenants Pending Closing........................................................      7
     Expenses.........................................................................      7
     Accounting Treatment.............................................................      8
     Federal Income Tax Consequences of the Merger....................................      8
     Effects of the Merger on Stockholders............................................      8
     Nasdaq Listing...................................................................      8
     Registration Rights..............................................................      8
  Management and Operations After the Merger..........................................      9
     Directors After the Merger.......................................................      9
     Officers After the Merger........................................................      9
     Consolidation of Operations......................................................     10
  Certain Related Transactions........................................................     10
     Stock Option Agreements..........................................................     10
     Amendment to Charter One Rights Agreement........................................     11
     The Bank Merger Agreement........................................................     11
RECENT DEVELOPMENTS...................................................................     12
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION.....................................     12
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CHARTER ONE FINANCIAL, INC. ........     14
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRSTFED MICHIGAN CORPORATION.......     16
CHARTER ONE FINANCIAL, INC. AND CHARTER ONE BANK, F.S.B...............................     18
  Charter One Financial, Inc..........................................................     18
  Charter One Bank, F.S.B.............................................................     18

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                                                                                        -----
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FIRSTFED MICHIGAN CORPORATION AND FIRST FEDERAL OF MICHIGAN...........................     18
  FirstFed Michigan Corporation.......................................................     18
  First Federal of Michigan...........................................................     19
THE SPECIAL MEETINGS..................................................................     19
  Charter One Special Meeting.........................................................     19
  FirstFed Special Meeting............................................................     21
THE MERGER............................................................................     23
  General.............................................................................     23
  Background of and Reasons for the Merger............................................     23
  Recommendations of the Boards of Directors..........................................     28
  Merger Consideration................................................................     28
  Treatment of FirstFed Stock Options.................................................     29
  Opinions of Charter One's Financial Advisor.........................................     29
  Opinions of FirstFed's Financial Advisor............................................     33
  Effective Time and Closing Date.....................................................     38
  No Appraisal Rights.................................................................     38
  Fractional Shares...................................................................     38
  Exchange of Certificates............................................................     38
  Interests of Certain Persons in the Merger..........................................     39
  Effect on Employees and Employee Benefit Plans of FirstFed and Charter One..........     44
  Representations and Warranties......................................................     45
  Conditions to the Merger............................................................     45
  Regulatory Approvals................................................................     46
  Waiver and Amendment; Termination...................................................     47
  Covenants Pending Closing...........................................................     48
  Expenses............................................................................     49
  Accounting Treatment................................................................     49
  Resales of Charter One Common Stock by Affiliates...................................     50
  Federal Income Tax Consequences of the Merger.......................................     50
  Nasdaq Listing......................................................................     52
  Registration Rights.................................................................     52
MANAGEMENT AND OPERATIONS AFTER THE MERGER............................................     52
  Directors After the Merger..........................................................     52
  Officers After the Merger...........................................................     54
  Consolidation of Operations.........................................................     55
  Post-Merger Dividend Policy.........................................................     55
CERTAIN RELATED TRANSACTIONS..........................................................     56
  Stock Option Agreements.............................................................     56
  Amendment to Charter One Rights Agreement...........................................     58
  The Bank Merger Agreement...........................................................     58
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.....................................     59
  Unaudited Pro Forma Combined Statement of Financial Condition.......................     60
  Unaudited Pro Forma Combined Statements of Income...................................     61
  Notes to Unaudited Pro Forma Combined Financial Statements..........................     66
  Unaudited Pro Forma Per Share Data..................................................     68
  Pro Forma Regulatory Capital........................................................     70
DESCRIPTION OF CHARTER ONE FINANCIAL, INC. CAPITAL STOCK..............................     71
  General.............................................................................     71

                                                                                        PAGE
                                                                                        -----
  Common Stock........................................................................     71
  Preferred Stock.....................................................................     72
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE
  FINANCIAL, INC. AND FIRSTFED MICHIGAN CORPORATION...................................     73
  Introduction........................................................................     73
  Issuance of Capital Stock...........................................................     73
  Payment of Dividends................................................................     73
  Special Meetings of Stockholders....................................................     73
  Meetings of Creditors and/or Stockholders...........................................     74
  Advance Notice Requirements for Nominations of Directors and Presentation of New
     Business at Annual Meetings of Stockholders......................................     74
  Cumulative Voting for Election of Directors.........................................     74
  Restrictions on Voting Rights; Quorum...............................................     74
  Number and Term of Directors........................................................     75
  Removal of Directors................................................................     75
  Filling Vacancies on the Board of Directors.........................................     75
  Amendment of Articles of Incorporation, Bylaws, Restated Certificate of
     Incorporation and Bylaws.........................................................     75
  Control Share Acquisitions..........................................................     76
  Business Combinations with Certain Persons..........................................     76
  Prevention of Greenmail.............................................................     77
  Limitations on Directors' Liability.................................................     77
  Indemnification.....................................................................     77
  Rights Agreement....................................................................     78
  Financial Impact....................................................................     81
AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION OF
  CHARTER ONE FINANCIAL, INC..........................................................     82
  General.............................................................................     82
  Increase in Authorized Shares of Capital Stock......................................     82
  Increase in Authorized Number of Directors..........................................     83
  Other Certificate Amendments........................................................     83
LEGAL MATTERS.........................................................................     84
EXPERTS...............................................................................     84
STOCKHOLDER PROPOSALS.................................................................     85
INDEPENDENT ACCOUNTANTS...............................................................     85
OTHER MATTERS.........................................................................     85
APPENDICES


       I. Agreement and Plan of Merger (including the Stock Option Agreements, the Bank Merger Agreement and the Amendment to the Rights Agreement but omitting other schedules and exhibits)

      II. Text of proposed amendments to Restated Certificate of Incorporation of Charter One

     III. Fairness Opinion of Montgomery Securities

     IV. Fairness Opinion of Salomon Brothers Inc

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding Charter One, FirstFed and the matters to be considered at the Special Meetings and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                           THE PARTIES TO THE MERGER

CHARTER ONE FINANCIAL, INC. AND CHARTER ONE BANK, F.S.B.


     Charter One, a Delaware corporation, is the holding company for Charter One Bank, F.S.B. ("Charter One Bank"), a federally chartered savings bank headquartered in Cleveland, Ohio. As of June 30, 1995, Charter One had total consolidated assets of $6.3 billion, deposits of $4.4 billion and stockholders' equity of $410 million. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The executive offices of Charter One are located at 1215 Superior Avenue, Cleveland, Ohio 44114, and the telephone number is (216) 589-8320.



     Charter One Bank, which commenced operations in 1934, operates through 95 banking offices in the Cleveland, Toledo, Youngstown, Portsmouth, Akron and Canton metropolitan areas of Ohio and seven loan production offices in Brimfield, Columbus, Dayton, Findlay and Medina, Ohio, Ashland, Kentucky and Indianapolis, Indiana. Based on total consolidated assets as of June 30, 1995, Charter One Bank was the largest thrift institution based in Ohio and among the largest thrift institutions in the country. The business of Charter One Bank consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential mortgage, multi-family, commercial real estate, consumer and business loans. Charter One Bank has traditionally focused its lending activities on origination, for its portfolio, of loans secured by conventional first mortgages on owner-occupied one-to-four family residences located in its primary market areas in Ohio. Residential mortgage lending remains Charter One Bank's most significant lending activity. Charter One Bank also originates first mortgage loans on multi-family and commercial real estate located primarily in its local market areas, as well as construction, consumer and business loans. Through subsidiaries, Charter One Bank engages in real estate appraisal, sales of tax-deferred annuities and mutual funds, sales of property and casualty insurance, the development, operation and sale of real estate, the leasing of capital equipment, and data processing services. See "Selected Consolidated Financial and Other Data of Charter One Financial, Inc.," "Charter One Financial, Inc. and Charter One Bank, F.S.B." and "Unaudited Pro Forma Combined Financial Statements."



     Additional information concerning Charter One and Charter One Bank is included in the Charter One documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


FIRSTFED MICHIGAN CORPORATION AND FIRST FEDERAL OF MICHIGAN

     FirstFed is a Michigan corporation incorporated in October 1988 as a savings and loan holding company. As of June 30, 1995, FirstFed had total consolidated assets of $8.5 billion, deposits of $2.9 billion and stockholders' equity of $481 million. FirstFed's executive offices are located at 1001 Woodward Avenue, Detroit, Michigan 48226-1904, and its telephone number is (313) 965-1400.

     Essentially all of FirstFed's assets are currently held in, and operations are conducted through, First Federal of Michigan and its subsidiaries (collectively, "First Federal"). First Federal, which commenced operations in 1934, is a federally chartered savings and loan association with 61 banking and two loan production offices located in Michigan, 53 banking and two loan production offices in Southeast Michigan and four banking offices each in the Kalamazoo and Lansing areas. Based on total consolidated assets at June 30, 1995, First Federal is the second largest savings and loan association headquartered in Michigan and among the largest savings and loan associations in the United States. First Federal is engaged in the business of obtaining funds in the form of deposits and borrowings and investing such funds in secured loans, mortgage-backed securities and investment-grade securities. First Federal's primary lending activity is granting loans to enable borrowers to purchase existing homes, construct new homes or refinance existing home loans. The majority of loan originations are conventional first mortgage single-family loans on properties located in Michigan. Additionally, in 1994, First Federal introduced a home equity line of credit which has a variable rate and complements First Federal's residential lending experience and customer base. See "Selected Consolidated Financial and Other Data of FirstFed Michigan Corporation," "FirstFed Michigan Corporation and First Federal of Michigan" and "Unaudited Pro Forma Combined Financial Statements."

     Additional information concerning FirstFed and First Federal is included in the FirstFed documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                              THE SPECIAL MEETINGS

CHARTER ONE SPECIAL MEETING


     Meeting Date. The Charter One Special Meeting will be held on Friday, October 27, 1995, at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 2:00 p.m., local time, and any and all adjournments or postponements thereof.


     Record Date. Only holders of record of Charter One Common Stock at the close of business on September 8, 1995 (the "Charter One Record Date") are entitled to notice of and to vote at the Charter One Special Meeting.

     Matters to be Considered. At the Charter One Special Meeting, holders of shares of Charter One Common Stock will vote on the following proposals (the "Charter One Proposals"): the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of FirstFed with and into Charter One and the issuance by Charter One of up to 23,657,954 shares of Charter One Common Stock in connection with the Merger; and the approval and adoption of amendments to the Charter One Certificate to (i) increase the numbers of authorized shares of Charter One Common Stock from 90,000,000 to 180,000,000 and preferred stock, par value $.01 per share, of Charter One ("Charter One Preferred Stock") from 10,000,000 to 20,000,000 (the "Shares Amendment"), (ii) increase the number of authorized directors from 15 to 16 (the "Director Amendment") and (iii) make certain amendments to Articles FIFTH and SIXTH of the Charter One Certificate, including raising from 10% to 20% the threshold level of Charter One Common Stock ownership that is subject to voting restrictions, as more fully described herein (the "Other Certificate Amendments"). See "The Merger" and "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc." Charter One's Board of Directors recommends that Charter One stockholders vote FOR each of the Charter One Proposals. Charter One stockholders may also consider and vote upon such other matters as are properly brought before the Charter One Special Meeting, including proposals to adjourn the Charter One Special Meeting to permit further solicitation of proxies by Charter One's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Charter One Special Meeting; provided, however, that no proxy which is voted against any such proposal will be voted in favor of adjournment to solicit further proxies for such proposal.


     Votes Required. The affirmative vote of the holders of a majority of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Merger Agreement and the Shares Amendment. The affirmative vote of the holders of 75% of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Director Amendment and the Other Certificate Amendments. As of the Charter One Record Date, there were 22,394,051 shares of Charter One Common Stock entitled to be voted at the Charter One Special Meeting.



     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares represented at the Charter One Special Meeting may authorize the adjournment of the meeting.

     Approval of the Merger Agreement by the stockholders of Charter One is a condition to, and required for, consummation of the Merger. See "The
Merger -- Conditions to the Merger." The adoption of the Merger Agreement is not conditioned upon stockholder approval of the Certificate Amendments, and the adoption of the Certificate Amendments is not conditioned upon stockholder approval of the Merger Agreement.


     Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Charter One at 1215 Superior Avenue, Cleveland, Ohio 44114 on or before the taking of the vote at the Charter One Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Charter One Special Meeting and voting in person. Attendance at the Charter One Special Meeting will not in itself constitute the revocation of a proxy.


     Security Ownership. As of the Charter One Record Date, directors and executive officers of Charter One and their affiliates were beneficial owners of 1,033,388 shares (excluding shares underlying stock options), or 4.6% of the then outstanding shares, of Charter One Common Stock. The directors of Charter One have entered into voting agreements with FirstFed (the "FirstFed Voting Agreements") whereby such directors have agreed to vote or cause to be voted the shares of Charter One Common Stock owned by them (510,954 shares in the aggregate) for approval and adoption of the Merger Agreement at the Charter One Special Meeting. As of the Charter One Record Date, directors and executive officers of FirstFed and their affiliates did not beneficially own any shares of Charter One Common Stock.


     For additional information, see "The Special Meetings -- Charter One Special Meeting."

FIRSTFED SPECIAL MEETING


     Meeting Date. The FirstFed Special Meeting is scheduled to be held in the Riverfront Room of the Westin Hotel, Detroit, Michigan, on Friday, October 27, 1995 at 11:00 a.m., local time, unless adjourned or postponed.



     Record Date. Only holders of record of FirstFed Common Stock at the close of business on September 8, 1995 (the "FirstFed Record Date") are entitled to notice of and to vote at the FirstFed Special Meeting.


     Matters to be Considered. At the FirstFed Special Meeting, holders of shares of FirstFed Common Stock will vote on a proposal (the "FirstFed Proposal") to approve the Merger Agreement and the transactions contemplated thereby. FirstFed's Board of Directors recommends that FirstFed's stockholders vote FOR the FirstFed Proposal. FirstFed stockholders also may consider and vote upon such other matters as are properly brought before the FirstFed Special Meeting, including proposals to adjourn the FirstFed Special Meeting to permit further solicitation of proxies by FirstFed's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the FirstFed Special Meeting; provided, however, that no proxy which is voted against the FirstFed Proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FirstFed Common Stock entitled to vote at the FirstFed Special Meeting is required for approval of the FirstFed Proposal. As of the FirstFed Record Date, there were shares of FirstFed Common Stock entitled to be voted at the FirstFed Special Meeting.

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares of FirstFed Common Stock represented at the FirstFed Special Meeting may authorize the adjournment of the meeting.

     Approval of the FirstFed Proposal by the stockholders of FirstFed is a condition to, and required for, consummation of the Merger. See "The
Merger -- Conditions to the Merger."

     Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of FirstFed at 1001 Woodward Avenue, Detroit, Michigan 48226-1904 on or before the taking of the vote at the FirstFed Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of FirstFed

Common Stock or by attending the FirstFed Special Meeting and voting in person. Attendance at the FirstFed Special Meeting will not in itself constitute the revocation of a proxy.

     Security Ownership. As of the FirstFed Record Date, directors and executive officers of FirstFed and their affiliates beneficially owned 1,932,257 shares (excluding shares underlying stock options), or 10.3% of the then outstanding shares, of FirstFed Common Stock. The directors of FirstFed have entered into voting agreements with Charter One (the "Charter One Voting Agreements") whereby such directors have agreed to vote the shares of FirstFed Common Stock owned by them (1,856,520 shares in the aggregate) for approval of the Merger Agreement. As of the FirstFed Record Date, directors and executive officers of Charter One and their affiliates did not beneficially own any shares of FirstFed Common Stock.

     For additional information, see "The Special Meetings -- FirstFed Special Meeting."

                                   THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto in Appendix I and incorporated by reference herein.

GENERAL

     The stockholders of Charter One and FirstFed, respectively, are each being asked to consider and vote upon, among other things, a proposal to approve the Merger Agreement, pursuant to which FirstFed will be merged with and into Charter One in a "merger of equals" transaction, under which Charter One's and FirstFed's respective stockholders would each own approximately 50% of the combined company and members of Charter One's and FirstFed's respective Boards of Directors would each represent 50% of the combined company's Board of Directors. The name of the surviving corporation following consummation of the Merger will be "Charter One Financial, Inc." See "The Merger -- General."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     General. The Boards of Directors of Charter One and FirstFed believe that the terms of the Merger are fair to and in the best interest of their respective companies and stockholders and that the Merger should produce a well capitalized institution with a strong retail lending franchise and other competitive advantages. See "The Merger -- Background of and Reasons for the Merger."

     Charter One. The Charter One Board of Directors (the "Charter One Board") has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Charter One Common Stock pursuant thereto are fair to, and in the best interests of, Charter One and its stockholders. THE CHARTER ONE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE CHARTER ONE PROPOSALS AT THE CHARTER ONE SPECIAL MEETING.

     For a discussion of the factors considered by the Charter One Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger -- Background of and Reasons for the Merger."

     FirstFed. The FirstFed Board of Directors (the "FirstFed Board") has adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, FirstFed and its stockholders. THE FIRSTFED BOARD THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE FIRSTFED PROPOSAL AT THE FIRSTFED SPECIAL MEETING.

     For a discussion of the factors considered by the FirstFed Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger -- Background of and Reasons for the Merger."

MERGER CONSIDERATION


     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of FirstFed Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 1.2 shares (the "Exchange Ratio") of Charter One Common Stock (the "Merger Consideration"). See "The Merger -- Merger Consideration." Each share of Charter One Common Stock issued and outstanding at the Effective Time (as hereinafter defined) will remain outstanding and unchanged as a result of the Merger.



     The number of shares of Charter One Common Stock to be received for each share of FirstFed Common Stock has been fixed at 1.2. Based on the last reported sale price for Charter One Common Stock on the Nasdaq National Market on September 18, 1995 ($30.13 per share), the value of 1.2 shares of Charter One Common Stock as of that date would have been approximately $36.15. The last reported sale price for FirstFed Common Stock on the Nasdaq National Market on that date was $35.13 per share. The market value of Charter One Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Charter One Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by FirstFed stockholders in the Merger. An increase in the market value of Charter One Common Stock would increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of Charter One Common Stock would have the opposite effect. See "The Merger -- Merger Consideration."



     Following the Effective Time (as hereinafter defined), the former stockholders of FirstFed would own approximately 22,485,422 shares, or 50.1%, of the outstanding Charter One Common Stock.


TREATMENT OF FIRSTFED STOCK OPTIONS

     At the FirstFed Record Date, there were options ("FirstFed Stock Options") outstanding with respect to 977,110 shares of FirstFed Common Stock under the stock option plans of FirstFed (the "FirstFed Option Plans"). Except as described below, at the Effective Time, each FirstFed Stock Option shall become an option to purchase the number of shares of Charter One Common Stock that would have been received by the holder of such option in the Merger had the option been exercised in full for shares of FirstFed Common Stock immediately prior to the Effective Time, upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, except the exercise price per share will be proratably adjusted by the Exchange Ratio and any fractional shares. Notwithstanding the foregoing, FirstFed's First Vice Presidents who do not continue as officers of Charter One after the Merger who are holders of FirstFed Stock Options which will not have vested prior to the Effective Time (with respect to up to 51,600 shares of FirstFed Common Stock in the aggregate as of the FirstFed Record Date) will receive, in lieu of assumption of such non-vested options, the number of shares of Charter One Common Stock (based on the closing price of the Charter One Common Stock on the last trading day immediately prior to the Effective Time) equal to the fair value of such options, such fair value to be determined by Charter One and FirstFed with the advice of a financial advisor to be selected by Charter One and FirstFed, based on the exercise prices and vesting schedules of such options, the market prices of Charter One and FirstFed Common Stock and an analysis of option pricing models to be determined at that time. See "The
Merger -- Treatment of FirstFed Stock Options."

OPINIONS OF FINANCIAL ADVISORS

     Charter One. Charter One has retained Montgomery Securities ("Montgomery") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. See "The Merger -- Background of and Reasons for the Merger."


     Montgomery has delivered opinions to the Charter One Board that as of May 30 and September 19, 1995, the consideration to be paid by Charter One in the Merger is fair to Charter One and its stockholders from a financial point of view. A copy of Montgomery's opinion dated September 19, 1995, is attached to this Joint Proxy Statement/Prospectus as Appendix III and is incorporated by reference herein. See "The Merger -- Opinions of Charter One's Financial Advisor."

     FirstFed. FirstFed has retained Salomon Brothers Inc ("Salomon") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. See "The
Merger -- Background of and Reasons for the Merger."


     Salomon has delivered its written opinions to the FirstFed Board that as of May 30 and September 19, 1995, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of FirstFed Common Stock. A copy of Salomon's opinion dated September 19, 1995 is attached to this Joint Proxy Statement/Prospectus as Appendix IV and is incorporated by reference herein. See "The Merger -- Opinions of FirstFed's Financial Advisor."


EFFECTIVE TIME AND CLOSING DATE

     The Merger shall become effective at the time and on the date (the "Effective Time") of the filing of certificates of merger with the appropriate authorities of Delaware and Michigan. Such filings will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of Charter One's and FirstFed's respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur within 30 days after the satisfaction or waiver of all conditions and obligations precedent of Charter One and FirstFed to consummate the Merger, or at another time agreed to by Charter One and FirstFed (the "Closing Date"). The parties have agreed to use their best efforts to cause the Closing Date to occur by the end of 1995; however, there can be no assurance that the Closing Date will occur on or prior to such date.

NO APPRAISAL RIGHTS

     Stockholders of Charter One and FirstFed will not have appraisal rights under the Delaware General Corporation Law (the "DGCL") and the Michigan Business Corporation Act (the "MBCA"), respectively, in connection with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain members of Charter One's management and the Charter One Board, and FirstFed's management and the FirstFed Board, respectively, may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Charter One and FirstFed, as the case may be, generally. Excluding amounts previously earned and recognized as income by FirstFed's Chairman of the Board and Chief Executive Officer, C. Gene Harling, or accrued as an expense by FirstFed, amounts of salaries, directors' fees and other benefits to be paid or accrued in the future and amounts of benefits which would have become payable in any event within the term of his employment agreement, the amount of payments currently expected to be received by Mr. Harling as a result of the Merger under the terms of the Merger Agreement and FirstFed's employee benefit plans and agreements is approximately $1,815,000. In addition, Mr. Harling will enter into a one-year employment agreement with Charter One which provides for a salary of $360,000. The Charter One Board and the FirstFed Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger."


CONDITIONS TO THE MERGER

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Charter One and FirstFed of certain accounting and tax opinions and the satisfaction of certain other conditions. See "The
Merger -- Conditions to the Merger."

REGULATORY APPROVALS

     The Merger is subject to the approval of the Office of Thrift Supervision (the "OTS"). On July 3, 1995, Charter One filed an application for approval of the Merger with the OTS. Charter One received OTS approval of the Merger on August 29, 1995.

     Under federal law, a period of 15 days must expire following approval by the OTS within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice did not file any such objection during the period.

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without any condition or restriction that would have or result in a material adverse effect on Charter One as the surviving corporation, as Charter One and FirstFed may reasonably and in good faith agree. The OTS approval did not contain any such condition or restriction. See "The Merger -- Regulatory Approvals."

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the Charter One and FirstFed Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions of the Merger Agreement.

     Subject to applicable law, the Merger Agreement may be amended by action of the Charter One and FirstFed Boards at any time before or after approval of the Merger Agreement by the stockholders of Charter One and FirstFed; provided that, after approval of the Merger Agreement by the stockholders of Charter One and FirstFed, no amendment may change the amount or form of the Merger Consideration to be received by FirstFed stockholders in the Merger without their approval.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the matters presented herein by Charter One and FirstFed stockholders, either by mutual consent of the parties in writing or by either party if, among other things, (i) the required regulatory approvals are not obtained; (ii) the Merger is not consummated by May 31, 1996, or such later date as may be agreed to by the parties; (iii) the required stockholder approvals are not obtained; (iv) the other party has not met one or more of its conditions or obligations under the Merger Agreement; (v) the other party has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to, or cannot, cure in a timely manner such breach after receiving written notice of such breach (and the breach, in the reasonable opinion of the non-breaching party, would have or be reasonably likely to have a material adverse effect on the breaching party or upon consummation of the Merger) or (vi) any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to that party's obligations to effect the Merger and noncompliance with that covenant has not been waived by the terminating party. See "The Merger -- Waiver and Amendment; Termination."

COVENANTS PENDING CLOSING


     Each of Charter One and FirstFed has agreed to certain covenants with respect to the conduct of its business and other matters pending the closing of the Merger. See "The Merger -- Covenants Pending Closing."


EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Charter One and FirstFed shall bear equally all printing and mailing expenses associated with this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT


     It is intended that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. A condition to the consummation of the Merger is the receipt by Charter One and FirstFed of letters from their respective independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "The Merger -- Accounting Treatment." If Charter One and FirstFed agree to waive the pooling of interests condition and utilize purchase accounting for the Merger, shareholders will be resolicited on the Merger proposal only in the event that such a change in the accounting treatment results in a material change in the pro forma combined financial or other information contained herein.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     It is a condition to the obligations of Charter One and FirstFed to consummate the Merger that each shall have received an opinion of its counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for federal income tax purposes no gain or loss will be recognized as a result of the Merger by Charter One, FirstFed, Charter One Bank, First Federal, any Charter One stockholder or any FirstFed stockholder upon receipt solely of Charter One Common Stock in the Merger (except with respect to cash received by a FirstFed stockholder in lieu of a fractional share interest in Charter One Common Stock). Each of these conditions is waivable at the option of the party entitled to receipt of the requisite opinion. FirstFed stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "The Merger -- Federal Income Tax Consequences of the Merger" and "-- Conditions to the Merger."


EFFECTS OF THE MERGER ON STOCKHOLDERS


     As a result of the Merger, holders of FirstFed Common Stock who receive shares of Charter One Common Stock in the Merger will become stockholders of Charter One. For a comparison of applicable law and the corporate charters and bylaws of Charter One and FirstFed governing the rights of Charter One and FirstFed stockholders, see "Comparison of Rights of Stockholders of Charter One Financial, Inc. and FirstFed Michigan Corporation." For information regarding the financial impact of the Merger to the respective stockholders of Charter One and FirstFed, see the unaudited pro forma combined financial information regarding Charter One and FirstFed upon the consummation of the Merger, including unaudited pro forma per share data, in "Unaudited Pro Forma Combined Financial Statements."



NASDAQ LISTING


     Both Charter One Common Stock and FirstFed Common Stock currently are quoted on the Nasdaq National Market (symbols: COFI and FFOM, respectively). It is a condition to consummation of the Merger that the Charter One Common Stock to be issued to the stockholders of FirstFed pursuant to the Merger Agreement will be quoted on the Nasdaq National Market. See "The Merger -- Conditions to the Merger."

REGISTRATION RIGHTS

     In connection with the Merger Agreement, Charter One has agreed to file a registration statement under the Securities Act with respect to the resale of certain shares of Charter One Common Stock held by affiliates of FirstFed who receive in the Merger more than 1% of the issued and outstanding shares of Charter One Common Stock immediately after the Effective Time. See "The
Merger -- Registration Rights."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS AFTER THE MERGER

     As provided in the Merger Agreement, if the Charter One stockholders approve the Director Amendment, the Charter One Board as of the Effective Time will consist of 16 members, one-half of whom will be selected by the Charter One Board and one-half by the FirstFed Board, in each case prior to the Effective Time. For the list of individuals currently expected to become a member of the Charter One Board as of the Effective Time, see "Management and Operations After the Merger -- Directors After the Merger." The class and term of each of the directors has not been determined. If the Charter One stockholders fail to approve the Director Amendment, the Charter One Board as of the Effective Time will consist of 14 members, one-half of whom will be selected by the Charter One Board and one-half by the FirstFed Board, in each case prior to the Effective Time and, it is anticipated, from the above-referenced list of individuals, based upon criteria the respective Boards deem appropriate at such time. Other than Mr. C. Gene Harling, those persons who served as Charter One or FirstFed directors prior to the Effective Time who do not become Charter One directors as of the Effective Time (anticipated to be, from Charter One -- Dr. Norman R. Auburn, Otty J. Cerny, Robert L. Moore, George M. Jones and Charles A. Shirk, and from FirstFed -- Fred C. Reynolds) will be entitled under the Merger Agreement to serve as directors emeriti of Charter One and to be paid fees at least as favorable as those currently provided to directors emeriti of Charter One.


     In addition, during the four-year period following the Effective Time, (i) Charles John Koch and Jerome L. Schostak will serve as the Chairman and Vice Chairman, respectively, of the Charter One Board; (ii) the Charter One Board and the Board of Directors of Charter One Bank (the "Charter One Bank Board") (and each of the committees thereof, other than the Executive Committee) will each consist of an equal number of persons serving on or representing the Charter One Board and the FirstFed Board, respectively, prior to the Effective Time; (iii) any vacancy on the Charter One Board caused by the departure of a director who was a director of Charter One or FirstFed prior to the Effective Time, or a successor thereto, will be filled with a person recommended by the remaining directors who prior to the Effective Time were directors of Charter One or FirstFed, respectively; (iv) a vote of two-thirds of the entire Charter One Board will be necessary to approve certain matters; (v) subject to any necessary OTS approval, the members of the Charter One Board will also be the members of the Charter One Bank Board; and (vi) the members of the Executive Committee of the Charter One Board and the Charter One Bank Board will be Charles John Koch (Chairman), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu. With respect to item (v) above, no person who is a director of FirstFed or First Federal will be subject to an age restriction relating to service as a director of Charter One Bank.


OFFICERS AFTER THE MERGER


     As of the Effective Time, the executive officers of Charter One and Charter One Bank will be as follows: Charles John Koch -- Chairman of the Board, President and Chief Executive Officer of Charter One and Charter One Bank; Richard W. Neu -- Senior Vice President and Treasurer of Charter One and Executive Vice President/Chief Financial Officer of Charter One Bank; John D. Koch -- Senior Vice President of Charter One and Executive Vice President/Chief Lending and Credit Officer of Charter One Bank; Mark D. Grossi -- Senior Vice President of Charter One and Executive Vice President/Retail Banking of Charter One Bank; and Robert J. Vana -- Chief Corporate Counsel and Secretary of Charter One and Charter One Bank. Messrs. C. Koch, J. Koch, Grossi and Vana currently serve in such capacities with Charter One and Charter One Bank. Mr. Neu currently serves as Treasurer of FirstFed and Executive Vice President and Chief Financial Officer of First Federal. In addition, C. Gene Harling, Chairman of the Board, President and Chief Executive Officer of FirstFed and First Federal, will serve Charter One in an advisory capacity for at least one year following the Effective Time to assist in the consolidation of operations following the Merger as well as other matters. Other senior management positions of Charter One and Charter One Bank generally are expected to be filled by persons currently employed by Charter One or FirstFed.

CONSOLIDATION OF OPERATIONS

     Upon consummation of the Merger, the combined company will be headquartered in Cleveland, with a Michigan Division headquartered in the current FirstFed facility in Detroit. The combined institution will have 156 full service offices located in Ohio and Michigan, with approximately $7 billion in total deposits. It is anticipated that all of such branches will remain open after the Merger and that certain operational functions of Charter One currently performed in Cleveland will be integrated into similar functions of FirstFed to be performed in Detroit.


     Concurrently with or shortly following the consummation of the Merger, Charter One and FirstFed anticipate executing a plan to reposition the combined statement of financial condition of Charter One and FirstFed to conform the interest rate risk profile of the combined company to that of Charter One before the Merger. The repositioning of the combined statement of financial condition is expected to reduce the asset size of the combined company from approximately $15 billion to approximately $13 billion. Based on market interest rate levels as of June 30, 1995 and December 31, 1994, costs related to this repositioning, together with an estimated $20 million pre-tax Merger transaction charge, would have been expected to result in an after-tax charge to earnings of approximately $67 million and $133 million, respectively. On a pro forma combined basis, net income for the fiscal year ended December 31, 1994, and the six months ended June 30, 1995, would have been $10.3 million (including FirstFed's restructuring charge of $146 million) and $57.7 million, respectively.


     For additional information regarding the directors and executive officers of Charter One after the Merger, as well as other information concerning the consolidation of operations and Charter One's post-merger dividend policy, see "Management and Operations After the Merger" and "Unaudited Pro Forma Combined Financial Statements."

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENTS

     As an inducement and a condition to entering into the Merger Agreement, each of Charter One and FirstFed received a stock option to purchase shares of the other party's common stock representing up to 19.9% of the issued and outstanding shares of such common stock. The options may be exercised only upon the occurrence of an "Initial Triggering Event," such as a person commencing a tender offer for 25% or more of either issuer's outstanding common stock, followed by a "Subsequent Triggering Event," such as a person acquiring 25% or more of the issuer's common stock or the issuer, without the grantee's consent, entering into an agreement with an other person to enter into various forms of acquisition transactions. No triggering event has occurred as of the date hereof. Pursuant to the Charter One Stock Option Agreement, Charter One granted to FirstFed an option to purchase up to 4,481,589 shares of Charter One Common Stock at an exercise price of $24.75 per share, subject to the terms and conditions set forth therein. Pursuant to the FirstFed Stock Option Agreement, FirstFed granted to Charter One an option to purchase up to 3,724,173 shares of FirstFed Common Stock at an exercise price of $26.50 per share, subject to the terms and conditions set forth therein.

     The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in either Charter One or FirstFed from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for FirstFed Common Stock than the price per share implicit in the Merger Consideration or a higher price per share for Charter One Common Stock than the then-current market price of such shares.

     Copies of the Stock Option Agreements are attached to this Joint Proxy Statement/Prospectus at Appendix I. For additional information regarding the Stock Option Agreements, see "Certain Related Transactions -- Stock Option Agreements."

AMENDMENT TO CHARTER ONE RIGHTS AGREEMENT

     In connection with the Merger Agreement, Charter One amended the Rights Agreement, among other things, to exempt the Merger Agreement, the FirstFed Stock Option Agreement, the Charter One Voting Agreements and the transactions contemplated thereby from the application of the terms of the Rights Agreement and to raise from 10% to 20% the triggering beneficial ownership thresholds. See "Certain Related Transactions -- Amendment to Charter One Rights Agreement" and "Comparison of Rights of Stockholders of Charter One Financial, Inc. and FirstFed Michigan Corporation -- Rights Agreement."

THE BANK MERGER AGREEMENT


     Pursuant to a Plan of Merger, dated May 30, 1995 (the "Bank Merger Agreement"), by and between Charter One Bank and First Federal, First Federal will be merged with and into Charter One Bank (the "Bank Merger") immediately following the Company Merger. See "Certain Related Transactions -- The Bank Merger Agreement."

                              RECENT DEVELOPMENTS


     The deposits of savings associations such as Charter One Bank and First Federal are presently insured by the Savings Association Insurance Fund (the "SAIF"), which together with the Bank Insurance Fund (the "BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation (the "FDIC"). On August 8, 1995, the FDIC revised the premium schedule for BIF-insured banks to provide a range of .04% to .31% of deposits (as compared to the current range of .23% to .31% of deposits for both BIF and SAIF-insured institutions) in anticipation of the BIF achieving its statutory reserve ratio. As a result, BIF members generally would pay lower premiums than the SAIF members. The lower premiums for BIF members became effective in the third quarter of 1995. It is anticipated that the SAIF will not be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. As a result of this disparity, SAIF members could be placed at a significant, competitive disadvantage to BIF members due to higher costs for deposit insurance. A recapitalization plan under consideration by the Treasury Department, the FDIC, the OTS and the Congress reportedly provides for a one-time assessment of .85% to .90% to be imposed on all deposits assessed at the SAIF rates in order to recapitalize the SAIF and eliminate the disparity. No assurance can be given, however, as to whether the recapitalization plan will be implemented or as to the nature or extent of any competitive disadvantage which may be experienced by SAIF member institutions such as Charter One Bank and First Federal. Using a special assessment range of
 .85% to .90% on SAIF-insured deposits at the anticipated measurement dates of December 31, 1994 and March 31, 1995, the approximate SAIF assessment for the combined company is expected to range from $39 to $44 million, after tax. If the final recapitalization plan includes a charter conversion to that of a commercial bank which requires the "recapture" into taxable income of retained earnings not previously taxed, the amount of such retained earnings for the combined companies would be $157 million, or a potential after-tax charge to earnings of $55 million.



               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION


     Charter One Common Stock and FirstFed Common Stock are quoted on the Nasdaq National Market (symbols: COFI and FFOM, respectively). The following table sets forth the reported high and low sales prices of shares of Charter One Common Stock and FirstFed Common Stock, as reported on the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.


                                                      CHARTER ONE                    FIRSTFED
                                                     COMMON STOCK                  COMMON STOCK
                                              ---------------------------   ---------------------------
                                               HIGH     LOW     DIVIDENDS    HIGH     LOW     DIVIDENDS
                                              ------   ------   ---------   ------   ------   ---------
1993 CALENDAR YEAR
  First Quarter.............................  $22.83   $17.33     $ .08     $22.83   $15.08     $ .11
  Second Quarter............................   22.17    17.00       .11      21.33    16.50       .12
  Third Quarter.............................   24.67    18.50       .11      27.00    18.67       .12
  Fourth Quarter............................   25.00    18.00       .12      26.38    21.75       .12
1994 CALENDAR YEAR
  First Quarter.............................   20.25    17.75       .12      25.75    20.63       .13
  Second Quarter............................   23.37    18.00       .15      25.13    21.50       .13
  Third Quarter.............................   24.00    19.12       .15      25.88    22.88       .14
  Fourth Quarter............................   21.00    17.75       .17      24.63    17.38       .14
1995 CALENDAR YEAR
  First Quarter.............................   22.13    18.88       .17      26.38    19.63       .15
  Second Quarter............................   27.00    20.00       .19      30.63    23.25       .15
  Third Quarter (through September 18,
     1995)..................................   30.38    24.38       .19      36.00    28.00       .16

     Under the terms of the Merger Agreement, Charter One and FirstFed may pay cash dividends consistent with past practice including specified increases over time, and FirstFed may pay a cash dividend if the first Charter One cash dividend following the Merger is scheduled to be paid more than 90 days after the payment of the last regular FirstFed cash dividend prior to the Merger, so that the dividend payment periods of the respective companies can be conformed. For additional information, see "The Merger -- Covenants Pending Closing."


     The following table sets forth the last reported sale prices per share of Charter One Common Stock and FirstFed Common Stock and the equivalent per share price for FirstFed Common Stock giving effect to the Merger on (i) May 26, 1995, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) September 18, 1995, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus.



                                                CHARTER ONE        FIRSTFED       EQUIVALENT PRICE PER
                                                COMMON STOCK     COMMON STOCK      FIRSTFED SHARE (1)
                                                ------------     ------------     --------------------
May 26, 1995..................................     $24.75           $26.38               $29.70
September 18, 1995............................      30.13            35.13                36.15


---------------
(1) The equivalent price per share of FirstFed Common Stock at each specified date was determined by multiplying (i) the last reported sale price of Charter One Common Stock on such date and (ii) the Exchange Ratio of 1.2.


     As of September 8, 1995, the 22,394,051 outstanding shares of Charter One Common Stock were held by approximately 4,300 record owners and the 18,737,852 outstanding shares of FirstFed Common Stock by approximately 3,500 record owners.


     The number of shares of Charter One Common Stock to be received for each share of FirstFed Common Stock has been fixed at 1.2. FirstFed stockholders are advised to obtain current market quotations for Charter One Common Stock. The market price of Charter One Common Stock may fluctuate between the date of this Joint Proxy Statement/Prospectus and the Effective Time. Fluctuations in the market price of Charter One Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by holders of FirstFed Common Stock in the Merger. An increase in the market value of Charter One Common Stock would increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of Charter One Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Charter One Common Stock at such time. See "The Merger -- Merger Consideration."

     The timing and amount of the future dividends of Charter One will depend upon earnings, cash requirements, Charter One's financial condition and other factors deemed relevant by the Charter One Board. Dividends may also be limited by certain regulatory restrictions. See "Management and Operations After the Merger -- Post-Merger Dividend Policy."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                         OF CHARTER ONE FINANCIAL, INC.

                                         AT AND FOR THE SIX
                                        MONTHS ENDED JUNE 30,              AT AND FOR THE YEAR ENDED DECEMBER 31,(1)
                                       -----------------------   --------------------------------------------------------------
                                          1995         1994         1994         1993         1992         1991         1990
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income....................  $  234,723   $  185,623   $  395,630   $  358,408   $  346,696   $  357,981   $  326,429
  Interest expense...................     143,142       98,437      217,486      188,115      210,671      251,116      241,073
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net interest income..............      91,581       87,186      178,144      170,293      136,025      106,865       85,356
  Provision for loan losses..........         516        1,493        2,798        5,149        6,544        7,035       10,510
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net interest income after
      provision for loan losses......      91,065       85,693      175,346      165,144      129,481       99,830       74,846
  Other income:
    Net gain from sales..............         505        1,496        3,962        4,983        7,161       20,857       15,202
    Other............................      15,513       11,807       24,094       21,204       18,557       16,010       15,257
  Other expenses.....................      52,816       49,402      102,103       97,930       88,726       74,067       66,767
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Income before income taxes and
      cumulative effect of change in
      accounting principle...........      54,267       49,594      101,299       93,401       66,473       62,630       38,538
  Federal income taxes...............      18,251       16,490       33,686       31,965       23,165       22,317       15,040
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Income before cumulative effect
      of change in accounting
      principle......................      36,016       33,104       67,613       61,436       43,308       40,313       23,498
  Cumulative effect of change in
    accounting principle(2)(3).......          --           --           --        7,020           --           --      (45,515)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income (loss)................  $   36,016   $   33,104   $   67,613   $   68,456   $   43,308   $   40,313   $  (22,017)
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
  Earnings per common and common
    equivalent share(4):
    Income before cumulative effect
      of change in accounting
      principle......................  $     1.56   $     1.43   $     2.92   $     2.67   $     2.20   $     2.10   $     1.24
    Cumulative effect of change in
      accounting principle...........          --           --           --          .31           --           --        (2.41)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income (loss)................  $     1.56   $     1.43   $     2.92   $     2.98   $     2.20   $     2.10   $    (1.17)
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Dividends declared and paid per
    common share(5)..................  $      .36   $      .27   $      .59   $      .42   $      .31   $      .28   $      .25
FINANCIAL CONDITION:
  Total assets.......................  $6,325,584   $5,829,047   $6,130,172   $5,215,426   $4,261,850   $4,359,083   $3,771,996
  Mortgage-backed securities.........   2,014,842    1,876,503    2,038,598    1,495,512    1,197,864    1,164,673      685,227
  Other debt securities..............     134,993      140,302       99,414      135,795      134,703      171,987      275,890
  Loans, net.........................   3,721,012    3,453,179    3,542,539    3,219,777    2,573,721    2,612,997    2,487,337
  Deposits...........................   4,410,618    4,268,342    4,368,245    4,179,364    3,643,427    3,832,259    3,124,071
  Borrowings.........................   1,420,716    1,125,926    1,318,737      604,229      304,915      230,798      402,988
  Stockholders' equity (substantially
    restricted)(6)...................     409,810      366,576      369,105      369,647      252,610      212,005      174,383
OTHER PERIOD-END DATA:
  Number of shares outstanding(7)....  22,430,551   22,603,063   22,569,626   22,520,963   18,914,346   18,676,827   18,490,209
  Number of full service offices.....          95           99           96           95           92           92           82
  Number of loan origination
    offices..........................           7            4            4            2            3            6            7

                                         AT AND FOR THE SIX MONTHS
                                              ENDED JUNE 30,                  AT AND FOR THE YEAR ENDED DECEMBER 31,(1)
                                         -------------------------     -------------------------------------------------------
                                            1995           1994           1994           1993           1992           1991
                                         ----------     ----------     ----------     ----------     ----------     ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                          1990
                                       ----------

SELECTED RATIOS(8):
  Net yield on average
    interest-earning assets for the
    period...........................      3.06%          3.28%          3.23%          3.53%          3.32%          2.83%
  Return on average stockholders'
    equity...........................     18.54          17.21          17.92          20.13          18.70          20.78
  Return on average stockholders'
    equity (prior to cumulative
    effect of change in accounting
    principle).......................     18.54          17.21          17.92          18.07          18.70          20.78
  Return on average assets...........      1.15           1.20           1.18           1.37           1.01           1.03
  Return on average assets (prior to
    cumulative effect of change in
    accounting principle)............      1.15           1.20           1.18           1.23           1.01           1.03
  Average stockholders' equity to
    average assets...................      6.21           6.96           6.59           6.78           5.42           4.96
  Dividends declared to earnings
    per share........................  23.08...          18.88          20.21          14.09          14.09          13.33

SELECTED RATIOS(8):
  Net yield on average
    interest-earning assets for the
    period...........................     2.60%
  Return on average stockholders'
    equity...........................   (13.25)
  Return on average stockholders'
    equity (prior to cumulative
    effect of change in accounting
    principle).......................    14.14
  Return on average assets...........     (.64)
  Return on average assets (prior to
    cumulative effect of change in
    accounting principle)............      .69
  Average stockholders' equity to
    average assets...................     4.86
  Dividends declared to earnings
    per share........................    N/M(9)

---------------
(1) Charter One purchased assets totalling $794.9 million in the first quarter of 1993, $806.5 million in the third quarter of 1991 and $1.2 billion in the second quarter of 1990.

(2) During 1993, Charter One changed its method of accounting for income taxes. See Note 9 to the Consolidated Financial Statements of Charter One included in Charter One's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

(3) During 1990, Charter One changed its method of amortizing costs in excess of fair value of net assets acquired from straight-line to an accelerated method under Statement of Financial Accounting Standards ("SFAS") No. 72.

(4) During 1992, Charter One completed a merger which was accounted for as a pooling of interests. Earnings per share for the 1992 merger have been restated to reflect the pooling of interests.

(5) The amounts presented herein are historical per share amounts declared and paid by Charter One, prior to the 1992 merger accounted for as a pooling of interests, as adjusted for stock splits.

(6) As the holding company of a federally chartered savings bank, Charter One is subject to various restrictions on its ability to obtain dividends from Charter One Bank. For additional information, see "Management and Operations After the Merger -- Post-Merger Dividend Policy" and Charter One's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein.

(7) Adjusted to reflect 3-for-2 stock splits in November 1993 and May 1992 and for a 1992 merger accounted for as a pooling of interests.

(8) Selected ratios for interim periods have been annualized.

(9) Not meaningful.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                        OF FIRSTFED MICHIGAN CORPORATION

                                          AT AND FOR THE
                                            SIX MONTHS
                                          ENDED JUNE 30,                    AT AND FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------   ---------------------------------------------------------------
                                         1995       1994(1)      1994(1)        1993         1992         1991         1990
                                      ----------   ----------   ----------   ----------   ----------   ----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Interest income...................  $  314,184   $  304,170   $  610,550   $  723,748   $  785,062   $  901,315   $ 1,032,057
  Interest expense..................     251,616      234,190      476,721      586,647      674,081      799,235       930,005
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
    Net interest income.............      62,568       69,980      133,829      137,101      110,981      102,080       102,052
  Provision for loan losses.........          --          150          150        2,400        6,000        7,225         6,043
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
    Net interest income after
      provision for loan losses.....      62,568       69,830      133,679      134,701      104,981       94,855        96,009
  Gain (losses) on loans and
    securities and other............       3,701        2,561        3,504          557       14,832       27,779       (24,551)
  Loss on termination of interest
    rate exchange agreements........          --      155,364      155,364           --           --           --            --
  Other income, net.................       5,379        5,389       11,612       10,433       10,129       20,865        39,060
  General and administrative
    expenses........................      34,374       37,848       72,055       79,840       77,345       88,853        92,646
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
    Earnings (loss) before federal
      income taxes, extraordinary
      items and accounting
      changes.......................      37,274     (115,432)     (78,624)      65,851       52,597       54,646        17,872
  Federal income tax expense
    (benefit).......................      12,935      (35,240)     (26,630)      24,450       18,300       20,540         6,850
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
    Earnings (loss) before
      extraordinary items and
      accounting changes............      24,339      (80,192)     (51,994)      41,401       34,297       34,106        11,022
    Extraordinary items, net of
      federal income tax effect.....          --       (9,147)     (12,348)          --           --          (66)       (1,811)
    Cumulative effect of accounting
      changes(1)(2).................          --      (31,948)     (31,948)          --        7,000           --            --
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
    Net earnings (loss).............  $   24,339   $ (121,287)  $  (96,290)  $   41,401   $   41,297   $   34,040   $     9,211
                                       =========    =========    =========    =========    =========    =========    ==========
PER SHARE DATA(3):
  Primary earnings (loss):
    Before extraordinary items and
      accounting changes............  $     1.28   $    (4.30)  $    (2.79)  $     2.21   $     2.03   $     2.03   $       .66
    Net earnings (loss).............        1.28        (6.50)       (5.16)        2.21         2.45         2.03           .55
  Fully diluted earnings (loss):
    Before extraordinary items and
      accounting changes............        1.27        (4.30)       (2.79)        2.19         1.91         1.91           .66
    Net earnings (loss).............        1.27        (6.50)       (5.16)        2.19         2.28         1.91           .55
  Dividends declared................         .30          .26          .54          .47          .42          .10           .40
FINANCIAL CONDITION:
  Total assets......................  $8,537,988   $8,314,071   $8,399,155   $9,264,030   $9,399,351   $9,415,180   $10,675,764
  Mortgage-backed securities........   4,335,611    4,579,023    4,589,993    5,223,103    4,749,085    4,147,478     3,956,834
  Other debt securities.............     919,905      205,008      367,833      292,784      552,582    1,282,804     2,389,921
  Loans receivable..................   2,935,646    3,139,412    3,050,436    3,342,311    3,661,233    3,539,305     3,812,950
  Deposits..........................   2,872,014    2,573,473    2,720,908    3,100,761    3,445,222    3,778,216     3,659,139
  Borrowings........................   4,999,615    5,044,532    5,064,858    5,405,026    5,173,817    4,830,602     6,127,614
  Stockholders' equity..............     480,876      441,870      454,566      564,540      507,732      472,838       440,313
OTHER PERIOD-END DATA:
  Number of shares outstanding(3)...  18,727,092   18,667,934   18,685,854   18,641,534   16,786,050   16,712,552    16,687,686
  Number of full-service
    offices.........................          61           73           61           75           81           81            84
  Number of loan origination
    offices.........................           2            2            2            1            1            1             1

                                          AT AND FOR THE
                                            SIX MONTHS
                                          ENDED JUNE 30,                    AT AND FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------   ---------------------------------------------------------------
                                         1995       1994(1)      1994(1)        1993         1992         1991         1990
                                      ----------   ----------   ----------   ----------   ----------   ----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RATIOS:
  Net yield on average
    interest-earning assets for the
    period..........................      1.44%        1.64%        1.61%        1.48%        1.21%       1.06%          .93%
  Return on average assets..........       .56        (1.12)(4)    (1.12)         .43          .43         .34           .08
  Return on average stockholders'
    equity..........................     10.39       (20.28)(4)   (20.74)        7.63         8.40        7.47          2.06
  Average stockholders' equity to
    average assets..................      5.42         5.55         5.40         5.67         5.17        4.60          3.96
  Dividends declared to primary
    earnings per share..............     23.44          N/M(5)       N/M(5)     21.27        17.14        4.93         72.73


---------------
(1) In the first quarter of 1994, FirstFed undertook a financial restructuring, which included the sale of mortgage-backed securities, termination of interest rate exchange agreements and related liabilities, and prepayment of FHLB advances. FirstFed also changed its method of amortizing costs in excess of fair value of net assets acquired from the straight-line to the accelerated method under SFAS No. 72. The restructuring, including the change in accounting, resulted in a net loss, after tax, of $146 million, or $7.82 per share. For additional information, see FirstFed's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein.

(2) During 1992, FirstFed implemented SFAS No. 109, changing its method of accounting for income taxes.

(3) Adjusted to reflect 3-for-2 stock split in third quarter of 1993.

(4) The net loss of $146 million from the restructuring and change in accounting principle has not been annualized.

(5) Not meaningful.

            CHARTER ONE FINANCIAL, INC. AND CHARTER ONE BANK, F.S.B.

CHARTER ONE FINANCIAL, INC.


     Charter One is a Delaware corporation organized in July 1987 for the purpose of becoming a holding company for Charter One Bank in connection with Charter One Bank's conversion on January 29, 1988 from mutual to stock form. Charter One is a unitary savings institution holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. As of June 30, 1995, Charter One had total consolidated assets of $6.3 billion, deposits of $4.4 billion and stockholders' equity of $410 million. The executive offices of Charter One are located at 1215 Superior Avenue, Cleveland, Ohio 44114, and the telephone number is (216) 589-8320.


CHARTER ONE BANK, F.S.B.


     Charter One Bank, chartered in 1934 as The First Federal Savings and Loan Association of Cleveland, was the first federally chartered savings and loan association in Ohio. In 1982, Charter One Bank converted to a federally chartered savings bank, changing its name to The First Federal Savings Bank and, effective October 1, 1992, changed its name again to Charter One Bank, F.S.B. Headquartered in Cleveland, Ohio, Charter One Bank operates through 95 banking offices in the Cleveland, Toledo, Youngstown, Portsmouth, Akron and Canton metropolitan areas of Ohio and seven loan production offices in Brimfield, Columbus, Dayton, Findlay and Medina, Ohio, Ashland, Kentucky and Indianapolis, Indiana. Based on total consolidated assets as of June 30, 1995, Charter One Bank was the largest thrift institution based in Ohio and among the largest thrift institutions in the country.



     The business of Charter One Bank consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential mortgage, multi-family, commercial real estate, consumer and business loans. Charter One Bank has traditionally focused its lending activities on origination, for its portfolio, of loans secured by conventional first mortgages on owner-occupied one-to-four family residences located in its primary market areas in Ohio. Residential mortgage lending remains Charter One Bank's most significant lending activity. Charter One Bank also originates first mortgage loans on multi-family and commercial real estate located primarily in its local market areas, as well as construction, consumer and business loans. Through subsidiaries, Charter One Bank engages in real estate appraisal, sales of tax-deferred annuities and mutual funds, sales of property and casualty insurance, the development, operation and sale of real estate, the leasing of capital equipment, and data processing services.



     Charter One Bank is a member of the Federal Home Loan Bank ("FHLB") System and the FHLB of Cincinnati, and its deposits are insured up to prescribed limits by the FDIC. Charter One Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC.



     For additional information, see "Selected Consolidated Financial and Other Data of Charter One Financial, Inc." and "Unaudited Pro Forma Combined Financial Statements." Additional information concerning Charter One and Charter One Bank also is included in the Charter One documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


          FIRSTFED MICHIGAN CORPORATION AND FIRST FEDERAL OF MICHIGAN

FIRSTFED MICHIGAN CORPORATION

     FirstFed is a Michigan corporation incorporated in October 1988 as a savings and loan holding company. Essentially all of FirstFed's assets are currently held in, and operations are conducted through, First Federal and its subsidiaries. FirstFed's executive offices are located at 1001 Woodward Avenue, Detroit, Michigan 48226-1904 and its telephone number is (313) 965-1400.

FIRST FEDERAL OF MICHIGAN

     First Federal is a federally chartered savings and loan association with 61 banking and two loan production offices located in Michigan. During 1993 and 1994, First Federal completed divesture of operations and branches outside the State of Michigan. First Federal operates 53 banking and two loan production offices within the Detroit area, the nation's sixth most populous metropolitan area, and four banking offices each in the Kalamazoo and Lansing areas. At December 31, 1992, Bay Savings Bank, FSB ("Bay Savings"), and Omni Savings Bank, FSB ("Omni Savings") were federal savings banks with offices in Virginia and South Carolina, respectively, and were indirect subsidiaries of First Federal. In 1993, Omni Savings was merged into Bay Savings and, in 1994, Bay Savings was merged into First Federal. In 1994, the South Carolina and Virginia branches and accompanying deposits were sold to other institutions. On the basis of total consolidated assets at June 30, 1995, First Federal was the second largest savings and loan association headquartered in Michigan and among the largest savings and loan associations in the United States. First Federal is engaged in the business of obtaining funds in the form of deposits and borrowings and investing such funds in secured loans, mortgage-backed securities and investment-grade securities. First Federal's primary lending activity is granting loans to enable borrowers to purchase existing homes, construct new homes or refinance existing home loans. The majority of loan originations are conventional first mortgage single-family loans on properties located in Michigan. Additionally, in 1994, First Federal introduced a home equity line of credit which has a variable rate and complements First Federal's residential lending experience and customer base. At June 30, 1995, First Federal had approximately 287,000 retail deposit accounts and 71,000 loan customers.

     First Federal was chartered in 1933 as First Federal Savings and Loan Association of Detroit, and in December 1983 converted from a federal mutual savings and loan association to a federal stock savings and loan association. In 1989, FirstFed acquired all of the outstanding stock of First Federal as part of the reorganization of First Federal into the holding company form of ownership.


     First Federal has been a member of the FHLB since its inception, and since that time its savings accounts have been insured up to the applicable limits by the Federal Savings and Loan Insurance Corporation and its successor, the SAIF, which is administered by the FDIC. First Federal's primary regulator is the OTS.


     For additional information, see "Selected Consolidated Financial and Other Data of FirstFed Michigan Corporation" and "Unaudited Pro Forma Combined Financial Statements." Additional information concerning FirstFed and First Federal also is included in the FirstFed documents incorporated by reference herein. See "Incorporation Of Certain Documents By Reference."

                              THE SPECIAL MEETINGS

CHARTER ONE SPECIAL MEETING


     Place, Time and Date. The Charter One Special Meeting is scheduled to be held at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio at 2:00 p.m., local time, on Friday, October 27, 1995. This Joint Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Charter One Common Stock as of the Charter One Record Date and is accompanied by a form of proxy which the Charter One Board requests that stockholders execute and return to Charter One for use at the Charter One Special Meeting and at any and all adjournments or postponements thereof.


     Matters to Be Considered. At the Charter One Special Meeting, holders of shares of Charter One Common Stock will vote on the following proposals (the "Charter One Proposals"): the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of FirstFed with and into Charter One and the issuance by Charter One of up to 23,657,954 shares of Charter One Common Stock in connection with the Merger; and the approval and adoption of amendments to Charter One's Restated Certificate of Incorporation (the "Charter One Certificate") to (i) increase the number of authorized shares of Charter One Common Stock from 90,000,000 to 180,000,000 and Charter One Preferred Stock from 10,000,000 to 20,000,000 (the "Shares Amendment"), (ii) increase the number of authorized directors from 15 to 16 (the "Director Amendment") and (iii) make certain amendments to Articles FIFTH and SIXTH of the Charter One Certificate, including raising from 10% to 20% the threshold level of Charter One Common Stock ownership that is subject to voting restrictions, as more fully described herein (the "Other Certificate Amendments"). See "The Merger" and "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc." Charter One stockholders also may consider and vote upon such other matters as may properly be brought before the Charter One Special Meeting, including proposals to adjourn the Charter One Special Meeting in the event there are not sufficient votes to approve any proposal at the time of the Charter One Special Meeting; provided, however, that no proxy which is voted against any such proposal will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Charter One Board knows of no business that will be presented for consideration at the Charter One Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.


     Charter One Record Date; Votes Required. The Charter One Board has fixed the close of business on September 8, 1995 as the Charter One Record Date for determining holders of Charter One Common Stock who are entitled to notice of and to vote at the Charter One Special Meeting. Only holders of record of Charter One Common Stock at the close of business on the Charter One Record Date will be entitled to notice of and to vote at the Charter One Special Meeting. As of the Charter One Record Date, there were outstanding and entitled to vote at the Charter One Special Meeting 22,394,051 shares of Charter One Common Stock.


     Each holder of record of shares of Charter One Common Stock on the Charter One Record Date will be entitled to cast one vote per share on the Charter One Proposals at the Charter One Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Charter One Common Stock entitled to vote at the Charter One Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Charter One Special Meeting for purposes of determining the presence of a quorum.

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares represented at the Charter One Special Meeting may authorize the adjournment of the meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Merger Agreement and the Shares Amendment. The affirmative vote of the holders of 75% of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Director Amendment and the Other Certificate Amendments. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Charter One Proposals.

     Approval of the Merger Agreement by the stockholders of Charter One is a condition to, and required for, consummation of the Merger. See "The
Merger -- Conditions to the Merger." The adoption of the Merger Agreement is not conditioned upon stockholder approval of the Certificate Amendments, and the adoption of the Certificate Amendments is not conditioned upon stockholder approval of the Merger Agreement.


     As of the Charter One Record Date, the directors and executive officers of Charter One and their affiliates beneficially owned in the aggregate 1,033,388 shares (excluding shares underlying stock options), or approximately 4.6% of the then outstanding shares, of Charter One Common Stock entitled to vote at the Charter One Special Meeting. The directors of Charter One have entered into the FirstFed Voting Agreements whereby such directors have agreed to vote all shares of Charter One Common Stock owned by them (510,954 shares in the aggregate) for approval of the Merger Agreement. As of the Charter One Record Date, the directors and executive officers of FirstFed and their affiliates did not beneficially own any shares of Charter One Common Stock.


     Proxies. Shares of Charter One Common Stock represented by properly executed proxies received prior to or at the Charter One Special Meeting will, unless such proxies have been revoked, be voted at the Charter

One Special Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Charter One Proposals.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Charter One at 1215 Superior Avenue, Cleveland, Ohio 44114 on or before the taking of the vote at the Charter One Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Charter One Special Meeting and voting in person. Attendance at the Charter One Special Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the Charter One Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Charter One Board knows of no such other matters.


     In addition to solicitation by mail, directors, officers and employees of Charter One, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Charter One, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Charter One has engaged Georgeson & Company Inc. ("Georgeson") to assist Charter One in distributing proxy materials and contacting record and beneficial owners of Charter One Common Stock. Charter One has agreed to pay Georgeson approximately $8,000 plus out-of-pocket expenses up to $6,000 for its services to be rendered on behalf of Charter One. Charter One will bear its own expenses in connection with the solicitation of proxies for the Charter One Special Meeting, except that Charter One and FirstFed shall bear equally all printing and mailing expenses associated with the Joint Proxy Statement/Prospectus.


     HOLDERS OF CHARTER ONE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CHARTER ONE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

FIRSTFED SPECIAL MEETING


     Place, Time and Date. The FirstFed Special Meeting is scheduled to be held in the Riverfront Room of the Westin Hotel, Detroit, Michigan, on Friday, October 27, 1995 at 11:00 a.m., local time. This Joint Proxy
Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of FirstFed Common Stock as of the FirstFed Record Date, and is accompanied by a form of proxy which the FirstFed Board requests that stockholders execute and return to FirstFed for use at the FirstFed Special Meeting and at any and all adjournments or postponements thereof.


     Matters to Be Considered. At the FirstFed Special Meeting, holders of FirstFed Common Stock as of the FirstFed Record Date will vote upon a proposal (the "FirstFed Proposal") to approve the Merger Agreement and the transactions contemplated thereby. Holders of FirstFed Common Stock also may consider and vote upon such other matters as are properly brought before the FirstFed Special Meeting, including proposals to adjourn the FirstFed Special Meeting to permit further solicitation of proxies by FirstFed's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the FirstFed Special Meeting; provided, however, that no proxy which is voted against the FirstFed Proposal will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the FirstFed Board knows of no business that will be presented for consideration at the FirstFed Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.


     FirstFed Record Date; Vote Required. The FirstFed Board has fixed the close of business on September 8, 1995 (the "FirstFed Record Date") as the time for determining holders of FirstFed Common Stock who are entitled to notice of and to vote at the FirstFed Special Meeting. Only holders of record of FirstFed Common Stock on the FirstFed Record Date will be entitled to notice of and to vote at the FirstFed Special

Meeting. As of the FirstFed Record Date, there were outstanding and entitled to vote at the FirstFed Special Meeting 18,737,852 shares of FirstFed Common Stock.


     Each holder of record of shares of FirstFed Common Stock on the FirstFed Record Date will be entitled to cast one vote per share on the FirstFed Proposal at the FirstFed Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FirstFed Common Stock entitled to vote at the FirstFed Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the FirstFed Special Meeting for purposes of determining the presence of a quorum.

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares represented at the FirstFed Special Meeting may authorize the adjournment of the meeting.

     Approval of the FirstFed Proposal at the FirstFed Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of FirstFed Common Stock entitled to vote at the FirstFed Special Meeting. As a result, abstentions and broker non-votes will have the same effect as votes against the FirstFed Proposal.


     As of the FirstFed Record Date, the directors and executive officers of FirstFed and their affiliates beneficially owned in the aggregate 1,932,257 shares (excluding shares underlying stock options), or 10.3% of the then outstanding shares, of FirstFed Common Stock entitled to vote at the FirstFed Special Meeting. The directors of FirstFed have entered into the Charter One Voting Agreements whereby such directors have agreed to vote all shares of FirstFed Common Stock owned by them (1,856,520 shares in the aggregate) for approval of the Merger Agreement. As of the FirstFed Record Date, the directors and executive officers of Charter One and their affiliates did not beneficially own any shares of FirstFed Common Stock.


     Proxies. Shares of FirstFed Common Stock represented by properly executed proxies received prior to or at the FirstFed Special Meeting will, unless such proxies have been revoked, be voted at the FirstFed Special Meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the FirstFed Proposal.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of FirstFed at 1001 Woodward Avenue, Detroit, Michigan 48226-1904 on or before the taking of the vote at the FirstFed Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of FirstFed Common Stock or by attending the FirstFed Special Meeting and voting in person. Attendance at the FirstFed Special Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the FirstFed Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the FirstFed Board knows of no such other matters.


     In addition to solicitation by mail, directors, officers, and employees of FirstFed, who will not be specifically compensated for such services, may solicit proxies from the stockholders of FirstFed, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, FirstFed has engaged Corporate Investor Communications, Inc. ("CIC") to assist FirstFed in distributing proxy materials and contacting record and beneficial owners of FirstFed Common Stock. FirstFed has agreed to pay CIC a fee of $7,500 plus out-of-pocket expenses up to $1,000 for its services to be rendered on behalf of FirstFed. FirstFed will bear its own expenses in connection with the solicitation of proxies for the FirstFed Special

Meeting, except that Charter One and FirstFed shall bear equally all printing and mailing expenses associated with the Joint Proxy Statement/Prospectus. See "The Merger -- Expenses."

     HOLDERS OF FIRSTFED COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY TO FIRSTFED IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     HOLDERS OF FIRSTFED COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The information in this Joint Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto in Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL


     Pursuant to the Merger Agreement, FirstFed will be merged with and into Charter One, with Charter One being the surviving entity (the "Company Merger") and, pursuant to the Bank Merger Agreement, concurrently with or immediately thereafter, First Federal will be merged with and into Charter One Bank, with Charter One Bank as the surviving institution (the "Bank Merger" and, together with the Company Merger, the "Merger"), in a "merger of equals" under which Charter One's and FirstFed's respective stockholders would each own approximately 50% of the combined company and members of Charter One's and FirstFed's respective Boards of Directors would each represent 50% of the combined company's Board of Directors. As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, Charter One and FirstFed will file certificates of merger with the Secretary of State of Delaware and the Department of Commerce of Michigan (the "Michigan Department of Commerce") for the Company Merger, and articles of combination with the OTS for the Bank Merger. The Company Merger will become effective upon the later of the filing of the certificate of merger with the Secretary of State of Delaware and the Michigan Department of Commerce. The Bank Merger will become effective at the time the articles of combination are endorsed by the OTS pursuant to Section 552.13(k) of the regulations promulgated by the OTS. The time at which the Company Merger becomes effective is referred to herein as the "Effective Time." See also "-- Effective Time and Closing Date." The parties have agreed to effect the Bank Merger immediately following the Company Merger.


     Upon consummation of the Merger, each outstanding share of FirstFed Common Stock shall be converted into 1.2 shares of Charter One Common Stock, each stockholder of FirstFed shall be entitled to exchange FirstFed Common Stock certificates for Charter One Common Stock certificates and thereupon shall cease to be a stockholder of FirstFed, and the separate existence and corporate organization of FirstFed shall cease.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. From time to time, both Charter One and FirstFed have reviewed their strategic alternatives for enhancing profitability and maximizing stockholder value, particularly in light of the changes in the thrift industry in recent years. During the late 1980s and early 1990s, many thrift institutions were adversely affected by softened economic conditions and deteriorated real estate markets. The thrift industry has also been subject to intensifying competition from commercial banks, as well as from non-bank financial services providers. Despite the competitive and economic pressures on Charter One and FirstFed, both institutions have performed well during recent periods and established strategic plans to benefit from their relative financial strength.

     Since the late 1980s, Charter One has pursued a strategic plan that includes the expansion of its existing and related businesses and the acquisition of smaller thrift institutions or branch offices in, or contiguous to, its market area. In furtherance of this plan, between 1989 and 1993 Charter One acquired (i) Western Reserve Savings Bank of Cleveland, Ohio, (ii) First Federal Savings and Loan Association of Akron (Ohio), (iii) First American BanCorp (Canton, Ohio), (iv) Women's Federal Savings Bank (Cleveland, Ohio) and
(v) $1.8 billion of assets from the Resolution Trust Corporation (the "RTC").

     Since 1991, FirstFed has pursued a strategic plan which established a goal of increasing capital levels, increasing the level of assets funded by retail deposits and maintaining positive core earnings, while minimizing credit, liquidity, overhead and interest rate risks. Consistent with this strategic plan, FirstFed engaged in several operating initiatives in 1993 and 1994 which reduced its operating cost structure and eliminated all out of state branch activities. Additionally, a financial restructuring was executed in the first quarter of 1994 which reduced the level of FirstFed's secondary market assets and liabilities and reduced its level of interest rate risk. An after-tax charge to earnings of $146 million was recognized as a result of the restructuring.

     Both institutions have continued to review their strategic alternatives, including possible expansion of their existing and related businesses, acquisitions of smaller thrift institutions and branches, strategic alliances with comparably sized or larger institutions and other capital management opportunities, such as stock repurchase or dividend enhancement programs.

     In September 1993, in conjunction with Montgomery's ongoing relationship with Charter One, representatives of Montgomery contacted Charter One's President and Chief Executive Officer, Charles John Koch, regarding their view that a business combination with FirstFed could enhance stockholder value. As a result of this meeting, Charter One's President authorized Montgomery to contact FirstFed regarding a combination with Charter One and to prepare analyses of such a combination. In November 1993, representatives of Montgomery met with FirstFed's Chairman of the Board, President and Chief Executive Officer, C. Gene Harling, and Executive Vice President and Chief Financial Officer, Richard W. Neu, regarding a combination with Charter One. During late 1993 and early 1994, representatives of Montgomery met several times with senior officers of Charter One to discuss a combination with FirstFed. These discussions addressed a wide range of issues, including business and financial considerations. During that period, mutual confidentiality agreements were executed, and there were tentative discussions among senior officers of Charter One and FirstFed regarding a business combination until, in February 1994, it was mutually determined to discontinue those discussions as the transaction structure initially considered, a "purchase" acquisition, would not have resulted in a sufficient benefit to either Charter One or FirstFed stockholders.

     Consistent with Charter One's strategic objectives of growing its franchise within its market area and in areas contiguous thereto, at various times during 1994, including during periods when Charter One was in discussions with FirstFed, Charter One submitted bids to the RTC and other financial institutions for the acquisition of branch offices, and in connection therewith Charter One acquired four Ohio branches from Citizens Federal Bank in May 1994.

     In July 1994, Charter One authorized Montgomery to contact FirstFed to suggest reconsideration of a business combination with Charter One due, primarily, to the financial benefits realized by FirstFed from its first quarter financial restructuring announced to the public in March 1994, and the consideration given to using the merger of equals transaction structure. In July 1994, representatives of Montgomery made a presentation to senior officers of FirstFed regarding the possible merits of a business combination with Charter One, as a result of which management of FirstFed determined to invite representatives of Salomon to attend a special meeting of the FirstFed Board to present a general update on the financial services environment.

     At a special meeting of the FirstFed Board in August 1994, Salomon provided an overview of the operating dynamics of the financial services industry, and at the regular meeting of the FirstFed Board later that month, after discussion of Montgomery's and Salomon's recent presentations, the Board authorized management of FirstFed to advise Charter One that upon the execution of a mutual confidentiality agreement FirstFed would be interested in exploring strategic alliance opportunities with Charter One. Later that month, a mutual confidentiality agreement was executed, and Messrs. Koch and Harling resumed discussions regarding a combination of Charter One and FirstFed.

     In September 1994, the parties began exchanging documents and other information (including corporate minutes, asset quality reports, business plans, policy statements and internal financial statements) and conducting preliminary on-site due diligence in accordance with the confidentiality agreement. In November 1994, Charter One formally retained Montgomery to provide financial advice and assistance, including financial analysis and evaluation and related services in connection with the potential combination. In December 1994, the FirstFed Board authorized management to engage Salomon as FirstFed's financial advisor for the sole purpose of assisting in the evaluation of a strategic alliance with Charter One. Also in November and December 1994, officers of Charter One and FirstFed met to discuss the existing operations of the companies and the possible synergies of the combined companies, including discussion of the compatibility of the companies' retail operations and conservative operating philosophies and the enhanced compatibility of the companies that would result from a financial repositioning by the combined company to reduce FirstFed's higher level of interest rate risk (see "Unaudited Pro Forma Combined Financial Statements" for a discussion of such repositioning). From January 1995 through May 1995, the companies conducted comprehensive due diligence reviews of each other, including extensive on-site due diligence in February and March 1995. In January 1995, management of FirstFed met with representatives of Salomon, and Salomon began reviewing the operations and financial profiles of FirstFed and Charter One.

     In early February 1995, Charter One's President met with several directors of FirstFed and Max M. Fisher, a substantial stockholder of FirstFed (Mr. Fisher and members of his family and related entities beneficially own approximately 11% of the outstanding FirstFed Common Stock) to discuss business philosophies and prospects for a combination of Charter One and FirstFed. In late February and early March 1995, directors and senior officers of Charter One and FirstFed, along with representatives of the companies' respective financial advisors, met to discuss terms and conditions on which a combination of the companies might be effected, including discussions of business and financial issues, the composition of the boards of directors and committees thereof, the officers of the resulting entities, the proposed terms of employment and retirement agreements to be entered into with officers of the companies, the structure of the combination transaction and various factors that might be taken into account in determining the relative amounts of stock of the combined company to be held immediately following the combination by the former stockholders of Charter One and FirstFed.

     From February through early May 1995, directors and senior officers of Charter One and FirstFed and the companies' respective financial advisors and legal counsel engaged in negotiations concerning the structure and terms of a business combination, including negotiations relating to definitive merger and other agreements (i.e., the stock option, bank merger and voting agreements). Also, between mid-February and mid-March 1995, directors and senior officers of FirstFed received unsolicited inquiries from three larger financial institutions with respect to the possibility of engaging in a business combination with FirstFed. In each instance, representatives of FirstFed met with representatives of the inquiring institution, FirstFed and the institution executed a mutual confidentiality agreement, and representatives of the respective parties shared limited information and conducted preliminary discussions with respect to the possibility of engaging in a business combination, without conducting extensive due diligence and without reaching negotiation of any terms of a combination. Each set of such discussions involved a business combination that, due to the size of the inquiring institution, would have constituted an acquisition of FirstFed, rather than a merger of equals. However, the FirstFed Board had not made any decision to sell FirstFed as a strategic alternative, and in each case the directors and senior officers of FirstFed concluded that the inquiring institution was not prepared to pay a sufficient acquisition premium to FirstFed's stockholders over the market price of FirstFed's stock. By the end of May 1995, each set of discussions had ended with FirstFed and the inquiring company mutually determining that a business combination on such basis would not be feasible.

     The terms discussed by senior officers of Charter One and FirstFed with respect to a merger of equals were reviewed with the Charter One Board at a meeting held on May 16, 1995 and with the FirstFed Board at a meeting held on May 17, 1995. Also discussed at the board meetings was the Exchange Ratio that had been discussed between the managements of Charter One and FirstFed. The Exchange Ratio of 1.2 had been arrived at by the respective managements after considering a variety of factors over the previous months, including analyses of various possible exchange ratios provided by Montgomery and Salomon, other financial data provided by Montgomery and Salomon (including data indicating that the Exchange Ratio is expected to be immediately accretive to Charter One Common Stock; see also "-- Opinions of Charter One's Financial Advisor -- Dilution Analysis") and the respective managements' views as to the contribution each company would make to the combined company's assets, liabilities, equity and long and short term earnings prospects. Cost savings opportunities expected to result from the merger from downsizing back-office functions, various terms of a merger agreement and reciprocal stock options to be granted by each of Charter One and FirstFed to the other (see "Certain Related Transactions -- Stock Option Agreements"), as well as proposed employment and retirement arrangements to be entered into by Charter One with Charles John Koch, John D. Koch, Richard W. Neu, Mark A. Grossi and Robert J. Vana were also discussed by the respective Boards of Directors (see also "Interests of Certain Persons in the Merger -- New Employment Agreements" and "Supplemental Retirement Agreements"). In addition, the FirstFed Board considered the results of management's ongoing discussions with the other financial institutions that had inquired with respect to the possibility of engaging in a business combination with FirstFed. At each of the meetings, the respective company's financial advisor presented its analysis of the merger of equals of Charter One and FirstFed based on the terms then under consideration and the respective company's legal counsel discussed the status of the negotiations with respect to various terms of the transaction, after which comments and questions were expressed by the directors and addressed by the representatives of the financial advisor and legal counsel. At the conclusion of the meetings, the Boards of Directors of Charter One and FirstFed authorized the management of the respective institutions to continue discussions and negotiations of definitive agreements regarding a merger of Charter One and FirstFed on the terms discussed at such meetings. Such discussions and negotiations continued through late May 1995, including a special meeting of the FirstFed Board on May 23 during which senior officers of Charter One made a presentation to the FirstFed Board.

     At separate meetings held on May 30, 1995, the Boards of Directors of Charter One and FirstFed reviewed with their respective senior management officials, financial advisors and legal counsel, the terms of the Merger, the Merger Agreement and the Stock Option Agreements and the transactions contemplated thereby, as well as the background of the transactions, the potential financial and strategic benefits of the transactions, the results of due diligence reviews, financial and valuation analyses of the transactions and the terms of the proposed transaction agreements. At the meeting of the Charter One Board, Montgomery rendered its opinion to the Board that, as of May 30, 1995, the consideration to be paid by Charter One in the Merger was fair to Charter One from a financial point of view. At such meeting, the Charter One Board unanimously adopted and approved the Merger, the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby. At the meeting of the FirstFed Board, Salomon rendered its opinion to the Board that as of May 30, 1995, the Exchange Ratio was fair, from a financial point of view, to the holders of FirstFed Common Stock. At such meeting, all of the directors of FirstFed present at the meeting adopted and approved the Merger, the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby. One director was absent from the meeting due to health reasons.

     Reasons for the Merger. The Charter One Board and the FirstFed Board have each determined that the Merger and the Merger Agreement are fair to, and in the best interests of, their respective company and stockholders. In reaching their determinations, the Charter One Board and the FirstFed Board consulted with their respective financial advisors with respect to the financial aspects and fairness of the transaction. In arriving at their determinations, the Charter One Board and the FirstFed Board also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy an enhanced retail lending franchise as well as a number of balance sheet and financial benefits that should foster the potential for earnings growth. The factors considered by the Charter One Board and the FirstFed Board included, but were not limited to, the following:


           (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Charter One and FirstFed, both individually and as combined. An integral component of this consideration was the determination that the operating philosophies of the two companies were compatible and the conclusion that benefits could be realized by combining FirstFed's retail network with Charter One's retail products and expertise. In this regard, it was determined that concurrently with or shortly following the consummation of the Merger, the companies would anticipate taking actions necessary to conform the interest rate risk profile of the combined company to that of Charter One before the Merger. See "Management and Operations After the Merger -- Consolidation of Operations."


           (ii) The financial advice rendered by the respective financial advisors to Charter One and FirstFed that, with respect to Charter One, the consideration to be paid by Charter One in the Merger is fair, from a financial point of view, to Charter One and, with respect to FirstFed, that the Exchange Ratio is fair, from a financial point of view, to FirstFed and its stockholders. See "--Opinions of Charter One's Financial Advisor" and "--Opinions of FirstFed's Financial Advisor."


          (iii) The terms of the Merger Agreement, the Stock Option Agreements and the other documents executed in connection with the Merger, all of which were reciprocal.

          (iv) The anticipated cost savings and efficiencies available to the combined company as a result of the Merger.

          (v) The current and prospective economic, competitive and regulatory environment facing each institution and other financial institutions.

          (vi) The fact that the Board of Directors of the combined company, for at least four years after the Effective Time, would consist of equal numbers of members selected by Charter One and FirstFed, respectively, and the current management of each company would have a significant influence in the management of the combined company. See "Management and Operations After the Merger."

          (vii) The results of the due diligence investigations conducted by the managements of Charter One and FirstFed, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

          (viii) The expectation that the Merger would be tax free to Charter One and FirstFed, and their respective stockholders, for federal income tax purposes and accounted for under the pooling of interests method of accounting. See "--Federal Income Tax Consequences of the Merger" and "--Accounting Treatment."

          (ix) The nature and compatibility of the respective management and business philosophies of Charter One and FirstFed, including the compatible nature of the companies' retail operations and the enhanced compatibility of the companies' interest rate risk profile that would result from financial repositioning by the resulting company (see "Unaudited Pro Forma Combined Financial Statements" for a discussion of such repositioning).

          (x) The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Charter One and FirstFed, respectively.

          (xi) The equitable ownership of the combined company by stockholders of Charter One and FirstFed.

     In addition, the Charter One Board considered the complementary nature of FirstFed's retail branch network with its existing presence in Ohio (particularly the proximity of Detroit to Toledo, one of Charter Bank's strongest markets), First Federal's extensive retail network in the southeastern Michigan metropolitan area, one of the nation's largest markets, access to additional deposits to fund retail lending activities, that the corporate headquarters of the combined company would be located in Cleveland and the other alternatives available to Charter One, such as remaining independent and growing internally or through future acquisitions. The FirstFed Board also considered the proposed transaction in light of its business plan strategy. FirstFed had recently embarked on a series of efforts designed to strengthen its retail franchise, and the FirstFed Board concluded that the Merger would significantly accelerate that process while preserving FirstFed's existing momentum and capital growth opportunities. The FirstFed Board also considered that certain functions of the combined company would be located in Detroit.

     In reaching their determinations to approve and recommend the Merger, the Charter One Board and the FirstFed Board did not assign any specific or relative weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Charter One. The Charter One Board has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Charter One Common Stock pursuant thereto are in the best interests of Charter One and its stockholders. THE CHARTER ONE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     For a discussion of factors considered by the Charter One Board in reaching its decision to approve the Merger Agreement, see "-- Background of and Reasons for the Merger."

     FirstFed. The FirstFed Board has adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, FirstFed and its stockholders. THE FIRSTFED BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     For a discussion of factors considered by the FirstFed Board in reaching its decision to approve the Merger Agreement, see "-- Background of and Reasons for the Merger."

MERGER CONSIDERATION


     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of FirstFed Common Stock issued and outstanding immediately prior to the Merger will be converted into 1.2 (the "Exchange Ratio") shares of Charter One Common Stock (the "Merger Consideration"). The Exchange Ratio was determined through arm's-length negotiations between Charter One and FirstFed, each of which was advised during such negotiations by its financial advisor. See "-- Background of and Reasons for the Merger." Based upon the outstanding shares of Charter One Common Stock and FirstFed Common Stock as of September 8, 1995, the stockholders of FirstFed would own approximately 50.1% of the Charter One Common Stock outstanding immediately following the Effective Time.


     Each share of Charter One Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Charter One Common Stock will be issued in the Merger, and FirstFed stockholders who otherwise would be entitled to receive a fractional share of Charter One Common Stock will receive a cash payment in lieu thereof. See "-- Fractional Shares."


     The number of shares of Charter One Common Stock to be received for each share of FirstFed Common Stock has been fixed at 1.2. Based on the last reported sale price for Charter One Common Stock on the Nasdaq National Market on September 18, 1995 ($30.13 per share), the value of 1.2 shares of Charter One Common Stock as of that date would have been approximately $36.15. The last reported sale price for FirstFed Common Stock on the Nasdaq National Market on that date was $35.13 per share. The market value of Charter One Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Charter One Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by FirstFed stockholders in the Merger. An increase in the market value of Charter One Common Stock would increase the market value of the Merger Consideration to be paid in the Merger. A decrease in the market value of Charter One Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon various factors, including the market value of a share of Charter One Common Stock at such time and any effect of the Merger itself.

TREATMENT OF FIRSTFED STOCK OPTIONS


     At the FirstFed Record Date, there were FirstFed Stock Options outstanding with respect to 977,110 shares of FirstFed Common Stock. Except as described below, at the Effective Time, each FirstFed Stock Option shall become an option to purchase the number of shares of Charter One Common Stock that would have been received by the holder of such option in the Merger had the option been exercised in full for shares of FirstFed Common Stock immediately prior to the Effective Time, upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, except the exercise price per share will be proratably adjusted by the Exchange Ratio and any fractional shares. Charter One has agreed to make prior to the Effective Time all filings under federal and state securities laws necessary to permit the exercise of such options for Charter One Common Stock and the sale of the shares of Charter One Common Stock received by the optionees upon such exercise, and to continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of shares. Notwithstanding the foregoing, FirstFed's First Vice Presidents who do not continue as officers of Charter One after the Merger and who are holders of FirstFed Stock Options which will not have vested prior to the Effective Time (with respect to up to 51,600 shares of FirstFed Common Stock in the aggregate as of the FirstFed Record Date) will receive, in lieu of the assumption of such non-vested options, the number of shares of Charter One Common Stock (based on the closing price of the Charter One Common Stock on the last trading day immediately prior to the Effective
Time) equal to the fair value of such options, such fair value to be determined by Charter One and FirstFed with the advice of a financial advisor to be selected by Charter One and FirstFed, based on the exercise prices and vesting schedules of such options, the market prices of Charter One and FirstFed Common Stock and an analysis of option pricing models to be determined at that time.


OPINIONS OF CHARTER ONE'S FINANCIAL ADVISOR

     General. Pursuant to an engagement letter dated November 25, 1994 (the "Engagement Letter") between Charter One and Montgomery, Charter One retained Montgomery to render opinions with respect to the fairness from a financial point of view to Charter One of the consideration to be paid by Charter One in connection with the merger of equals with FirstFed. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Charter One selected Montgomery as its financial adviser on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the savings and loan, banking and investment communities.

     At the May 30, 1995 meeting of the Charter One Board, Montgomery delivered its oral opinion, subsequently confirmed in writing as of the date of this Joint Proxy Statement/Prospectus, that the consideration to be paid by Charter One in the Merger was fair to Charter One from a financial point of view, as of such date. No limitations were imposed by Charter One on Montgomery with respect to the investigations made or procedures followed in rendering its opinions. THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE CHARTER ONE BOARD, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE CHARTER ONE BOARD ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHARTER ONE OR FIRSTFED STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPECTIVE SPECIAL MEETING. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     In connection with its opinions, Montgomery has, among other things: (i) reviewed certain publicly available financial and other data with respect to Charter One and FirstFed, including the consolidated financial statements for recent years and interim periods to March 31, 1995 and certain other relevant financial and operating data relating to Charter One and FirstFed made available to Montgomery from published sources and from the internal records of Charter One and FirstFed; (ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of Charter One Common Stock and FirstFed Common Stock in the over-the-counter market as reported on the Nasdaq National Market; (iv) compared Charter One and FirstFed from a financial point of view with certain other savings and loan institutions which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies, including transactions which Montgomery deemed to be mergers of equals, in the savings and loan and banking industries which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed, analyzed and discussed with representatives of the management of Charter One and FirstFed certain information of a business and financial nature regarding Charter One and FirstFed, furnished to Montgomery by Charter One and FirstFed, including financial forecasts and related assumptions of Charter One and FirstFed; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Charter One's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.



     In connection with its review, Montgomery relied on the accuracy and completeness of the foregoing information and did not assume any obligation independently to verify such information. With respect to the financial forecasts for Charter One and FirstFed provided to Montgomery by their respective managements, Montgomery assumed for purposes of its opinions that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Charter One and FirstFed and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in Charter One's or FirstFed's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on advice of counsel as to all legal matters with respect to Charter One, FirstFed, the Merger and the Merger Agreement, including the legal status of FirstFed. In addition, Montgomery is not an expert in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Charter One's consent, that such allowances for each of Charter One and FirstFed are in the aggregate adequate to cover such losses. In addition, Montgomery did not review any individual credit files, and Montgomery did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Charter One or FirstFed, nor was Montgomery furnished with any such appraisals. Further, Montgomery's oral opinion was based on economic, monetary and market and other conditions existing as of May 30, 1995.


     Set forth below is a brief summary of the report presented by Montgomery to the Charter One Board on May 30, 1995 in connection with its opinion.


     Comparable Company Analysis. Using public and other available information, Montgomery compared certain financial ratios (namely the closing price of the stock to estimated earnings per share and dividend yield) of Charter One to those of a group consisting of the 25 largest publicly traded thrift institutions (the "Comparable Thrifts"). The figures for the Comparable Thrifts produced: (i) a median ratio of stock price to the calendar year 1995 estimated earnings per share of 9.81; (ii) a median ratio of stock price to calendar year 1996 estimated earnings per share of 8.05; and (iii) a median dividend yield of 2.12%. The closing price of Charter One Common Stock on May 26, 1995 was $24.75. In comparison, the figures for Charter One produced: (i) a ratio of stock price to the calendar year 1995 estimated earnings per share of 7.87; (ii) a ratio of stock price to the calendar year 1996 estimated earnings per share of 7.27; and
(iii) a dividend yield of 3.17%. No company used in the analysis is identical to Charter One. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

     Analysis of Selected Merger of Equals Transactions. Montgomery reviewed the consideration paid in 29 transactions which it viewed as involving mergers of equals in the savings and loan and banking industries announced since January 1990 (the "MOEs"). For each thrift or bank merged or to be merged in such transactions, Montgomery compiled figures illustrating, among other things, the ratio of premium to core deposits, transaction price to deposits and transaction price to book value.

     The figures for the MOEs produced: (i) a median ratio of premium to core deposits (expressed as a percentage) of 0.67%; (ii) a median ratio of transaction price to deposits (expressed as a percentage) of 11.95%; and (iii) a median ratio of transaction price to book value of 1.10. In comparison, based upon an exchange ratio in the Merger of 1.2 shares of Charter One Common Stock for each share of FirstFed Common Stock, representing shares of Charter One Common Stock with a value of $29.70 per share (based on the $24.75 per share closing price of the Charter One Common Stock as reported on the Nasdaq National Market on May 26, 1995), Montgomery determined that the consideration to be received by the holders of FirstFed Common Stock in the Merger represented a ratio of premium to core deposits (expressed as a percentage) of 3.47%, a ratio of transaction price to deposits (expressed as a percentage) of 17.49% and a ratio of transaction price to book value of 1.15.

     No other company or transaction used in the above analysis as a comparison is identical to Charter One, FirstFed or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Charter One, FirstFed and the Merger are being compared.

     Analysis of Selected Thrift Merger Transactions and
Acquisitions. Montgomery reviewed the consideration paid in recently announced transactions whereby certain thrift institutions were merged or acquired. Specifically, Montgomery reviewed 114 transactions involving mergers and acquisitions of thrift institutions in the Midwest region of the United States announced since January 1991 (the "Midwest Mergers"). For each thrift institution merged or acquired or to be merged or acquired in such transactions, Montgomery compiled figures illustrating, among other things, the ratio of the premium (i.e., transaction price in excess of book value) to core deposits, transaction price to deposits and transaction price to book value.

     The figures for the Midwest Mergers produced: (i) a median ratio of premium to core deposits (expressed as a percentage) of 5.46%; (ii) a median ratio of transaction price to deposits (expressed as a percentage) of 14.57%; and (iii) a median ratio of transaction price to book value of 1.49. For a comparison to the Merger, see "-- Analysis of Selected Merger of Equals Transactions."

     No other company or transaction used in the above analysis as a comparison is identical to Charter One, FirstFed or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Charter One, FirstFed and the Merger are being compared.

     Balance Sheet and Income Statement Projections. Montgomery assisted in preparing and reviewed balance sheet and income statement projections for the pro forma combined company for the year ended 1995 using flat rate, falling rate and rising rate scenarios. Montgomery utilized a yield curve based on rates for U.S. Treasury securities as of May 24, 1995 (the "Flat Rate") for the flat rate scenario, a rate equal to the Flat Rate minus 100 basis points for the falling rate scenario and a rate equal to the Flat Rate plus 100 basis points for the rising rate scenario. Each of the scenarios reflects certain pro forma adjustments, in the amount of approximately $2.4 billion, relating to anticipated balance sheet restructuring. The flat rate scenario currently applies to the Charter One operating environment.


     For each scenario, Montgomery compiled figures relating to, among other things, the projected ratio of total equity to total assets, the projected return on average equity and the projected return on average assets. The flat rate, falling rate and rising rate scenarios produced: (i) projected ratios of total equity to total assets of 6.67%, 6.81% and 6.48%, respectively; (ii) projected returns on average equity of 5.6%, 7.9% and 2.5%, respectively; and
(iii) projected returns on average assets of .36%, .49% and .16%, respectively. Excluding certain pro forma adjustments relating to the anticipated balance sheet restructuring, the flat rate, falling rate and rising rate scenarios produced:
(i) projected ratios of total equity to total assets of 6.07%, 6.19% and 5.96%, respectively; (ii) projected returns on average equity of 13.3%, 15.1% and 11.5%, respectively; and (iii) projected returns on average assets of .78%, .90% and .67%, respectively.


     Contribution Analysis. Montgomery analyzed the contribution of each of Charter One and FirstFed to, among other things, total equity and net income of the pro forma combined company for the years ended 1994, 1995 and 1996, using the above-referenced flat rate, falling rate and rising rate scenarios. For the year ended 1994, this analysis showed, among other things, that Charter One would have contributed 44.8% of the total equity and 56.3% of the net income for the pro forma combined company. For the year ended 1995, this analysis showed, among other things, that, in the flat rate, falling rate and rising rate scenarios, Charter One would have contributed 49.4%, 48.7% and 50.2%, respectively, of the total equity and 59.0%, 54.0% and 61.7%, respectively, of the net income for the pro forma combined company. For the year ended 1996, this analysis showed, among other things, that, in the flat rate, falling rate and rising rate scenarios, Charter One would have contributed 49.6%, 48.5% and 50.6%, respectively, of the total equity and 51.2%, 48.0% and 53.5%, respectively, of the net income for the pro forma combined company. Based upon an exchange ratio in the Merger of 1.2 shares of Charter One Common Stock for each share of FirstFed Common Stock, holders of Charter One Common Stock would own approximately 49.7% of the combined company based on the shares outstanding on May 30, 1995.

     Dilution Analysis. Using estimates prepared by the respective managements of Charter One and FirstFed, Montgomery compared the calendar year 1996 estimated earnings per share of Charter One Common Stock on a stand-alone basis to the calendar year 1996 estimated earnings per share of the common stock for the pro forma combined company using the above-referenced flat rate, falling rate and rising rate scenarios. For the calendar year 1996, this analysis showed that, in the flat rate, falling rate and rising rate scenarios, the proposed transaction would be accretive to the earnings per share of Charter One Common Stock by 3.55%, 8.29% and 1.88%, respectively.


     Montgomery also compared the calendar year 1995 and 1996 estimated book value per share of Charter One Common Stock on a stand-alone basis to the calendar year 1995 and 1996 estimated book value per share of common stock for the pro forma combined company using the above-referenced flat rate, falling rate and rising rate scenarios. Based on a flat rate scenario, the proposed transaction would be accretive to the earnings per share of Charter One Common Stock by .60% and .46%, respectively, in 1995 and 1996. Based on a falling rate scenario, the proposed transaction would be accretive to the earnings per share of Charter One Common Stock by 1.51% and 1.96%, respectively, in 1995 and 1996. Based on a rising rate scenario, the proposed transaction would be dilutive to the earnings per share of Charter One Common Stock by 2.09% and 2.19%, respectively, in 1995 and 1996.



     Exchange Ratio Analysis. Montgomery analyzed the ratio of closing prices of Charter One Common Stock to FirstFed Common Stock as quoted on the Nasdaq National Market on a quarterly basis during the period from January 29, 1988 to May 17, 1995. The analysis showed that this ratio ranged from .6633 to 2.7426, with an average ratio of 1.3130 for the seven-year period. Montgomery also analyzed this ratio on a weekly basis over the latest twelve months from May 13, 1994 to May 17, 1995. This analysis showed this ratio ranged from .9684 to 1.2024, with an average of 1.0913. Finally, Montgomery analyzed this ratio from December 30, 1994 to May 17, 1995. This ratio ranged from .9814 to 1.2407, with an average of 1.1064 during this period. Montgomery noted that the ratio at May 26, 1995, the last trading day prior to the meeting of the Board of Directors, was 1.0657, and that the exchange ratio in the Merger is 1.2 shares of Charter One Common Stock for each share of FirstFed Common Stock. The premium represented by the merger consideration (calculated as the closing price of the Charter One Common Stock multiplied by the exchange ratio) over the closing price per share of FirstFed Common Stock on May 26, 1995 was 12.61%. The closing prices per share of Charter One Common Stock and FirstFed Common Stock on May 26, 1995 were $24.75 and $26.38, respectively.


     In connection with its written opinion dated the date of this Joint Proxy Statement/Prospectus, Montgomery performed procedures to reconfirm, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Montgomery did not perform any analyses in addition to those described above in rendering its opinion.

     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Charter One Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Charter One Board. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Charter One or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Charter One or FirstFed. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be paid in the Merger by Charter One and were provided to the Charter One Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of Charter One and FirstFed. The projections are based on numerous variables and assumptions (similar to those used in the preparation of the Unaudited Pro Forma Combined Financial Statements contained elsewhere herein) which are inherently unpredictable and must be considered not certain of occurrence as projected. See "Unaudited Pro Forma Combined Financial Statements." Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery's opinions and presentation to the Charter One Board were among the many factors taken into consideration by the Board in making its determination to approve the Merger Agreement.


     Pursuant to the Engagement Letter, Charter One paid Montgomery a retainer fee of $75,000, which will be credited against any other fee to be paid to Montgomery under the Engagement Letter. Upon execution of the Merger Agreement, Charter One paid Montgomery a fee equal to $540,000, and Charter One will pay Montgomery an additional fee equal to approximately $2.16 million upon consummation of the Merger. Accordingly, the payment of a substantial majority of Montgomery's fees is subject to the consummation of the Merger. The Charter One Board was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Merger, and took it into account in considering Montgomery's opinion and in approving the Merger Agreement and the transactions contemplated thereby. Charter One has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including legal fees, in an amount not to exceed $75,000 without the prior approval of Charter One. Charter One has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.


     In the ordinary course of its business, Montgomery actively trades equity securities of Charter One and FirstFed for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF FIRSTFED'S FINANCIAL ADVISOR

     Salomon has delivered its written opinions to the Board of Directors of FirstFed that, as of May 30, 1995 and as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of FirstFed Common Stock.

     THE FULL TEXT OF THE OPINION OF SALOMON DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SALOMON, IS ATTACHED HERETO AS APPENDIX IV. THIS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION RENDERED ON MAY 30, 1995, AND STOCKHOLDERS OF FIRSTFED ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. SALOMON'S OPINIONS ARE DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FIRSTFED AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FIRSTFED SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In connection with its opinion dated the date hereof, Salomon reviewed and analyzed, among other things, (i) the Merger Agreement and the Stock Option Agreements; (ii) draft versions of the Joint Proxy Statement/Prospectus; (iii) certain publicly available reports filed with the SEC by FirstFed and by Charter One; (iv) certain of the publicly available financial and other information concerning FirstFed and Charter One and the trading markets for the publicly traded securities of FirstFed and Charter One; (v) certain other internal information, including projections, relating to FirstFed and Charter One, prepared by the management of each of FirstFed and Charter One and furnished to Salomon for the purposes of its analyses; and (vi) certain publicly available information concerning certain other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Salomon believed relevant to its inquiry. Salomon also met with certain officers and representatives of FirstFed and Charter One to discuss the foregoing as well as other matters that Salomon believed relevant to its inquiry. Salomon also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of depository institutions and holding companies generally. Salomon's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Salomon through the date thereof.


     In conducting its review and arriving at its opinion dated the date hereof, Salomon relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not independently attempt to verify the same. Salomon relied upon the management of each of FirstFed and Charter One as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to Salomon, and assumed that such projections reflected the best currently available estimates and judgments of the management of each of FirstFed and Charter One and that such projections would be realized in the amounts and in the time periods estimated by the management of each of FirstFed and Charter One. Salomon also assumed, without independent verification, that the pro forma loan loss reserve of the combined company would be adequate on a pro forma basis for the combined company. Salomon did not make or obtain any evaluations or appraisals of the properties of FirstFed or Charter One, nor did Salomon examine any individual loan credit files. Salomon was retained by the FirstFed Board to express an opinion as to the fairness, from a financial point of view, to the holders of FirstFed Common Stock of the Exchange Ratio in the Merger. Salomon did not address FirstFed's underlying business decision to proceed with the Merger and did not make any recommendation to the FirstFed Board or to the stockholders of FirstFed with respect to any approval of the Merger.

     In connection with rendering its opinions to the FirstFed Board, Salomon performed a variety of financial analyses which are summarized below. Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The projections prepared by the management of each of FirstFed and Charter One underlying Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. FirstFed and

Charter One do not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Salomon was expressly assigned a greater significance by Salomon than any other.

     The following is a brief summary of analyses performed by Salomon in connection with its opinion dated May 30, 1995:


          (i) Summary Pro Forma Financial Impact. Salomon reviewed the projections prepared by the management of each of FirstFed and Charter One for calendar years 1995, 1996, 1997, 1998 and 1999. On the basis of these projections, Salomon analyzed earnings per share, book value per share, certain regulatory capital ratios, certain profitability ratios for FirstFed and Charter One on a projected pro forma basis for 1996 through 1999 (assuming a pre-tax merger restructuring charge of $20 million and combined pre-tax synergies of $15 million, of which 75% are assumed to be realized in 1996 and 100% are assumed to be realized in 1997, 1998 and
     1999). The analysis showed, among other things, that the Merger would result in a projected range of increases, from a FirstFed stand-alone basis, to the holders of FirstFed Common Stock during such four-year period in projected fully diluted earnings per share between a low of .6% and a high of 12.6%. The analysis also showed that the Merger would result in a decrease in book value per share to the holders of FirstFed Common Stock between a low of 5.6% and a high of 9.8%. Salomon also analyzed the effect of the Merger on FirstFed's regulatory capital ratios on a projected pro forma basis for 1996 through 1999. The analysis showed (A) a projected range of increases, from a FirstFed stand-alone basis, during such period in FirstFed's projected leverage capital ratio from a minimum of 34 basis points to a maximum of 78 basis points and (B) a projected range of decreases in FirstFed's projected risk-based capital ratio from a minimum of 241 basis points to a maximum of 332 basis points. Salomon also analyzed the effect of the Merger on FirstFed's profitability ratios on a projected pro forma basis for 1996 through 1999. This analysis showed a projected range of increases, from a FirstFed stand-alone basis, during such period in FirstFed's projected return on average assets from a minimum of 18 basis points to a maximum of 29 basis points and in FirstFed's projected return on average common equity from a minimum of 182 basis points to a maximum of 264 basis points. Salomon also indicated that, based upon the actual annual dividend payable on shares of Charter One Common Stock and FirstFed Common Stock at March 31, 1995, the Exchange Ratio would result in an increase in the annual dividend payable to FirstFed stockholders of 52% from a FirstFed stand-alone basis.



          (ii) Historical Exchange Ratio Analysis. Salomon analyzed the historical ratio of the closing price per share of FirstFed Common Stock to that of Charter One Common Stock over various time periods during the period from May 29, 1990 through May 26, 1995. This analysis showed that such ratio ranged from a high of 1.8529 to a low of .6471, with a mean value of 1.0695 and a median value of 1.0397 over the five year period ending May 26, 1995 and ranged from a high of 1.2407 to a low of .9161 with a mean value of 1.0896 and a median value of 1.0703 over the six month period then ended. This analysis further showed that for the three month period ending May 26, 1995, such ratio ranged from a high of 1.2407 to a low of 1.0000, with a mean value of 1.1293 and a median value of 1.1537 and for the one month period ending May 26, 1995, such ratio ranged from a high of 1.0729 to a low of 1.0000, with a mean value of 1.0446 and a median value of 1.0489. This analysis further showed that, for the one week period preceding the meeting of the FirstFed Board on May 30, 1995, such ratio ranged from a high of 1.0657 to a low of 1.0587 and had an average of
     1.0619. Salomon also analyzed such ratio on a weekly basis during the five-year period ending May 26, 1995 and such analysis showed a range from .66 to 1.78 and an average of 1.07. Salomon further analyzed such ratio on a daily basis over the two-year period from May 26, 1993 through May 26, 1995. This analysis showed that this ratio ranged from .91 to 1.37 and averaged 1.10 for the two-year period. Salomon noted that the ratio at May 26, 1995, the last trading day prior to the meeting of the Board of Directors, was 1.07, and that the Exchange Ratio in the Merger was 1.20 shares of Charter One Common Stock for each share of FirstFed Common Stock.

          (iii) Contribution Analysis. Using publicly available historical financial statements and the projections provided by the management of each of FirstFed and Charter One, Salomon analyzed certain historical balance sheet and income statement data for FirstFed and Charter One for the years ended December 31, 1991, 1992, 1993, 1994 and at March 31, 1995 and
     computed the contribution attributable to FirstFed for certain projected income statement and balance sheet data for the combined entity for calendar years 1995, 1996, 1997, 1998 and 1999. The income statement and balance sheet data analyzed included core income (excluding non-recurring gains and losses), reportable net income, tangible common equity, total assets, total loans, total deposits and market capitalization. The projected analysis showed, among other things, that FirstFed's contribution to the combined company on the basis of such data ranged from a low of 36.5% (projected total deposits for 1997, 1998 and 1999) to a high of 53.7% (tangible common equity for 1995). At the Exchange Ratio of 1.20 shares of Charter One Common Stock for each share of FirstFed Common Stock, the holders of FirstFed Common Stock will own 50.3% of the shares of Charter One Common Stock on a fully diluted basis. Salomon also analyzed the tangible book value of FirstFed and Charter One, as provided by the managements of FirstFed and Charter One and marked-to-market. This analysis showed a contribution attributable to each of FirstFed and Charter One of 50%.

          (iv) Discounted Cash Flow Analysis. Salomon performed discounted cash flow analyses with respect to FirstFed on a stand-alone basis and with respect to FirstFed and Charter One on a pro forma combined basis, using projections provided by management of each of FirstFed and Charter One for 1995, 1996, 1997, 1998 and 1999. Salomon utilized discount rates ranging from 13.0% to 19.0% and terminal values derived by applying terminal value multiples ranging from 9.0x to 14.5x to 1999 forecasted earnings. These analyses resulted in (A) a range of present values from $24.73 to $36.67 per share for FirstFed on a stand-alone basis and from $27.33 to $40.76 for the combined entity (adjusted for the Exchange Ratio applicable to such FirstFed shares) on a pro forma combined basis, (compared to a closing price per share of $26.38 and an equivalent per share price, giving effect to the Merger and based on the $24.75 closing price per share of the Charter One Common Stock, of $29.70, in each case as of May 26, 1995) and
     (B) an implied terminal value ranging from 1.40x to 2.41x 1999 projected book value for FirstFed on a stand-alone basis and from 1.75x to 2.82x 1999 projected book value for the combined entity on a pro forma combined basis. These analyses did not purport to be indicative of actual values or expected values of the shares of FirstFed Common Stock before or Charter One Common Stock after the Merger. Salomon noted that the discounted cash flow analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including earnings growth rates, dividend payout rates, terminal values and discount rates. Discount rates and terminal values were selected to reflect a range of implied costs of capital for FirstFed and Charter One, trading values for FirstFed, Charter One and comparable depository institutions and acquisition multiples for comparable depository institutions. Present values were determined by discounting terminal values by discount rates calculated by estimating the cost of equity capital for FirstFed and Charter One.

          (v) Analysis of Other Merger of Equals Transactions. Salomon analyzed other merger-of-equals transactions involving consideration to stockholders of over $250 million for (i) commercial banking institutions in the United States over the period from January 1, 1982 to May 26, 1995 and (ii) thrift institutions in the United States over the period from January 1, 1986 to May 26, 1995. The nine commercial bank merger-of-equals transactions analyzed were Southern National Corporation/BB&T Financial Corporation, Society Corporation/KeyCorp, Comerica Incorporated/Manufacturers National Corporation, Chemical Banking Corporation/Manufacturers Hanover Corp., Sovran Financial Corporation/The Citizens and Southern Corp., Pennbancorp/Union National Corporation, Fleet Financial Group, Inc./Norstar Bancorp Inc., CBT Corporation/Bank of New England Corporation and Pittsburgh National Corporation/Provident National Corporation. The thrift merger-of-equals transaction analyzed was Dime Bancorp, Inc./Anchor Bancorp, Inc. This analysis, which was based on publicly available financial information for the 12 months preceding the announcement of the relevant transaction, showed

     (discounts)/premiums to market price ranging from (1.2)% to 17.1%, and from (11.6)% to 19.8% for one day and one month prior to announcement, respectively, for the commercial bank transactions analyzed, and of 20.3% and 29.2%, for one day and one month prior to announcement, respectively, for the thrift transaction analyzed. The comparable premiums to market prices of the FirstFed Common Stock implied by the Merger Consideration were 12.6% and 24.4% as of one day and one month, respectively, prior to the announcement of the transaction. This analysis also showed that the median premium to market price one month prior to announcement for all nine commercial bank transactions was zero (i.e., no premium). This analysis also showed that, for all merger-of-equals transactions analyzed by Salomon, the median for the percentage ownership of the new entity attributable to the non-surviving institution was 47.5%, and the median for the contribution to pro forma combined net income of the new entity attributable to the non-surviving institution was 45.4%. The percentage ownership of the combined entity attributable to FirstFed stockholders will be 50.3% and the percentage of the net income of the combined entity (adjusted to exclude non-recurring gains or losses for Charter One and FirstFed over the latest 12 month period ending March 31, 1995) attributable to FirstFed stockholders will be 43.9%. This analysis also showed that the ratio of (i) the proportion of the common stock of the combined entity on a pro forma basis to be received by stockholders of the non-surviving institution in the merger to (ii) the proportion of the combined entity's pro forma net income to be contributed by the non-surviving institution ranged from 1.25x to .89x for the commercial banks analyzed and was 1.12x for the thrift analyzed, with a median for all transactions of 1.035x.


     In connection with the opinion dated the date of this Joint Proxy Statement/Prospectus, Salomon performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Salomon did not perform any analysis in addition to those described above in updating its opinion.

     Salomon is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities and valuations for corporate, estate and other purposes. FirstFed selected Salomon as its financial advisor because of its reputation and because of its substantial experience in transactions similar to the Merger.

     In addition to the financial advisory services referred to above, for which Salomon has received fees of $350,000 to date (see below), Salomon has from time to time provided investment banking and financial advisory services to FirstFed, for which Salomon has received fees of $50,000 for its advice in connection with FirstFed's restructuring in early 1994. In addition, Salomon has purchased and sold various securities from or to FirstFed from time to time, for which Salomon has received customary compensation. In the ordinary course of its business, Salomon actively trades the equity securities of FirstFed and Charter One for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.


     FirstFed and Salomon have entered into a letter agreement dated May 16, 1995 (the "Salomon Engagement Letter"), which superseded prior engagement letters, relating to the services to be provided by Salomon in connection with the Merger. FirstFed will pay Salomon's fees as follows: (i) $100,000 payable following FirstFed's execution of the Salomon Engagement Letter (which has been paid); (ii) an additional fee of $250,000 payable upon the execution of the Merger Agreement (which has been paid) and (iii) an additional fee of approximately $2.65 million, contingent upon consummation of the Merger. Accordingly, the payment of a substantial majority of Salomon's fees is subject to the consummation of the Merger. The FirstFed Board was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Merger, and took it into account in considering Salomon's opinion and in approving the Merger Agreement and the transactions contemplated thereby. In the Salomon Engagement Letter, FirstFed also has agreed to reimburse Salomon for the reasonable fees and disbursements of Salomon's counsel and Salomon's reasonable travel and other out-of-pocket expenses. Pursuant to an additional letter agreement dated March 3, 1995, FirstFed also has agreed to indemnify Salomon against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME AND CLOSING DATE

     The Merger shall become effective at the time and on the date of the later of the filing of a certificate of merger with (i) the Secretary of State of Delaware and (ii) the Michigan Department of Commerce (the "Effective Time"). Such filing will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement by the requisite vote of Charter One's and FirstFed's respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur within 30 days after the satisfaction or waiver of all conditions and obligations precedent of Charter One and FirstFed to consummate the Merger, or at another time agreed to by Charter One and FirstFed (the "Closing Date"). The parties have agreed to use their best efforts to cause the Closing Date to occur by the end of 1995; however, there can be no assurance that the Closing Date will occur on or prior to such date.

NO APPRAISAL RIGHTS

     Stockholders of Charter One and FirstFed will have no appraisal rights under the DGCL and the MBCA, respectively, in connection with the Merger.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Charter One Common Stock will be issued upon the surrender for exchange of certificates representing FirstFed Common Stock, no dividend or distribution of Charter One will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Charter One. Each stockholder of FirstFed who would be entitled to a fractional share in the Merger will receive a cash payment (without interest) determined by multiplying (i) the closing price of one share of Charter One Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Time by (ii) the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time, an exchange agent designated by Charter One and FirstFed (the "Exchange Agent") will deliver to each FirstFed holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of FirstFed Common Stock (the "Certificates"), a transmittal letter and instructions to be used in surrendering Certificates in exchange for (i) certificates representing the number of shares of Charter One Common Stock into which their shares of FirstFed Common Stock were converted pursuant to the Merger Agreement, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such stockholder has the right to receive in respect of the Certificates surrendered in connection with the Merger. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of FirstFed Common Stock.

     FIRSTFED STOCKHOLDERS SHOULD NOT FORWARD THEIR FIRSTFED STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

     Until such surrender and subject to the effect, if any, of applicable law, the Certificates will as of the Effective Time represent ownership of the number of shares of Charter One Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of Charter One Common Stock, except that holders of Certificates will not be entitled to receive dividends or any other distributions declared by Charter One until the Certificates are so surrendered. Following surrender of the Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Charter One certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Charter One Common Stock the record date for which is after the Effective Time (less any taxes that may have been imposed thereon).

     Any Certificate representing shares of Charter One Common Stock to be issued in a name other than that in which the Certificate is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith.

     In the event any Certificate has been lost, stolen or destroyed, upon the mailing of an affidavit of that fact by the holder of such Certificate and the posting of any bond required by Charter One or the Exchange Agent, Charter One or the Exchange Agent will issue for such lost, stolen or destroyed Certificate, the shares of Charter One Common Stock and deliver cash due to the holder of such Certificate under the terms of the Merger Agreement.

     After the Effective Time, there will be no further transfers on the records of FirstFed of the Certificates, and, if such Certificates are presented to Charter One for transfer, they will be cancelled against delivery of certificates for Charter One Common Stock.

     After the Effective Time, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Charter One stockholders at which holders of Charter One Common Stock are eligible to vote, regardless of whether such holders have exchanged their Certificates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Set forth below are descriptions of interests of directors and executive officers of FirstFed and Charter One in the Merger in addition to their interests as stockholders of FirstFed and Charter One generally. The respective FirstFed and Charter One Boards were aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.


     Summary. Upon the consummation of the Merger, the positions currently held by FirstFed's directors, including FirstFed's Chairman of the Board and Chief Executive Officer, C. Gene Harling, and First Federal's Chief Financial Officer, Richard W. Neu, will be eliminated. Additionally, FirstFed's defined benefit pension plan, supplemental executive retirement plan, equity performance appreciation plan and management incentive award plan will be terminated, with appropriate distributions being made. In accordance with the terms of his existing employment agreement, Mr. Harling will receive severance benefits, including a severance payment and the acceleration of unvested benefit plan awards, including awards to be made for the 1995 partial fiscal year, and he will enter into a one-year employment agreement with Charter One which provides for a salary of $360,000 and eligibility to participate in various Charter One employee benefit plans. Mr. Neu will receive payments, which are primarily limited to acceleration of benefit plan awards, including awards to be made for the 1995 partial fiscal year, and he will cancel his employment agreement with FirstFed and enter into a five-year employment agreement and a supplemental retirement agreement with Charter One. Director Jerome L. Schostak will be entitled to serve as Vice Chairman of the Charter One Board for four years. Of FirstFed's other seven directors, six are expected to become directors of Charter One for at least four years, and one is expected to become a director emeritus of Charter One. Excluding amounts previously earned and recognized as income by the foregoing persons and/or accrued as expense by FirstFed, amounts of salaries, directors' fees and other benefits to be paid or accrued in the future and amounts of benefits which would have become payable in any event within the terms of their respective employment agreements, the amounts of payments currently expected to be received by Messrs. Harling and Neu as a result of the Merger under the terms of the Merger Agreement and FirstFed's employee benefit plans and agreements are approximately $1,815,000 and $50,000, respectively. No other directors of FirstFed are expected to receive payments or other benefits as a result of the Merger other than future compensation for service as directors of Charter One and Charter One Bank.



     Upon consummation of the Merger, Charter One's Chairman of the Board and President, Charles John Koch, Senior Vice President, John D. Koch, Senior Vice President, Mark D. Grossi, and Chief Corporate Counsel, Robert J. Vana, will cancel their existing employment agreements and/or salary continuation agreements with Charter One Bank and enter into five-year employment agreements and supplemental retirement agreements with Charter One. Mr. C. Koch will be entitled to serve as Chairman of the Board of the Charter One Board for four years. Of Charter One's eleven directors other than Mr. C. Koch, six, including Mr. J. Koch, are expected to become directors of Charter One for at least four years, and five are expected to become directors emeriti of Charter One. Mr. Grossi also is expected to become a director of

Charter One for at least four years. No directors of Charter One are expected to receive payments or other benefits as a result of the Merger other than future compensation for service as directors of Charter One and Charter One Bank.


     For additional information, see below and Sections 3.13 and 6.4 of the Merger Agreement attached hereto in Appendix I.


     Existing Employment and Severance Agreements. FirstFed and/or First Federal has entered into employment agreements (the "FirstFed Employment Agreements") with C. Gene Harling and Richard W. Neu, which would expire in February 1996 if not extended, and change in control agreements with 13 other senior officers (the "Senior Officers") of First Federal (the "Change in Control Agreements" and, together with the FirstFed Employment Agreements, the "Contract Severance Agreements"). As more fully described below, the Contract Severance Agreements provide for certain severance benefits in the event the executive is involuntarily terminated following a change in control of FirstFed. Charter One and FirstFed have recognized and acknowledged that the Merger constitutes a change in control for purposes of the Contract Severance Agreements. Charter One has agreed that it and Charter One Bank will honor each Contract Severance Agreement (including the severance benefits provided for therein) unless the executive covered thereby enters into a new agreement with Charter One Bank cancelling his or her Contract Severance Agreement (see "-- New Employment Agreements" and "-- New Severance Agreements"), the term of which will be not less than four months.


     With respect to the FirstFed Employment Agreement with C. Gene Harling, Charter One and FirstFed have recognized and acknowledged that the change in Mr. Harling's position that will result from the Merger constitutes "good reason" under such agreement and, accordingly, at the Effective Time (or as soon thereafter as practical with respect to item (ii) below) (i) Mr. Harling will receive a lump sum severance payment of approximately $1.4 million under the terms of his FirstFed Employment Agreement; (ii) Charter One will disburse the annual award and vest and disburse certain long term awards under the First Federal of Michigan Management Incentive Award Plan (the "MIAP") to Mr. Harling; and (iii) all FirstFed Stock Options held by Mr. Harling will vest and become immediately exercisable. See also "-- New Employment Agreements,"
"-- Supplemental Retirement Agreements" and "Management and Operations After the Merger -- Officers After the Merger."


     As of the Effective Time, Richard W. Neu will serve as Senior Vice President and Treasurer of Charter One and Executive Vice President and Chief Financial Officer of Charter One Bank. In connection therewith, Mr. Neu will enter into an employment agreement and a supplemental retirement agreement with Charter One, and his FirstFed Employment Agreement will be cancelled. See
"-- New Employment Agreements" and "-- Supplemental Retirement Agreements."


     The Change in Control Agreements provide that, if within two years of a change in control of FirstFed the employee is discharged or the employee's executive position or responsibilities are significantly changed or reduced, or if the employee is required to move his or her personal residence outside the State of Michigan, or the employee's compensation is reduced without his or her consent, and the employee resigns, the employee will be entitled to receive, in one lump sum, an amount equal to two and one-half times the sum of his or her base salary being paid immediately prior to the change in control plus any bonus, profit sharing, incentive compensation and benefits paid or payable to him or her in respect to the fiscal year preceding the fiscal year in which his or her termination occurs, together with a lump sum payment equal to the cost to the employee of obtaining, for 30 months, continued life insurance, medical, disability, dental and hospitalization benefits. In addition, the Change in Control Agreements provide for immediate vesting of the employee's interests in the MIAP, FirstFed's Equity Performance and Appreciation Plan (the "EPAP") and stock options. However, the cash payment and the present value of the other benefits provided under the agreement, to the extent the benefits are considered as parachute payments under Section 280G of the Code, shall not exceed 2.99 times the employee's "base amount" as defined in Section 280G(b)(3) of the Code. The agreements expire on February 28, 1996, but apply to a change in control occurring on or before that date. Any Senior Officer whose employment is terminated within two years after the Effective Time under any of the circumstances described above will be entitled to receive the severance benefits under his or her respective Change in Control

Agreement unless such Senior Officer enters into a new agreement with Charter One Bank (see "-- New Severance Agreements").



     Each employee of Charter One Bank who does not have an agreement with Charter One Bank comparable to a Contract Severance Agreement (i) who holds a similar position at Charter One Bank to that held by an employee of First Federal with a Contract Severance Agreement and (ii) whose employment is involuntarily terminated due to a "job elimination" (which includes discharge for a reason other than "just cause" or resignation as a result of either a reduction in cash compensation or relocation of more than 50 miles) at or within two years after the Effective Time will be entitled to a severance payment identical to that which a similarly situated employee of FirstFed would be entitled under his or her Contract Severance Agreement under the same circumstances as described above.



     New Employment Agreements. Under the terms of the Merger Agreement, Charter One will enter into employment agreements (the "New Agreements") with Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana. In connection therewith and in consideration therefor, the existing employment agreements between Charter One Bank and Messrs. C. Koch, J. Koch, Grossi and Vana, and between First Federal and Mr. Neu will terminate upon the commencement of the New Agreements (the "Commencement Date"), which will occur as of the Effective Time. The New Agreements provide for an initial term of five years, with one-year extensions of the term on each anniversary of the Commencement Date beginning with the third anniversary thereof, unless the officer receives notice that such term will not be extended and an unsatisfactory performance review by the Charter One Board or the Board of Directors of Charter One Bank (the "Charter One Bank Board").



     The New Agreements provide for an annual base salary in an amount not less than the executive's base salary as of the Commencement Date, subject to reduction for amounts paid to the executive by any Charter One subsidiary. The New Agreements also entitle each executive to participate in an equitable manner with all other executive officers in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Charter One Board or the Charter One Bank Board, and in Charter One's and Charter One Bank's employee benefit, fringe benefit and welfare plans and programs.


     In the event an executive experiences an "Involuntary Termination" (as defined below) of employment during the term of his New Agreement, and the executive has offered to continue to provide services as contemplated by the New Agreement, the New Agreements obligate Charter One to pay the executive, during the lesser period of the remaining term of the agreement or three years following the date of termination, monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the executive for the two full fiscal years preceding the date of termination. The payments as described above will be reduced by any cash compensation actually paid to the executive by Charter One's subsidiaries during the three-year period following termination, as well as amounts received by the executive for services other than to Charter One or Charter One's subsidiaries during the unexpired term of his New Agreement or the three-year period following termination.

     In addition, the New Agreement with Mr. Neu provides that if Mr. Neu's employment is Involuntarily Terminated prior to the second anniversary of the Commencement Date, he will be entitled to the following in lieu of the benefits described in the immediately preceding paragraph: (i) full and immediate vesting of all employee stock options for securities of Charter One held by him which had not vested prior to the date of termination; and (ii) a lump sum payment in an amount equal to the sum of (A) 2.5 times the amount Mr. Neu would have received under his FirstFed Employment Agreement for termination of employment following a change in control of FirstFed plus (B) $17,500; provided, however, if such payment, together with any other amounts and the value of benefits received or to be received by the executive in connection with the Change in Control would cause any amount to be non-deductible by Charter One for federal income tax purposes under Section 280G of the Code, then such payment will be reduced to the extent necessary so as to maximize the amounts and the value of benefits to be received by the executive without causing any amount to become nondeductible by Charter One under Section 280G (such reduction to be referred to herein as a "280G Reduction").

     In the event an executive experiences an Involuntary Termination of employment within 12 months preceding or 24 months following a "Change in Control" (as defined below), the New Agreements require Charter One, in addition to its other payment obligations under the New Agreements (described above), to make a lump sum payment to the executive in an amount equal to 299% of the executive's "base amount" as determined under Section 280G of the Code, subject to a 280G Reduction.


     For purposes of the New Agreements, the term "Involuntarily Termination" means the termination of the employment of the executive (i) by either Charter One or Charter One Bank or both without his express written consent; or (ii) by the executive by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions, unless consented to in writing by the executive: (A) a requirement that the executive be based at any place other than Cleveland, Ohio (and in the case of Mr. Neu, Detroit, Michigan or Cleveland, Ohio), or within 50 miles thereof, except for reasonable travel on Charter One or Charter One Bank business; (B) a material demotion of the executive; (C) a material reduction in the number or seniority of personnel reporting to the executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the executive, other than as part of a bank- or company-wide reduction in staff; (D) a reduction in the executive's salary or a material adverse change in the executive's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Charter One Bank or Charter One; (E) a material permanent increase in the required hours of work or the workload of the executive; (F) a requirement that the executive (other than Mr. C. Koch) in his capacity as a Charter One employee report directly to anyone other than the Chief Executive Officer of Charter One or that the executive in his capacity as a Charter One Bank employee report directly to anyone other than the Chief Executive Officer of Charter One Bank; or, (G) with respect to Mr. C. Koch, the failure of the Charter One Board to elect him as Chairman or Chief Executive Officer of Charter One or any action by the Charter One Board removing him from any of such offices, or the failure of the Charter One Bank Board to elect him as Chairman or Chief Executive Officer of Charter One Bank or any action by the Charter One Bank Board removing him from any of such offices. In addition, under the New Agreement with Mr. Neu, Involuntary Termination will include termination of employment by Mr. Neu, prior to the second anniversary of the Commencement Date, based upon his relocation to Cleveland, Ohio.



     For purposes of the New Agreements, a "Change in Control" includes the following: (i) an acquisition of securities of Charter One that is determined by the Board of Directors to constitute a change in control of Charter One or Charter One Bank within the meaning of the Home Owners' Loan Act of 1933, as amended (the "HOLA") and 12 C.F.R. Part 574 as in effect on the Commencement Date; (ii) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K under the Exchange Act, as in effect on the Commencement Date; (iii) any person is or becomes the beneficial owner directly or indirectly of securities of Charter One or Charter One Bank representing 25% or more of the combined voting power of Charter One's or Charter One Bank's outstanding securities; (iv) individuals who are members of the Charter One Board on the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; or (v) approval by Charter One's stockholders of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of Charter One, a similar transaction in which Charter One is not the resulting entity, or a transaction at the completion of which the former stockholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of Charter One and Charter One is the resulting entity of such transaction.


     New Severance Agreements. Under the terms of the Merger Agreement, Senior Officers may enter into change in control agreements (the "New Change in Control Agreements") in consideration for cancelling their existing Change in Control Agreements. The New Change in Control Agreements provide that, if within two years of the Merger the employee is terminated without cause, or the employee is materially demoted, or if the employee is transferred more than 50 miles, or the employee's base salary is reduced below his or her salary at the time of the Merger or the employee's benefits are materially and adversely changed (other than as part of a company-wide program), the employee will be entitled to received, in one lump sum, an amount equal to two and one-half times the sum of his or her base salary being paid immediately prior to the termination plus any bonus, profit-sharing, deferred salary or other compensation paid for 1994, plus $17,500.

In addition, the New Change in Control Agreements provide, upon termination, for immediate vesting of the employee's options held as of the Merger. The New Change in Control Agreements also provide for certain outplacement services not to exceed $10,000 in value upon the employee's request. However, the cash payment and the present value of the other benefits provided under the agreement, to the extent the benefits are considered as parachute payments under
Section 280G of the Code shall not exceed 2.99 times the employee's "base amount" as defined in Section 280G(b)(3) of the Code.

     Supplemental Retirement Agreements. Under the terms of the Merger Agreement, Charter One will enter into Supplemental Retirement Agreements (the "Retirement Agreements") with Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana, which will be effective upon consummation of the Merger. The Retirement Agreements are intended to be unfunded, non-qualified agreements which provide for a monthly retirement benefit during the lifetime of the executive equal to a percentage of his Average Monthly Compensation (as therein defined) based upon his length of service with Charter One and any entity acquired by Charter One. The percentage amount is equal to 1% for each of the first 15 years of service plus 3.5% for each year of service thereafter. However, the monthly benefit can not exceed $33,333 in the case of Messrs. C. Koch and J. Koch or $20,833 in the case of the other named executives. "Average Monthly Compensation" is the highest compensation (salary, bonus and incentive compensation but excluding stock-based compensation) earned by the executive from Charter One and its subsidiaries during any three annual periods (whether or not consecutive) divided by 36. Benefits under each Retirement Agreement cannot commence until after the executive's employment with Charter One ceases and he attains the age of 58. In the event of death of an executive who is survived by his spouse, the spouse will be entitled to receive 50% of such executive's benefit for the remainder of her life. If the executive is not survived by a spouse, benefits cease. In the case of Messrs. C. Koch, J. Koch and Vana, the Retirement Agreements replace their existing salary continuation agreements and they will not receive any benefits under their salary continuation agreements.

     Indemnification; Insurance. Pursuant to the Merger Agreement, Charter One has agreed to honor and assume the existing indemnification agreements (the "Indemnification Agreements") between FirstFed and each of its directors which provide for the indemnification of such persons under certain circumstances. In addition, Charter One has agreed that from and after the Effective Time, it will indemnify, defend and hold harmless, to the extent permitted by Charter One's or FirstFed's governing corporate documents (as appropriate) and applicable state law, each person who is, has been or becomes prior to the Effective Time, an officer, director or employee of FirstFed or any of their respective Subsidiaries (as defined in the Merger Agreement) (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, expenses (including attorney's fees and expenses in advance of the final disposition of any such claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments and amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that such person is or was a director, officer or employee of Charter One or FirstFed or any of their Subsidiaries or (ii) the Merger Agreement or any of the transactions contemplated thereby, regardless of whether such Claim is asserted or arises before or after the Effective Time; provided, however, that from and after the Effective Time, the Indemnified Parties who become directors, officers or employees of Charter One as the surviving corporation in the Merger shall have indemnification rights only on a prospective basis (other than with respect to the indemnification rights provided by the Indemnification Agreements and in the Merger Agreement).

     Charter One has further agreed, for a period of six years after the Effective Time, to cause the persons serving as officers and directors of FirstFed immediately prior to the Effective Time to be covered by FirstFed's current directors' and officers' liability insurance policy (provided that Charter One may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or, if such coverage is provided through Charter One's insurer, policies on terms and conditions, other than coverage and amount, consistent with Charter One's coverage) with respect to claims arising from facts or events occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. Following consummation of the Merger, directors and officers of Charter One as the surviving corporation will be covered by liability insurance maintained by Charter One.

     Directors and Executive Officers. For information regarding the directors and executive officers of Charter One after the Effective Time, see "Management and Operations After the Merger."

EFFECT ON EMPLOYEES AND EMPLOYEE BENEFIT PLANS OF FIRSTFED AND CHARTER ONE


     Employee Severance Benefits. Each employee of FirstFed, Charter One and their respective subsidiaries (other than employees who currently have Contract Severance Agreements) whose employment is involuntarily terminated within one year after the Effective Time due to a job elimination will receive a severance payment as follows: (i) First Vice Presidents of FirstFed or its subsidiaries, and their respective counterparts at Charter One, will receive a lump sum payment of 100% of his or her annual base salary as in effect at the Effective Time; and (ii) each other employee will receive a lump sum payment of two weeks base salary, as in effect at the Effective Time, for every year or partial year of service with FirstFed, Charter One or any of their respective subsidiaries, up to a maximum payment of 26 weeks of base salary. Each such employee of FirstFed or its subsidiaries also will receive a lump sum payment of $900 which is deemed to represent an amount equivalent to the cost that FirstFed and its subsidiaries would have incurred to provide group dental coverage for such employee for a period of 18 months following termination of his or her employment. In addition, each full-time employee who is involuntarily terminated due to a job elimination will be entitled to continued medical and group-term life insurance coverage for a period of 18 months after such termination, and may continue the medical coverage for an additional 18 months at a maximum cost to each employee of $500 per month. Charter One will continue certain "outplacement" programs and practices for the benefit of employees of FirstFed and Charter One and their subsidiaries. For purposes of determining eligibility for the above-described benefits, an employee will be deemed to have been involuntarily terminated if (i) Charter One or one of its subsidiaries discharges the employee for reasons other than "just cause" or (ii) the employee resigns from employment with Charter One Bank as a result of either a reduction in the employee's base compensation as in effect at the Effective Time or a requirement that the employee perform his or her principal services at a location more than 50 miles from the employee's primary office at the Effective Time.


     Continuing Employees. Employees of FirstFed and its subsidiaries who continue as employees of Charter One and its subsidiaries after the Effective Time ("Continuing Employees") will have their respective salaries increased by an amount equivalent on an after-tax basis to the cost that FirstFed and its subsidiaries were incurring to provide group dental insurance for their employees, not to exceed $50 per month. The vacation, leave and sick day policies of FirstFed and its subsidiaries will be continued for the benefit of their employees, including any Continuing Employees, through December 31, 1995. If the Effective Time occurs after December 31, 1995, FirstFed and its subsidiaries have agreed to adopt as of January 1, 1996, the vacation, leave and sick day policies of Charter One and its subsidiaries, provided that such adoption may be contingent upon consummation of the Merger. All Continuing Employees will receive credit for their past employment with FirstFed and its subsidiaries (including service with any entity acquired by FirstFed or First Federal) for purposes of determining vacation benefits provided by Charter One and its subsidiaries. Salaries of, and employment policies applicable to, employees of Charter One and its subsidiaries who continue as employees of Charter One and its subsidiaries after the Effective Time will not be affected by the Merger.

     Employee Benefit Plans. After the Effective Time, the existing post-retirement benefit adjustment plan, retiree medical plan and retiree life insurance program of FirstFed will be continued for the benefit of those retirees receiving such benefits as of the date of the Merger Agreement unless FirstFed amends its existing defined benefit plan to provide the post-retirement adjustments provided under such plans.

     Except for those plans and agreements specifically described above, after the Effective Time, Charter One and its subsidiaries may continue, amend or terminate any of the employee benefit and welfare plans of FirstFed and its subsidiaries in existence as of the date of the Merger Agreement. Any Continuing Employee will be entitled, after the Effective Time, to participate in the Charter One employee benefit and welfare plans and programs, except to the extent that coverage is provided to a Continuing Employee under a continuing

FirstFed plan, on the same basis as similarly situated employees of Charter One and its subsidiaries. For purposes of eligibility, participation and vesting in such Charter One plans, the Continuing Employees will receive credit for their past service with FirstFed and it subsidiaries and will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the FirstFed medical plan immediately prior to the Effective Time. Other than as set forth above, none of the benefit plans currently offered by Charter One will be affected by the Merger.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement each of FirstFed and Charter One has made representations and warranties relating to, among other things, the parties' respective organization, capitalization, ownership of subsidiaries, accuracy of financial statements, the absence of material adverse changes in its business, financial condition, operations or properties, the truth and accuracy of information prepared and provided by them in connection with this Joint Proxy Statement/Prospectus, the absence of certain legal proceedings, compliance with laws, regulations and other requirements, corporate actions in connection with the approval and execution of the Merger Agreement, the Bank Merger Agreement and related documents, authority relative to the merger agreements, employment arrangements, employee benefit plans, the accuracy of information furnished to other party, their respective property and assets, material agreements and contracts, tax matters, environmental matters, loan portfolio, real estate loans and investments and financial derivative contracts. For detailed information on such representations and warranties, see the Merger Agreement attached hereto in Appendix I.

CONDITIONS TO THE MERGER


     The respective obligations of FirstFed and Charter One to consummate the Merger are subject to the satisfaction or mutual waiver at or prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been approved by the requisite vote of the respective stockholders of Charter One and FirstFed; (ii) the shares of Charter One Common Stock to be issued to FirstFed stockholders upon consummation of the Merger shall have been authorized for inclusion on the Nasdaq National Market subject to official notice of issuance; (iii) all requisite governmental approvals of the Merger shall have been obtained and shall remain in full force and effect without the imposition of any condition or restriction which would have a Material Adverse Effect (as defined in the Merger Agreement and described below) on Charter One as the surviving corporation, and all applicable waiting periods shall have expired;
(iv) the Registration Statement relating to the shares of Charter One Common Stock to be issued in the Merger shall have been declared effective and shall not be subject to a stop order or any threatened stop order; (v) neither Charter One nor FirstFed shall be subject to any order of a court or agency of competent jurisdiction which restrains or prohibits the consummation of the Merger; (vi) each party shall have received from its respective counsel an opinion to the effect that, among other things, the Company Merger and the Bank Merger will each constitute a reorganization within the meaning of Section 368(a) of the Code and, accordingly, for federal income tax purposes no gain or loss will be recognized by Charter One, Charter One Bank, FirstFed or First Federal as a result of the Merger; (vii) each party shall have obtained all consents and approvals required to be obtained in connection with the Merger other than those which, individually or in the aggregate, would not have a material adverse effect on Charter One as the surviving corporation; (viii) each party shall have received a letter from its independent accountants to the effect that the Merger will qualify for pooling of interests accounting treatment; (ix) each party shall have received from the "affiliates" of the other party certain letters with respect to the resale of shares of Charter One Common Stock received by them in the Merger; and (x) there shall not exist any impediment or restriction upon Charter One as the surviving corporation to enter into the employment agreements and supplemental executive retirement agreements contemplated in the Merger Agreement. For additional information, see Section 4.1 of the Merger Agreement attached hereto in Appendix I.


     The obligation of Charter One to consummate the Merger is subject to the satisfaction by FirstFed or waiver by Charter One of the following conditions:
(i) the receipt from counsel to FirstFed of opinions with respect to certain matters set forth in the Merger Agreement; (ii) the receipt from the independent auditors of FirstFed of a letter regarding certain financial information included in this Joint Proxy Statement/Prospectus;

(iii) between the date of the Merger Agreement and the Closing Date, FirstFed shall not have experienced a Material Adverse Effect; (iv) the representations and warranties of FirstFed contained in the Merger Agreement shall be true as of the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and FirstFed shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under the Merger Agreement to be performed or complied with by it prior to the Effective Time; and (v) neither FirstFed or any of its subsidiaries shall be subject to any pending litigation which, if determined adversely, would have a Material Adverse Effect on FirstFed and its subsidiaries, taken as a whole. For additional information, see Section
4.2 of the Merger Agreement attached hereto in Appendix I.

     The obligation of FirstFed to consummate the Merger is subject to the satisfaction by Charter One or waiver by FirstFed of the following conditions:
(i) the receipt from counsel to Charter One of opinions with respect to certain matters set forth in the Merger Agreement; (ii) the receipt from the independent auditors of Charter One of a letter regarding certain financial information included in this Joint Proxy Statement/Prospectus; (iii) between the date of the Merger Agreement and the Closing Date, Charter One shall not have experienced a Material Adverse Effect; (iv) the representations and warranties of Charter One contained in the Merger Agreement shall be true as of the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Charter One shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under the Merger Agreement to be performed or complied with by it prior to the Effective Time; (v) a certificate for the number of shares of Charter One Common Stock and cash for fractional share interests necessary to effectuate the exchange of FirstFed Common Stock for the Merger Consideration shall have been delivered to the Exchange Agent; (vi) neither Charter One or any of its subsidiaries shall be subject to any pending litigation which, if determined adversely, would have a Material Adverse Effect on Charter One and its subsidiaries, taken as a whole; and (vii) neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred, and the Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger. For additional information, see Section 4.3 of the Merger Agreement attached hereto in Appendix I.

     For purposes of the Merger Agreement, a "Material Adverse Effect" means an effect which (i) is materially adverse to the business, financial condition, results of operations or prospects of Charter One or FirstFed and its respective subsidiaries taken as a whole or (ii) enables any person to prevent the Merger and the transactions contemplated thereby; provided, however, that a Material Adverse Effect shall not include any effect resulting from (A) actions or omissions of Charter One or FirstFed taken with the prior consent of the other in contemplation of the transactions provided for in the Merger Agreement or (B) circumstances affecting the savings institution industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates including, without limitation, the effects of changes in interest rates on earnings, portfolio market value and interest rate risk exposure).


     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible of satisfaction in any material respect, the other party may elect to terminate the Merger Agreement. See "--Waiver and Amendment; Termination."


REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. On July 3, 1995, Charter One filed an application for approval of the Merger with the OTS. Charter One received OTS approval of the Merger on August 29, 1995.

     Under federal law, a period of 15 days must expire following approval by the OTS within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice did not file any such objection during the period.

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without any condition or restriction that would have or result in a material adverse effect on Charter One as the surviving corporation, as Charter One and FirstFed may reasonably and in good faith agree. The OTS approval did not contain any such condition or restriction. See "-- Conditions to the Merger."

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the Boards of Directors of Charter One and FirstFed may by written action (i) extend the time for performance of any obligations or other acts required by the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and
(iii) waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended or modified by action of the Boards of Directors of Charter One and FirstFed at any time before or after approval of the Merger Agreement by Charter One and FirstFed stockholders; provided, however, that after approval of the Merger Agreement by Charter One and FirstFed stockholders, no amendment may change the amount or form of the Merger Consideration without the further approval of Charter One and FirstFed stockholders.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Charter One or FirstFed, (i) by mutual consent of the parties; (ii) by either party if (A) the Merger has not been consummated on or before May 31, 1996 or such later date as may be agreed to by the parties (provided that the failure to consummate the Merger was not a result of the terminating party's nonobservance of the terms of the Merger Agreement), (B) any regulatory authority has denied, or indicated an intent to deny, approval or authorization of the Merger, requested the withdrawal of an application for approval of the Merger, or indicated an intent to impose a condition on its approval or authorization of the Merger which would have a Material Adverse Effect on Charter One as the surviving corporation in the Merger, or (C) approval of the stockholders of FirstFed or Charter One, as the case may be, required for consummation of the Merger has not been obtained (provided that the electing party is not then in breach of its obligations under the Merger Agreement with respect thereto); (iii) by Charter One upon delivery of written notice of termination to FirstFed if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Charter One to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Charter One; (iv) by FirstFed upon delivery of written notice of termination to Charter One if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of FirstFed to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by FirstFed; (v) by either party if there has been a material breach of the other party's representations, warranties, covenants or agreements set forth in the Merger Agreement which has not been fully cured or cannot be fully cured within the earlier of (A) 30 days after written notice of such breach has been received by the breaching party or (B) five days prior to the Closing Date, and which breach would have, or be reasonably likely to have, a Material Adverse Effect on the breaching party and its subsidiaries, taken as a whole, or upon consummation of the transactions contemplated by the Merger Agreement; (vi) by Charter One if
(A) the FirstFed Board has withdrawn, modified or changed its approval or recommendation of the Merger Agreement in a manner adverse to Charter One, (B) the FirstFed Board has authorized FirstFed to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal (as defined below) or (C) as a result of an unsolicited Takeover Proposal, the Charter One Board has withdrawn, modified or changed its recommendation of the Merger Agreement upon its determination in good faith after consultation with legal counsel and an investment banking firm that such recommendation would constitute a breach of its fiduciary duties; and (vii) by FirstFed if (A) the Charter One Board has withdrawn, modified or changed its approval or recommendation of the Merger Agreement in a manner adverse to FirstFed, (B) the Charter One Board has authorized Charter One to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal (as defined below) or (C) as a result of an unsolicited Takeover Proposal, the FirstFed Board has withdrawn, modified or changed its recommendation of the Merger Agreement upon its determination in good faith after consultation with legal counsel and an investment banking firm that such recommendation would constitute a breach of its fiduciary duties. For additional information, see Section 4.4 of the Merger Agreement attached hereto in Appendix I.

     For purposes of the Merger Agreement, a "Takeover Proposal" shall mean any proposal, other than as contemplated by the Merger Agreement, for a merger or other business combination involving Charter One, Charter One Bank, FirstFed or First Federal or for the acquisition of a 25% or greater equity interest in Charter One, Charter One Bank, FirstFed or First Federal, or for the acquisition of a substantial portion of the assets of Charter One, Charter One Bank, FirstFed or First Federal.


     The representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Effective Time, and shall be terminated and extinguished at such time. From and after the Effective Time, neither of the parties shall have any liability to the other on account of any breach or failure of any of the representations, warranties and agreements in the Merger Agreement, except with respect to agreements of the parties which by their terms are intended to be performed after the Effective Time and with respect to liability for fraud, deception or intentional misrepresentation.

COVENANTS PENDING CLOSING

     Charter One and FirstFed have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date.

     Pursuant to the Merger Agreement, each of Charter One and FirstFed has agreed, with respect to it and its subsidiaries, to conduct its business only in the ordinary course consistent with past practices except as otherwise contemplated by the Merger Agreement, to maintain its books and records in accordance with past practices, to use reasonable efforts to preserve intact its existing businesses and business relationships and to take no action that would adversely affect its ability to receive the necessary governmental approvals of the Merger or perform its obligations under the Merger Agreement, the Bank Merger Agreement and the Stock Option Agreements. Each of Charter One and FirstFed has further agreed that it and its subsidiaries shall not, without the prior written approval of the other party, (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock (except that Charter One and FirstFed may pay cash dividends consistent with past practice including specified increases over time and provided that FirstFed may pay a special cash dividend if the first Charter One cash dividend following the Effective Time is scheduled to be paid more than 90 days after the payment of the last regular FirstFed cash dividend prior to the Effective Time); (ii) reacquire or buy any of its outstanding shares of common stock; (iii) issue, sell or buy any shares of its capital stock (other than pursuant to the applicable Stock Option Agreement or upon the exercise of stock options previously disclosed to the other party); (iv) effect any stock split, stock dividend or other reclassification of its common stock; (v) grant any options or issue any warrants exercisable for, or securities convertible or exchangeable into, capital stock of it or any of its subsidiaries, or grant any stock appreciation or other rights with respect to shares of it or any of its subsidiaries (other than with respect to the applicable Stock Option Agreement); or (vi) purchase or acquire any of the outstanding shares of capital stock of the other party or any subsidiary thereof (other than as contemplated by the applicable Stock Option Agreement or the Merger Agreement).

     In addition, pursuant to the Merger Agreement, each of Charter One and FirstFed, has agreed that it and its subsidiaries shall not, without the prior written approval of the other party, (i) sell, dispose of or pledge any significant assets other than in the ordinary course of business consistent with past practice, or in connection with the borrowing of funds (subject to certain limitations set forth below and in the Merger Agreement); (ii) merge or consolidate with or into another entity or otherwise acquire any other entity or, except in accordance with its written business plan, acquire any significant assets; (iii) sell or pledge, or agree to sell or pledge, or permit any lien to exist on any stock of its subsidiaries; (iv) change the governing instruments of it or its subsidiaries, except as contemplated in the Merger Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices and subject to certain limitations set forth in the Merger Agreement; (vi) form any new subsidiary (except in the case of Charter One with respect to a consumer finance subsidiary) or cause or permit a material change in the activities presently conducted by any subsidiary, or make additional investments in subsidiaries in excess of $25 million (except in the case of Charter One's leasing subsidiary which investment shall not exceed $100 million) or make any new loans in excess of $15 million to any group of common borrowers, guarantors, partners or other related individuals;

(vii) engage in any off-balance sheet interest rate swap, cap or floor agreement (except to hedge interest rate risk on certificates of deposit with respect to Charter One); (viii) engage in any activity not contemplated by its written business plan; (ix) purchase any equity securities other than FHLB stock; (x) make any investment which would cause Charter One Bank or First Federal, as appropriate, not to be a qualified thrift lender under Section 10(m) of the HOLA or a domestic building and loan association under Section 7701(a)(19) of the Code; (xi) authorize capital expenditures other than in the ordinary course of business; (xii) implement or adopt any change in its accounting principles, practices or methods (other than as required by generally accepted accounting principles); (xiii) engage any independent auditors other than such auditors engaged as of the date of the Merger Agreement; (xiv) with respect to FirstFed and its subsidiaries, incur any debt obligation (excluding deposits) or other obligation for borrowed money with terms in excess of one year; (xv) with respect to Charter One and its subsidiaries, incur any additional debt obligation (excluding deposits) or other obligation for borrowed money other than replacing existing debt with other debt and creating additional debt consistent with its written business plan; (xvi) allow the use of its common stock by optionees to pay any option exercise price or to satisfy tax liabilities under the FirstFed Option Plans or the option plans of Charter One;
(xvii) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with existing policies or budgets; (xviii) enter into, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees (except as contemplated by the Merger Agreement); (xix) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; (xx) except as contemplated by the Merger Agreement, establish any new or change any existing employee benefit plan or benefit arrangement (unless such change is required by applicable law or necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits); (xxi) conduct its lending activities other than in accordance with the limitations set forth in the Merger Agreement;
(xxii) authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of its or its subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined in the Merger Agreement and described above) except as the fiduciary duties of the Board of Directors may require; or (xxiii) make a commitment to do any of the above.


     For additional information, see Article III of the Merger Agreement attached hereto in Appendix I.

EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Charter One and FirstFed shall bear equally all printing and mailing expenses associated with this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon qualification of the Merger under the pooling of interests method of accounting and the receipt by Charter One and FirstFed of opinions from their respective independent accountants to the effect that the Merger qualifies for pooling of interests method of accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical cost basis of the assets and liabilities of Charter One and FirstFed will be combined and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Charter One and FirstFed will be combined on Charter One's consolidated statement of financial condition. Income and other financial statements of Charter One issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Charter One and FirstFed as if the Merger had taken place prior to the periods covered by such financial statements. See "-- Conditions to the Merger."

     The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method. See "Unaudited Pro Forma Combined Financial Statements." If Charter One and FirstFed agree to waive the pooling of interests condition and utilize purchase accounting for the Merger, stockholders will be resolicited on the Merger proposal only in the event that such a change in the accounting treatment results in a material change in the pro forma combined financial or other information contained herein.

RESALES OF CHARTER ONE COMMON STOCK BY AFFILIATES

     The shares of Charter One Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Charter One or FirstFed for purposes of Rule 145 under the Securities Act as of the date of the Special Meetings. Affiliates of Charter One or FirstFed may not sell their shares of Charter One Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Charter One or FirstFed generally include individuals or entities that control, are controlled by or are under common control with Charter One or FirstFed, and may include certain officers and directors of Charter One and FirstFed as well as certain principal stockholders of Charter One and FirstFed.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of Charter One or FirstFed in the Merger. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates if they do not dispose of any of the shares of either combining company they owned prior to the consummation of a merger or shares of the surviving company received in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-Merger operations of the surviving company have been published.

     Each of Charter One and FirstFed has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who may be deemed an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for the pooling of interests method of accounting treatment) thereof to execute and deliver a written agreement intended to ensure compliance with the Securities Act and to ensure that the Merger will qualify as a pooling of interests.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     Set forth below is a discussion of federal income tax consequences of the Merger to Charter One, Charter One stockholders, FirstFed and FirstFed stockholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR CHARTER ONE OR FIRSTFED STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.


     HOLDERS OF FIRSTFED COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations to be made by Charter One and FirstFed, and assuming that the Company Merger and the Bank Merger are each consummated in the manner set forth in the Merger Agreement, it is anticipated that the following federal income tax consequences would result:

           (i) the Company Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code;


           (ii) no gain or loss will be recognized by Charter One, Charter One Bank, Charter One stockholders, FirstFed or First Federal as a result of the Company Merger or the Bank Merger;


          (iii) no gain or loss will be recognized by any FirstFed stockholder upon the exchange of FirstFed Common Stock solely for Charter One Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Charter One Common Stock, if any, as discussed below);

           (iv) the aggregate tax basis of the Charter One Common Stock received by each stockholder of FirstFed who exchanges FirstFed Common Stock for Charter One Common Stock in the Merger will be the same as the aggregate tax basis of the FirstFed Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Charter One Common Stock);

           (v) the holding period of the shares of Charter One Common Stock received by a FirstFed stockholder in the Merger will include the holding period of the FirstFed Common Stock surrendered in exchange therefor, provided that such shares of FirstFed Common Stock were held as a capital asset by such stockholder at the Effective Time; and

           (vi) cash received in the Merger by a FirstFed stockholder in lieu of a fractional share interest of Charter One Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Charter One Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FirstFed Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).


     Based upon representations to be made by Charter One and FirstFed as of the Effective Time, Silver Freedman & Taff, L.L.P., counsel to Charter One, and Housley Goldberg Kantarian & Bronstein, P.C., counsel to FirstFed, will each render an opinion, dated as of the Effective Time, that the Company Merger and the Bank Merger will each qualify as a reorganization under the Code with the consequences set forth above. Each opinion also would be subject to the assumptions that the Company Merger and the Bank Merger are consummated in the manner and in accordance with the terms of the Merger Agreement, that the Company Merger will qualify as a merger under the applicable laws of Michigan and Delaware and that the Bank Merger will qualify as a merger under applicable federal law. Both opinions would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Subject to waiver by both Charter One and FirstFed, which waiver is not expected to be made, consummation of the Merger is conditioned upon the receipt by Charter One of the opinion of Silver, Freedman & Taff, L.L.P. and the receipt by FirstFed of the opinion of Housley Goldberg Kantarian & Bronstein, P.C. See "-- Conditions to the Merger."


     No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to Charter One, FirstFed or FirstFed stockholders. Unlike a ruling from the IRS, the opinions of counsel are not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinions or that such opinions would be upheld by the courts if challenged.

NASDAQ LISTING

     Both Charter One Common Stock and FirstFed Common Stock currently are quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Charter One Common Stock to be issued to the stockholders of FirstFed pursuant to the Merger Agreement will be quoted on the Nasdaq National Market. See "-- Conditions to the Merger."

REGISTRATION RIGHTS

     Under the Merger Agreement, Charter One has agreed, during the three year period following the Effective Time and upon written request by an Eligible Affiliate (as defined below) of FirstFed, to file with the SEC (and any requested state securities authorities) an appropriate registration statement under the Securities Act registering for transfer the shares of Charter One Common Stock received by any affiliate of FirstFed who delivered a certain affiliate letter to Charter One (as contemplated in the Merger Agreement) and received as a result of the Merger in excess of 1% of the issued and outstanding shares of Charter One Common Stock, to be determined immediately subsequent to the Effective Time (an "Eligible Affiliate"). Charter One shall make its best efforts to have such registration statement declared effective under the Securities Act and remain effective for up to six months (with the right of an Eligible Affiliate to request an extension for up to an additional three month period) to facilitate the transfer of Charter One Common Stock held by such Eligible Affiliate. Upon receipt of a request for registration by an Eligible Affiliate, Charter One shall use all reasonable efforts to notify all other Eligible Affiliates (who have not joined in such request) of such request and invite all such other Eligible Affiliates to join in such registration, with respect to the Charter One Common Stock received by them in the Merger. Charter One is obligated to make only two registrations with respect to all shares of Charter One Common Stock received by Eligible Affiliates in the Merger, and is obligated to make the registration(s) at its expense (excluding any underwriting or brokerage commissions or discounts, fees and expenses of counsel for such Eligible Affiliates and any applicable transfer taxes).

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS AFTER THE MERGER


     As provided in the Merger Agreement, the Charter One Board as of the Effective Time will consist of 16 members, one-half by the Charter One Board and one-half of whom will be selected by the FirstFed Board, in each case prior to the Effective Time. The list of individuals currently expected to become a member of the Charter One Board as of the Effective Time is set forth in the table below. If the Charter One stockholders fail to approve the Director Amendment, the Charter One Board as of the Effective Time will consist of 14 members, one-half of whom will be selected by the Charter One Board and one-half by the FirstFed Board, in each case prior to the Effective Time and, it is anticipated, from the list of individuals set forth below, based upon criteria the respective Boards deem appropriate at such time. The class and term of each of the directors has not yet been determined. Charter One and FirstFed shall agree as to the class and term for the members of the Charter One Board as of the Effective Time with the intention that, to the greatest extent practicable, the Charter One and FirstFed directors will serve in equal number in each of the Charter One Board's three classes of directors. The Merger Agreement provides that the fees and benefits to be received by members of the Charter One Board and the Charter One Bank Board after the Effective Time will be at least as favorable as the greater of those currently provided to the directors of either Charter One or FirstFed and Charter One Bank or First Federal, respectively. In addition, Jerome L. Schostak, the initial Vice Chairman of the Charter One Board after the Effective Time, will receive compensation in an amount equal to 115% of the compensation he currently receives as chairman of FirstFed's Executive Committee (currently $10,000 per month). Other than Mr. C. Gene Harling, those persons who served as Charter One or FirstFed directors prior to the Effective Time who do not become Charter One directors as of the Effective Time (anticipated to be, from Charter One -- Dr. Norman R. Auburn, Otty J. Cerny, Robert L. Moore, George M. Jones and Charles A. Shirk, and from FirstFed -- Fred
C. Reynolds) will be entitled under the Merger Agreement to serve as directors emeriti of Charter One and to be paid fees at least as favorable as those currently provided to directors emeriti of Charter One.

     In addition, during the four-year period following the Effective Time, (i) Charles John Koch and Jerome L. Schostak will serve as the Chairman and Vice Chairman, respectively, of the Charter One Board; (ii) the Charter One Board and the Charter One Bank Board (and each of the committees thereof, other than the Executive Committee) will each consist of an equal number of persons serving on or representing the Charter One Board and the FirstFed Board, respectively, prior to the Effective Time; (iii) any vacancy on the Charter One Board caused by the departure of a director who was a director of Charter One prior to the Effective Time, or a successor thereto, will be filled with a person recommended by the remaining directors of Charter One who were directors of Charter One prior to the Effective Time; (iv) any vacancy on the Charter One Board caused by the departure of a director who was a director of FirstFed prior to the Effective Time, or a successor thereto, will be filled with a person recommended by the remaining directors of Charter One who were directors of FirstFed prior to the Effective Time; (v) a vote of two-thirds of the entire Charter One Board will be necessary to approve (A) any amendment to the Charter One Certificate or Bylaws, (B) any merger, acquisition, sale of substantially all of its assets, or other extraordinary transaction involving Charter One or Charter One Bank or another significant financial institution subsidiary or (C) the dismissal or replacement of any of the executive officers of Charter One or Charter One Bank or other significant financial institution subsidiary of Charter One; (vi) subject to any necessary OTS approval, the members of the Charter One Board will also be the members of the Charter One Bank Board; and (vii) the members of the Executive Committee of the Charter One Board and the Charter One Bank Board will be Charles John Koch (Chairman), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu. With respect to item (vi) above, no person who is a director of FirstFed or First Federal will be subject to an age restriction relating to service as a director of Charter Bank.



     The Executive Committees of the Charter One and Charter One Bank Boards each shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the respective Board (or by 80% of the members of such committee) and otherwise to enable Charter One and Charter One Bank to conduct their business in the normal and regular course consistent with then current policies, plans, practices and directions. All other determinations by each Executive Committee shall require the affirmative vote of 80% of its members.



     Set forth below is certain information, as of July 1, 1995, with respect to each individual who currently is expected to become a member of the Charter One Board and the Charter One Bank Board as of the Effective Time.



                                YEAR BECAME A
                                 DIRECTOR OF
                                CHARTER ONE(C)                       PRINCIPAL OCCUPATION
             NAME               OR FIRSTFED(F)     AGE              DURING PAST FIVE YEARS
------------------------------  --------------     ---     ----------------------------------------
Eugene B. Carroll, Sr.........       1987(C)       71      President of Employer Sponsored Plans,
                                                           Inc. (third-party health plan
                                                           administrator); agent for New England
                                                           Mutual Life Insurance Co.
Denise M. Fugo................       1993(C)       42      President of City Life Inc. (restaurant,
                                                           banquet and catering company)
Mark D. Grossi................         --(C)       41      Senior Vice President of Charter One and
                                                           Executive Vice President/Retail Banking
                                                           of Charter One Bank since September
                                                           1992; President and Chief Executive
                                                           Officer of First American Savings Bank
                                                           from December 1989 through September
                                                           1992
Charles M. Heidel.............       1980(F)       69      Retired President, Chief Operating
                                                           Officer and Director of The Detroit
                                                           Edison Company (public utility)
Charles F. Ipavec.............       1987(C)       73      General counsel to Charter One Bank;
                                                           President of LaPorte and Ipavec Co.,
                                                           L.P.A.

                                YEAR BECAME A
                                 DIRECTOR OF
                                CHARTER ONE(C)                       PRINCIPAL OCCUPATION
             NAME               OR FIRSTFED(F)     AGE              DURING PAST FIVE YEARS
------------------------------  --------------     ---     ----------------------------------------
Richard J. Jacob..............       1987(F)       75      President of Richard J. Jacob and
                                                           Associates (private investing and
                                                           consulting firm) since 1993; owner of
                                                           Jacob-Dourlet & Associates (real estate
                                                           investment firm) from 1987 to 1993;
                                                           Director of Durakon Industries
Charles John Koch.............       1987(C)       49      Chairman of the Board, President and
                                                           Chief Executive Officer of Charter One
                                                           and Charter Bank
John D. Koch..................       1995(C)       43      Senior Vice President of Charter One;
                                                           Executive Vice President/Chief Lending
                                                           and Credit Officer of Charter One Bank
Philip J. Meathe..............       1976(F)       69      Retired Chairman of the Board and Chief
                                                           Executive Officer of Smith, Hinchman &
                                                           Grylls Associates, Inc. (firm composed
                                                           of architects, engineers and planners)
Richard W. Neu................       1992(F)       39      Treasurer of FirstFed; Executive Vice
                                                           President and Chief Financial Officer of
                                                           First Federal; Secretary of FirstFed and
                                                           First Federal from July 1993 to May 1994
Henry R. Nolte, Jr............       1983(F)       71      Of Counsel to Miller, Canfield, Paddock
                                                           and Stone, Attorneys at Law, and was
                                                           senior partner from 1989 to 1993;
                                                           retired as Vice President/General
                                                           Counsel of Ford Motor Company in 1989
Alonzo H. Poll................       1987(C)       73      Retired Chairman of H. Poll Electric
                                                           Company
Victor A. Ptak................       1989(C)       62      General partner and manager of J.C.
                                                           Bradford & Co. office (investment firm)
Jerome L. Schostak............       1985(F)       61      Chairman of the Board and Chief
                                                           Executive Officer of Schostak Brothers &
                                                           Company, Inc. (full service real estate
                                                           company), and served as President until
                                                           1994
Mark Shaevsky.................       1985(F)       59      Partner in Honigman Miller Schwartz and
                                                           Cohn, Attorneys at Law
Eresteen R. Williams..........       1979(F)       70      Retired Medical Office Manager for D.G.
                                                           Williams, Jr., M.D., P.C.


---------------
(1) With respect to the directors of FirstFed, includes service as a member of the Board of Directors of First Federal prior to the formation of FirstFed.


     Charter One has agreed to take all necessary corporate action to effectuate the foregoing which includes the Director Amendment and certain amendments to the Bylaws of Charter One and to the Charter and Bylaws of Charter One Bank. See "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc. -- Increase in Authorized Number of Directors." The amendments to the Charter and Bylaws of Charter One Bank are subject to the prior approval of the OTS, which had not been received as of the date of this Joint Proxy Statement/Prospectus.


OFFICERS AFTER THE MERGER


     As of the Effective Time, the executive officers of Charter One and Charter One Bank will be as follows: Charles John Koch -- Chairman of the Board, President and Chief Executive Officer of Charter One and Charter One Bank; Richard W. Neu -- Senior Vice President and Treasurer of Charter One and Executive Vice President/Chief Financial Officer of Charter One Bank; John D. Koch -- Senior Vice President of Charter One and Executive Vice President/Chief Lending and Credit Officer of Charter One Bank; Mark D.

Grossi -- Senior Vice President of Charter One and Executive Vice President/Retail Banking of Charter One Bank; and Robert J. Vana -- Chief Corporate Counsel and Secretary of Charter One and Charter One Bank. Messrs. C. Koch, J. Koch, Grossi and Vana currently serve in such capacities with Charter One and Charter One Bank. Mr. Neu currently serves as Treasurer of FirstFed and Executive Vice President and Chief Financial Officer of First Federal. Pursuant to the Merger Agreement, for a period of four years after the Effective Time, a vote of two-thirds of the members of the Charter One Board will be required to dismiss or replace any of the executive officers of Charter One and Charter One Bank.



     In addition, C. Gene Harling, Chairman of the Board, President and Chief Executive Officer of FirstFed and First Federal, will serve Charter One in an advisory capacity for at least one year following the Effective Time to assist in the consolidation of operations following the Merger as well as other matters. Other senior management positions of Charter One and Charter One Bank are generally expected to be filled by persons currently employed by Charter One and FirstFed.


CONSOLIDATION OF OPERATIONS

     Upon consummation of the Merger, the combined company will be headquartered in Cleveland, with a Michigan Division headquartered in the current FirstFed facility in Detroit. The combined institution will have 156 full service offices located in Ohio and Michigan, with approximately $7 billion in total deposits. It is anticipated that all of such branches will remain open after the Merger and that certain operational functions of Charter One currently performed in Cleveland will be integrated into similar functions of FirstFed to be performed in Detroit.

     Concurrent with or shortly following the consummation of the Merger, Charter One and FirstFed anticipate executing a plan to reposition the combined statement of financial condition of Charter One and FirstFed to conform the interest rate risk profile of the combined company to that of Charter One before the Merger. This will be accomplished by terminating the $850 million combined interest rate swap position that would remain outstanding at December 31, 1995. The repositioning also is expected to include the liquidation of approximately $2 billion of lower-yielding, fixed-rate assets and the application of the proceeds therefrom to repay approximately $2 billion of short-term liabilities. The repositioning of the statement of financial condition is expected to reduce the asset size of the combined company from approximately $15 billion to approximately $13 billion. Based on market interest rate levels as of June 30, 1995 and December 31, 1994, costs related to this repositioning of the statement of financial condition, together with an estimated $20 million pre-tax merger transaction charge, would have been expected to result in an after-tax charge to earnings of approximately $67 million and $133 million, respectively. See "Unaudited Pro Forma Combined Financial Statements."

     The implementation of the strategies described above are subject to business, regulatory, market and other considerations which may change between the date of this Joint Proxy Statement/Prospectus and the Effective Time. Consequently, there can be no assurance that such strategies will be implemented as described above.

POST-MERGER DIVIDEND POLICY


     Charter One is a legal entity, separate and distinct from Charter One Bank and its subsidiaries. As a holding company with no significant operations of its own, Charter One's principal sources of funds are its net earnings and any dividends paid to it by Charter One Bank, which are subject to certain federal regulatory limitations. The Charter One Board after the Effective Time will consider the payment and level of dividends on Charter One Common Stock as it deems appropriate to do so, taking into account federal regulatory restrictions, Charter One's level of net income and financial condition, its future prospects, economic conditions, industry practices and other factors. It is currently anticipated that after the Effective Time Charter One initially will pay dividends at an annual rate of at least $.76 per share (which, after taking into account the Exchange Ratio, equates to $.91 per share of FirstFed Common Stock); provided, however, that any dividend declared by the Charter One Board will be consistent with its analysis of the factors detailed above, and there can be no assurance as to any future dividends. See also "Comparative Stock Prices and Dividend Information."

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENTS

     The information in this Joint Proxy Statement/Prospectus concerning the terms of the Stock Option Agreements is qualified in its entirety by reference to the full text of the Stock Option Agreements which are attached hereto in Appendix I and incorporated by reference herein.

     General. As an inducement and a condition to entering into the Merger Agreement, each of Charter One and FirstFed received an option to purchase shares of the other party's common stock representing approximately 19.9% of the issued and outstanding shares of such common stock. The options may only be exercised upon the occurrence of certain events (none of which has occurred as of the date hereof). Pursuant to the stock option agreement dated as of May 31, 1995, between Charter One as issuer and FirstFed as grantee (the "Charter One Stock Option Agreement"), Charter One granted to FirstFed an option (the "Charter One Option") to purchase up to 4,481,589 shares of Charter One Common Stock at an exercise price of $24.75 per share, subject to the terms and conditions set forth therein. Pursuant to the stock option agreement dated as of May 31, 1995, between FirstFed as issuer and Charter One as grantee (the "FirstFed Stock Option Agreement" and, together with the Charter One Stock Option Agreement, the "Stock Option Agreements"), FirstFed granted to Charter One an option (the "FirstFed Option" and, together with the Charter One Option, the "Options") to purchase up to 3,724,173 shares of FirstFed Common Stock at an exercise price of $26.50 per share, subject to the terms and conditions set forth therein.

     Effect of Stock Option Agreements. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in either FirstFed or Charter One from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the FirstFed Common Stock than the value per share contemplated by the Merger Agreement or a higher price per share for Charter One Common Stock than the then-current market price of such shares. The acquisition of the issuer or an interest in the issuer, or an agreement to do either, could cause the Option to become exercisable. The existence of such Option could significantly increase the cost to a potential acquiror of acquiring the issuer compared to its cost had the Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the issuer than it might otherwise have proposed to pay. The exercise of either Option may prohibit any acquiror of the issuer from accounting for an acquisition of the issuer using the pooling of interests accounting method for a period of two years. This could discourage or preclude an acquisition of FirstFed or Charter One.

     Terms of Stock Option Agreements. The following is a brief summary of certain provisions of the Stock Option Agreements, which are attached hereto in Appendix I. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the number and kind of shares which may be purchased pursuant thereto and the exercise prices. The following summary is qualified in its entirety by reference to the Stock Option Agreements. For purposes of this summary, the term "Issuer" refers to Charter One with respect to the Charter One Stock Option Agreement and FirstFed with respect to the FirstFed Stock Option Agreement, and the term "Grantee" refers to FirstFed with respect to the Charter One Stock Option Agreement and Charter One with respect to the FirstFed Stock Option Agreement.

     Pursuant to the Stock Option Agreements, each Option becomes exercisable in whole or in part at any time after the occurrence of both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined). An "Initial Triggering Event" will occur if (i) Issuer, without receiving Grantee's prior consent, enters into an agreement with any person (other than Grantee) to effect

(A) a merger, consolidation or similar transaction involving Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (B) the purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any of its Significant Subsidiaries, or (C) the purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or its Significant Subsidiaries (any of the foregoing being hereinafter referred to as an "Acquisition Transaction"; provided, however, that any internal merger or consolidation involving only Issuer and/or its subsidiaries will not be considered an Acquisition Transaction); (ii) any person (other than Grantee, a subsidiary of Grantee or a subsidiary of Issuer acting in a fiduciary capacity (each, an "Excluded Person")), alone or together with affiliates and associates, acquires beneficial ownership of, or the right to acquire beneficial ownership of, or any group is formed (other than a group of which an Excluded Person is a member) that beneficially owns, 25% or more of the then outstanding shares of Issuer Common Stock; (iii) any person (other than Grantee or a subsidiary of Grantee) makes a proposal to Issuer or its stockholders to (A) engage in an Acquisition Transaction or (B) commences a tender or exchange offer, the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power; (iv) the Board of Directors of Issuer fails to recommend to its stockholders the adoption of the Merger Agreement or withdraws, modifies or changes its recommendation in a manner adverse to Grantee; (v) Issuer, following a proposal by a third party (other than an Excluded Person) to engage in an Acquisition Transaction, intentionally and knowingly breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which entitles Grantee to terminate the Merger Agreement in accordance with its terms and which has not been cured prior to written notice to Issuer by Grantee of its intention to exercise the Option; or (vi) any person (other than Grantee or a subsidiary of Grantee), without the prior consent of Grantee, files an application or notice with the OTS or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction, which application or notice has been accepted for processing.

     A "Subsequent Triggering Event" will occur if (i) any person, other than an Excluded Person, acquires beneficial ownership of 25% or more of the then outstanding shares of Issuer Common Stock or (ii) Issuer, without receiving Grantee's prior consent, enters into an agreement with any person (other than Grantee) to effect an Acquisition Transaction.

     Each Option expires upon the earliest to occur of (i) the Effective Time,
(ii) the termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Initial Triggering Event and (iii) 12 months after termination of the Merger Agreement, if such termination follows or occurs at the same time as an Initial Triggering Event. Any purchase of shares pursuant to a Stock Option Agreement is subject to compliance with applicable law.

     The number and type of securities subject to the Options and the purchase price of such securities will be appropriately adjusted for any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction. The number of shares of Issuer Common Stock subject to each Option will also be adjusted in the event Issuer issues additional shares of its common stock such that the number of shares of Issuer Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of Issuer Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the Option.

     In the event Issuer enters into any agreement to (i) consolidate with or merge into any person other than Grantee or one of its subsidiaries, such that the Issuer is not the surviving corporation, (ii) permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer is the surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) sell or otherwise transfer all or substantially all of its assets to any person other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option (the "Substitute Option") to purchase securities

(the "Substitute Common Stock") of either the acquiring person, a person that controls the acquiring person, Issuer (if Issuer is the surviving entity) or the transferee of all or substantially all of Issuer's assets, in all cases at the election of Grantee. In no event will the Substitute Option be exercisable for more than 19.9% of the Substitute Common Stock outstanding prior to the exercise of the Substitute Option.

     The Stock Option Agreements also provide each respective Grantee with certain registration rights with respect to shares of Issuer Common Stock acquired by Grantee upon exercise of the Option. These rights require that Issuer file up to two registration statements under the Securities Act if requested by Grantee at the time of and together with the written notice of exercise required under the Stock Option Agreements. The first of such registration statements will be at Issuer's expense, while the second will be at Grantee's expense.

AMENDMENT TO CHARTER ONE RIGHTS AGREEMENT

     In connection with the Merger Agreement, Charter One and The First National Bank of Boston executed an amendment to the Rights Agreement. For a more detailed description of the Rights Agreement, see "Comparison of Rights of Stockholders of Charter One Financial, Inc. and FirstFed Michigan Corporation -- Rights Agreement." The Rights Agreement was amended (i) to revise the definition of "Acquiring Person" set forth in the Rights Agreement to provide that neither FirstFed nor any of its subsidiaries will become an Acquiring Person by virtue of the fact that FirstFed is the Beneficial Owner (as defined in the Rights Agreement) solely of shares of FirstFed Common Stock (A) of which FirstFed or any such subsidiary was the Beneficial Owner on May 26, 1995, (B) acquired or acquirable pursuant to the grant or exercise of the Charter One Option granted under the Charter One Stock Option Agreement, (C) acquired or acquirable pursuant to the Charter One Voting Agreements, (D) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties and (E) held in respect of a debt previously contracted; provided, however, that if FirstFed or any of its subsidiaries acquires beneficial ownership of any shares of Charter One Common Stock other than the shares described in clauses (A)-(E) above, then the shares described in clauses (A)-(C) above, together with the subsequently acquired shares, will be considered in determining whether FirstFed or any of its subsidiaries has become an Acquiring Person; (ii) to raise from 10% to 20% the triggering beneficial ownership thresholds; and (iii) to clarify that neither any rights holder nor any other "Person" (as defined in the Rights Agreement) shall be deemed to have been given any legal or equitable rights or claims under the Rights Agreement in connection with any transactions contemplated by the Merger Agreement, the Charter One Stock Option Agreement or the Charter One Voting Agreements. This information is qualified in its entirety by reference to the full text of the amendment to the Rights Amendment, which is attached hereto in Appendix I.

THE BANK MERGER AGREEMENT


     In connection with the Merger, Charter One Bank and First Federal executed the Bank Merger Agreement on May 30, 1995. Pursuant to the Bank Merger Agreement, First Federal will be merged with and into Charter Bank following the Company Merger. The respective obligations of Charter One Bank and First Federal to consummate the Bank Merger are conditioned upon the satisfaction or waiver by Charter One and FirstFed of all conditions to consummation of the Merger set forth in the Merger Agreement and approval by the OTS. The Bank Merger Agreement will terminate automatically upon any termination of the Merger Agreement.


     This information is qualified in its entirety by reference to the full text of the Bank Merger Agreement which is included as Exhibit A to the Merger Agreement attached hereto in Appendix I.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Combined Financial Statements and related footnotes account for the Merger using the pooling of interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of Charter One and FirstFed are combined and recorded at their historical cost-based amounts, except as noted below and in the footnotes. The following Unaudited Pro Forma Combined Statement of Financial Condition as of June 30, 1995 combines the historical consolidated statements of financial condition of Charter One and subsidiaries and FirstFed and subsidiaries as if the Merger had been effective on June 30, 1995, after giving effect to certain pro forma adjustments described in the accompanying notes. The following Unaudited Pro Forma Combined Statements of Income for the six-month periods ended June 30, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1994 present the combined historical results of operations of Charter One and subsidiaries and FirstFed and subsidiaries as if the Merger had been effective January 1, 1992. Both Charter One's and FirstFed's fiscal years end December 31. Pro forma per share amounts are based on the Exchange Ratio of 1.2 shares of Charter One Common Stock for each share of FirstFed Common Stock.

     The Unaudited Pro Forma Combined Financial Statements are intended for informational purposes and are not necessarily indicative of the future consolidated financial position or future results of operations of the combined entity or the consolidated financial position or results of operations of the combined entity that would have been achieved had the Merger been consummated as of the date or at the beginning of the periods presented. The Unaudited Pro Forma Combined Statement of Financial Condition reflects the anticipated repositioning of the combined entity's statement of financial condition, which is expected to be completed at or shortly after the consummation of the Merger, to conform the interest rate risk position of the combined company with the pre-Merger interest rate risk position of Charter One. It also reflects estimated losses/gains associated with such repositioning based on interest rates in effect at June 30, 1995, as well as estimated costs to effect the Merger and combine operations. Estimated amounts and ranges of amounts of these costs are shown in the Notes to Unaudited Pro Forma Combined Financial Statements. Any change in interest rates or prices between that date and the actual date(s) the repositioning transactions are consummated could result in losses/gains that differ significantly from the amounts presented herein. The Unaudited Pro Forma Combined Statements of Income do not reflect the cost to reposition the statement of financial condition or the costs to effect the Merger and combine operations, or any expected cost savings as a result of the Merger. These Unaudited Pro Forma Combined Financial Statements should be read in conjunction with, and are qualified in their entirety by, the separate historical consolidated financial statements and notes thereto of Charter One and FirstFed, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference." See also "Management and Operations After the Merger -- Consolidation of Operations."

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                                                              AT JUNE 30, 1995
                                         ----------------------------------------------------------
                                          CHARTER
                                            ONE          FIRSTFED
                                             AS             AS           PRO FORMA       PRO FORMA
                                          REPORTED       REPORTED       ADJUSTMENTS      COMBINED
                                         ----------     ----------      -----------     -----------
                                                           (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents............  $  182,494     $  100,737      $        --     $   283,231
  Mortgage-backed securities:
     Available for sale................     321,770             --               --         321,770
     Held to maturity..................   1,693,072      4,335,611         (900,000)(2)   5,128,683
  Other securities -- available for
     sale..............................     134,993        919,905         (700,000)(2)     354,898
  Loans, net...........................   3,721,012      2,935,646         (400,000)(2)   6,256,658
  Federal Home Loan Bank stock.........      71,766         94,004               --         165,770
  Premises and equipment...............      60,954         42,979               --         103,933
  Real estate owned....................       8,225          3,961               --          12,186
  Accrued interest receivable..........      29,420         57,378               --          86,798
  Other assets.........................     101,878         47,767         31,800(5)        181,445
                                         ----------     ----------      -----------     -----------
          Total assets.................  $6,325,584     $8,537,988      $(1,968,200)    $12,895,372
                                         ==========     ==========      ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Deposits.............................  $4,410,618     $2,872,014      $  (393,000)(3) $ 6,889,632
  Federal Home Loan Bank advances......   1,344,117      1,502,200         (384,200)(3)   2,462,117
  Reverse repurchase agreements........          --      3,359,678       (1,124,000)(3)   2,235,678
  Other borrowings.....................      76,599        137,737               --         214,336
  Advance payments by borrowers for
     taxes and insurance...............      29,541         60,136               --          89,677
  Accrued interest payable, accrued
     expenses and other liabilities....      54,899        125,347               --         180,246
                                         ----------     ----------      -----------     -----------
          Total liabilities............   5,915,774      8,057,112       (1,901,200)     12,071,686
                                         ----------     ----------      -----------     -----------
Stockholders' equity:
  Common stock and paid-in capital.....     127,307        108,543               --         235,850
  Retained earnings....................     323,807        369,424          (67,000)(4)     626,231
  Treasury stock.......................      (4,104)            --               --          (4,104)
  Net unrealized gain (loss) on
     securities........................     (37,200)         2,909               --         (34,291)
                                         ----------     ----------      -----------     -----------
          Total stockholders' equity...     409,810        480,876          (67,000)        823,686
                                         ----------     ----------      -----------     -----------
          Total liabilities and
            stockholders' equity.......  $6,325,584     $8,537,988      $(1,968,200)    $12,895,372
                                         ==========     ==========      ===========     ===========

       See "Notes to Unaudited Pro Forma Combined Financial Statements."

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                   FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                         -----------------------------------------------------------
                                         CHARTER ONE      FIRSTFED        PRO FORMA       PRO FORMA
                                         AS REPORTED     AS REPORTED     ADJUSTMENTS      COMBINED
                                         -----------     -----------     -----------     -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........................  $   234,723     $   314,184      $      --      $   548,907
Interest expense(3)....................      143,142         251,616          4,095          398,853
                                         -----------     -----------            ---      -----------
Net interest income....................       91,581          62,568         (4,095)         150,054
Provision for loan losses..............          516              --             --              516
                                         -----------     -----------            ---      -----------
Net interest income after provision for
  loan losses..........................       91,065          62,568         (4,095)         149,538
Net gain on sales......................          505           3,701             --            4,206
Other income...........................       15,513           5,379             --           20,892
Other expenses(6)......................       52,816          34,374             --           87,190
                                         -----------     -----------            ---      -----------
Income before federal income taxes,
  extraordinary items and cumulative
  effect of changes in accounting
  principles...........................       54,267          37,274         (4,095)          87,446
Federal income taxes(3)(7).............       18,251          12,935         (1,433)          29,753
                                         -----------     -----------            ---      -----------
Income before extraordinary items and
  cumulative effect of changes in
  accounting principles................  $    36,016     $    24,339      $  (2,662)     $    57,693
                                         ===========     ===========            ===      ===========
Per share income before extraordinary
  items and cumulative effect of
  changes in accounting principles(8):
  Primary..............................  $      1.56     $      1.28      $      --      $      1.26
                                         ===========     ===========            ===      ===========
  Fully diluted........................  $      1.56     $      1.27      $      --      $      1.25
                                         ===========     ===========            ===      ===========
Weighted average common and common
  equivalent shares(8):
  Primary..............................   23,018,526      19,026,058             --       45,849,796
                                         ===========     ===========            ===      ===========
  Fully diluted........................   23,060,501      19,120,024             --       46,004,530
                                         ===========     ===========            ===      ===========


       See "Notes to Unaudited Pro Forma Combined Financial Statements."

                                                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                              -----------------------------------------------------
                                              CHARTER ONE    FIRSTFED      PRO FORMA     PRO FORMA
                                              AS REPORTED   AS REPORTED   ADJUSTMENTS    COMBINED
                                              -----------   -----------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.............................  $   185,623   $   304,170   $        --   $   489,793
Interest expense(3).........................       98,437       234,190         4,095       336,722
                                              -----------   -----------   -----------   -----------
Net interest income.........................       87,186        69,980        (4,095)      153,091
Provision for loan losses...................        1,493           150            --         1,643
                                              -----------   -----------   -----------   -----------
Net interest income after provision for loan
  losses....................................       85,693        69,830        (4,095)      151,428
Net gain on sales...........................        1,496         2,561            --         4,057
Net loss on termination of interest rate
  exchange agreements.......................           --       155,364            --       155,364
Other income................................       11,807         5,389            --        17,196
Other expenses(6)...........................       49,402        37,848            --        87,250
                                              -----------   -----------   -----------   -----------
Income (loss) before federal income taxes,
  extraordinary items and cumulative effect
  of changes in accounting principles.......       49,594      (115,432)       (4,095)      (69,933)
Federal income taxes (benefit)(3)(7)........       16,490       (35,240)       (1,433)      (20,183)
                                              -----------   -----------   -----------   -----------
Income (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles................................  $    33,104   $   (80,192)  $    (2,662)      (49,750)
                                              ===========   ===========   ===========   ===========
Per share income (loss) before extraordinary
  items and cumulative effect of changes in
  accounting principles(8):
  Primary...................................  $      1.43   $     (4.30)  $        --   $     (1.09)
                                              ===========   ===========   ===========   ===========
  Fully diluted.............................  $      1.43   $     (4.30)  $        --   $     (1.09)
                                              ===========   ===========   ===========   ===========
Weighted average common and common
  equivalent shares(8):
  Primary...................................   23,190,553    18,647,534            --    45,567,594
                                              ===========   ===========   ===========   ===========
  Fully diluted.............................   23,203,359    18,647,534            --    45,580,400
                                              ===========   ===========   ===========   ===========


       See "Notes to Unaudited Pro Forma Combined Financial Statements."

                                                    FOR THE YEAR ENDED DECEMBER 31, 1994
                                         -----------------------------------------------------------
                                         CHARTER ONE      FIRSTFED        PRO FORMA       PRO FORMA
                                         AS REPORTED     AS REPORTED     ADJUSTMENTS      COMBINED
                                         -----------     -----------     -----------     -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........................  $   395,630     $   610,550       $    --       $ 1,006,180
Interest expense(3)....................      217,486         476,721         8,191           702,398
                                         -----------     -----------     -----------     -----------
Net interest income....................      178,144         133,829        (8,191)          303,782
Provision for loan losses..............        2,798             150            --             2,948
                                         -----------     -----------     -----------     -----------
Net interest income after provision for
  loan losses..........................      175,346         133,679        (8,191)          300,834
Net gain on sales......................        3,962           3,504            --             7,466
Net loss on termination of interest
  rate exchange agreements.............           --         155,364            --           155,364
Other income...........................       24,094          11,612            --            35,706
Other expenses(6)......................      102,103          72,055            --           174,158
                                         -----------     -----------     -----------     -----------
Income (loss) before federal income
  taxes, extraordinary items and
  cumulative effect of changes in
  accounting principles................      101,299         (78,624)       (8,191)           14,484
Federal income taxes (benefit)(3)(7)...       33,686         (26,630)       (2,866)            4,190
                                         -----------     -----------     -----------     -----------
Income (loss) before extraordinary
  items and cumulative effect of
  changes in accounting principles.....  $    67,613     $   (51,994)      $(5,325)      $    10,294
                                          ==========      ==========     =========        ==========
Per share income (loss) before
  extraordinary items and cumulative
  effect of changes in accounting
  principles(8):
  Primary..............................  $      2.92     $     (2.79)      $    --       $       .23
                                          ==========      ==========     =========        ==========
  Fully diluted........................  $      2.92     $     (2.79)      $    --       $       .23
                                          ==========      ==========     =========        ==========
Weighted average common and common
  equivalent shares(8):
  Primary..............................   23,194,714      18,662,939            --        45,590,241
                                          ==========      ==========     =========        ==========
  Fully diluted........................   23,194,854      18,662,939            --        45,590,381
                                          ==========      ==========     =========        ==========


       See "Notes to Unaudited Pro Forma Combined Financial Statements."

                                                    FOR THE YEAR ENDED DECEMBER 31, 1993
                                         -----------------------------------------------------------
                                         CHARTER ONE      FIRSTFED        PRO FORMA       PRO FORMA
                                         AS REPORTED     AS REPORTED     ADJUSTMENTS      COMBINED
                                         -----------     -----------     -----------     -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........................  $   358,408     $   723,748       $    --       $ 1,082,156
Interest expense.......................      188,115         586,647            --           774,762
                                         -----------     -----------       -------       -----------
Net interest income....................      170,293         137,101            --           307,394
Provision for loan losses..............        5,149           2,400            --             7,549
                                         -----------     -----------       -------       -----------
Net interest income after provision for
  loan losses..........................      165,144         134,701            --           299,845
Net gain on sales......................        4,983             557            --             5,540
Other income...........................       21,204          10,433            --            31,637
Other expenses(6)......................       97,930          79,840        (1,563)          176,207
                                         -----------     -----------       -------       -----------
Income before federal income taxes,
  extraordinary items and cumulative
  effect of changes in accounting
  principles...........................       93,401          65,851         1,563           160,815
Federal income taxes(7)................       31,965          24,450            --            56,415
                                         -----------     -----------       -------       -----------
Income before extraordinary items and
  cumulative effect of changes in
  accounting principles................  $    61,436     $    41,401       $ 1,563       $   104,400
                                         ===========     ===========       =======       ===========
Per share income before extraordinary
  items and cumulative effect of
  changes in accounting principles(8):
  Primary..............................  $      2.67     $      2.21       $    --       $      2.29
                                         ===========     ===========       =======       ===========
  Fully diluted........................  $      2.67     $      2.19       $    --       $      2.28
                                         ===========     ===========       =======       ===========
Weighted average common and common
  equivalent shares(8):
  Primary..............................   23,010,420      18,872,522            --        45,657,446
                                         ===========     ===========       =======       ===========
  Fully diluted........................   23,054,160      19,019,589            --        45,877,667
                                         ===========     ===========       =======       ===========

       See "Notes to Unaudited Pro Forma Combined Financial Statements."

                                                    FOR THE YEAR ENDED DECEMBER 31, 1992
                                         -----------------------------------------------------------
                                         CHARTER ONE      FIRSTFED        PRO FORMA       PRO FORMA
                                         AS REPORTED     AS REPORTED     ADJUSTMENTS      COMBINED
                                         -----------     -----------     -----------     -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........................  $   346,696     $   785,062       $    --       $ 1,131,758
Interest expense.......................      210,671         674,081            --           884,752
                                         -----------     -----------       -------       -----------
Net interest income....................      136,025         110,981            --           247,006
Provision for loan losses..............        6,544           6,000            --            12,544
                                         -----------     -----------       -------       -----------
Net interest income after provision for
  loan losses..........................      129,481         104,981            --           234,462
Net gain on sales......................        7,161          14,832            --            21,993
Other income...........................       18,557          10,129            --            28,686
Other expenses(6)......................       88,726          77,345        (1,368)          164,703
                                         -----------     -----------       -------       -----------
Income before federal income taxes,
  extraordinary items and cumulative
  effect of changes in accounting
  principles...........................       66,473          52,597         1,368           120,438
Federal income taxes(7)................       23,165          18,300            --            41,465
                                         -----------     -----------       -------       -----------
Income before extraordinary items and
  cumulative effect of changes in
  accounting principles................  $    43,308     $    34,297       $ 1,368       $    78,973
                                         ===========     ===========       =======       ===========
Per share income before extraordinary
  items and cumulative effect of
  changes in accounting principles(8):
  Primary..............................  $      2.20     $      2.03       $    --       $      1.98
                                         ===========     ===========       =======       ===========
  Fully diluted........................  $      2.20     $      1.91       $    --       $      1.90
                                         ===========     ===========       =======       ===========
Weighted average common and common
  equivalent shares(8):
  Primary..............................   19,642,673      16,879,832            --        39,898,471
                                         ===========     ===========       =======       ===========
  Fully diluted........................   19,714,447      18,741,991            --        42,204,836
                                         ===========     ===========       =======       ===========


       See "Notes to Unaudited Pro Forma Combined Financial Statements."

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     Pursuant to the Merger Agreement and consistent with generally accepted accounting principles, Charter One and FirstFed expect that costs incurred to effect the Merger, which would include the cost of repositioning the combined entity's statement of financial condition to conform the interest rate risk position of the combined company with the pre-Merger interest rate risk position of Charter One, as well as transaction costs of the Merger and costs to combine operations, will be deducted in determining net income in the period in which they are incurred. Adjustments to conform the accounting policies of the entities are reflected in these Unaudited Pro Forma Combined Financial Statements and are discussed in the following notes. The pro forma financial statements do not give effect to any cost savings which may be realized in connection with the consolidation of the respective operations of Charter One and FirstFed.

     (1) Transaction costs of the Merger (primarily investment banker and other professional fees) and costs to combine operations are expected to be in the range of $15 million to $25 million (the "Expected Range"). The Unaudited Pro Forma Combined Statements of Income do not reflect these charges. The Unaudited Pro Forma Combined Statement of Financial Condition reflects these charges at the mid-point of the Expected Range ($20 million). It is anticipated that these charges will be incurred and recognized by Charter One and FirstFed and substantially paid by the end of 1995. The following table provides details of the estimated charges by type of cost:

                                                                         EXPECTED RANGE OF
                               TYPE OF COST                                PRE-TAX COST
    ------------------------------------------------------------------  -------------------
    Transaction costs.................................................     $7 to $9 million
    Costs to combine operations:
      Severance and other employee termination costs..................    $6 to $12 million
      Duplicative systems and facilities costs........................     $1 to $2 million
      Other costs incidental to the Merger............................     $1 to $2 million
              Total transaction costs and costs to combine
                operations............................................   $15 to $25 million

     (2) Adjustments reflect the expected sales of (i) $900 million of fixed-rate mortgage-backed securities held to maturity at an estimated loss of $24 million, (ii) $400 million of fixed-rate loans at an estimated loss of $16 million and (iii) $700 million of other securities available for sale at a gain of $4 million. The net proceeds from these sales will be used to reduce certain deposits, reverse repurchase agreements and FHLB advances.


     (3) Represents the reduction of deposits and borrowings resulting from the use of the proceeds from the sales of assets described above. Concurrent with the reduction of these liabilities, the combined company is expected to terminate interest rate exchange agreements with a notional value of $850 million at an estimated pre-tax loss of $86 million. The Unaudited Pro Forma Combined Statement of Financial Condition has been prepared assuming that approximately 50% of the liabilities hedged by the agreements are eliminated and the related loss of $28 million net of tax is charged to operations, while the remaining pre-tax loss of $43 million is deferred and amortized to operations. The Unaudited Pro Forma Combined Statements of Income include adjustments to interest expense and deferred income taxes to reflect the amortization of the deferred loss and related tax benefit from January 1, 1994 through the first quarter of 1999, the original maturity date of the interest rate exchange contracts.


     (4) Represents the expected after-tax effect of the pro forma adjustments, as described in notes (1), (2) and (3) above, assuming a federal income tax rate of 35%.

     (5) Represents the expected income tax benefit associated with the pro forma adjustments.


     (6) FirstFed adopted SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," effective on January 1, 1994, giving retroactive effect to business combinations that were initiated or completed prior to September 30, 1982. FirstFed's historical results for 1994 included an adjustment of $31.9 million to reflect the cumulative effect of the change in accounting principle related to the adoption of SFAS No. 72. Charter One adopted SFAS No. 72 in 1990 and recorded an adjustment of $45.5 million as the cumulative effect of this change in accounting principle on years prior to 1990. The Unaudited Pro Forma Combined Statements of Income reflect the adjustment of cost in excess of fair value of assets acquired ("goodwill") amortization resulting from the retroactive restatement of FirstFed's adoption of SFAS No. 72 in order to conform to Charter One's effective date of adoption. Previously reported other expense amounts for FirstFed for the years ended December 31, 1993 and 1992 were decreased by $1.6 million and $1.4 million, respectively.

     (7) Charter One adopted SFAS No. 109, "Accounting for Income Taxes," on January 1, 1993 and recorded an adjustment of $7.0 million at that time to reflect the cumulative effect of this change in accounting principle on prior years. FirstFed adopted this standard on January 1, 1992 and recorded a cumulative effect adjustment of $7.0 million. The Unaudited Pro Forma Combined Statements of Income reflect the adjustment of federal income taxes resulting from the retroactive restatement of Charter One's adoption of SFAS No. 109 in order to conform to FirstFed's effective date of adoption. The impact of the adjustment was not significant.

     (8) The pro forma combined per share data has been computed based on the combined historical income (loss) before extraordinary items and cumulative effect of changes in accounting principles (adjusted for retroactive changes in goodwill amortization as discussed in Note (6) above) and on the combined historical weighted average common and common equivalent shares outstanding assuming the issuance of 1.2 shares of Charter One Common Stock for each share of FirstFed Common Stock based on the Exchange Ratio. Shares assumed to be issued in computing the weighted average number of common and common equivalent shares outstanding used to compute primary per share earnings for the six month periods ended June 30, 1995 and 1994 were 22,831,270 and 22,377,041, respectively. Shares assumed to be issued in computing the weighted average number of common and common equivalent shares outstanding used to compute primary per share earnings for the years ended December 31, 1994, 1993 and 1992 were 22,395,527, 22,647,026 and
         20,255,798, respectively.

         Shares assumed to be issued in computing the weighted average number of common and common equivalent shares outstanding used to compute fully diluted per share earnings for the six month periods ended June 30, 1995 and 1994 were 22,944,029 and 22,377,041, respectively. Shares assumed to be issued in computing the weighted average number of common and common equivalent shares outstanding used to compute fully diluted per share earnings for the years ended December 31, 1994, 1993 and 1992 were 22,395,527, 22,823,507 and 22,490,389, respectively.

     (9) In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This standard is effective for fiscal years beginning after December 15, 1995, and applies to transactions in which an enterprise sells or securitizes mortgage loans with servicing rights retained. It also addresses impairment evaluations of all amounts capitalized as mortgage servicing rights. The expected future impact of adopting this statement on the combined financial condition and results of operations has not been determined.

UNAUDITED PRO FORMA PER SHARE DATA


     The following table presents selected per share data for Charter One and FirstFed on an historical and a pro forma basis as if the Merger had been effective as of the dates or at the beginning of each of the periods indicated. The Merger is expected to be accounted for under the pooling of interests method of accounting, and the unaudited pro forma financial data is derived in accordance with such method.

     The information shown above should be read in conjunction with the historical consolidated financial statements of Charter One and FirstFed and related notes thereto, which are incorporated by reference herein, and the unaudited pro forma financial data included herein. See "Incorporation of Certain Documents by Reference" and "-- Notes to Unaudited Pro Forma Combined Financial Statements" for a description of assumptions and adjustments used in preparing the unaudited pro forma financial data. The pro forma per share data has been included for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the Merger had been effected at the beginning of the periods or on the dates indicated, as applicable, or of those results that may be obtained in the future.


                                                          AT AND FOR THE
                                                            SIX MONTHS          AT AND FOR THE
                                                               ENDED              YEAR ENDED
                                                             JUNE 30,            DECEMBER 31,
                                                          ---------------   ----------------------
                                                           1995     1994     1994    1993    1992
                                                          ------   ------   ------   -----   -----
Per share income (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles -- primary:
  Charter One historical................................  $ 1.56   $ 1.43   $ 2.92   $2.67   $2.20
  FirstFed historical...................................    1.28    (4.30)   (2.79)   2.21    2.03
  Pro forma combined(1).................................    1.26    (1.09)     .23    2.29    1.98
  FirstFed pro forma equivalent(1)......................    1.51    (1.31)     .28    2.75    2.38
Per share income (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles -- fully diluted:
  Charter One historical................................    1.56     1.43     2.92    2.67    2.20
  FirstFed historical...................................    1.27    (4.30)   (2.79)   2.19    1.91
  Pro forma combined(1).................................    1.25    (1.09)     .23    2.28    1.90
  FirstFed pro forma equivalent(1)......................    1.50    (1.31)     .28    2.74    2.28
Cash dividends declared per share:
  Charter One historical................................     .36      .27      .59     .42     .31
  FirstFed historical...................................     .30      .26      .54     .47     .42
  Pro forma combined(2).................................     .36      .27      .59     .42     .31
  FirstFed pro forma equivalent(2)......................     .43      .32      .71     .50     .37
Book value per share:
  Charter One historical................................   18.27    16.22    16.35      --      --
  FirstFed historical...................................   25.68    23.67    24.33      --      --
  Pro forma combined(3).................................   18.17    16.42    16.70      --      --
  FirstFed pro forma equivalent(3)......................   21.80    19.70    20.04      --      --


---------------
(1) The pro forma combined per share income (loss) amounts are based upon the combined historical income (loss) amounts before extraordinary items and cumulative effect of changes in accounting principles for Charter One and FirstFed (adjusted for retroactive changes to conform certain accounting principles) and pro forma combined weighted average common and common equivalent shares outstanding. The pro forma weighted average common and common equivalent shares outstanding represent the weighted average number of common and common equivalent shares of Charter One Common Stock outstanding for the periods indicated plus the product of the weighted average number of common and common equivalent shares of FirstFed Common Stock outstanding for the periods indicated and the

    Exchange Ratio of 1.2. The FirstFed pro forma equivalent per share income
    (loss) amounts represent the pro forma combined per share income (loss) amounts multiplied by the Exchange Ratio of 1.2.

(2) The pro forma combined cash dividends declared per common share represent the historical cash dividends declared per share of Charter One Common Stock. The FirstFed pro forma equivalent cash dividends declared per share represent the cash dividends declared on one share of Charter One Common Stock multiplied by the Exchange Ratio of 1.2. No assurance can be made that equivalent dividends will be paid in the future. The amount of dividends payable will be dependent upon, among other things, the earnings and financial condition of the combined company. See also "Management and Operations After the Merger -- Post-Merger Dividend Policy."

(3) The pro forma combined book value per common share represents the historical combined stockholders' equity for Charter One and FirstFed (as adjusted for 1993 for retroactive changes to conform certain accounting principles, the effect of the expected repositioning of the combined entity's statement of financial condition to conform the interest rate risk position of the combined company with the pre-Merger interest rate risk position of Charter One and the after-tax effect of expected transaction costs and costs to combine operations, reflecting the mid-point of the Expected Range) divided by the pro forma outstanding common shares of the combined entity (based on the number of shares of Charter One Common Stock outstanding at the dates indicated plus the product of the number of shares of FirstFed Common Stock outstanding at the dates indicated and the Exchange Ratio of 1.2). The FirstFed pro forma equivalent book value per common share represents the pro forma combined book value per common share multiplied by the Exchange Ratio of 1.2.

PRO FORMA REGULATORY CAPITAL



     The following table sets forth the tangible, core and risk-based capital levels of Charter One Bank and First Federal on an historical basis and Charter One Bank on a pro forma basis as of June 30, 1995 as if the Merger had been consummated as of that date. This table and the related notes should be read in conjunction with and are qualified in their entirety by the historical consolidated financial statements of Charter One and FirstFed and the related notes thereto, which are incorporated by reference herein, and the unaudited pro forma data included herein. See "Incorporation of Certain Documents by Reference" and "-- Notes to Unaudited Pro Forma Combined Financial Statements." See also "Recent Developments."


                                                   HISTORICAL
                               ---------------------------------------------------
                                                                                            PRO FORMA
                                   CHARTER ONE BANK            FIRST FEDERAL             CHARTER ONE BANK
                               ------------------------   ------------------------   ------------------------
                                          PERCENTAGE OF              PERCENTAGE OF              PERCENTAGE OF
                                AMOUNT      ASSETS(1)      AMOUNT      ASSETS(1)      AMOUNT      ASSETS(1)
                               --------   -------------   --------   -------------   --------   -------------
                                                           (DOLLARS IN THOUSANDS)
Tangible Capital:
  Tangible Capital...........  $412,119         6.65%     $464,628         5.45%     $809,747         6.35%
  Requirement................    92,943         1.50       127,785         1.50       191,205         1.50
                                               -----      --------        -----      --------        -----
  Excess.....................  $319,176         5.15%     $336,843         3.95%     $618,542         4.85%
                                               =====      ========        =====      ========        =====
Core Capital:
  Core Capital...............  $412,119         6.65%     $464,628         5.45%     $809,747         6.35%
  Requirement(2).............   185,886         3.00       255,571         3.00       382,411         3.00
                                               -----      --------        -----      --------        -----
  Excess.....................  $226,233         3.65%     $209,057         2.45%     $427,336         3.35%
                                               =====      ========        =====      ========        =====
Risk-Based Capital:
  Total Capital(3)...........  $439,024        13.70%     $490,378        17.43%     $862,402        15.40%
  Requirement................   256,365         8.00       225,121         8.00       448,058         8.00
                                               -----      --------        -----      --------        -----
  Excess.....................  $182,659         5.70%     $265,257         9.43%     $414,344         7.40%
                                               =====      ========        =====      ========        =====

---------------
(1) Percentage of adjusted total assets for the purposes of the tangible and core capital requirements and risk-weighted assets for the purpose of the risk-based capital requirement.

(2) The OTS has proposed an increase to the core capital requirement for all but the most highly rated savings institutions to a range of 4.00-5.00%. Based upon the pro forma presentation herein, the combined entity would meet these contemplated requirements, as well as existing requirements for regulatory classification as "adequately capitalized."

(3) In 1993, the OTS issued a regulation adding an interest rate risk component to its risk-based capital rule. Savings associations with a greater than normal level of interest rate risk exposure will be subject to a deduction from total capital for purposes of calculating the risk-based capital requirement. Interest rate risk exposure is determined based on the change in the net market value of an institution's assets, liabilities and off-balance sheet items under specific interest rate scenarios. Implementation of this regulation, originally scheduled in 1994, has been delayed, and it is not known whether or when it will go into effect. If the regulation had been in effect at June 30, 1995, First Federal's risk-based capital ratio would have been reduced from 17.43% to 15.39% and Charter One's ratio would have been unaffected. The effect on the pro forma risk-based capital ratio cannot be quantified at this time, but it is expected to be less than the effect on First Federal's ratio due to the planned balance sheet repositioning and the increased asset size of the combined company.

            DESCRIPTION OF CHARTER ONE FINANCIAL, INC. CAPITAL STOCK

     The following description contains a summary of all of the material features of the capital stock of Charter One but does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter One Certificate which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL


     The Charter One Certificate authorizes the issuance by Charter One of up to 100,000,000 shares of its capital stock consisting of 90,000,000 shares of Charter One Common Stock (par value $.01 per share) and 10,000,000 shares of Charter One Preferred Stock (par value $.01 per share). As of September 8, 1995, 22,394,051 shares of Charter One Common Stock and no shares of Charter One Preferred Stock were issued and outstanding. The Charter One Common Stock is quoted on the Nasdaq National Market under the symbol "COFI." See "Comparative Stock Prices and Dividend Information." The stock transfer agent and registrar for the Charter One Common Stock is The First National Bank of Boston.



     The Charter One Board has approved a proposed amendment to the Charter One Certificate which would increase the number of authorized shares of Charter One capital stock from 100,000,000 to 200,000,000, to consist of 180,000,000 shares of Charter One Common Stock and 20,000,000 shares of Charter One Preferred Stock. Upon consummation of the Merger, Charter One anticipates that approximately 44,879,473 shares of Charter One Common Stock and no shares of Charter One Preferred Stock will be outstanding. The Charter One Board believes that the authorization of additional shares of Charter One Common Stock and Charter One Preferred Stock is advisable to provide Charter One with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions, and for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). See "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc."


COMMON STOCK

     Each share of the Charter One Common Stock has the same relative rights and is identical in all respects with each other share of the Charter One Common Stock. The Charter One Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

     Subject to any prior rights of the holders of any Charter One Preferred Stock then outstanding, holders of the Charter One Common Stock are entitled to receive such dividends as are declared by the Charter One Board out of funds legally available therefor. Full voting rights are vested in the holders of Charter One Common Stock, each share being entitled to one vote, subject to the rights of the holders of any Charter One Preferred Stock then outstanding. The Charter One Certificate authorizes the Charter One Board to issue authorized shares of Charter One Common Stock without stockholder approval. However, Charter One Common Stock is included for quotation on the Nasdaq National Market which requires stockholder approval of the issuance of additional shares of Charter One Common Stock under certain circumstances, including the issuance of Charter One Common Stock pursuant to the Merger Agreement. Subject to any prior rights of the holders of any Charter One Preferred Stock then outstanding, in the event of liquidation, dissolution or winding up of Charter One, holders of shares of Charter One Common Stock are entitled to receive pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Charter One Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Charter One or cumulative voting rights. The outstanding shares of Charter One Common Stock are fully paid and non-assessable.

     Certain provisions of the Charter One Certificate may have the effect of delaying, deferring or preventing a change in control of Charter One pursuant to an extraordinary corporate transaction involving Charter One, including a merger, reorganization, tender offer, transfer of substantially all of its assets or a liquidation. See "Comparison of Rights of Stockholders of Charter One Financial, Inc. and FirstFed Michigan Corporation."

     The foregoing discussion of the Charter One Common Stock is qualified in its entirety be reference to the description of the Charter One Common Stock contained in Charter One's Registration Statement on Form 8-A (as amended) with respect thereto, which is incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

PREFERRED STOCK


     The Charter One Certificate authorizes the issuance by Charter One of up to 10,000,000 shares of Charter One Preferred Stock (par value $.01 per share), none of which was issued and outstanding as of September 8, 1995. The Charter One Board has approved a proposed amendment to the Charter One Certificate which would increase the number of authorized shares of Charter One Preferred Stock from 10,000,000 to 20,000,000. The Charter One Board believes that the authorization of additional shares of Charter One Common Stock is advisable to provide Charter One with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions, and for other purposes (including, without limitation, the issuance of additional shares of Charter One Common Stock through stock splits and stock dividends in appropriate circumstances). See "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc."


     The Charter One Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Charter One Board may determine. The Charter One Board is expressly authorized at any time, and from time to time, to provide for the issuance of Charter One Preferred Stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Charter One Board resolution providing for the issuance thereof. The Charter One Board is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of the Charter One Board to issue Charter One Preferred Stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Charter One more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Charter One.

     Shares of Charter One Preferred Stock redeemed or acquired by Charter One may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Charter One Board.

     See also "Comparison of Rights of Stockholders of Charter One Financial, Inc. and FirstFed Michigan Corporation -- Rights Agreement."

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
         CHARTER ONE FINANCIAL, INC. AND FIRSTFED MICHIGAN CORPORATION

INTRODUCTION


     Upon the consummation of the Merger, holders of FirstFed Common Stock, whose rights are presently governed by Michigan law and FirstFed's articles of incorporation and bylaws (the "FirstFed Articles" and "FirstFed Bylaws," respectively) and, indirectly, First Federal's charter and bylaws, will become stockholders of Charter One, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Charter One Certificate and bylaws of Charter One (the "Charter One Bylaws") and, indirectly, Charter One Bank's charter and bylaws. Certain differences arise from the change in governing law, as well as from differences between the FirstFed Articles and Bylaws and the Charter One Certificate and Bylaws and between the charter and bylaws of First Federal and Charter One Bank. The following discussion summarizes material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the MBCA, the DGCL, the Charter One Certificate and Bylaws, the FirstFed Articles and Bylaws and the respective charters and bylaws of First Federal and Charter One Bank.


ISSUANCE OF CAPITAL STOCK


     The FirstFed Articles authorize the issuance of 100,000,000 shares of common stock, par value $0.01 per share, and 40,000,000 shares of preferred stock, no par value. The Charter One Certificate currently authorizes the issuance of 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of serial preferred stock, par value $.01 per share. At September 8, 1995, 18,737,852 and 22,394,051 shares of common stock (and no shares of preferred stock) of FirstFed and Charter One, respectively, were issued and outstanding. For information regarding a proposal to increase the number of authorized shares of common and preferred stock of Charter One, see "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc. -- Increase in Authorized Shares of Capital Stock." For information regarding the number of shares of Charter One Common Stock that would have been issued on a pro forma basis upon the consummation of the Merger as of that date, see "Unaudited Pro Forma Combined Financial Statements." Under the FirstFed Articles and the Charter One Certificate, FirstFed and Charter One are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.


PAYMENT OF DIVIDENDS

     The ability of FirstFed and Charter One to pay dividends on their common stock is governed by Michigan and Delaware corporate law, respectively. Under Michigan corporate law, a dividend may be made unless, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Under Delaware corporate law, dividends may be paid in cash, in property or in shares of Charter One's capital stock either out of Charter One's surplus (defined as the excess of the net assets over the stated capital of Charter One) or, in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The ability of FirstFed and Charter One to pay dividends on their common stock also is affected by restrictions upon their receipt of dividends from their respective subsidiary savings institutions. See "Comparative Stock Prices and Dividend Information" for additional information.

SPECIAL MEETINGS OF STOCKHOLDERS


     Special meetings of the holders of FirstFed Common Stock may be called by the Chairman of the Board, the President, the Secretary or an Assistant Secretary at the direction of the Board of Directors and must be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of FirstFed entitled to vote at the meeting. The Charter One Certificate provides that special meetings of stockholders of Charter One may be called only by a majority of the Board of Directors, including a majority of the "continuing directors" as defined in the Charter One Certificate.

MEETINGS OF CREDITORS AND/OR STOCKHOLDERS

     The FirstFed Articles provide that when a compromise, arrangement or plan of reorganization is proposed between FirstFed and its creditors (or any class of them), a court of equity jurisdiction within Michigan, upon application of one of the affected parties, may order a meeting of creditors or of stockholders. If a majority of the number representing three-fourths in value of the creditors or stockholders (or class thereof) agree to the proposed compromise, arrangement or plan of reorganization, the plan shall be binding on all parties affected. The Charter One Certificate does not include any similar provision.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND
PRESENTATION OF NEW BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS


     The FirstFed Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or bring a proposal for new business before any annual or special meeting of stockholders must submit written notice to FirstFed at least 60 days in advance of the meeting, together with certain information; however, in the event that fewer than 60 days' notice or prior public disclosure of the date of the meeting is given or made, written notice must be submitted within seven days after such notice or disclosure. The Charter One Bylaws contain a similar provision with the exception that the Charter One Bylaws specify that notice of any stockholder nomination or proposal must be received by Charter One at least 60 but no more than 90 days in advance of any meeting; however, in the event that fewer than 70 days' notice or prior public disclosure of the date of the meeting is given or made, written notice must be submitted within ten days after such notice is given.


CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

     The FirstFed Articles provide that stockholders may cumulate their votes in the election of directors. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholder's shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Charter One Certificate does not provide for cumulative voting in the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of Charter One to be selected at that meeting, thus precluding minority stockholder representation on the Charter One Board.

RESTRICTIONS ON VOTING RIGHTS; QUORUM

     The Charter One Certificate currently restricts the voting rights of any related person (with respect to each vote in excess of 10% of the voting power of the outstanding shares) to 1/100 vote. The FirstFed Articles do not include any similar provision. For information regarding a proposal to amend this provision to provide that voting rights will be restricted only with respect to each vote in excess of 20% of the voting power, see "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc. -- Other Certificate Amendments."


     The FirstFed Bylaws provide that the holders of a majority of shares of FirstFed Common Stock entitled to vote at a meeting of stockholders constitutes a quorum at any such meeting. The Charter One Bylaws also provide that the holders of a majority of shares entitled to vote at a meeting constitutes a quorum. Pursuant to the Charter One Certificate, however, to the extent the voting rights of any related person are reduced, such reduced power will be considered for purposes of determining a quorum.

NUMBER AND TERM OF DIRECTORS


     Pursuant to the FirstFed Articles, the Board of Directors shall consist of not less than nine nor more than 18 members with the specific number to be specified in the FirstFed Bylaws. As of September 8, 1995, the FirstFed Bylaws provide that the Board of Directors shall consist of ten directors. The FirstFed Articles further provide that the Board of Directors will be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The Charter One Certificate provides that its Board may consist of between seven and 15 directors, as fixed by a resolution adopted by the affirmative vote of a majority of Charter One's continuing directors as set forth in the Charter One Bylaws. As of September 8, 1995, Charter One's directors had duly resolved that the Board of Directors shall consist of 12 members. The Charter One Certificate also provides that the Board of Directors shall be divided into three classes with the term of office of one class expiring each year. For information regarding a proposal to amend the Charter One Certificate to increase the maximum size of the Board of Directors to 16 members, see "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc. -- Increase in Authorized Number of Directors."


REMOVAL OF DIRECTORS

     The FirstFed Bylaws and the Charter One Certificate provide that directors may be removed only for cause by a vote of a majority of the shares entitled to be cast in the election of directors. The Charter One Certificate provides that a vote to remove a director may only occur at any annual meeting of stockholders. The Charter One Certificate limits what will constitute cause for removal to conviction of a felony by a court of competent jurisdiction, an adjudication by a court of competent jurisdiction of gross negligence on the part of a director or misconduct in the performance of such director's duty to Charter One.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The FirstFed Bylaws provide that any vacancy that occurs on the Board of Directors may be filled by a majority vote of the Board of Directors and that any director so chosen shall serve only until the next election of directors by stockholders. The Charter One Certificate also provides that any vacancy occurring on the Board of Directors shall be filled by a majority vote of the Board of Directors. Directors so chosen serve until the expiration of the term of office of the class to which they have been elected.

AMENDMENT OF ARTICLES OF INCORPORATION, BYLAWS, RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     The FirstFed Articles generally may be amended upon the approval of the holders of a majority of FirstFed's outstanding voting stock with the exception that amendments to certain provisions of the FirstFed Articles (Article V governing the size of the Board of Directors, Article VI governing preemptive rights, Article VII governing limitation of director liability, Article VIII governing indemnification and Article IX governing amendments to the article of incorporation) must be approved by the affirmative vote of the holders of two-thirds of FirstFed's voting stock. In addition, in each case, if any class or series of shares is entitled to vote thereon as a class, the required vote of a majority or two-thirds, respectively, of each such series or class is required. The Charter One Certificate generally may be amended by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; however, approval of 90% of the outstanding voting stock is required to amend provisions of the Charter One Certificate providing for approval by 90% of the stockholders of certain business combinations with a 10% or greater stockholder and approval of 75% of the outstanding voting stock is generally required to amend certain other provisions (including provisions relating to the number, classification, election and removal of directors; the call of special stockholder meetings; criteria for evaluating certain offers; certain business combinations; limitations on payment of greenmail; stockholder action without a meeting; indemnification of directors; limitation of directors' liability; and amendments to the Charter One Certificate and Bylaws). In addition, the provisions regarding certain business combinations and greenmail that call for approval by a "super-majority" of the outstanding voting stock, excluding the vote of the 10% or greater or 5% or greater stockholder, respectively, may be amended only by the same "super-majority" called for by those provisions.

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

     The FirstFed Bylaws provide that any amendment to the bylaws (not inconsistent with the FirstFed Articles) or the adoption of new bylaws in lieu thereof may be approved by either the affirmative vote of (i) a majority of the shares of stock entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of each such class or series or (ii) a majority of the directors then in office at any regular or special meeting of the Board of Directors. The Charter One Bylaws generally may be amended either by a resolution adopted by the Board of Directors, including a majority of the continuing directors, or upon the approval of the holders of 75% of Charter One's outstanding voting stock.

CONTROL SHARE ACQUISITIONS

     FirstFed has elected in the FirstFed Bylaws not to be governed by Michigan's control share acquisition statute. Delaware law does not contain a control share acquisition statute and therefore does not contain any similar requirement. See "-- Business Combinations with Certain Persons" for certain restrictions imposed by Michigan and Delaware law and the Charter One Certificate.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Michigan law generally provides for the merger or consolidation of FirstFed with another corporation, the sale of all or substantially all of FirstFed's assets or the dissolution of FirstFed upon the approval of the holders of a majority of FirstFed's outstanding voting stock. Although Michigan law also contains provisions requiring a super-majority approval requirement in the instance of business combinations with "interested stockholders" (generally defined as a stockholder owning, directly or indirectly, 10% or more of the voting power of the then outstanding shares), FirstFed has opted out of this requirement in the FirstFed Articles. Delaware law generally provides for the merger or consolidation of Charter One with another corporation, the sale of all or substantially all of Charter One's assets or the dissolution of Charter One upon the approval of the holders of a majority of Charter One's outstanding voting stock. However, a merger or consolidation or disposition of assets or securities issued by Charter One involving an interested stockholder (generally defined as a stockholder owning, directly or indirectly, 15% or more of the outstanding voting stock of the corporation) generally would be prohibited under Delaware law for three years after the interested stockholder acquired 15% of Charter One's voting stock, unless either (i) before such acquisition, the Charter One Board approved either the acquisition or the proposed transaction,
(ii) upon such acquisition, the interested stockholder owned at least 85% of Charter One's voting stock, or, (iii) on or after the acquisition date, the proposed transaction is approved by the Charter One Board and the holders of two-thirds of Charter One's outstanding voting stock not owned by the interested stockholder.


     Additionally, the Charter One Certificate sets forth stockholder approval requirements for mergers and other similarly important corporate transactions involving substantial stockholders. The Charter One Certificate generally would prohibit a merger or consolidation, sale of $5 million or more of assets, issuance or transfer of $5 million or more of securities of Charter One, the adoption of a plan or proposal calling for the liquidation or dissolution of Charter One or a subsidiary, the reclassification of Charter One's securities or any agreement, contract or other arrangement providing, directly or indirectly for any of the foregoing (a "Business Combination"), involving a "related person" (generally, a beneficial owner of 10% or more of Charter One's outstanding voting stock), unless, during the five years following the related person's acquisition of 10% of Charter One's voting power, the Business Combination is approved by 90% of the holders of Charter One's voting stock unless the Business Combination or the transaction by which the related person acquires such status is first approved by a majority of Charter One's continuing directors. Business Combinations with related persons after five years from the date the related person achieves such status require the approval of at least 75% of the holders of Charter One's voting stock not owned by the related person (at a meeting held no earlier than five years after the date the related person acquires such status) unless the proposed transaction either is approved by a majority of the continuing directors, is solely between Charter One and any subsidiary thereof or the Business Combination satisfies certain fair price criteria and various procedural requirements designed to ensure that Charter One's stockholders receive a fair price for their shares. FirstFed does not have any similar provision in the FirstFed Articles.

     Charter One is seeking stockholder approval to amend the definition of a related person to refer to a beneficial owner of 20% or more of Charter One's voting power. The proposed amendment provides, however, that for purposes of determining the stockholder vote required to approve a Business Combination with a related person, the 10% beneficial ownership threshold shall still apply. See "Amendments to the Restated Certificate of Incorporation of Charter One Financial, Inc. -- Other Certificate Amendments."

PREVENTION OF GREENMAIL

     The Charter One Certificate generally would prohibit Charter One from acquiring, directly or indirectly, from an "interested person" (generally, a beneficial owner of 5% or more of Charter One's voting stock) any of its equity securities traded on a national securities exchange or the Nasdaq National Market, unless (i) the acquisition is approved by the holders of at least 75% of Charter One's voting stock not owned by the interested person, (ii) the acquisition is made as part of a tender or exchange offer by Charter One or a subsidiary thereof to purchase securities of the same class on the same terms to all holders of such securities and in compliance with the Exchange Act and the rules and regulations thereunder; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the Board of Directors, including a majority of the Continuing Directors; or (iv) the acquisition is at or below the market price (generally, the highest sale price for the stock on the acquisition date on the Nasdaq National Market) and is approved by a majority of the Board of Directors, including a majority of the continuing directors. The FirstFed Articles do not contain any similar provision.

LIMITATIONS ON DIRECTORS' LIABILITY

     Under Michigan law and the FirstFed Articles, a director of FirstFed generally could not be found to have violated his or her duties as a director unless it were proved by clear and convincing evidence that the director failed to perform the duties of his or her office (i) in good faith, (ii) in a manner he or she reasonably believed to be in or not opposed to the best interests of FirstFed or (iii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and a director could be subject to liability to FirstFed or its stockholders for monetary damages for an action he or she takes or fails to take as a director only if it were proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with either deliberate intent to cause injury to FirstFed or reckless disregard for the best interests of FirstFed. Under Delaware law, a Delaware corporation may include in its certificate of incorporation a provision that eliminates or limits a director's personal liability for monetary damages for breach of his or her fiduciary duty, subject to certain limitations. The Charter One Certificate provides that a director shall not be personally liable to Charter One or its stockholders for monetary damages arising out of the director's breach of his or her duty of care, except (i) for any breach of a director's duty of loyalty to Charter One or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) under Section 174 of the Delaware General Corporation Law which imposes liability on directors for unlawful payment of dividends or unlawful stock repurchases (unless Delaware law is subsequently amended to eliminate or limit director liability with respect to these actions). These provisions do not, however, relieve directors of their duty to act with due care. In addition, these provisions do not prevent a stockholder from seeking equitable remedies, including an injunction prohibiting a proposed action or transaction or rescission of a consummated action or transaction.


     Under federal regulations, there is no provision for limitation of directors' liability to First Federal and Charter One Bank, and neither First Federal nor Charter One Bank's charter or bylaws contains any limitation on the liability of directors of First Federal and Charter One Bank for conduct in their official capacities.


INDEMNIFICATION

     The FirstFed Articles provide that FirstFed shall, to the fullest extent permitted by law, indemnify any director or officer of FirstFed (and, to the extent provided in a resolution of the Board of Directors or by contract, may indemnify any employee or agent of FirstFed) who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, including an action by or in the right of FirstFed, as a result of the fact that such person was or is serving as a director, officer or employee or agent of FirstFed or was serving at the request of the Board of Directors as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, or other enterprise, against expenses (including attorney's fees), judgments, penalties, fines or amounts paid in settlement in connection therewith. The FirstFed Articles further provide that this indemnification continues beyond the date on which the individual terminates his or her service as a director or officer of FirstFed and, if so provided by a resolution of the Board of Directors or in any contract between FirstFed and such person, after an individual ceases to be an employee or agent of FirstFed. To the extent a party is entitled to indemnification after ceasing service, such indemnification shall inure to the benefit of heirs, executors and administrators of such person. All directors and officers of First Federal are deemed to be serving as such at the request of FirstFed.

     The MBCA limits the instances when FirstFed may provide indemnification. Under Michigan law, a corporation may provide indemnification (except in connection with a proceeding by or in the right of the corporation) only if the person being indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation or its stockholders and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not meet the above-described statutory standard of conduct. A Michigan corporation is required to provide indemnification of directors, officers, employees or agents against all reasonably incurred expenses to the extent the individual has been successful on the merits or otherwise in defense of an action, suit or proceeding. An individual may also apply to the court conducting the proceeding or to another court of competent jurisdiction for indemnification. Such a court may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the applicable standard of conduct described above has been satisfied.


     The Charter One Certificate includes a similar indemnification provision, as modified by Delaware law. As with Michigan law, the Charter One Certificate limits the availability of indemnification to those instances where the individual has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Charter One, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, with respect to any action by or in the right of Charter One, no indemnification will be available in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Charter One unless and only to the extent that the Court of Chancery of Delaware or the court in which such action was brought shall determine that such person is fairly and reasonably entitled to indemnity. Notwithstanding the foregoing, to the extent that a director, officer, employee or agent has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, such person shall be indemnified against all costs actually and reasonably incurred in connection therewith.


     The Charter One Certificate also permits the payment of expenses in advance of the final disposition of an action, to the extent permitted by law. Additionally, Charter One's provision specifies that any indemnification payment to which an individual is entitled must be made within 60 days of receipt of a written request from the individual. Any advancement of expenses must be made within 20 days of the receipt of a written request.

RIGHTS AGREEMENT


     On November 20, 1989, the Charter One Board declared a dividend distribution of one Right for each outstanding share of Charter One Common Stock to stockholders of record at the close of business on December 1, 1989 (the "Record Date"). As long as the Rights are attached to the Charter One Common Stock, Charter One will issue one Right with each new share of Charter One Common Stock so that each outstanding share will have an attached Right. Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from Charter One 1/100 share of preferred stock designated as Series A Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at a price of $90.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Charter One and The First National Bank of Boston, as Rights Agent.


     In connection with the execution and delivery of the Merger Agreement and the Charter One Stock Option Agreement, Charter One executed an amendment to the Rights Agreement pursuant to which the triggering beneficial ownership thresholds were raised from 10% to 20% and none of the execution and delivery of the Merger Agreement or the Charter One Stock Option Agreement or the consummation of the Merger or the purchase of shares of Charter One Common Stock pursuant to the Charter One Stock Option Agreement would cause (i) the rights issued under the Rights Agreement to become exercisable; (ii) FirstFed or any permitted transferee under the Charter One Stock Option Agreement to become an Acquiring Person; or (iii) a "Distribution Date" or "Stock Acquisition Date" (as such terms are described below) to occur upon, as a result of or in connection with any of the above events.



     The Rights are attached to all certificates representing outstanding shares of Charter One Common Stock, and no separate Rights Certificates have been distributed. Until the earlier to occur of (i) a public announcement that, without the prior consent of Charter One, a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities having 20% or more of the voting power of all outstanding voting securities of Charter One (an "Acquiring Person") or (ii) ten days (unless such date is extended by the Charter One Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons becoming an Acquiring Person, without the prior consent of the Company (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by such common stock certificate. Until the Distribution Date, the Rights will be transferred with, and only with, common stock certificates. Until the Distribution Date (or earliest redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of common stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.


     The Rights are not exercisable until the Distribution Date. The Rights will expire on the earliest of (i) December 1, 1999, (ii) consummation of a merger transaction with a person or group who acquired Charter One Common Stock pursuant to a Permitted Offer (generally, a tender offer or exchange offer for all outstanding shares of Charter One Common Stock at a price and on terms determined by at least a majority of the members of the Charter One Board to be both adequate and otherwise in the best interests of Charter One and its stockholders) and also is offering in the merger the same price per share and form of consideration paid in the Permitted Offer, or (iii) redemption by Charter One as described below.

     The Purchase Price payable, and the numbers of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, certain convertible securities having the same or more favorable rights, privileges and preferences as the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above).

     In the event that a person becomes an Acquiring Person (unless pursuant to a Permitted Offer), proper provision shall be made so that each holder of a Right (other than an Acquiring Person) will for a 60-day period thereafter have the right to receive upon exercise that number of 1/100 share of Series A Preferred Stock equal to the number of shares of Charter One Common Stock having a market value (immediately prior to the triggering of the Right) of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Series A Preferred Stock have been issued) an equal number of an equivalent security (such as another equity security with at least the same economic value as 1/100 share of Series A Preferred Stock) (such right being called the "Flip-In Right"). In addition, Charter One shall be entitled (but not required) to deliver, upon exercise of the Flip-In Right, in lieu of 1/100 share of Series A Preferred Stock, an equal number of shares of common stock, to the extent they are available. For example, at an exercise price of $90.00 per Right, each Right not owned by an Acquiring Person following an event set forth in this paragraph would entitle its holder to purchase common stock with a market value immediately prior to the triggering of the Right of $180.00 for $90.00.

     In the event that, after the first date of public announcement by Charter One or an Acquiring Person that an Acquiring Person has become such, Charter One is involved in a merger or other business combination transaction in which its common stock is exchanged or changed, or 50% or more of Charter One's assets or earning power is sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than the Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value (immediately prior to the triggering of the Right) of two times the exercise price of the Right (such Right being called the "Flip-Over Right"). For example, at an exercise price of $90.00 per Right, each Right not owned by an Acquiring Person following an event set forth in this paragraph would entitle its holder to purchase common stock of the acquiring company with a market value immediately prior to the triggering of the Right of $180.00 (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) for $90.00.

     The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises the Flip-In Right. Upon the occurrence of any of the events giving rise to the exercisability of the Flip-Over Right or the Flip-In Right, any Rights that are or were at any time owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person becomes such shall become void insofar as they related to the Flip-Over Right or the Flip-In Right.

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.


     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, Charter One may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Charter One Board. Additionally, Charter One may thereafter redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is incidental to a merger or other business combination transaction or series of transactions involving Charter One but not involving an Acquiring Person or any person who was an Acquiring Person or following an event giving rise to, and the expiration of the exercise period for, the Flip-In Right if and for as long as no Acquiring Person beneficially owns securities representing 20% or more of the voting power of Charter One's voting securities. The redemption of Rights described in the preceding sentence shall be effective only as of such time when the Flip-In Right is not exercisable, and in any event, only after ten business days prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


     The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment per 1/100 share thereof equal to the greater of the issuance price thereof or the payment made per each share of Charter One Common Stock.

     Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Charter One Common Stock.

     In the event of any merger, consolidation or other transaction in which shares of Charter One Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, Charter One may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of 1/100 share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Charter One, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Charter One, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

     Charter One and the Rights Agent may from time to time supplement or amend the Rights Agreement without the consent of the holders of the Rights in order to cure any ambiguity or to correct any defect or inconsistency contained therein. In addition, prior to the Distribution Date, Charter One and the Rights Agent may make such changes to the provisions of the Rights Agreement as Charter One deems necessary or desirable. Following the Distribution Date, Charter One and the Rights Agent may change or supplement the provisions of the Rights Agreement in any manner which Charter One deems necessary or desirable and which will not adversely affect the interests of the holders of the Rights.


     Charter One currently has reserved 300,000 shares of Preferred Stock for issuance upon exercise of the Rights. At September 8, 1995, there were 22,394,051 shares of Charter One Common Stock, and therefore 22,394,051 rights, outstanding. For information regarding the number of shares of Charter One Common Stock, and therefore Rights, expected to be outstanding upon the consummation of the Merger and the proposed increase in Charter One's authorized common and preferred stock, see "Unaudited Pro Forma Combined Financial Statements" and "Amendments to Restated Certificate of Incorporation of Charter One Financial, Inc. -- Increase in Authorized Shares of Capital Stock."


     The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Charter One (other than pursuant to a Permitted Offer or with Charter One's prior approval) without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by Charter One with a person other than an Acquiring Person because the Rights are redeemable under those circumstances.

     FirstFed has not issued any similar rights or entered any similar agreement with respect to its common stock.

FINANCIAL IMPACT

     For pro forma information regarding the combined financial condition and results of operations of Charter One and FirstFed assuming the consummation of the Merger, including unaudited pro forma per share data, see "Unaudited Pro Forma Combined Financial Statements."

              AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION
                         OF CHARTER ONE FINANCIAL, INC.

GENERAL

     The Charter One Board has approved certain proposed amendments to the Charter One Certificate to (i) increase the numbers of authorized shares of Charter One Common Stock from 90,000,000 to 180,000,000 and preferred stock, par value $.01 per share, of Charter One ("Charter One Preferred Stock") from 10,000,000 to 20,000,000 (the "Shares Amendment"), (ii) increase the number of authorized directors from 15 to 16 (the "Director Amendment") and (iii) make certain amendments to Articles FIFTH and SIXTH of the Charter One Certificate, including raising from 10% to 20% the threshold level of Charter One Common Stock ownership that is subject to voting restrictions, as more fully described herein (the "Other Certificate Amendments" and, together with the Shares Amendment and the Director Amendment, the "Certificate Amendments"). The affirmative vote of the holders of a majority of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Shares Amendment. The affirmative vote of the holders of 75% of the outstanding shares of Charter One Common Stock is required for approval and adoption of the Director Amendment and the Other Certificate Amendments. The adoption of the Merger Agreement is not conditioned upon approval of the Certificate Amendments and the adoption of the Certificate Amendments is not conditioned upon approval of the Merger Agreement.

     The following description of the Certificate Amendments is qualified in its entirety by reference to the full text thereof, which are attached as Appendix II to this Joint Proxy Statement/Prospectus and incorporated by reference herein. Stockholders are urged to read carefully the full text of the Certificate Amendments.

INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK


     General. Charter One is currently authorized to issue 90,000,000 shares of Charter One Common Stock. As of September 8, 1995, 22,394,051 shares of Charter One Common Stock were issued and outstanding and 1,268,393 shares were reserved for issuance pursuant to the Charter One stock option plans. Charter One is also currently authorized to issue 10,000,000 shares of Charter One Preferred Stock, none of which were outstanding as of September 8, 1995. The Charter One Board has unanimously approved the proposed Shares Amendment to the Charter One Certificate which would increase the number of authorized shares of Charter One Common Stock from 90,000,000 to 180,000,000 and Charter One Preferred Stock from 10,000,000 to 20,000,000.



     Purpose and Effects. Although there are sufficient authorized but unissued shares of Charter One Common Stock to consummate the Merger and satisfy Charter One's other obligations under the Merger Agreement, the Charter One Board believes that the authorization of additional shares of Charter One Common Stock and Charter One Preferred Stock is advisable to provide Charter One with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Charter One Common Stock or Charter One Preferred Stock, except for the shares of Charter One Common Stock to be issued (i) pursuant to the Merger, (ii) upon the exercise of Charter One stock options into which FirstFed Stock Options will be converted,
(iii) in exchange for, and in consideration for the cancellation of, certain unvested FirstFed Stock Options and (iv) upon the exercise of Charter One stock options currently outstanding. Assuming the issuance of the maximum number of shares of Charter One Common Stock pursuant to the obligations of Charter One described in clauses (i) through (iv) above as of September 8, 1995, there would be 46,901,918 shares of Charter One Common Stock issued and outstanding.


     Uncommitted authorized but unissued shares of Charter One Common Stock and Charter One Preferred Stock may be issued from time to time to such persons and for such consideration as the Charter One Board may determine, and holders of the then-outstanding shares of Charter One Common Stock or Charter One Preferred Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Nasdaq National Market and the judgment of the Charter One Board regarding the submission of such issuance to a vote of the Charter One stockholders. Charter One stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of Charter One Common Stock or Charter One Preferred Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Charter One more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of Charter One. Under such circumstances the availability of authorized and unissued shares of Charter One Common Stock and Charter One Preferred Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Charter One by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Charter One Board in opposing such an attempt by a third party to gain control of Charter One or could also be used to dilute ownership of a person or entity seeking to obtain control of Charter One. Although Charter One does not currently contemplate taking such action, shares of Charter One Common Stock or one or more series of Charter One Preferred Stock could be issued for the purposes and effects described above and the Charter One Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

     Although approval of the Shares Amendment is not a condition to the Merger, as described above, the Charter One Board believes that the proposed increase in the number of authorized shares of Charter One Common Stock and Charter One Preferred Stock will provide flexibility needed to meet corporate objectives and is in the best interests of Charter One and its stockholders.


     THE CHARTER ONE BOARD RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR THE SHARES AMENDMENT.


INCREASE IN AUTHORIZED NUMBER OF DIRECTORS

     Article SEVENTH of the Charter One Certificate currently provides that the number of authorized directors of Charter One shall be not less than seven nor more than 15 directors. Pursuant to the Merger Agreement, upon consummation of the Merger, the Charter One Board will expand to 16 members, one-half of whom will be selected by the directors of Charter One immediately prior to the Effective Time and one-half of whom will be selected by the directors of FirstFed immediately prior to the Effective Time. The Charter One Board has unanimously approved the Director Amendment, which would amend Article SEVENTH to provide for a number of authorized directors of Charter One of not less than seven nor more than 16 members. In the event stockholders of Charter One do not approve the Director Amendment, the Charter One Board upon consummation of the Merger will consist of 14 members to be selected as described above.


     The Director Amendment is not conditioned upon consummation of the Merger. Although Charter One does not presently intend to increase the size of its Board in the event the Merger does not occur, an increase in the number of authorized directors will provide Charter One with the flexibility to, among other things, place an additional person on the Charter One Board if prudent to do so in connection with future acquisitions by Charter One or for other reasons. Although approval of the Director Amendment is not a condition to the Merger, the Charter One Board believes that the proposed increase in the number of authorized directors will provide the optimal leadership for Charter One as the surviving corporation and is in the best interests of Charter One and its stockholders.



     THE CHARTER ONE BOARD RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR THE DIRECTOR AMENDMENT.


OTHER CERTIFICATE AMENDMENTS

     General. The Charter One Board has unanimously approved the proposed Other Certificate Amendments to Articles FIFTH and SIXTH of the Charter One Certificate, which are more fully described below and in Appendix II to this Joint Proxy Statement/Prospectus. Approval of the Other Certificate Amendments is not a condition to the Merger and the Other Certificate Amendments are not conditioned upon consummation of the Merger.

     Article FIFTH. It is proposed that the title, the introductory paragraph and Paragraphs A through E of Article FIFTH be deleted from the Charter One Certificate. Article FIFTH was designed to prevent the acquisition by any person of 10% or more of the Charter One Common Stock during the five years following the initial public offering of the Charter One Common Stock, such five-year period having expired on January 29, 1993. Paragraphs F and G (to be redesignated Paragraphs A and B, respectively) shall remain in Article FIFTH as Paragraph F contains certain definitions used elsewhere in the Charter One Certificate and Paragraph G provides the Charter One Board with the power to make certain determinations with respect to the construction and application of Article FIFTH.

     It is further proposed that the definition of a "Related Person" (generally, a beneficial owner of 10% or more of Charter One's outstanding voting stock) contained in Paragraph F (to be redesignated Paragraph A) of Article FIFTH be amended to the effect that (i) it will require the acquisition of 20% of the outstanding voting stock of Charter One to be deemed a Related Person, provided that with respect to Article TENTH, the threshold will remain at 10%, and (ii) for purposes of Article SIXTH, a majority of the Continuing Directors (as defined in the Charter One Certificate) may exempt an acquiror of more than 20% of the outstanding voting stock of Charter One from being deemed a Related Person. The effect of the amendment will be (i) to raise from 10% to 20% the threshold level of voting stock ownership that is subject to voting restrictions, (ii) to continue to impose, under certain circumstances, supermajority voting requirements for business combinations with holders of 10% or more of Charter One's voting stock (i.e., Related Persons) and (iii) to allow the Continuing Directors of the Charter One Board to approve certain acquisitions of Charter One voting stock which would otherwise result in the acquiror thereof being deemed a Related Person for purposes of Article SIXTH. The Board believes that the amendment will provide current and future investors in Charter One with more flexibility to invest in Charter One, without weakening management and stockholder control over potential business combinations. Increasing the Related Person threshold from 10% to 20%, however, may permit a shareholder whose interests are not aligned with a majority of the directors or stockholders to control a larger portion of Charter One.

     Article SIXTH. It is proposed that Paragraph F of Article SIXTH be deleted from the Charter One Certificate. Paragraph F provides that Article SIXTH shall be in effect upon such time as Paragraph A of Article FIFTH ceases to be in effect, which occurred as of January 29, 1993. Therefore, Paragraph F of Article SIXTH is no longer necessary.

     It is further proposed that Paragraph A of Article SIXTH be amended by changing the term "ten percent (10%)" to "twenty percent (20%)," the effect of which is to restrict the voting rights of a Related Person with respect to votes in excess of 20% of the outstanding voting stock of Charter One. The Charter One Board approved this amendment to Article SIXTH in conjunction with, and in accordance with the reasons for, the similar amendment to Article FIFTH. See
"-- Article FIFTH."


     THE CHARTER ONE BOARD RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR THE OTHER CERTIFICATE AMENDMENTS.


                                 LEGAL MATTERS

     The validity of the shares of Charter One Common Stock offered hereby will be passed upon for Charter One by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C. Certain other legal matters in connection with the Merger will be passed upon for Charter One by Silver, Freedman & Taff, L.L.P., and for FirstFed by Housley Goldberg Kantarian & Bronstein, P.C., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from Charter One's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of FirstFed and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in FirstFed's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated by reference herein in this Joint Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     As disclosed in the proxy materials for Charter One's 1995 Annual Meeting of Stockholders, in order to be eligible for inclusion in Charter One's proxy materials for the 1996 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Charter One, 1215 Superior Avenue, Cleveland, Ohio 44114, no later than November 18, 1995. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     FirstFed will hold a 1996 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which it is presently expected would be held in mid-May 1996. In such event, as disclosed in the proxy materials for FirstFed's 1995 Annual Meeting of Stockholders, in order to be eligible for inclusion in FirstFed's proxy materials for the 1996 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of FirstFed, 1001 Woodward Avenue, Detroit, Michigan 48226-1904, no later than December 2, 1995. However, if such 1996 Annual Meeting is held after mid-June 1996, any stockholder proposal must be received by FirstFed a reasonable time before the solicitation of proxies for such Annual Meeting is made. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, Charter One's independent accountants, are expected to be present at the Charter One Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Representatives of KPMG Peat Marwick LLP, FirstFed's independent accountants, are expected to be present at the FirstFed Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Boards of Directors of Charter One and FirstFed are not aware of any business to come before the Special Meetings other than those matters described above in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Special Meetings, including proposals to adjourn a Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

BY ORDER OF                              BY ORDER OF
  THE BOARD OF DIRECTORS                  THE BOARD OF DIRECTORS
  OF CHARTER ONE FINANCIAL, INC.          OF FIRSTFED MICHIGAN CORPORATION

/s/ Charles John Koch                    /s/ C. Gene Harling

Charles John Koch                        C. Gene Harling
Chairman of the Board, President         Chairman of the Board, President
  and Chief Executive Officer            and Chief Executive Officer

                                                                      APPENDIX I

 ------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                          CHARTER ONE FINANCIAL, INC.
                                      AND
                         FIRSTFED MICHIGAN CORPORATION

                            DATED AS OF MAY 30, 1995

 ------------------------------------------------------------------------------

                               TABLE OF CONTENTS


ARTICLE  I -- THE MERGER AND RELATED MATTERS............................................   I-5
   1.1   Merger; Surviving Corporation and Institution..................................   I-5
   1.2   Effective Time of the Merger...................................................   I-5
   1.3   Conversion of Shares...........................................................   I-6
   1.4   Surviving Corporation in the Company Merger....................................   I-6
   1.5   Authorization for Issuance of Charter Common Stock; Exchange of Certificates...   I-7
   1.6   No Fractional Shares...........................................................   I-8
   1.7   Stockholders' Meetings.........................................................   I-8
   1.8   FirstFed Stock Options.........................................................   I-9
   1.9   Registration Statement; Prospectus/Joint Proxy Statement.......................  I-10
  1.10   Cooperation; Regulatory Approvals..............................................  I-11
  1.11   Closing........................................................................  I-12
  1.12   Closing of Transfer Books......................................................  I-12
  1.13   Bank Merger....................................................................  I-12
ARTICLE  II -- REPRESENTATIONS AND WARRANTIES...........................................  I-12
   2.1   Organization, Good Standing, Authority, Insurance, Etc.........................  I-12
   2.2   Capitalization.................................................................  I-13
   2.3   Ownership of Subsidiaries......................................................  I-13
   2.4   Financial Statements and Reports...............................................  I-14
   2.5   Absence of Changes.............................................................  I-14
   2.6   Prospectus/Joint Proxy Statement...............................................  I-15
   2.7   No Broker's or Finder's Fees...................................................  I-15
   2.8   Litigation and Other Proceedings...............................................  I-15
   2.9   Compliance with Law............................................................  I-15
  2.10   Corporate Actions..............................................................  I-16
  2.11   Authority......................................................................  I-16
  2.12   Employment Arrangements........................................................  I-17
  2.13   Employee Benefits..............................................................  I-17
  2.14   Information Furnished..........................................................  I-18
  2.15   Property and Assets............................................................  I-18
  2.16   Agreements and Instruments.....................................................  I-18
  2.17   Material Contract Defaults.....................................................  I-19
  2.18   Tax Matters....................................................................  I-19
  2.19   Environmental Matters..........................................................  I-19
  2.20   Loan Portfolio; Portfolio Management...........................................  I-19
  2.21   Real Estate Loans and Investments..............................................  I-20
  2.22   Derivatives Contracts..........................................................  I-20
  2.23   Exceptions to Representations and Warranties...................................  I-20
ARTICLE  III -- COVENANTS...............................................................  I-21
   3.1   Investigations; Access and Copies..............................................  I-21
   3.2   Conduct of Business............................................................  I-21
   3.3   No Solicitation................................................................  I-23
   3.4   Stockholder Approvals..........................................................  I-24
   3.5   Accountants' Letters...........................................................  I-24
   3.6   Resale Letter Agreements; Accounting and Tax Treatment.........................  I-24
   3.7   Publicity......................................................................  I-24
   3.8   Cooperation Generally..........................................................  I-24
   3.9   Additional Financial Statements and Reports....................................  I-25
  3.10   Dividend Adjustment............................................................  I-25
  3.11   Stock Exchange Listing.........................................................  I-25
  3.12   Certificate of Incorporation...................................................  I-25
  3.13   Employee Benefits and Agreements...............................................  I-25
  3.14   Conforming Adjustments.........................................................  I-28
  3.15   Amendments to Charter Rights Agreement.........................................  I-29

ARTICLE  IV -- CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT.......................  I-29
   4.1   General Conditions.............................................................  I-29
   4.2   Conditions to Obligations of Charter...........................................  I-30
   4.3   Conditions to Obligations of FirstFed..........................................  I-31
   4.4   Termination of Agreement and Abandonment of Merger.............................  I-31
ARTICLE  V -- TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES...........................  I-33
   5.1   Termination; Lack of Survival of Representations and Warranties................  I-33
   5.2   Payment of Expenses............................................................  I-33
ARTICLE  VI -- CERTAIN POST-MERGER AGREEMENTS...........................................  I-33
   6.1   Registration of Stock Underlying Stock Options.................................  I-33
   6.2   Reports to the SEC.............................................................  I-33
   6.3   Indemnification................................................................  I-33
   6.4   Directors, Executive Officers and Committees of Surviving Corporation..........  I-34
   6.5   Directors, Executive Officers and Committees of Charter One Bank...............  I-36
   6.6   Publication of Combined Financial Results......................................  I-37
   6.7   Registration Rights............................................................  I-37
ARTICLE  VII -- GENERAL.................................................................  I-38
   7.1   Amendments.....................................................................  I-38
   7.2   Confidentiality................................................................  I-38
   7.3   Governing Law..................................................................  I-38
   7.4   Notices........................................................................  I-38
   7.5   No Assignment..................................................................  I-39
   7.6   Headings.......................................................................  I-39
   7.7   Counterparts...................................................................  I-39
   7.8   Construction and Interpretation................................................  I-39
   7.9   Entire Agreement...............................................................  I-39
  7.10   Severability...................................................................  I-39
  7.11   No Third Party Beneficiaries...................................................  I-39
  7.12   No Employment Solicitation.....................................................  I-39
SCHEDULES:
  Schedule I       Disclosure Schedule for Charter One*.................................   N/A
  Schedule II      Disclosure Schedule for FirstFed*....................................   N/A
EXHIBITS:
  Exhibit A        Charter One Stock Option Agreement...................................  I-41
  Exhibit B        FirstFed Stock Option Agreement......................................  I-49
  Exhibit C        Form of Charter One Voting Agreement*................................   N/A
  Exhibit D        Form of FirstFed Voting Agreement*...................................   N/A
  Exhibit 1.1(a)   Plan of Merger.......................................................  I-57
  Exhibit 1.8(d)   List of Option Holders*..............................................   N/A
  Exhibit 2.10(c)  Amendment to Rights Agreement........................................  I-60
  Exhibit 3.6(a)   Form of Charter One Affiliate Agreement*.............................   N/A
  Exhibit 3.6(b)   Form of FirstFed Affiliate Agreement*................................   N/A
  Exhibit 3.13(c)  Severance Policy*....................................................   N/A
  Exhibit 3.13(g)  Form of Employment Agreement for Mr. Harling*........................   N/A
  Exhibit 4.2(a)   Form of Opinion of Counsel for FirstFed*.............................   N/A
  Exhibit 4.3(a)   Form of Opinion of Counsel for Charter One*..........................   N/A


---------------
* Intentionally omitted.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of May 30, 1995, by and among Charter One Financial, Inc., a Delaware corporation ("Charter") and FirstFed Michigan Corporation, a Michigan corporation ("FirstFed"). Each of Charter and FirstFed is sometimes individually referred to herein as a "party," and Charter and FirstFed are sometimes collectively referred to herein as the "parties."

                                    RECITALS


     WHEREAS, Charter, a non-diversified, unitary savings and loan holding company, with principal offices in Cleveland, Ohio, owns all of the issued and outstanding capital stock of Charter One Bank, F.S.B., a federally chartered savings bank ("Charter One Bank"), with principal offices in Cleveland, Ohio. As of the date hereof, Charter has 90 million authorized shares of common stock, par value $0.01 per share ("Charter Common Stock"), of which 22,520,551 shares are outstanding, and 10 million authorized shares of preferred stock, none of which is outstanding.


     WHEREAS, FirstFed, a non-diversified, unitary savings and loan holding company, with principal offices in Detroit, Michigan, owns all of the issued and outstanding capital stock of First Federal of Michigan, a federally chartered savings association ("FirstFed Bank"), with principal offices in Detroit, Michigan. As of the date hereof, FirstFed has 100 million authorized shares of common stock, par value $0.01 per share ("FirstFed Common Stock"), of which 18,714,442 shares are outstanding, and 40 million authorized shares of preferred stock, none of which is outstanding.

     WHEREAS, Charter and FirstFed desire to combine their respective holding companies through a tax-free, stock-for-stock merger so that the respective stockholders of Charter and FirstFed will have an equity ownership in the combined holding company.

     WHEREAS, neither the Board of Directors of Charter nor the Board of Directors of FirstFed seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals.

     WHEREAS, it is intended that to accomplish this result, FirstFed will be merged with and into Charter, with Charter as the surviving corporation. Such merger is referred to herein as the "Company Merger." Charter after the Company Merger is sometimes referred to herein as the "Surviving Corporation."


     WHEREAS, immediately following consummation of the Company Merger, FirstFed Bank will be merged with and into Charter One Bank, with Charter One Bank as the surviving savings institution. Such merger is referred to herein as the "Bank Merger." The Company Merger and the Bank Merger are sometimes collectively referred to herein as the "Merger."


     WHEREAS, it is intended that (i) for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Internal Revenue Code and (ii) the Merger shall qualify for pooling of interests accounting treatment under generally accepted accounting principles.

     WHEREAS, as an inducement to and condition of Charter's willingness to enter into this Agreement and the Charter Stock Option Agreement, FirstFed will grant to Charter on the first business day next following the date of execution of this Agreement an option pursuant to the FirstFed Stock Option Agreement, and as an inducement to and condition of FirstFed's willingness to enter into this Agreement and the FirstFed Stock Option Agreement, Charter will grant to FirstFed on the first business day next following the date of execution of this Agreement an option pursuant to the Charter Stock Option Agreement. The Charter Stock Option Agreement and the FirstFed Stock Option Agreement are attached hereto as Exhibits A and B, respectively. References herein to the "Stock Option Agreement" shall refer in the case of Charter to the Charter Stock Option Agreement and in the case of FirstFed to the FirstFed Stock Option Agreement.

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, Charter and each of the directors of FirstFed, and FirstFed and each of the directors of Charter, have entered into voting agreements in the forms attached hereto as Exhibits C and D, respectively (the "Voting Agreements").

     WHEREAS, the Boards of Directors of Charter and FirstFed (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Charter and FirstFed, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of Charter and FirstFed, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                         THE MERGER AND RELATED MATTERS


     1.1 Merger; Surviving Corporation and Institution. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Michigan Business Corporation Act ("MBCA"), the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Company Merger Effective Time (as hereinafter defined), (i) FirstFed shall be merged with and into Charter pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of FirstFed shall cease, and (iii) Charter as the Surviving Corporation shall continue to be governed by the laws of the State of Delaware, and, (b) thereafter, at the Bank Merger Effective Time (as hereinafter defined) FirstFed Bank shall be merged with and into Charter One Bank pursuant to the terms and conditions set forth herein and in the Bank Merger Agreement substantially in the form attached hereto as Exhibit 1.1(a). The Company Merger shall have the effects specified in the DGCL and the MBCA,
Section 1.4(e) hereof and the Company Merger Agreement. Upon consummation of the Bank Merger, the separate existence of FirstFed Bank shall cease, and Charter One Bank shall continue as the surviving institution of the Bank Merger. The name of Charter One Bank, as the surviving institution of the Bank Merger, shall be "Charter One Bank, F.S.B." From and after the Bank Merger Effective Time, Charter One Bank as the surviving institution of the Bank Merger shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Charter One Bank and FirstFed Bank, all as more fully set forth in the Thrift Regulations, Section 1.13 hereof and the Bank Merger Agreement.


     1.2 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Article IV hereof has been satisfied or waived, Charter and FirstFed will file, or cause to be filed, certificates of merger with the appropriate authorities of Delaware and Michigan for the Company Merger and articles of combination with the OTS for the Bank Merger, which certificates of merger and articles of combination shall in each case be in the form required by and executed in accordance with the applicable provisions of law and the Thrift Regulations, respectively. The Company Merger shall become effective at the time and date which is the later of the time at which (i) the Delaware certificate of merger is filed with the appropriate authorities of Delaware and (ii) the Michigan certificate of merger is filed with the appropriate authorities of Michigan ("Company Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 hereof) and on the same day as the Closing if practicable, or at such other date and time as may be agreed to by the parties and specified in the certificates of merger in accordance with applicable law. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Company Merger to become effective before the Bank Merger.

     1.3 Conversion of Shares.

     (a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Charter or FirstFed or the holders of shares of Charter or FirstFed Common Stock:

          (i) Each outstanding share of FirstFed Common Stock issued and outstanding at the Company Merger Effective Time, except as provided in clause (a)(ii) of this Section and Section 1.6 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely 1.20 shares of Charter Common Stock (the "Conversion Ratio"), including the corresponding number of rights associated with the Charter Common Stock pursuant to the Rights Agreement, dated November 20, 1989, between Charter and The First National Bank of Boston as Rights Agent (the "Charter Rights Agreement"), (as amended as contemplated herein) and shall no longer be a share of FirstFed Common Stock.

          (ii) Any shares of FirstFed Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (as defined in Section 2.1 hereof) (other than in a fiduciary capacity) at the Company Merger Effective Time shall cease to exist, the certificates for such shares shall as promptly as practicable be cancelled, such shares shall not be converted into or represent any shares of Charter Common Stock, and no shares of capital stock of Charter shall be issued or exchanged therefor.

          (iii) Each share of Charter Common Stock issued and outstanding immediately before the Company Merger Effective Time shall remain an outstanding share of Common Stock of Charter as the Surviving Corporation.

          (iv) The holders of certificates representing shares of FirstFed Common Stock shall cease to have any rights as stockholders of FirstFed, except such rights, if any, as they may have pursuant to applicable law.

          (v) Subject to Section 3.2 herein, if the issued and outstanding shares of Charter or FirstFed Common Stock shall, during the period commencing on the date hereof and ending with the Company Merger Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of Charter or FirstFed, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Conversion Ratio.

     1.4 Surviving Corporation in the Company Merger.

     (a) The name of the Surviving Corporation in the Company Merger shall be "Charter One Financial, Inc." The headquarters of the Surviving Corporation shall be located in Cleveland, Ohio.

     (b) The Restated Certificate of Incorporation of Charter as in effect at the Company Merger Effective Time shall as of the Company Merger Effective Time be amended as contemplated in Section 1.7(a) herein and the Restated Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of Charter as the Surviving Corporation until amended as provided therein or by law; provided, however, if the Charter stockholders shall fail to approve any of the amendments to Charter's Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein, then the Restated Certificate of Incorporation of Charter as the Surviving Corporation shall not include those amendments not so approved.

     (c) At the Company Merger Effective Time, the Bylaws of Charter, as then in effect shall be amended to conform to the agreements of the parties as reflected in Section 6.4 herein, and such Bylaws, as so amended shall be the Bylaws of Charter as the Surviving Corporation, until amended as provided therein or as otherwise permitted by the DGCL.

     (d) The directors and executive officers of Charter as the Surviving Corporation following the Company Merger shall be as provided in Section 6.4 herein until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of Section
6.4 of this Agreement, the Restated Certificate of Incorporation or the Bylaws of Charter as the Surviving Corporation.

     (e) From and after the Company Merger Effective Time:

          (i) Charter as the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Charter and FirstFed, and all obligations belonging or due to each of Charter and FirstFed, all of which shall vest in Charter as the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Charter or FirstFed shall not revert or in any way be impaired by reason of the Company Merger.

          (ii) Charter as the Surviving Corporation will be liable for all the obligations of each of Charter and FirstFed. Any claim existing, or action or proceeding pending, by or against Charter or FirstFed, may be prosecuted to judgement, with right of appeal, as if the Company Merger had not taken place, or Charter as the Surviving Corporation may be substituted in its place.

          (iii) All the rights of creditors of each of Charter and FirstFed will be preserved unimpaired, and all liens upon the property of Charter and FirstFed will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Time.

     1.5 Authorization for Issuance of Charter Common Stock; Exchange of Certificates.

     (a) Charter shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to FirstFed's stockholders in accordance with this Article I.

     (b) After the Company Merger Effective Time, holders of certificates theretofore representing outstanding shares of FirstFed Common Stock (other than as provided in Section 1.3(a)(ii) hereof), upon surrender of such certificates to an exchange agent appointed jointly by Charter and FirstFed on behalf of the Surviving Corporation (the "Exchange Agent"), shall be entitled to receive certificates for the number of whole shares of Charter Common Stock into which shares of FirstFed Common Stock theretofore evidenced by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 1.6 hereof. As soon as practicable after the Company Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each FirstFed stockholder of record at the Company Merger Effective Time whose FirstFed Common Stock shall have been converted into Charter Common Stock advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing FirstFed Common Stock in exchange for new certificates for Charter Common Stock. Upon surrender, each certificate representing FirstFed Common Stock shall be cancelled.

     (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, before the Company Merger Effective Time, represented FirstFed Common Stock (other than shares cancelled at the Company Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Charter Common Stock into which the shares of FirstFed Common Stock formerly represented thereby were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding certificates formerly representing FirstFed Common Stock are so surrendered, no dividend or distribution payable to holders of record of Charter Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Charter Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Company Merger Effective Time, there shall be no further registration of transfers on the records of FirstFed of outstanding certificates formerly representing shares of FirstFed Common Stock and, if a certificate formerly representing such shares is presented to Charter as the Surviving Corporation, it shall be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Charter Common Stock and cash for fractional shares (if any), as herein provided. Following one year after the Company Merger Effective Time, the Exchange Agent shall return to Charter as the Surviving Corporation any certificates for Charter Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter shareholders of FirstFed shall look exclusively to Charter as the Surviving Corporation for shares of the Charter Common Stock and cash to which they are entitled hereunder.

     (d) All shares of Charter Common Stock and cash in lieu of any fractional share issued and paid upon the conversion of FirstFed Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such FirstFed Common Stock.

     (e) If any new certificate for Charter Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Charter Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (f) In the event any certificate representing FirstFed Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Charter Common Stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that the Surviving Corporation or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, Charter, FirstFed, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Charter Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of FirstFed Common Stock; no dividend or distribution with respect to Charter Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Charter as the Surviving Corporation. In lieu of such fractional share interest, any holder of FirstFed Common Stock who would otherwise be entitled to a fractional share of Charter Common Stock will, upon surrender of his certificate or certificates representing FirstFed Common Stock outstanding immediately before the Company Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the closing price of Charter Common Stock on the trading day immediately prior to the Company Merger Effective Time. For the purposes of determining any such fractional share interests, all shares of FirstFed Common Stock owned by a FirstFed stockholder shall be combined so as to calculate the maximum number of whole shares of Surviving Corporation Common Stock issuable to such FirstFed stockholder.

     1.7 Stockholders' Meetings.

     (a) Charter shall, at the earliest practicable date, hold a meeting of its stockholders (the "Charter Stockholders' Meeting") to submit for stockholder approval this Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of Charter Common Stock entitled to vote shall be required for such approval. At the Charter Stockholders' Meeting Charter shall also submit for stockholder approval amendments to its Restated Certificate of Incorporation as follows:

          (i) an amendment to Article FOURTH, paragraph A, increasing (A) the number of authorized shares of all classes of stock to 200 million shares,
     (B) the number of authorized shares of common stock to 180 million shares and (C) the number of authorized shares of preferred stock to 20 million shares;

          (ii) an amendment to Article FIFTH (A) deleting the title thereof, deleting the first full paragraph thereof and deleting paragraphs A, B, C, D and E thereof and relettering paragraphs F and G thereof as paragraphs A and B, and (B) revising clause (vi) of paragraph F (as relettered as paragraph (A)) to read as follows:

             (vi) "Related Person" shall mean any Person (other than the Corporation, Subsidiaries of the Corporation, pension, profit sharing, employee stock ownership or other employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary of the Corporation pursuant to the terms of such plans and trustees of or fiduciaries with respect to such plans acting in such capacity) that purports, or is deemed, to be the Beneficial Owner of twenty percent (20%) (but for purposes of Article TENTH such percentage shall be ten percent (10%)) or more of the issued and outstanding shares of Voting Stock of the Corporation without giving effect to the provisions of paragraph A of Article SIXTH. Notwithstanding the foregoing, except as used in Article TENTH, the term "Related Person" shall not include any Person acquiring Beneficial Ownership of shares of Voting Stock of the Corporation in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation if (i) the acquisition of Beneficial Ownership of such shares in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation was approved in advance by a majority of the Continuing Directors, or (ii) Beneficial Ownership of such excess shares was acquired at any time directly from the Corporation or a Subsidiary of the Corporation pursuant to an agreement with the Corporation or a Subsidiary of the Corporation.

          (iii) an amendment to Article SIXTH (A) deleting paragraph F therein and (B) revising paragraph A therein by changing the term "ten percent (10%)" to "twenty percent (20%)"; and

          (iv) an amendment to Article SEVENTH, paragraph A, to increase the maximum number of authorized directors to not more than 16 persons.

     The votes to so amend Charter's Restated Certificate of Incorporation by the Charter stockholders shall be as required by the DGCL and the Restated Certificate of Incorporation (as may be applicable).

     (b) FirstFed shall, at the earliest practicable date, hold a meeting of its stockholders (the "FirstFed Stockholders' Meeting") to submit for stockholder approval this Agreement, the Company Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of FirstFed Common Stock entitled to vote shall be required for such approval.

     1.8 FirstFed Stock Options.

     (a) At the Company Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option (other than those referenced in paragraph (d) to this Section 1.8) under the stock option plans of FirstFed (the "FirstFed Option Plans") shall continue outstanding as an option to purchase, in place of the purchase of each share of FirstFed Common Stock, the number of shares (rounded up to the nearest whole share) of Charter Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of FirstFed Common Stock immediately before the Company Merger upon the same terms and conditions under the relevant option as were applicable immediately before the Company Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Charter Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately before such assumption and substitution. The Surviving Corporation shall take such actions as may be required to effectuate the foregoing. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code as to any stock option which is an "incentive stock option".

     (b) At all times after the Company Merger Effective Time, the Surviving Corporation shall reserve for issuance such number of shares of Charter Common Stock as necessary so as to permit the exercise of options granted under the FirstFed Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Charter shall make all filings required under federal and state securities laws no later than the Company Merger Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Company Merger Effective Time and Charter and the Surviving Corporation shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

     (c) Following the Company Merger Effective Time, in case of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Charter Common Stock or in case of any consolidation or merger of Charter as the Surviving Corporation with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Charter's assets, then, the rights of the optionees who then hold outstanding options under the FirstFed Option Plans shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply following the Company Merger Effective Time to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

     (d) The holders of outstanding options under the FirstFed stock option plans who are listed (together with the number of outstanding non-vested options each such person holds) on Exhibit 1.8(d) hereto shall, but only with respect to options not fully vested as of the Company Merger Effective Time and in lieu of the assumption of their non-vested options by Charter and notwithstanding that such option is not then exercisable, receive as of the Company Merger Effective Time in exchange for such non-vested options, and in cancellation of such option (to be reflected in a written agreement), the number of shares of Charter Common Stock (rounded up to the next whole share,) that have a value (based upon the closing price of the Charter Common Stock on the trading day immediately prior to the Company Merger Effective Time) equal to the fair value of such options. The fair value of such options shall be determined in good faith by Charter and FirstFed with the advice of a financial advisor, with experience in such valuations, selected by Charter and FirstFed.

     1.9 Registration Statement; Prospectus/Joint Proxy Statement.

     (a) For the purposes (i) of holding the Charter Stockholders' Meeting, (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Charter Common Stock to be issued to holders of FirstFed Common Stock in connection with the Merger and (iii) of holding the FirstFed Stockholders' Meeting, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the "Registration Statement"), including the Prospectus/Joint Proxy Statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (such Prospectus/Joint Proxy Statement, together with any and all amendments or supplements thereto, is referred to herein as the "Prospectus/Joint Proxy Statement").

     (b) Charter shall furnish such information concerning Charter and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. Charter agrees promptly to advise FirstFed if at any time before the FirstFed or Charter Stockholders' Meeting any information provided by Charter in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Charter shall furnish FirstFed with such supplemental information as may be necessary in order to cause such Prospectus/Joint Proxy Statement, insofar as it relates to Charter and its Subsidiaries, to comply with
Section 1.9(a) hereof.

     (c) FirstFed shall furnish Charter with such information concerning FirstFed and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. FirstFed agrees promptly to advise Charter if at any time before the Charter or FirstFed Stockholders' Meeting any information provided by FirstFed in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide Charter with the information needed to correct such inaccuracy or omission. FirstFed shall furnish Charter with such supplemental information as may be necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to FirstFed and its Subsidiaries, to comply with Section 1.9(a).

     (d) Charter shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Charter and FirstFed shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. FirstFed authorizes Charter to utilize in the Registration Statement the information concerning FirstFed and its Subsidiaries provided to Charter for the purpose of inclusion in the Prospectus/Joint Proxy Statement. Charter shall advise FirstFed promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Charter shall furnish FirstFed with copies of all such documents. Before the Company Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Joint Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     (e) Charter and FirstFed shall consult with each other in order to identify all persons or entities who are or may be deemed to be "affiliates" of either Charter or FirstFed ("Affiliates") within the meaning of Rule 145 under the Securities Act. Each of Charter and FirstFed shall use there best efforts to ensure that their respective Affiliates are aware of the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. Notwithstanding anything contained in this Agreement to the contrary, all shares of Charter Common Stock issued to such Charter and FirstFed Affiliates who do not enter into the written letter agreement contemplated in Section 3.6 herein in connection with the Company Merger shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the Securities Act and/or pooling of interests accounting requirements, and notice shall be given to Charter's transfer agent of such restriction for all Affiliates; provided that such legend shall be removed by delivery of a substitute certificate without such legend if (i) any such shares of Charter Common Stock shall have been registered under the Securities Act for sale, transfer or other disposition and are sold, transferred or otherwise disposed of, or (ii) any such shares of stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) such person is not at the time an affiliate of Charter and has been the beneficial owner of the Charter Common Stock for at least two years (or such period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (iv) Charter shall have received a letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Charter, to the effect that the stock transfer restrictions and the legend are not required for purposes of the Securities Act. So long as shares of such Charter Common Stock are subject to the restrictions set forth in this Section 1.9, no transfer of such Charter Common Stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Charter to ensure that such transfer will not violate applicable provisions of the Securities Act or rules, regulations or policies of the SEC.

     1.10 Cooperation; Regulatory Approvals. The parties shall cooperate, and shall cause each of their respective affiliates and Subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, Secretary of State of Delaware and Michigan, other regulatory authorities, holders of the voting shares of common stock of Charter and FirstFed, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated hereby. Each party will have the right to review and comment on such applications, petitions and other documents and materials in advance and shall furnish to the other copies thereof promptly after filing or submission thereof. Any such materials must be reasonably acceptable to both Charter and FirstFed prior to filing with any regulatory authority or transmission to stockholders or other third parties, except to the extent that Charter or FirstFed is legally required to proceed prior to obtaining the acceptance of the other party hereto. The parties agree to use their best efforts to file applications with OTS within 30 days of the date of this Agreement. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, no party is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained or would be obtained subject to conditions that would have or result in a material adverse effect on Charter as the Surviving Corporation or Charter One Bank as the surviving institution in the Bank Merger.


     1.11 Closing. If (i) this Agreement has been duly approved by the stockholders of Charter and FirstFed, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Charter, or at such other place as the parties agree, at which the parties will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place within thirty (30) days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement, or at such other time as the parties agree. The parties shall use their best efforts to cause the Closing to occur on or before December 31, 1995.

     1.12 Closing of Transfer Books. At the Company Merger Effective Time, the transfer books for FirstFed Common Stock shall be closed, and no transfer of shares of FirstFed Common Stock shall thereafter be made on such books.

     1.13 Bank Merger.

     (a) At the Bank Merger Effective Time, each share of FirstFed Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of FirstFed Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of common stock of FirstFed Bank shall not be converted into any shares or other securities or obligations of any other entity.


     (b) At the Bank Merger Effective Time, the charter and bylaws of Charter One Bank, as then in effect, shall be amended to conform to the agreements of the parties as reflected in Section 6.5 herein, and such Charter and Bylaws, as so amended, shall be the Charter and Bylaws of Charter One Bank as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.



     (c) The directors and executive officers of Charter One Bank as the surviving institution following the Bank Merger shall be as provided in Section
6.5 hereof until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of this Agreement, the Charter or Bylaws of Charter One Bank.



     (d) The liquidation account established by FirstFed Bank pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by Charter One Bank after the Bank Merger Effective Time for the benefit of those persons and entities who had interests in the FirstFed liquidation account as of the Bank Merger Effective Time and who continue to have rights therein. If required by the rules and regulations of the OTS, Charter One Bank shall amend its charter specifically to provide for the continuation of the liquidation account established by FirstFed Bank.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Charter represents and warrants to FirstFed, and FirstFed represents and warrants to Charter, except as disclosed in the Disclosure Schedules delivered by each party to the other pursuant to Section 2.23 herein, as follows:

     2.1 Organization, Good Standing, Authority, Insurance, Etc. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Section 2.1 of its Disclosure Schedule lists each "subsidiary" of it within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Subsidiary" and collectively the "Subsidiaries"). Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in
Section 2.1 of its Disclosure Schedule. It and each of its Subsidiaries have all requisite power and authority and to the extent required by applicable law are licensed to own, lease and operate its respective properties and conduct its respective business as it is now being conducted. It has delivered to the other party a true, complete and correct copy of the articles of incorporation, certificate of incorporation or other organizing document and of the bylaws, as in effect on the date of this Agreement, of it and each of its Subsidiaries. It and each of its Subsidiaries are qualified to do business as foreign corporations and are in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on it and its Subsidiaries, taken as a whole. Each of its Subsidiaries that is a federally insured savings institution ("Bank Subsidiary") is a member in good standing of its applicable Federal Home Loan Bank, and all eligible accounts issued by such institution are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Each of its Bank Subsidiaries is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. It is duly registered as a savings and loan holding company under the HOLA.

     Its minute books and those of each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including the committees of such Boards).

     2.2 Capitalization. (a) Its authorized capital stock and the number of issued and outstanding shares of its capital stock are accurately set forth in the recitals in this Agreement, subject, in the case of Charter to an increase in the authorized number of shares of its capital stock, common stock and preferred stock as contemplated in Section 1.7(a) herein. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) in the case of the representations and warranties of Charter, with respect to preferred share purchase rights outstanding under the Rights Agreement or (ii) as set forth in
Section 2.2 of its Disclosure Schedule or (iii) with respect to the Stock Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. A true and complete copy of each plan or agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect on the date of this Agreement, is included in Section 2.2 of its Disclosure Schedule. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted thereat (including the Company Merger). It is not aware of any event or circumstance with respect to its operations which would disqualify the Merger from being accounted for as a pooling of interests (in this regard neither it nor any of its Subsidiaries has at any time during the two year period immediately prior to the date hereof repurchased or otherwise acquired any shares of its common stock, except as set forth in Section 2.2 of its Disclosure Schedule).

     (b) With respect to the shares of Charter Common Stock to be issued in the Company Merger, Charter represents and warrants that such shares when so issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other liens.

     2.3 Ownership of Subsidiaries. All outstanding shares of capital stock of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedule. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of its Subsidiaries. Neither it nor any of its Subsidiaries owns more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than a Subsidiary or as otherwise set forth in
Section 2.3 of its Disclosure Schedule.

     2.4 Financial Statements and Reports. (a) No registration statement, offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries with the SEC or the OTS under the Securities Act or the Securities Exchange Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, it and its Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS or the Federal Deposit Insurance Corporation ("FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of it and its consolidated Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after March 31, 1995), in accordance with its books and records and those of any of its consolidated Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after March 31, 1995, will present) fairly the consolidated financial position and the consolidated results of operations or income, changes in stockholders' equity and cash flows of it and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements and in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amounts). Its audited consolidated financial statements at December 31, 1994 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date of it and its Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain (as the case may be) adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to it or its Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994 or for transactions effected or actions occurring or expected to be taken after December 31, 1994 (i) in the ordinary course of business, (ii) as permitted by this Agreement or (iii) as disclosed in the SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement. A true and complete copy of such December 31, 1994 financial statements has been delivered by it to the other party.

     (b) It has delivered to the other party each SEC Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5 Absence of Changes.

     (a) Since December 31, 1994, there has been no material adverse change affecting it and its Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it or any of its Subsidiaries.

     (b) Except as set forth in Section 2.5 of its Disclosure Schedule or in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement, since December 31, 1994, each of it and its

Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6 Prospectus/Joint Proxy Statement. At the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of Charter and FirstFed for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times after such mailings up to and including the times of such approvals, such Prospectus/Joint Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it (including its Subsidiaries) and its stockholders, its common stock, this Agreement, the Merger and the other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the Securities Act, the Securities Exchange Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of it or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except as set forth in Section 2.7 of its Disclosure Schedule.

     2.8 Litigation and Other Proceedings. Except for matters which would not have a material adverse effect on it and its Subsidiaries taken as a whole, or except as set forth in Section 2.8 of its Disclosure Schedule or its SEC Reports filed with the SEC since January 1, 1992, neither it nor any of its Subsidiaries is a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

     2.9 Compliance with Law. Except as set forth in Section 2.9 of its Disclosure Schedule or its SEC Reports filed with the SEC since January 1, 1992:

          (a) It and each of its Subsidiaries are in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective business, including without limitation the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Owners' Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination. Neither it nor any of its Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) It and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted.

          (c) It and each of its Subsidiaries have received since January 1, 1992 no notification or communication from any governmental entity (including, but not limited to, the OTS and any other regulatory authority) or the staff thereof (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such governmental entity administers or enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the FDIC deposit insurance of any Bank Subsidiary (nor, to the best knowledge of its executive officers, do any grounds for any of the foregoing exist); and

          (d) It and each of its Subsidiaries are not required to give prior notice to any federal banking or savings institution regulatory agency of the proposed addition of an individual to their respective board of directors or the employment of an individual as a senior executive officer.

     2.10 Corporate Actions.

     (a) Its Board of Directors (or its Bank Subsidiary that is a named party to the Bank Merger Agreement, as applicable) has (i) duly approved the Merger, this Agreement, the Bank Merger Agreement, each Stock Option Agreement, and the Voting Agreements and authorized its officers to execute and deliver this Agreement, the Bank Merger Agreement, each Stock Option Agreement and the Voting Agreements and to take all action necessary to consummate the Merger and the other transactions contemplated hereby, (ii) authorized and directed the submission for stockholders' approval of this Agreement, the Merger and any related matters requiring such approval including, in the case of Charter, amendments to the Restated Certificate of Incorporation of Charter as contemplated in Section 1.7(a) herein and, (iii) in the case of the representations and warranties of Charter, (A) approved the execution of the Charter Stock Option Agreement and authorized and approved the Company Merger (before execution by Charter of this Agreement and before the date of execution of the Charter Stock Option Agreement) in accordance with Section 203 of the DGCL and (B) not taken any action to readopt the restriction set forth in paragraph A of Article FIFTH of its Restated Certificate of Incorporation, not extended the period through which such restriction operates and such restriction is not presently in effect.

     (b) Its Board of Directors has taken all necessary action to exempt this Agreement, the Bank Merger Agreement, the Voting Agreements and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Merger Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type and (iv) any provision in its or any of its Subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of stockholders or
(B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested stockholder" or person or entity of similar type.

     (c) In the case of the representations and warranties of Charter, the Board of Directors of Charter has approved, and has authorized Charter to enter into and keep in effect (including, to the extent applicable, subsequent to termination of this Agreement) an amendment (the "Rights Amendment") to the Charter Rights Agreement (a copy of which Rights Amendment has been executed by both parties thereto and is attached hereto as Exhibit 2.10(c)) pursuant to which none of the execution and delivery of this Agreement, or the Charter Stock Option Agreement or consummation of the Merger or the purchase of shares of Charter Common Stock pursuant to the Charter Stock Option Agreement will cause
(i) the rights issued pursuant to the Charter Rights Agreement to become exercisable under the Rights Agreement, (ii) FirstFed or any permitted transferee under the Charter Stock Option Agreement to become an "Acquiring Person" (as such term is defined in the Charter Rights Agreement) or (iii) a "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) to occur upon, as a result of or in connection with any such event.

     2.11 Authority. Except as set forth in Section 2.11 of its Disclosure Schedule, neither the execution and delivery of and performance of its obligations under this Agreement, the Bank Merger Agreement and the Stock Option Agreement by it or its applicable Bank Subsidiary nor consummation of the Merger will violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under, (i) its articles of incorporation, certificate of incorporation or bylaws, or the articles of incorporation, certificate of incorporation, charter or bylaws of any of its Subsidiaries, (ii) any regulatory restraint on the acquisition of it or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it or any of its Subsidiaries is a party or is subject or by which any of its or their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. It or its applicable Bank Subsidiary has all requisite corporate power and authority to enter into this Agreement, the Bank Merger Agreement and each Stock Option Agreement and to perform its obligations hereunder and thereunder, except, with respect to this Agreement and the Company Merger, the approval of its stockholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 4.1(c)), the approval of its stockholders and except as set forth in Section 2.11 of its Disclosure Schedule with respect to any Contract, no consents or approvals are required on its behalf or on behalf of any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement and each Stock Option Agreement. This Agreement and each Stock Option Agreement constitute the valid and binding obligations of it, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12 Employment Arrangements. Except as set forth in Section 2.12 of its Disclosure Schedule, there are no agreements, plans or other arrangements with respect to employment, severance or other benefits with any current or former directors, officers or employees of it or any of its Subsidiaries which may not be terminated without penalty or expense (including any augmentation or acceleration of benefits) on 30 days' or less notice to any such person. Except as set forth in Section 2.12 of its Disclosure Schedule, no payments and benefits (including any augmentation or acceleration of benefits) to current or former directors, officers or employees of it or any of its Subsidiaries resulting from the transactions contemplated hereby or the termination of such person's service or employment within two years following consummation of the Merger will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it, the Surviving Corporation, or any of their respective Subsidiaries pursuant to Sections 162, 280G or any other section of the Internal Revenue Code.

     2.13 Employee Benefits. (a) Neither it nor any of its Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, retirement savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedule (true and correct copies of which it has delivered to the other party). Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Internal Revenue Code are so qualified, and it is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of its Disclosure Schedule, neither it nor any of its Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee, director or officer or beneficiary thereof or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

     (b) Except as disclosed in Section 2.13 of its Disclosure Schedule, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law or as contemplated by Section 3.13 herein) or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994.

     (c) To its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it and each of its Subsidiaries are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by it or any of its Subsidiaries which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of it or any of its Subsidiaries; to its best knowledge, no Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Internal Revenue Code, whether or not waived; neither it nor any of its Subsidiaries has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To its best knowledge, neither it nor any of its Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Charter as the Surviving Corporation or any of its Subsidiaries at or after the Company Merger Effective Time. In the case of the representations and warranties of FirstFed, (i) the present value of "benefit liabilities" (within the meaning of 4001(a)(16) of ERISA) under the Defined Benefit Plan (as defined in Section 3.13(a)), as of its latest valuation date and based upon the actuarial assumptions currently prescribed for plan terminations by the Pension Benefit Guaranty Corporation, did not exceed the then current value of the assets of such plan allocable to such accrued benefits, and (ii) there have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to the Defined Benefit Plan.

     2.14 Information Furnished. No statement contained in any schedule, certificate or other document furnished (whether before, on or after the date of this Agreement) or to be furnished in writing by or on behalf of it to the other party pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. To its best knowledge, no information which is material to the Merger and necessary to make the representations and warranties herein not misleading has been withheld from the other party.

     2.15 Property and Assets. (i) It and its Subsidiaries have good and marketable title to all of their real property reflected in the financial statements at December 31, 1994, referred to in Section 2.4 hereof (other than property sold or transferred in the ordinary course of business since the date of such financial statements) or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary easements, restrictions of record and title exceptions that have no material adverse effect upon the value or use of such property, (d) pledges or liens incurred in the ordinary course of business and (e) as otherwise specifically indicated in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement or in Section 2.15 of its Disclosure Schedule. (ii) It and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither it nor any of its Subsidiaries is in default in any material respect under any such lease. No default will arise under any material real property or material personal property lease by reason of consummation of the Merger without the lessor's consent except as set forth in Section 2.15 of its Disclosure Schedule. (iii) There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of it and its Subsidiaries since December 31, 1994. Except as set forth in Section 2.15 of its Disclosure Schedule, all property and assets material to its or any of its Subsidiaries' respective business and currently used by it or any of its Subsidiaries are, in all material respects, in good operating condition and repair.

     2.16 Agreements and Instruments. Except as set forth in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement or in Section 2.16 of its Disclosure Schedule, neither it nor any of its Subsidiaries is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or of its Subsidiaries of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between it or any of its Subsidiaries and any director or officer of it or any of its Subsidiaries or any affiliate or member of the immediate family of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which it or any of its Subsidiaries is a party, (e) any agreements between it or any of its

Subsidiaries and any five percent or more stockholder of it and (f) any agreements, directives, orders or similar arrangements between or involving it or any of its Subsidiaries and any state or federal savings institution regulatory authority.

     2.17 Material Contract Defaults. Neither it or any of its Subsidiaries nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it or any Subsidiary of it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, which default is reasonably expected to have either individually or in the aggregate a material adverse effect on it or any of its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18 Tax Matters. (a) It and each of its Subsidiaries have duly and properly filed all federal, state, local and other tax returns and reports required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns or reports by the Internal Revenue Service ("IRS") and other applicable tax authorities is as set forth in Section 2.18 of its Disclosure Schedule; and, except as set forth in Section 2.18 of its Disclosure Schedule, there is no agreement by it or any of its Subsidiaries for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of its Disclosure Schedule, neither the IRS nor any other taxing authority is now asserting or, to its best knowledge, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim. It and each of its Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements. It and each of its Subsidiaries have complied with all applicable state law tax collection and reporting requirements.

     (b) Adequate provision for any unpaid federal, state, local or foreign taxes due or to become due from it or any of its Subsidiaries for all periods through and including December 31, 1994 has been made and is reflected in its December 31, 1994 consolidated financial statements referred to in Section 2.4 and has been or will be made with respect to periods ending after December 31, 1994.

     2.19 Environmental Matters.  To its best knowledge, except as set forth in
Section 2.19 of its Disclosure Schedule neither it nor any of its Subsidiaries owns, leases or otherwise controls any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither it nor any of its Subsidiaries is aware of, nor has it or any of its Subsidiaries received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it or any of its Subsidiaries relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20 Loan Portfolio; Portfolio Management. (a) All evidences of indebtedness reflected as assets in its financial statements at December 31, 1994, referred to in Section 2.4 herein, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against it or any Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by it or any of its Subsidiaries were at the time entered into and at all times owned by it or its Subsidiaries in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). It and its Subsidiaries (as applicable) administer their loan and investment portfolios (including, but not limited to, adjustments to the interest rate and payment on adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of it and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects. The risk classification system utilized by its Bank Subsidiaries has been established in accordance with the requirements of the OTS.

     (b) Section 2.20 of its Disclosure Schedule sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1995, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21 Real Estate Loans and Investments. Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to it or any of its Subsidiaries which exist and would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of it or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

     2.22 Derivatives Contracts. Neither it nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its financial statement as of December 31, 1994 filed as part of its SEC Reports or disclosed in its Form 10-Q as filed with the SEC for the quarter ended March 31, 1995 (or in its financial statement included therein) which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of its Disclosure Schedule, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23 Exceptions to Representations and Warranties. (a) On or before the date hereof, Charter has delivered to FirstFed and FirstFed has delivered to Charter its respective Disclosure Schedule setting forth, among other things, exceptions to any and all of its representations and warranties in Article II, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the Disclosure Schedule corresponding to a Section in Article II and provided further that (i) no such exception is required to be set forth in a Disclosure Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.23(b) and (ii) the mere inclusion of an exception in a Disclosure Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

     (b) No representation or warranty of Charter or FirstFed contained in
Article II shall be deemed untrue or incorrect, and no party shall be deemed to have breached a representation or warranty contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or in the case of Section 2.8 is not reasonably likely to, have a material adverse effect or material adverse change.

     As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the business, financial condition, results of operations or prospects of Charter or FirstFed and its respective Subsidiaries taken as a whole or (ii) enables any person to prevent the consummation of the transactions contemplated hereby; provided however that any effect or change resulting from (A) actions or omissions of Charter or FirstFed taken with the prior consent of the other in contemplation of the transactions provided for herein or (B) circumstances affecting the savings institution industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates including, without limitation, the effects of changes in interest rates on earnings, portfolio market value and interest rate risk exposure) shall be deemed not to be or have a material adverse effect or material adverse change.

                                  ARTICLE III

                                   COVENANTS

     3.1 Investigations; Access and Copies. Between the date of this Agreement and the Company Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representatives shall from time to time reasonably request; provided however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development which, (x) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading or (z) materially relates to the satisfaction of the conditions set forth in Article IV of this Agreement. Notwithstanding anything to the contrary herein, neither party hereto nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     3.2 Conduct of Business. Between the date of this Agreement and the Company Merger Effective Time or the termination of this Agreement (whichever occurs first), each party agrees, on behalf of itself and each of its respective Subsidiaries, except as contemplated herein or insofar as the Chief Executive Officer of Charter or the Chief Executive Officer or the Chief Financial Officer of FirstFed shall otherwise consent in writing (which consent shall not be unreasonably withheld):

          (a) That it and its Subsidiaries shall (i) except as contemplated in this Agreement, conduct their business only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices and (iii) use all reasonable efforts to preserve intact their business organizations and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect the ability of any of them to obtain the Governmental Approvals (as defined in Section 4.1(c) herein) or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement, the Company Merger Agreement, the Bank Merger Agreement or the applicable Stock Option Agreement;

          (b) That it and its Subsidiaries shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for (A) the payment of dividends consistent with Section 3.10, (B) the declaration and payment of regular quarterly cash dividends by Charter in an amount not in excess of $0.19 per outstanding share of Charter Common Stock (except that beginning with the first dividend declared by the Charter Board of Directors subsequent to October 1, 1995 and every six months thereafter such dividend may be increased by $.02 per share from the dividend last declared prior thereto) and the declaration and payment of regular quarterly cash dividends by FirstFed in an amount not in excess of $0.15 per outstanding share of FirstFed Common Stock (except that beginning with the first dividend declared by the FirstFed Board of Directors subsequent to July 1, 1995 and every six months thereafter such dividend may be increased by $.01 per share from the dividend last declared prior thereto), in each case with usual record and payment dates for such dividends consistent with such parties' past dividend practices, and (C) dividends or distributions by a wholly owned Subsidiary of such party to such party; (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell or buy any shares of capital stock of it or any of its Subsidiaries, except shares of its common stock issued pursuant to the Stock Option Agreement and shares issued pursuant to exercise of stock options previously issued and identified in
     Section 2.2 of its Disclosure Schedule; (iv) effect any stock split, stock dividend, reverse stock split other reclassification or recapitalization of its common stock; or (v) except with respect to the Stock Option Agreement, grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of it or any of its Subsidiaries or grant any stock appreciation or other rights with respect to shares of capital stock of it or of any of its Subsidiaries; or (vi) purchase or acquire any of the outstanding shares of capital stock of the other party hereto or any Subsidiary thereof other than as contemplated by the Stock Option Agreement or in connection with the Merger as contemplated herein;

          (c) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) sell, dispose of or pledge any significant assets of it or of any of its Subsidiaries other than in the ordinary course of business consistent with past practices or in connection with the borrowing of funds consistent with the provisions hereinafter contained; (ii) merge or consolidate it or any of its Subsidiaries with or into any other entity or otherwise acquire any other entity or except in accordance with its written business plan in effect on the date hereof acquire any significant assets; (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it; (iv) change the articles of incorporation or certificate of incorporation, charter, bylaws or other governing instruments of it or any of its Subsidiaries, except as contemplated in this Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices but subject to the restrictions contained in Section 3.2(e) hereof and provided Charter and FirstFed and their respective Subsidiaries collectively shall limit their new loans to a Relationship (as defined herein) to $15,000,000; for purposes of this Agreement, a "Relationship" means common borrowers, guarantors or partners or other relationships considered related or affiliated by management of the lending entity; (vi) form any new subsidiary (except in the case of Charter it may form a consumer finance subsidiary) or cause or permit a material change in the activities presently conducted by any Subsidiary or make additional investments in subsidiaries in excess of $25,000,000 except for Charter's leasing subsidiary where such investment shall not exceed $100,000,000; (vii) except to hedge interest rate risk on certificates of deposit with respect to Charter, engage in any off balance sheet interest rate swap, cap or floor agreement; (viii) engage in any activity not contemplated by its written business plan in effect on the date hereof; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause any Banking Subsidiary not to be a qualified thrift lender under Section 10(m) of the HOLA or a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code; (xi) authorize capital expenditures other than in the ordinary and usual course of business; (xii) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles; or (xiii) engage any independent auditors other than such auditors engaged as of the date hereof. The limitations contained in this Section 3.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 3.2(c).

          (d) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) in the case of FirstFed and its Subsidiaries incur any debt obligation

     (excluding deposits) or other obligation for borrowed money with terms in excess of one year; (ii) in the case of Charter and its Subsidiaries incur any additional debt obligation (excluding deposits) or other obligation for borrowed money other than replacing existing debt with other debt and creating additional debt consistent with its written business plan in effect on the date hereof; (iii) allow the use of its common stock by optionees to pay any option exercise price or to satisfy tax liabilities under the FirstFed Option Plans or the option plans of Charter; (iv) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with policies or budgets in effect on the date hereof; (v) except as contemplated by Section 3.13 hereof, enter into, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (vi) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or (vii) except as contemplated by Section 3.13 hereof, establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements (unless such change is required by applicable law or, in the opinion of its counsel, is necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits).

          (e) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) extend, restructure, modify or otherwise amend or alter any of the following types of commercial real estate loans or commitments: (A) any loan secured by real estate (or commitment to be secured by) real estate, in the case of FirstFed and its Subsidiaries located in the State of Michigan or in the case of Charter and its Subsidiaries located in the State of Ohio, with a loan balance (or commitment amount) of $15,000,000 or greater if debt service coverage in the prior year was 1.2 or greater, but if such debt service coverage is less than 1.2 such limit shall be $3,000,000; (B) any loan or commitment to a Relationship that has or would have (if the commitment was fully implemented) loans exceeding $15,000,000;
     (C) any loan secured by (or commitment to be secured by) real estate located outside the State of Michigan in the case of FirstFed and its Subsidiaries or located outside the State of Ohio in the case of Charter and its Subsidiaries with a loan balance of or a commitment amount of $1,500,000 or greater; (D) any loan exceeding $1,000,000 as of the date of this Agreement which is more than 90 days delinquent as to payment, in bankruptcy or foreclosure, or carried as a restructured troubled debt; or
     (E) any loan with a balance of $500,000 or greater and internally classified as Special Mention, Sub-Standard, Doubtful, or Loss as of the date of this Agreement; for purposes of the dollar amounts set forth in subparts (A) - (E) above any specific reserves or allocated general reserves shall be reversed; (ii) foreclose upon, or take a deed-in-lieu of foreclosure to, any commercial real estate securing a loan with an outstanding balance including accrued interest of $1,000,000 or greater;
     (iii) take any individual commercial mortgage or multi-family loan application in an amount greater than $10,000,000 or acquisition and development loan application in an amount greater than $3,000,000; (iv) make any residential loan in an amount greater than $1,000,000; (v) enter into or renew any contract for the purchase of consumer loans (as defined by the rules and regulations of OTS), on a whole loan or participation basis; or (vi) originate mobile home loans during calendar year 1995 (including pipeline loans in process) in an aggregate amount exceeding $6,000,000.

     3.3 No Solicitation. Each party agrees, on behalf of itself and each of its Subsidiaries, that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or
(C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Each party agrees that it shall promptly give written notice to the other upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving either party or any of their respective Bank Subsidiaries or for the acquisition of a twenty-five percent (25%) or greater equity interest in either party or any of their respective Bank Subsidiaries, or for the acquisition of a substantial portion of the assets of either party or any of their respective Bank Subsidiaries.

     3.4 Stockholder Approvals. The parties shall call the meetings of their respective stockholders to be held for the purpose of voting upon the Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with the Charter and FirstFed Stockholders' Meetings, the respective Boards of Directors shall recommend approval of this Agreement, the Merger and any other matters requiring stockholder action (including, in the case of Charter, the amendments to its Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein) relating to the transactions contemplated herein (and such recommendation shall be contained in the Prospectus/Joint Proxy Statement) unless as a result of an unsolicited Takeover Proposal received by a party after the date hereof, the Board of Directors of such party determines in good faith after consultation with legal counsel and an investment banking firm of recognized standing that to do so would constitute a breach of the fiduciary duties of such Board of Directors to the stockholders of such party. Each of the parties shall use its best efforts to solicit from its stockholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the outstanding shares of its common stock in favor of the Merger and, in the case of Charter, the amendments to its Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein, except as the fiduciary duties of its Board of Directors may otherwise require.

     3.5 Accountants' Letters. Each party agrees to use all reasonable efforts to cause to be delivered to the other, and such other party's directors and officers who sign the Registration Statement, a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date on or shortly prior to the date of the Closing, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     3.6 Resale Letter Agreements; Accounting and Tax Treatment. After execution of this Agreement, (i) each party shall use its respective best efforts to cause to be delivered to the other from each Affiliate of it within the meaning of Rule 145, a written letter agreement as of a date on or immediately prior to the date of the Charter Stockholders' Meeting or the FirstFed Stockholders' Meeting, respectively, in the forms as set forth in Exhibits 3.6(a) and 3.6(b), regarding restrictions on resale of shares of the Charter Common Stock, to ensure compliance with applicable restrictions imposed under the federal securities laws and generally accepted accounting principles for pooling of interests accounting treatment and prior to the Company Merger Effective Time each of the parties shall use its best efforts to secure such written letter agreement from persons who become an Affiliate of it subsequent to the date of its Stockholders' Meeting, and (ii) neither party shall take any action which would prevent the Merger and the other transactions contemplated hereby from (A) qualifying for accounting treatment as a pooling of interests or
(B) qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, provided that nothing hereunder shall limit the ability of either party to exercise its rights under the Stock Option Agreement.

     3.7 Publicity. Between the date of this Agreement and the Company Merger Effective Time, neither party nor any of its Subsidiaries shall, without the prior approval of the other party, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     3.8 Cooperation Generally. Between the date of this Agreement and the Company Merger Effective Time, the parties and their respective Subsidiaries shall in conformance with the provisions of this Agreement use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date.

     3.9 Additional Financial Statements and Reports. As soon as reasonably practicable after they become publicly available, each party shall furnish to the other its statements of financial condition, statements of operations or statements of income, statements of cash flows and statements of changes in stockholders' equity at all dates and for all periods normally prepared before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the respective parties (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included with its most recent audited consolidated financial statements), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as applicable, under the Exchange Act.

     3.10 Dividend Adjustment. If the customary payment date for the next regular cash dividend payable after the Company Merger Effective Time on the Common Stock of Charter as the Surviving Corporation which is eligible to be received by the former holders of FirstFed Common Stock is more than ninety (90) days after the payment date of the last regular cash dividend paid or to be paid on the Common Stock of FirstFed prior to the Company Merger Effective Time (such number of days over ninety (90) days being the "Dividend Lag Period"), then FirstFed may declare and set aside immediately prior to the Company Merger Effective Time, and may pay at a date it may select in its discretion, a Special Pro-Rata Dividend pursuant to this Section 3.10. Any such Special Pro-Rata Dividend shall be payable in cash, and shall not exceed an amount per share which is the product of (i) the amount of the dividend permitted to be paid by FirstFed pursuant to Section 3.2(b)(1)(B) herein, times (ii) a fraction, the numerator of which is the Dividend Lag Period and the denominator of which is ninety (90) days.

     3.11 Stock Exchange Listing. Charter agrees to use all reasonable efforts to cause to be listed on the NASDAQ National Market, subject to official notice of issuance, the shares of Charter Common Stock to be issued in the Merger.

     3.12 Certificate of Incorporation. During the period that the Charter Stock Option Agreement is in effect, and (if applicable) upon and following purchase of the shares of Charter Common Stock pursuant to the terms of the Charter Stock Option Agreement, (i) Charter shall not readopt the restriction set forth in paragraph A of Article FIFTH of Charter's Restated Certificate of Incorporation or otherwise seek to extend the period through which such restriction operates and Charter shall not under any circumstances seek to enforce Article FIFTH during such period, and (ii) except as contemplated herein, without the prior written consent of FirstFed, Charter shall not amend or seek to amend Articles FIFTH, SIXTH or TENTH of its Restated Certificate of Incorporation.

     3.13 Employee Benefits and Agreements. (a) The FirstFed Salaried Employees' Retirement Plan, as amended and restated effective January 1, 1993 and as subsequently amended (the "Defined Benefit Plan"), FirstFed Supplemental Executive Retirement Plan, as amended and restated effective January 1, 1994 (the "SERP"), FirstFed Equity Performance and Appreciation Plan (the "EPAP") and FirstFed Management Incentive Award Plan ("MIAP") shall each be terminated by FirstFed and its Subsidiaries at or prior to the Company Merger Effective Time (or alternatively in the case of the Defined Benefit Plan and the SERP, which shall both be frozen on the same date, frozen or continued following the Company Merger Effective Time until excess assets under the Defined Benefit Plan can be allocated on a plan termination basis in accordance with ERISA and the Internal Revenue Code to participants, former participants, if applicable, or their respective beneficiaries). To the extent permitted under applicable law, FirstFed may at any time amend its Defined Benefit Pension Plan and SERP to freeze the accrual of future benefits as of any date on or before the Company Merger Effective Time, to permit participants and their beneficiaries to elect to receive their accrued benefits in the form of a lump sum payment rather than an annuity, and to adjust the formula and qualifications for determining benefits under the Defined Benefit Plan in any manner associated with assuring that any excess funding in said plan (as of the calculation date for the termination of the Defined Benefit

Plan) inures solely to the benefit of individuals who have become participants in the Defined Benefit Pension Plan at or prior to the Company Merger Effective Time. Notwithstanding the foregoing, on and after the Company Merger Effective Time, no additional material contributions shall be made to FirstFed's Defined Benefit Plan from the assets of FirstFed, Charter or any of their respective Subsidiaries, and FirstFed shall cause the Defined Benefit Plan to be terminated, frozen, or continued in a manner that does not result in any material funding obligation by FirstFed, Charter or any of their respective Subsidiaries. In this context, an amount shall be presumed to be immaterial if it either totals less than $100,000, is necessary to satisfy the minimum funding requirements under ERISA or the Code, or is necessary for the Defined Benefit Plan to be fully funded on a termination basis based on benefit levels in effect on the date of execution of this Agreement.

     FirstFed and its Subsidiaries may continue to make and to accrue benefits or awards under the SERP and MIAP, as well as to continue to accrue for existing awards under the EPAP for accounting purposes, until the Company Merger Effective Time consistent with the methodology heretofore utilized by it during calendar year 1995, except that FirstFed may adjust such methodology to reflect a short fiscal year for purposes of providing benefits under the MIAP, and may determine said accruals by projecting the future value of FirstFed's Common Stock consistent with current methodology, and by adjusting their financial results to disregard conforming or other charges undertaken pursuant to Section
3.14 of this Agreement; provided that FirstFed and its Subsidiaries may amend the SERP in order to offset any increase in benefits under the Defined Benefit Plan due to amendments to the Defined Benefit Plan that allocate any excess funding to participants in the Defined Benefit Plan (or the beneficiaries of such individuals). Notwithstanding the termination of the SERP, EPAP, and MIAP at or prior to the Company Merger Effective Time, (i) outstanding rights and awards as of the date of termination thereof to participants shall not be diminished or otherwise adversely affected by virtue of such termination and,
(ii) long-term awards under the MIAP shall become fully vested and payable in a lump sum on or before the Company Merger Effective Time. No further award or grant of benefits shall be made under the EPAP. The full value of all benefits and awards under the SERP, MIAP and EPAP shall, to the extent not previously accrued on or before December 31, 1994, be accrued by FirstFed and its Subsidiaries for financial reporting purposes prior to the Company Merger Effective Time.

     (b) Pending the Company Merger Effective Time, FirstFed and its Subsidiaries shall be entitled to make, or accrue for, employer contributions to the FirstFed Salaried Employees' Profit Sharing Plan, as amended and restated effective January 1, 1993 (the "Profit Sharing Plan") in a manner consistent with the methodology heretofore utilized by it during calendar year 1995 and consistent therewith the Plan may be amended to provide that "Profit Sharing Earnings" (as defined in the Profit Sharing Plan) shall be calculated through the Company Merger Effective Time and multiplied by 4.5% to determine the employer contribution for the Plan Year in which the Merger occurs, to specify the manner in which compensation of Plan participants is to be determined for such period and to specify a date by which participants must elect whether amounts contributed on their behalf shall be paid to them in cash or contributed to the Plan; provided that FirstFed and its Subsidiaries may determine said accruals by adjusting their financial results to disregard conforming or other charges undertaken pursuant to Section 3.14 of this Agreement. After the Company Merger Effective Time, Charter may terminate the Profit Sharing Plan, continue the Profit Sharing Plan on terms consistent with Section 3.13(h) hereof, or merge the Profit Sharing Plan with another tax-qualified retirement plan maintained by Charter or its Subsidiaries, all in its sole discretion, but in a manner consistent with ERISA and the applicable provisions of the Internal Revenue Code. The vested benefits of participants in the Profit Sharing Plan shall not be reduced by virtue of any such termination, continuation, or merger of the Profit Sharing Plan.

     (c) With the exception of those employees of FirstFed, Charter and their respective Subsidiaries who currently have written employment, change in control or severance agreements ("Contract Severance Agreements"), each employee of FirstFed, Charter and their respective Subsidiaries whose employment is involuntarily terminated due to a job elimination by Charter or any of their respective Subsidiaries at or within one year after the Company Merger Effective Time shall be entitled to receive (i) a severance payment determined in accordance with Exhibit 3.13(c) hereto, and (ii) for full-time employees only, continued medical coverage and group-term life insurance under the then current Charter group plan for medical and group-term life insurance coverage for a period of 18 months after such termination at the same cost being paid by such employee for individual and dependent coverage immediately prior to the Company Merger Effective Time. Moreover, COBRA-like group medical coverage for each such employee shall be made available to each such employee for up to an additional 18 month period, at a maximum cost of $500 per month for an employee's family group medical coverage (with Charter as the Surviving Corporation paying any premiums in excess of $500 per month). For purposes hereof, an employee described in subparagraph (1) of
Exhibit 3.13(c) shall be deemed to have his or her employment involuntarily terminated due to a job elimination if (i) Charter or one of its Subsidiaries discharges the employee from employment for a reason other than "just cause", or
(ii) the employee resigns from employment with Charter One Bank as a result of either a reduction in the employee's cash compensation as in effect on the Company Merger Effective Time, or a requirement that the employee perform his or her principal services at a location more than 50 miles from the employee's primary office on the Company Merger Effective Time. The outplacement programs and practices that are disclosed in Section 2.13 of FirstFed Disclosure Schedule hereto shall be continued for the benefit of employees of FirstFed and its Subsidiaries.


     (d) With respect to those former employees of FirstFed and its Subsidiaries who continue as employees of Charter and its Subsidiaries after the Company Merger Effective Time (the "Continuing Employees"), their regular salary in effect at FirstFed and its Subsidiaries on the Company Merger Effective Time shall be increased on the Company Merger Effective Time by an amount equivalent on an after-tax basis to the cost, at said time, that FirstFed and its Subsidiaries were incurring to provide group dental insurance for their employees (but not to exceed $50 per month). The vacation, leave and sick day policies currently in effect at FirstFed and its Subsidiaries shall be continued for the benefit of their employees through December 31, 1995, and if the Company Merger Effective Time occurs prior to January 1, 1996, Charter and its Subsidiaries shall continue such policies through December 31, 1995 for the benefit of Continuing Employees. If the Company Merger Effective Time takes place after December 31, 1995, FirstFed and its Subsidiaries shall adopt the vacation, leave and sick day policies of Charter and its Subsidiaries effective as of January 1, 1996; provided that FirstFed's adoption of said policies may, in FirstFed's discretion, be contingent on the Company Merger becoming effective. The Continuing Employees shall receive past service credit for purposes of determining vacation benefits provided by Charter and its Subsidiaries for their employment with FirstFed and its Subsidiaries (including service with any entity acquired by FirstFed or FirstFed Bank).

     The post-retirement benefit adjustment plan, retiree medical plan and retiree life insurance program that are disclosed in Section 2.13 of FirstFed Disclosure Schedule shall be continued for the benefit of those retirees from FirstFed and its Subsidiaries currently receiving such benefits, except that the post-retirement benefit adjustment plan may be terminated by FirstFed and its Subsidiaries prior to the Company Merger Effective Time and FirstFed may amend the Defined Benefit Plan to provide the post-retirement adjustments formerly provided under said plan (and the full value of all benefits and awards thereunder shall, to the extent not previously accrued on or before December 31, 1994, be accrued by FirstFed and its Subsidiaries for financial reporting purposes prior to the Company Merger Effective Time).


     (e) Charter and FirstFed recognize and acknowledge that the Company Merger constitutes a change in control for purposes of FirstFed's Contract Severance Agreements. Charter and Charter One Bank shall honor each FirstFed Contract Severance Agreement in effect on the date hereof that is disclosed in Section
2.12 of FirstFed Disclosure Schedule, unless the executive covered thereby enters into a new agreement with Charter Bank cancelling his FirstFed Contract Severance Agreement. Charter and FirstFed agree that any such new agreement shall provide for a term of employment following the Company Merger Effective Time of not less than four months.



     (f) Each employee of Charter One Bank that does not have a Contract Severance Agreement and (i) holds a similar position at Charter One Bank to that held by an employee of FirstFed Bank with a Contract Severance Agreement and
(ii) whose employment is involuntarily terminated by Charter One Bank due to a job elimination at or within two years after the Company Merger Effective Time shall be entitled to the identical severance payment that would be provided to a similarly situated FirstFed Bank employee under the same circumstances pursuant to Section 3.13(e) above.

     (g) Charter agrees to continue to employ Messrs. Charles John Koch, John D. Koch, Mark D. Grossi, and Robert J. Vana and to employ Richard W. Neu as of the Company Merger Effective Time pursuant to employment agreements and supplemental retirement agreements to be negotiated in good faith and in a form to be mutually acceptable to Charter, FirstFed and each of the individuals within 15 business days from the date hereof, in exchange for the cancellation and termination of their existing employment agreements, salary continuation agreements, and other existing employment rights with Charter and Charter One Bank or FirstFed and FirstFed Bank, as applicable. Charter agrees to employ C. Gene Harling as of the Company Merger Effective Time pursuant to a new employment agreement in the form attached hereto as Exhibit 3.13(g). Charter and FirstFed recognize and acknowledge that the change in Mr. Harling's position that will result from the Company Merger constitutes "Good Reason" under his existing Contract Severance Agreement with FirstFed and FirstFed Bank. Accordingly, at the Company Merger Effective Time, Charter and Charter One Bank shall pay severance benefits to Mr. Harling in the amounts set forth in his existing Contract Severance Agreement and shall otherwise honor the terms of his Contract Severance Agreement.


     (h) Subject to the provisions set forth in Section 3.13(a), (b), (c) and
(d) above, from and after the Company Merger Effective Time, Charter and its Subsidiaries shall have the right to continue, amend, or terminate any of the employee benefit and welfare plans and programs of FirstFed and its Subsidiaries. To the extent permitted by applicable law, from and after the Company Merger Effective Time the former employees of FirstFed and its Subsidiaries who are continuing employees of Charter or its Subsidiaries (the "Continuing Employees") shall be entitled to participate in the Charter employee benefit and welfare plans and programs (except to the extent that coverage is provided under a continuing FirstFed plan or program, it being agreed and understood that there shall be no duplication of benefits) on the same basis that similarly-situated employees of Charter and its Subsidiaries are entitled to participate in such plans and programs including, but not limited to tax-qualified retirement plans and Charter's Executive Goal Achievement Plan (but not earlier than January 1, 1996 in the case of participation in Charter's Executive Goal Achievement Plan or similar calendar-year incentive bonus plans) and supplemental health and life insurance programs for similarly-situated executive employees. For 1995 payments or awards under Charter's Executive Goal Achievement Plan and its similar calendar-year incentive bonus plans, determinations will be calculated by adjusting the financial results of Charter and its Subsidiaries to disregard conforming or other charges undertaken pursuant to Section 3.14 of this Agreement, and will be made by the Initial Directors who prior to the Company Merger Effective Time served as directors of Charter, consistent with prior practice. For purposes of eligibility, participation and vesting in such Charter plans and programs, the Continuing Employees shall receive past service credit for their full-time employment with FirstFed and its Subsidiaries (including service with any entity acquired by FirstFed or FirstFed Bank). The Continuing Employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the FirstFed medical plan immediately prior to the Company Merger Effective Time or any waiting period relating to coverage under the Charter medical plan and they will receive full credit for prior service and payment of current and past premiums, co-payments and deductibles. If, on or after the date hereof, Charter or its Subsidiaries adopts a new "employee benefit plan" within the meaning of ERISA for the benefit of its employees generally, then to the extent participants receive a credit for past service with Charter or its Subsidiaries, equivalent credit shall be given to Continuing Employees for past service with FirstFed or its Subsidiaries.

     (i) Notwithstanding any other provision of this Agreement, Charter agrees that FirstFed and its Subsidiaries may take such actions on or before the Company Merger Effective Time as are necessary or appropriate to effectuate the purposes of this Section 3.13, including but not limited to (i) the adoption and execution of agreements and amendments relating to the plans and programs referenced herein, and (ii) adoption and the execution of agreements renewing the Contract Severance Agreements for an additional term of two years, and (iii) the adoption and execution of any amendment required by applicable law.

     3.14 Conforming Adjustments. The parties and their respective Subsidiaries shall cooperate in the establishment of additional accruals and reserves ("Conforming Adjustments"). These Conforming Adjustments enable both parties to conform accounting policies and practices as well as to conform their interest rate risk position. The Conforming Adjustments shall, to the extent determined by the parties, be made immediately prior to the Closing but after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement as confirmed by the parties at such time. Notwithstanding anything to the contrary contained in this Agreement, (a) no Conforming Adjustment shall be taken into account for purposes of determining contributions to qualified or non-qualified employee benefit plans and (b) no Conforming Adjustment, or any litigation or regulatory proceeding relating thereto, or any other effect on any party resulting from its compliance with this Section 3.14, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or be deemed to constitute or cause a material adverse effect or material adverse change on either party hereto or their Subsidiaries, taken as a whole.

     3.15 Amendments to Charter Rights Agreement. Charter shall cause the Charter Rights Agreement to be further amended, effective as of the Company Merger Effective Time, such that each time the percentage "10%" appears in Sections 1(a) and 24(a)(ii) of the Charter Rights Agreement (and other applicable sections thereof) it shall be deleted and replaced with the percentage "20%".

                                   ARTICLE IV

                           CONDITIONS OF THE MERGER;
                            TERMINATION OF AGREEMENT

     4.1 General Conditions. The obligations of each party to effect the Company Merger shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Company Merger Effective Time:

          (a) Stockholder Approval. The holders of the outstanding shares of Charter and FirstFed Common Stock shall have approved this Agreement and the Company Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c) Governmental Approvals. To the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the FTC, the DOJ, the SEC and any state securities authorities, shall have been obtained or made, and any waiting periods shall have expired in connection with the consummation of the Merger, provided however that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on Charter as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the SEC) and, if the offer and sale of the Surviving Corporation Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

          (e) Federal Tax Opinion. Each party shall have received an opinion of its tax counsel, dated as of the Company Merger Effective Time, to the effect that for federal income tax purposes:

             (i) The Company Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code.


             (ii) No gain or loss will be recognized by Charter, Charter One Bank, FirstFed or FirstFed Bank by reason of the Company Merger or the Bank Merger.

             (iii) No gain or loss will be recognized by any stockholder of FirstFed upon the exchange of FirstFed Common Stock solely for Charter Common Stock in the Company Merger.

             (iv) The basis of the Charter Common Stock received by each stockholder of FirstFed who exchanges FirstFed Common Stock for Charter Common Stock in the Company Merger will be the same as the basis of the FirstFed Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Surviving Corporation Common Stock).

             (v) The holding period of the Charter Common Stock received by a stockholder of FirstFed in the Company Merger will include the holding period of the FirstFed Common Stock surrendered in exchange therefore, provided that such shares of FirstFed Common Stock were held as a capital asset by such stockholders at the Company Merger Effective Time.

             (vi) Cash received by a FirstFed shareholder in lieu of a fractional share interest of Charter Common Stock as part of the Company Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Charter Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the FirstFed stock was a capital asset in such stockholder's hands at the Company Merger Effective Time).

          (f) Third Party Consents. All consents or approvals of all persons (other than the Governmental Approvals referenced in Section 4.1(c) herein) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Charter as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree.

          (g) Listing. The shares of Charter Common Stock to be issued in the Company Merger shall have been approved for listing on the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ National Market"), subject to official notice of issuance.

          (h) Accountants' Pooling Letter. Each party shall have received a letter, dated as of the Company Merger Effective Time, from its independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended, if consummated in accordance with this Agreement.

          (i) Affiliates Letters. Each party shall have received from the other party hereto the letter agreements from all affiliates of the other as contemplated in Section 3.6 herein.

          (j) Employment Agreements. There shall exist no impediment or restriction upon the ability of Charter as the Surviving Corporation to enter into the employment agreements and supplemental executive retirement agreements contemplated by Section 3.13(g) hereof.

     4.2 Conditions to Obligations of Charter. The obligations of Charter to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Charter of the following additional conditions before the Company Merger Effective Time:

          (a) Opinion of Counsel for FirstFed. Charter shall have received the opinions of counsel to FirstFed, dated the date of the Closing, substantially in the form set forth in Exhibit 4.2(a) hereof.

          (b) Accountants' Letter. Charter shall have received from FirstFed's independent auditors the letters referred to in Section 3.5 hereof.

          (c) No Material Adverse Effect. Between the date of this Agreement and the Closing, FirstFed shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on FirstFed and its Subsidiaries, taken as a whole.

          (d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. (i) The representations and warranties of FirstFed and its subsidiaries shall be true and correct (subject to Section
     2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect, on FirstFed and its Subsidiaries, taken as a whole; (ii) FirstFed and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) FirstFed shall have delivered to Charter a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          (e) No Litigation. Neither FirstFed nor any FirstFed Subsidiary shall be subject to any pending litigation which, if determined adversely to FirstFed or any FirstFed Subsidiary, would have a material adverse effect on FirstFed and its Subsidiaries, taken as a whole.

     4.3 Conditions to Obligations of FirstFed. The obligations of FirstFed to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by FirstFed of the following additional conditions before the Company Merger Effective Time:

          (a) Opinion of Counsel for Charter. FirstFed shall have received the opinions of counsel to Charter, dated the date of the Closing, substantially in the form set forth in Exhibit 4.3(a) hereto.

          (b) Accountant's Letter. FirstFed shall have received from Charter's independent auditors the letters referred to in Section 3.5 hereof.

          (c) No Material Adverse Effect. Between the date of this Agreement and Closing, Charter shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on Charter and its Subsidiaries, taken as a whole.

          (d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. (i) The representations and warranties of Charter and its Subsidiaries shall be true and correct (subject to Section
     2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Charter and its Subsidiaries, taken as a whole; (ii) Charter and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) Charter shall have delivered to FirstFed a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and
     (ii) hereof.

          (e) Surviving Corporation Common Stock. A certificate for the required number of whole shares of Charter Common Stock, as determined pursuant to Section 1.3 herein, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (f) No Litigation. Neither Charter nor any Charter Subsidiary shall be subject to any pending litigation which, if determined adversely to Charter or any Charter Subsidiary, would have a material adverse effect on Charter and its Charter Subsidiaries, taken as a whole.

          (g) Rights Agreement. Neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred and the Charter Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

     4.4 Termination of Agreement and Abandonment of Merger. This Agreement, the Company Merger Agreement and the Bank Merger Agreement may be terminated at any time before the Company Merger

Effective Time, whether before or after approval thereof by the stockholders of Charter or FirstFed, as provided below:

          (a) Mutual Consent. By mutual consent of the parties, evidenced by their written agreement.

          (b) Closing Delay. At the election of either party, evidenced by written notice, if (i) the Closing shall not have occurred on or before May 31, 1996, or such later date as shall have been agreed to in writing by the parties, provided however that the right to terminate under this Section 4.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (ii) any approval or authorization of any governmental entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 4.1(c) hereof, shall have been denied by such governmental entity, or such governmental entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 4.1(c) with respect to, such approval or authorization, or (iii) the approval of the stockholders of Charter or FirstFed referred to in Section 4.1(a) shall not have been obtained, provided that the electing party is not then in breach of its obligations under Section 3.4 hereof.

          (c) Conditions to Charter Performance Not Met. By Charter upon delivery of written notice of termination to FirstFed if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Charter to effect the Merger set forth in Sections 4.1 and 4.2 and noncompliance is not waived in writing by Charter.

          (d) Conditions to FirstFed Performance Not Met. By FirstFed upon delivery of written notice of termination to Charter if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of FirstFed to effect the Merger set forth in Sections 4.1 and 4.3 and noncompliance is not waived in writing by FirstFed.

          (e) Breach. By either Charter or FirstFed if there has been a material breach of the other party's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given to such breaching party and which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days of receipt of such notice or (ii) 5 days prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party and its Subsidiaries, taken as a whole, or upon consummation of the transactions contemplated by this Agreement.

          (f) Charter Election. By Charter if (i) the Board of Directors of FirstFed shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or shall have withdrawn, modified or changed in a manner adverse to Charter its approval or recommendation of this Agreement, (ii) the Board of Directors of FirstFed shall have authorized FirstFed to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of Charter shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 herein.

          (g) FirstFed Election. By FirstFed if (i) the Board of Directors of Charter shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or withdrawn, modified or changed in a manner adverse to FirstFed its approval or recommendation of this Agreement, (ii) the Board of Directors of Charter shall have authorized Charter to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of FirstFed shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 herein.

                                   ARTICLE V

                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     5.1 Termination; Lack of Survival of Representations and Warranties. In the event of the termination and abandonment of this Agreement pursuant to
Section 4.4 hereof, this Agreement shall become void and have no effect, except
(i) the provisions of Section 3.2(b)(vi), Sections 2.7 (No Broker's or Finder's
Fees), 3.7 (Publicity), 5.2 (Payment of Expenses) and 7.2 (Confidentiality) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 4.4(c), 4.4(d) or 4.4(e) of this Agreement shall not relieve the breaching party from liability for any uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.


     The representations, warranties and agreements set forth in this Agreement shall not survive the Company Merger Effective Time and shall be terminated and extinguished at the Company Merger Effective Time, and from and after the Company Merger Effective Time no party shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, provided however that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Company Merger Effective Time by the Surviving Corporation or Charter One Bank or otherwise and (ii) shall not relieve any party or person for liability for fraud, deception or intentional misrepresentation.


     5.2 Payment of Expenses. Each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that the costs of printing and mailing the Prospectus/Joint Proxy Statement shall be shared equally by the parties.

                                   ARTICLE VI

                         CERTAIN POST-MERGER AGREEMENTS

     6.1 Registration of Stock Underlying Stock Options. In order to permit the exercise of options to purchase Charter Common Stock which were originally granted under the FirstFed Option Plans and are to be substituted and assumed by Charter as the Surviving Corporation under the provisions of Section 1.8 hereof, at and after the Company Merger Effective Time the Surviving Corporation shall take all such actions as may be necessary or appropriate in order to carry out fully the provisions of Section 1.8 hereof.

     6.2 Reports to the SEC. Subject to Section 6.6 herein, Charter as the Surviving Corporation shall continue to file all reports and data with the SEC necessary to permit stockholders of Charter and FirstFed who may be deemed affiliates of Charter or FirstFed within the meaning of Rule 145 under the Securities Act to sell the Surviving Corporation Common Stock held or received by them in connection with the Merger pursuant to Rules 144 and 145 under such Act if they would otherwise be so entitled. After the Company Merger Effective Time, the Surviving Corporation will file with the SEC all reports, statements and other materials required by the federal securities laws on a timely basis.

     6.3 Indemnification. (a) Charter as the Surviving Corporation and successor in interest to FirstFed, shall honor and assume the existing Indemnification Agreements between FirstFed and its directors. In addition, from and after the Company Merger Effective Time, Charter as the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Company Merger Effective Time, an officer, director or employee of either Charter or FirstFed or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Charter as the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either Charter or FirstFed or any of their respective Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Company Merger Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Company Merger Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time and under Charter's or FirstFed's governing corporation documents (as the case may be), and Charter as the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.3(a), upon learning of any Claim, shall notify Charter as the Surviving Corporation (but the failure so to notify Charter as the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.3(a) except to the extent such failure materially prejudices Charter as the Surviving Corporation) and shall deliver to Charter as the Surviving Corporation the undertaking, if any, required by applicable law. Charter as the Surviving Corporation shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in Charter's or FirstFed's governing corporation documents (as the case may be), as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Company Merger Effective Time (including, without limitation, the transactions contemplated hereby), shall survive the Company Merger.

     (b) From and after the Company Merger Effective Time, the directors, officers and employees of Charter and FirstFed hereto or any of their respective Subsidiaries who become directors, officers or employees of Charter as the Surviving Corporation or any of its Subsidiaries, except for the indemnification rights provided pursuant to the Indemnification Agreements between FirstFed and its directors and as set forth in paragraph (a) of this Section 6.3, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Charter as the Surviving Corporation and its Subsidiaries are entitled under the provisions of the governing corporation documents of Charter as the Surviving Corporation and its Subsidiaries, as in effect from time to time after the Company Merger Effective Time, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Company Merger Effective Time.

     (c) For a period of six years from and after the Company Merger Effective Time, Charter as the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by FirstFed and the FirstFed Subsidiaries (provided that Charter may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or in the event such coverage is provided through Charter's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Charter's coverage) with respect to claims arising from facts or events which occurred before the Company Merger Effective Time. Following consummation of the Merger, the directors and officers of the Surviving Corporation shall be covered by the directors' and officers' liability insurance maintained by the Surviving Corporation.

     (d) The obligations of Charter as the Surviving Corporation provided under paragraphs (a) (b) and (c) of this Section 6.3 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Charter as the Surviving Corporation.

     6.4 Directors, Executive Officers and Committees of Surviving Corporation.

     (a) At the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation shall be fixed at either 16 directors, if the shareholders of Charter at the Charter Stockholders Meeting approve the amendment to Article Seventh of Charter's Restated Certificate of Incorporation increasing the maximum number of directors to 16 persons by the requisite vote, or 14 directors, if such amendment is not approved by the requisite vote, (the "Initial Directors"), one-half of whom in either case shall be selected by the Board of Directors of Charter and one-half of whom shall be selected by the Board of Directors of FirstFed, in each case prior to the Company Merger Effective Time. As soon as practicable, the

Boards of Directors of Charter and FirstFed shall each select those persons it is to select who are to serve on the Board of Directors of Charter as the Surviving Corporation. Thereafter, Charter and FirstFed shall agree as to the class and term for each of the persons so selected as a director (it being the intention that to the greatest extent practicable, the Charter and FirstFed directors shall serve in equal number in each of the Surviving Corporation's three classes of directors). Charter and its Board of Directors shall take all necessary corporate action prior to the Company Merger Effective Time to effectuate this agreement of the parties including the election of the designated persons as directors of Charter as the Surviving Corporation, effective at the Company Merger Effective Time, for the agreed upon classes and terms. For a period of four years following the Company Merger Effective Time, Charles J. Koch and Jerome L. Schostak shall serve as the Chairman and Vice Chairman, respectively, of the Board of Directors of Charter as the Surviving Corporation.

     (b) It is the intention of Charter and FirstFed, and their respective Boards of Directors, that until at least the fourth anniversary of the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation (and each of the committees thereof other than the Executive Committee) shall consist of an equal number of persons serving on or representing the Boards of Directors of Charter and FirstFed, respectively, prior to the Company Merger Effective Time. In this regard, if any Initial Director (or successor thereto) does not continue to serve as a director of the Surviving Corporation for any reason whatsoever during such four year period (a "Departing Director"), his/her successor will be the person recommended (i) in the case of a Departing Director who either was a director of Charter prior to the Company Merger Effective Time or was a successor to such a director, by the remaining directors of Charter as the Surviving Corporation who prior to the Company Merger Effective Time served as directors of Charter and, if applicable, any successors to those Charter directors or (ii) in the case of a Departing Director who either was a director of FirstFed prior to the Company Merger Effective Time or was a successor to such a director, by the remaining directors of Charter as the Surviving Corporation who prior to the Company Merger Effective Time served as directors of FirstFed and, if applicable, any successors to those FirstFed directors. Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties and, after the Company Merger Effective Time, Charter's Board of Directors (or committee thereof) will nominate, support the solicitation of proxies in favor of, and otherwise actively use its best efforts to secure the election of directors on a basis consistent with the foregoing.


     (c) For a period of four years following the Company Merger Effective Time, a vote of two-thirds of the entire Board of Directors of the Surviving Corporation shall be necessary to approve (i) any amendment to the Restated Certificate of Incorporation or Bylaws of the Surviving Corporation, (ii) any merger, acquisition, sale of substantially all of its assets or other extraordinary corporate transaction involving the Surviving Corporation, Charter One Bank or any other significant financial institution subsidiary of Charter as the Surviving Corporation or (iii) the dismissal or replacement of any of the executive officers of Charter as the Surviving Corporation or Charter One Bank or other significant financial institution subsidiary. Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties. Notwithstanding anything to the contrary herein, amendment to the Restated Certificate of Incorporation or Bylaws of Charter or the Surviving Corporation specifically provided for or contemplated in this Agreement shall require the vote of directors as set forth in Charter's Restated Certificate of Incorporation or Bylaws.


     (d) After the Company Merger Effective Time, those persons who served as directors of either Charter or FirstFed prior to the Company Merger Effective Time and who do not become the Initial Directors shall serve (unless such person determines not to serve) as directors emeriti of Charter as the Surviving Corporation with benefits at least as favorable as those currently provided to directors emeriti of Charter.

     (e) For a period of four years following the Company Merger Effective Time, regularly scheduled meetings of the Board of Directors of Charter as the Surviving Corporation shall be held such that there shall be equal numbers of meetings during any such year at sites as selected by the Initial Directors who were previously directors of Charter (including their successors) and at sites as selected by the Initial Directors who were previously directors of FirstFed (including their successors). Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties.

     (f) It is the intention of the parties that the fees and benefits to be received by the directors of Charter as the Surviving Corporation shall be no less favorable than those currently provided for directors of either Charter or FirstFed, whichever is greater. In addition, the Initial Vice Chairman of the Board of Charter as the Surviving Corporation shall receive compensation in an amount equal to one hundred fifteen percent (115%) of the compensation he is currently receiving as Chairman of FirstFed's executive committees.

     (g) The Executive Officers of the Surviving Corporation following the Company Merger Effective Time shall be: Charles J. Koch -- Chairman of the Board, President and Chief Executive Officer; Richard W. Neu -- Senior Vice President and Treasurer; John D. Koch -- Senior Vice President; Mark D.
Grossi -- Senior Vice President; and Robert J. Vana -- Chief Corporate Counsel and Secretary.

     (h) For a period of at least four years following the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation shall have a five person Executive Committee and such other committees as the Board shall establish in accordance with Section 141 of the DGCL, Charter's Certificate of Incorporation and the Bylaws. The five members of the Executive Committee shall be Messrs. Charles J. Koch (who shall be the Chairman of the Executive Committee), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu and they shall each serve for a period of four years. The Executive Committee shall not have such power or authority as is specifically excluded to it pursuant to Section 141 of the DGCL. The Executive Committee shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the Board of Directors (or those approved by eighty percent (80%) of the members of the Executive Committee) and to otherwise enable Charter, as the Surviving Corporation, to conduct its business in the normal and regular course consistent with Charter's then current policies, plans, practices and directions. All other determinations by the Executive Committee shall require the affirmative vote of eighty percent (80%) of its members. Prior to the Company Merger Effective Time, Charter and FirstFed shall reasonably agree as to the initial members of each other committee of the Board of Directors of Charter as the Surviving Corporation. Each of such committees (other than the Executive Committee) shall have an even number of members, and at the Company Merger Effective Time and for four years thereafter, one-half of the members of each such other committee shall consist of directors who served as directors of Charter prior to the Company Merger Effective Time (or their successors) and the other half shall consist of directors who served as directors of FirstFed prior to the Company Merger Effective Time (or their successors).

     (i) Notwithstanding anything to the contrary, none of the persons who serve as directors of FirstFed shall be subject to an age restriction relating to service as a director of Charter as the Surviving Corporation and Charter and the Surviving Corporation shall take all necessary corporate action to effectuate this agreement of the parties.

     (j) Those provisions of this Section 6.4 intended to survive the Company Merger Effective Time shall survive the Company Merger Effective Time and remain in effect until the fourth anniversary thereof, terminating thereafter.


     6.5 Directors, Executive Officers and Committees of Charter One Bank.



     (a) Subject to OTS approval if necessary, at the Bank Merger Effective Time, the Board of Directors of Charter One Bank shall be fixed at the same number of persons who serve as directors of Charter as the Surviving Corporation, all of whom shall be the same persons who become the Initial Directors of the Surviving Corporation. Each such Initial Director shall serve as a director of Charter One Bank subsequent to the Bank Merger Effective Time during the same period each serves as a director of the Surviving Corporation. Charter Bank and its Board of Directors shall take all necessary corporate action prior to the Bank Merger Effective Time to effectuate the election of the designated persons as directors of Charter One Bank, effective at the Bank Merger Effective Time, for the agreed upon classes and terms. Following the Bank Merger Effective Time, until the fourth anniversary thereafter, the Board of Directors of Charter One Bank shall consist of the same persons who serve as directors of Charter as the Surviving Corporation and any person who becomes a director of Charter as the Surviving Corporation shall become a director of Charter One Bank. Committees of Charter Bank following the Bank Merger Effective Time (other than the Executive Committee) shall consist of an equal number of persons who prior to the Bank Merger Effective Time served as directors of Charter One Bank and FirstFed Bank, or their successors. Notwithstanding anything to the contrary, none of the persons who serve as directors of FirstFed or FirstFed Bank shall be subject to an age restriction relating to service as a director of Charter One Bank and Charter One Bank shall take all necessary corporate action to effectuate this agreement of the parties.



     (b) Meetings of Charter One Bank's Board of Directors following the Bank Merger Effective Time shall be held at the same dates and sites as the meetings of the Surviving Corporation's Board of Directors.



     (c) It is the intention of the parties that the fees and benefits to be received by the directors of Charter Bank following the Bank following the Bank Merger shall be no less favorable than those currently provided for directors of either Charter One Bank or FirstFed Bank, whichever is greater.



     (d) The Executive Officers of Charter One Bank following the Bank Merger Effective Time shall be: Charles J. Koch -- Chairman, President and Chief Executive Officer; Richard W. Neu -- Executive Vice President -- Chief Financial Officer; John D. Koch -- Executive Vice President -- Chief Lending and Credit Officer; Mark D. Grossi -- Executive Vice President -- Retail Banking; and Robert J. Vana -- Chief Corporate Counsel and Secretary.



     (e) For a period of at least four years following the Bank Merger Effective Time, the Board of Directors of Charter One Bank shall have a five person Executive Committee. The five members of the Executive Committee shall be Messrs. Charles J. Koch (who shall be the Chairman of the Executive Committee), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu and they shall each serve for a period of four years. The Executive Committee shall not have such power or authority as is specifically excluded pursuant to Section 141 of the DGCL. The Executive Committee shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the Board of Directors (or those approved by eighty percent (80%) of the members of the Executive Committee) and to otherwise enable Charter One Bank, to conduct its business in the normal and regular course consistent with Charter One Bank's then current policies, plans, practices and directions. All other determinations by the Executive Committee shall require the affirmative vote of eighty percent (80%) of its members.


     (f) Those provisions of this Section 6.5 intended to survive the Company Merger Effective Time shall survive the Bank Merger Effective Time and remain in effect until the fourth anniversary thereof.

     6.6 Publication of Combined Financial Results. The Surviving Corporation shall publish no later than 30 days after the end of the first month which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     6.7 Registration Rights. If, at any time during the three year period following the Company Merger Effective Time, one or more of those Affiliates that have delivered affiliate letters to Charter, as contemplated in Section 3.6 herein, and who have received as a result of the Company Merger in excess of one percent (1%) of the issued and outstanding shares of Charter Common Stock immediately subsequent to the Closing of the Company Merger, determine to transfer Charter Common Stock received in the Company Merger, then, in such event, Charter shall, upon the written request of such Affiliate making such demand, file with the SEC and with such state securities divisions as are requested on behalf of such Affiliate, as promptly as practicable after receiving such request, an appropriate registration statement under the Securities Act registering such shares of Charter Common Stock and to make its best efforts to have such registration declared effective under the Securities Act and to remain effective for up to six months (with the right of such Affiliate to request from Charter an extension for up to an additional three month period) to facilitate the aforesaid transfer. Charter shall be obligated to make only two (2) such registrations for all Affiliates. Upon receipt of such written request for registration, Charter shall use all reasonable efforts to notify in writing all other such Affiliates (who have not joined in such request) of such request and invite all such other Affiliates to join in such registration, with respect to the Charter Common Stock received by any other such Affiliate(s) in the

Merger. Charter shall be obligated to make this registration at its expense (excluding any underwriting or brokerage commission or discounts, fees and expenses of counsel for such Affiliates and any applicable transfer taxes). Each such Affiliate demanding or joining in such a registration shall provide all information reasonably requested by Charter for inclusion in the registration statement to be filed hereunder. The filing of any registration statement hereunder may be delayed for such period of time, not to exceed 180 days, as may be reasonably required to facilitate any public distribution by Charter of its Common Stock. Charter and such Affiliates making or joining in the demand shall take all action as they shall mutually agree in good faith in order to expedite or facilitate the registration and sale of the shares hereunder, including without limitation filing amendments to the registration statement, cooperating in customary due diligence, providing customary indemnities, printing and distributing prospectuses, and entering into customary underwriting and related agreements.

                                  ARTICLE VII
                                    GENERAL

     7.1 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any stockholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the stockholders of either party hereto, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Section 1.3 herein without their approval.

     7.2 Confidentiality. All information disclosed by any party to any other party, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to Section 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, all in accordance with the terms of the existing confidentiality agreement between the parties (the "Confidentiality Agreement"). In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirement set forth above.

     7.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     7.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, as follows:

          If to Charter, to     Charter One Financial, Inc.
                                1215 Superior Avenue
                                Cleveland, Ohio 44114
                                Attention: Charles J. Koch
                                Chairman of the Board and President
with a copy to:                 Silver, Freedman & Taff, L.L.P.
                                1100 New York Avenue, N.W.
                                Washington, D.C. 20006
                                Attention: Barry P. Taff, Esquire

          If to FirstFed, to    FirstFed Michigan Corporation
                                1001 Woodward Avenue
                                Detroit, Michigan 48226
                                Attention: C. Gene Harling
                                Chairman of the Board and President
with a copy to:                 Housley Goldberg Kantarian & Bronstein, P.C.
                                1220 19th Street, N.W., Suite 700
                                Washington, D.C. 20036
                                Attention: Harry K. Kantarian, Esquire

or such other address as shall be furnished in writing by either party to the other, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received by the addressee.

     7.5 No Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as contemplated hereby.

     7.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

     7.8 Construction and Interpretation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     7.9 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 7.1, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Merger, except that the Confidentiality Agreement shall remain in full force and effect as contemplated in Section 7.2 herein and except with respect to the applicable Stock Option Agreement.

     7.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     7.11 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person (other than the parties hereto and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except for those provisions which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, including without limitation, as provided in Sections 1.8, 3.13, 6.1, 6.3, 6.4, 6.5 and 6.7.

     7.12 No Employment Solicitation. If this Agreement is terminated, the parties hereto agree that, for a period of two years subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and
(ii) none of the parties will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 7.2 herein.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date set forth above.

CHARTER ONE FINANCIAL, INC.          FIRSTFED MICHIGAN CORPORATION

By: /s/ CHARLES JOHN KOCH            By: /s/ C. GENE HARLING
---------------------------------    ----------------------------------
Name: Charles John Koch              Name: C. Gene Harling
Title: President                     Title: Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated May 31, 1995, between Charter One Financial, Inc., a Delaware corporation ("Issuer"), and FirstFed Michigan Corporation, a Michigan corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated May 30, 1995 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 4,481,589 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $24.75 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $24.75 per share such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Company Merger Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option (including Grantee or any subsequent transferee(s)).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act") other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant

     Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Issuer and/or Issuer Subsidiaries;

          (ii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

          (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Grantee such recommendation;

          (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 4.4(e) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulator approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporation power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders. The Rights Amendment, as defined in the Merger Agreement, has been executed by the parties thereto, is in full force and effect and will not be rescinded, amended or terminated without the prior written consent of Grantee. No other amendments will be made to the Rights Agreement (as defined in the Merger Agreement) without the prior written consent of Grantee.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     10. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     13. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934
Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an Exercise Termination Event Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     20. Except as otherwise expressly provided herein, in the Voting Agreements or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          CHARTER ONE FINANCIAL, INC.


                                          By: /s/ CHARLES JOHN KOCH


                                          --------------------------------------

                                              President


                                          FIRSTFED MICHIGAN CORPORATION


                                          By: /s/ C. GENE HARLING


                                          --------------------------------------

                                              President

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated May 31, 1995, between FirstFed Michigan Corporation, a Michigan corporation ("Issuer"), and Charter One Financial, Inc., a Delaware corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated May 30, 1995 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,724,173 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $26.50 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $26.50 per share such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Company Merger Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option (including Grantee or any subsequent transferee(s)).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:


          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act") other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant

     Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

           (ii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

           (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Grantee such recommendation;

           (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 4.4(e) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

           (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.


     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.


     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.


     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements, for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.


     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporation power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     10. Grantee hereby represents and warrants to Issuer that:


     (a) Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     13. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934
Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an Exercise Termination Event Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.


     20. Except as otherwise expressly provided herein, in the Voting Agreement or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          FIRSTFED MICHIGAN CORPORATION

                                          By: /s/ C. GENE HARLING


                                          -----------------------------------

                                              President



                                          CHARTER ONE FINANCIAL, INC.


                                          By: /s/ CHARLES JOHN KOCH

                                          -----------------------------------

                                              President

                                                                  EXHIBIT 1.1(A)

                                 PLAN OF MERGER
                                       OF
                           FIRST FEDERAL OF MICHIGAN
                                      INTO
                            CHARTER ONE BANK, F.S.B.

     PLAN OF MERGER, dated as of the 30th day of May, 1995 by and between Charter One Bank, F.S.B., a savings bank chartered under the laws of the United States of America (the "Bank" or the "Resulting Association"), and First Federal of Michigan, a savings association chartered under the laws of the United States of America ("First Federal"), such institutions being sometimes hereinafter called the "Constituent Associations" or, individually, "Constituent Association".

                              W I T N E S S E T H:

     WHEREAS, all of the outstanding capital stock of the Bank is owned directly or indirectly by Charter One Financial, Inc. ("Charter");

     WHEREAS, Charter, parent corporation of the Bank, and FirstFed Michigan Corporation ("FirstFed"), parent corporation of First Federal, have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which, following the merger of FirstFed with and into Charter, First Federal shall be merged with and into the Bank.

     WHEREAS, the Boards of Directors of the Bank and First Federal each believe that it is in the best interests of the institutions and their stockholders to merge the Bank and First Federal into a single federally chartered savings bank in order that (i) the merged institution may operate with an improved competitive position and operating efficiency and (ii) the parent company of the Bank, Charter, will retain the advantage of a unitary savings and loan holding company status.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, the Bank and First Federal have agreed and do hereby agree and covenant as follows:

     1. Plan of Merger: The merger provided for herein shall be effected as follows:

          (a) The execution and delivery of this Agreement by the Bank and First Federal shall have been duly approved by at least a two-thirds ( 2/3) vote of the Board of Directors of the Bank and First Federal, respectively.

          (b) The Office of Thrift Supervision or any successor thereto ("OTS") shall have approved the merger.

          (c) The merger shall be approved by the shareholder of the Bank and by the shareholder of First Federal.

          (d) Thereupon First Federal shall be merged with and into the Bank.

     2. Effect of Merger. When this Plan of Merger shall become effective in accordance with the laws and regulations of the United States of America:

          (a) The separate existence of First Federal shall cease and First Federal shall be merged into the Bank, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Charter One Bank, F.S.B." The date on which such merger becomes effective is hereinafter called the "Effective Time".


          (b) The Charter and Bylaws of the Bank, as then in effect, shall be amended to conform to the agreements of Charter and FirstFed as reflected in Section 6.5 of the Merger Agreement and such

     Charter and Bylaws, as so amended, shall be the Charter and Bylaws of the Resulting Association and may thereafter be amended in accordance with applicable law.

          (c) The Directors of the Resulting Association from and after the Effective Time shall be either sixteen (16) or fourteen (14) in number, to be determined in accordance with Sections 6.4 and 6.5 of the Merger Agreement, and shall be those persons whose name, residence address and terms of office are identified in Exhibit 1 hereto. The directors of the Bank following the Effective Time shall be elected in accordance with the procedures set forth in Section 6.5 of the Merger Agreement and committees thereof shall be as provided in such Section 6.5. Notwithstanding anything to the contrary, none of the persons who serve as directors of First Federal shall be subject to an age restriction relating to service as a director of the Bank and the Bank shall take all necessary corporate action to effectuate this agreement of the parties. Meetings of the Bank's Board of Directors following the Effective Time shall be held at the same dates and sites as the meetings of Charter's Board of Directors, as is contemplated in Section 6.4 of the Merger Agreement. Those provisions of this Section 2(c) intended to survive the Effective Time shall survive the Effective Time and remain in effect until the fourth anniversary thereof.

          (d) The executive officers of the Bank following the Effective Time shall be Charles J. Koch -- Chairman, President and Chief Executive Officer; Richard W. Neu -- Executive Vice President -- Chief Financial Officer; John D. Koch -- Executive Vice President -- Chief Lending and Credit Officer; Mark D. Grossi -- Executive Vice President -- Retail Banking; and Robert J. Vana -- Chief Corporate Counsel and Secretary.

          (e) All savings accounts of First Federal shall be and become savings accounts in the Resulting Association without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of First Federal shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Association thereafter, as if it had been a savings account of the Resulting Association at the time said savings account was opened in First Federal and at all times thereafter until such account ceases to be a savings account of the Resulting Association. Appropriate evidence of savings account ownership interest in the Resulting Association shall be provided, as necessary, after consummation of the merger by the Resulting Association to each savings account holder of First Federal.

          (f) All savings accounts of the Bank prior to consummation of the merger shall continue to be savings accounts in the Resulting Association after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

          (g) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Bank or First Federal, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Association which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and First Federal immediately prior to the consummation of the merger. The Resulting Association shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and of First Federal and the rights and obligations of the Bank and of First Federal shall remain unimpaired; and the Resulting Association, upon the consummation of the merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

          (h) The main office of the Bank at 1215 Superior Avenue, Cleveland, Ohio, shall be the main office of the Resulting Association and branch offices thereof will be located at the locations set forth in Exhibit 2 hereof.


          (i) The liquidation account of First Federal as in effect as of the Effective Time shall be assumed in full by the Resulting Association.

     3. Disposition of Shares:

          (a) All of the shares of First Federal capital stock issued and outstanding on the Effective Time, and all rights in respect thereof, shall be cancelled.

          (b) The shares of capital stock of the Bank outstanding immediately prior to consummation of the merger shall constitute the only outstanding shares of capital stock of the Resulting Association following consummation of the merger.

     4. Effective Time of Merger. The merger provided for herein shall become effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Effective Time"). The merger shall not be effective unless and until approved by the OTS. The merger shall also not be effective until after the effective time of the merger of FirstFed with and into Charter as set forth in the Merger Agreement by and between FirstFed and Charter.

     5. Action by Shareholders: The shareholders of the Bank and First Federal, respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6. Condition of Closing: The obligations of the parties hereto to consummate the transactions contemplated herein shall be subject to approval by the OTS and fulfillment or wavier (as may be applicable) of the conditions set forth in Article IV of the Merger Agreement.

     7. Amendment: This Agreement may be amended or modified at any time by a written instrument signed by the Bank and First Federal.

     8. Paragraph Headings: The paragraph headings in this Plan of Merger are for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9. Governing Law: This Plan of Merger shall be governed by the laws of the State of Ohio, except to the extent federal law governs.

     10. Termination. This Plan of Merger shall automatically terminate without any further action of the parties hereto upon termination of the Merger Agreement.

     11. Miscellaneous: This Plan of Merger may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.


FIRST FEDERAL OF MICHIGAN                        CHARTER ONE BANK, F.S.B.
By: /s/ C. GENE HARLING                          By: /s/ CHARLES JOHN KOCH
    --------------------------------                --------------------------
Name: C. Gene Harling                            Name: Charles John Koch
Title: Chairman and Chief Executive Officer      Title: President


By: /s/ W. S. FAMBROUGH                          By: /s/ ROBERT J. VANA
    --------------------------------                 -------------------------
Name: W. S. Fambrough                            Name: Robert J. Vana
Title: Secretary                                 Title: Secretary

                                                                 EXHIBIT 2.10(C)

                         AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of May 26, 1995 to the Rights Agreement, dated as of November 20, 1989 (the "Rights Agreement"), between Charter One Financial, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

     WHEREAS, no Distribution Date (as defined in the Rights Agreement) has occurred; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), substantially in the form set forth in Exhibit A to this Amendment, between the Company and FirstFed Michigan Corporation ("FirstFed"), as the same may be amended from time to time (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and

     WHEREAS, it is proposed that the Company enter into a Stock Option Agreement (as it may be amended or supplemented from time to time, the "Option Agreement"), substantially in the form set forth in Exhibit B to this Amendment, between the Company and FirstFed, as the same may be amended from time to time; and

     WHEREAS, it is proposed that each member of the Board of Directors of the Company enter into a Voting Agreement (as it may be amended or supplemental from time to time, the "Voting Agreements"), substantially in the form set forth in Exhibit C to this Amendment, between the members of the Board of Directors of the Company and FirstFed, as the same may be amended from time to time; and

     WHEREAS, the Board of Directors has determined that the merger and the other transactions contemplated by the Merger Agreement, the Option Agreement and the Voting Agreements are fair to and in the best interests of the Company and its shareholders; and

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement, the Option Agreement, the Voting Agreements and the transactions contemplated thereby (including, without limitation, the option granted by the Company pursuant to the Option Agreement and the agreement of the members of the Board of Directors of the Company to vote in favor of the Merger Agreement pursuant to the Voting Agreements) from the application of the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1(a) of the Rights Agreement is hereby modified and amended by deleting the percentage 10% wherever it appears and substituting the percentage 20%.

     2. Section 1(a) of the Rights Agreement is hereby further modified and amended by adding the following proviso at the end thereof:

     "; provided, further, that neither FirstFed Michigan Corporation, a Michigan corporation ("FirstFed"), nor any of its subsidiaries, nor any other Person, shall be deemed to be an Acquiring Person by virtue of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the

     "Merger Agreement"), to be entered into on or about May 30, 1995 between the Company and FirstFed, the Stock Option Agreement (as it may be amended or supplemented from time to time, the "Option Agreement") to be entered into on or about May 31, 1995 between the Company and FirstFed, the Voting Agreements (as they may be amended or supplemented from time to time, the "Voting Agreements") to be entered into on or about May 30, 1995 between the members of the Board of Directors of the Company and FirstFed, or by virtue of any of the transactions contemplated by the Merger Agreement, the Option Agreement and the Voting Agreements. Without limiting the foregoing, neither FirstFed nor any of its subsidiaries, nor with respect to clauses
     (ii)-(v) below, any other Person, shall be deemed to be an Acquiring Person by virtue of the fact that FirstFed or its permitted transferee is the Beneficial Owner solely of Common Stock of the Company (i) of which FirstFed or such subsidiary was the Beneficial Owner on May 26, 1995, (ii) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the Option Agreement, (iii) acquired or acquirable pursuant to the Voting Agreements, (iv) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties and (v) held in respect of a debt previously contracted; and provided further, however, that in the event that FirstFed or any of its subsidiaries acquires beneficial ownership of any shares of Common Stock other than the shares described in clauses
     (i)-(v) above ("Subsequently Acquires Shares"), then the shares described in clauses (i)-(iii) above, together with such Subsequently Acquired Shares, shall be considered in determining whether FirstFed or any of its subsidiaries shall have become an Acquiring Person."

     3. Section 24(a)(ii) of the Rights Agreement is hereby modified and amended by deleting the percentage 10% wherever it appears and substituting the percentage 20%.

     4. Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement, the Option Agreement or the Voting Agreements."

     5. This Amendment shall be effective immediately upon its execution and the Rights Agreement shall continue in full force and effect as amended hereby.

     6. This Amendment may be executed in counterparts.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                                          CHARTER ONE FINANCIAL, INC.

                                          By: /s/ ROBERT J. VANA


                                          -----------------------------

                                            Robert J. Vana


                                            Secretary



                                         THE FIRST NATIONAL BANK OF BOSTON

                                                    as Rights Agent

                                          By: /s/ COLLEEN H. SHEA


                                          -----------------------------

                                             Colleen H. Shea


                                            Administration Manager

                                                                     APPENDIX II

       PROPOSED REVISIONS TO THE RESTATED CERTIFICATE OF INCORPORATION OF
                          CHARTER ONE FINANCIAL, INC.

     FOURTH: A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred million (200,000,000), of which one hundred eighty million (180,000,000) shall be common stock, par value $.01 per share, and twenty million (20,000,000) shall be preferred stock, par value $.01 per share. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the stock of the Corporation entitled to vote generally in the election of directors without a vote of holders of preferred stock as a class, except to the extent that any such vote may be required by any resolution providing for the issuance of series of preferred stock.

     FIFTH:

     A. Certain Definitions.  For purposes of this Certificate of Incorporation:

          (i) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms under Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect on the date of the original filing of this Certificate of Incorporation; provided, however, that the Continuing Directors of the Corporation, the officers and employees of the Corporation and its Subsidiaries, the directors of subsidiaries of the Corporation, the Corporation and its Subsidiaries, the employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary thereof pursuant to the terms of such plans, and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be Affiliates or Associates of each other solely by virtue of their being directors, officers, employees or Beneficial Owners of securities of the Corporation or any Subsidiary thereof or by virtue of such continuing directors of the Corporation, such officers and employees of the Corporation and its Subsidiaries and such directors of Subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a Subsidiary of the Corporation.

          (ii) A Person shall be considered the "Beneficial Owner" of any security (whether or not owned of record):

             (a) with respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such securities and/or (ii) investment power, including the power to dispose of or to direct the disposition of such security;

             (b) which such Person or any Affiliate or Associate of such Person has (i) the right or obligation to acquire (whether such right or obligations is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing and whether or not such right is exercisable immediately or only after the passage of time); or

             (c) which is Beneficially Owned within the meaning of (a) or (b) of this paragraph by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), with respect to (x) acquiring, holding, voting or disposing of such security or any security convertible into or exchangeable or exercisable for such security, or (y) acquiring, holding or disposing of all or substantially all off the assets or businesses of the Corporation or a Subsidiary of the Corporation.


     For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Certificate of Incorporation of the outstanding shares of a class of security, such shares shall be deemed to include any shares of such class of security which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this paragraph.

          (iii) "Beneficially Owned" or "Beneficial Ownership" with reference to any security shall mean any security as to which a Person is the Beneficial Owner.

          (iv) "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is not a Related Person or an Affiliate or Associate of a Related Person and who was a member of the Board of Directors prior to the first time that a Person became a Related Person, and any successor to a director if such successor is designated (before his or her initial election as a director) as a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors. If the total number of Continuing Directors, as defined in the preceding sentence, constitutes less than one-third ( 1/3) of the members of the Board of Directors then in office, "Continuing Director" shall mean any member of the Board of Directors.

          (v) "Person" means any individual, corporation, partnership, bank, association, joint stock company, trust, syndicate, unincorporated organization or similar company, or a group of "persons" acting or agreeing to act together for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, including any group of "person" seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Notwithstanding the foregoing, no one or more Continuing Directors shall be deemed to be a group of persons acting or agreeing to act together for the purpose of voting securities of the Corporation by virtue of proxies granted to them by a stockholder of the Corporation. In addition, the Continuing Directors of the Corporation, the officers and employees of the Corporation and its Subsidiaries, the directors of Subsidiaries of the Corporation, the employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary thereof pursuant to the terms of such plans, and trustees and fiduciaries with respect to such plans acting in such capacities shall not be deemed to be a group with respect to their Beneficial Ownership of Voting Stock of the Corporation solely by virtue of their being such directors, officers or employees of the Corporation and its Subsidiaries or by virtue of such Continuing Directors of the Corporation, such officers and employees of the Corporation and its Subsidiaries and such directors of Subsidiaries of the Corporation being fiduciaries or beneficiaries of any employee benefit plan of the Corporation or a Subsidiary of the Corporation.

          (vi) "Related Person" shall mean any Person (other than the Corporation, Subsidiaries of the Corporation, pension, profit sharing, employee stock ownership or other employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary of the Corporation pursuant to the terms of such plans and trustees of or fiduciaries with respect to such plans acting in such capacity) that purports or is deemed, to be the Beneficial Owner of twenty percent (20%) (but for purposes of Article TENTH such percentage shall be ten percent (10%)) or more of the issued and outstanding shares of Voting Stock of the Corporation without giving effect to the provisions of paragraph A of this Article SIXTH. Notwithstanding the foregoing, except as used in Article TENTH, the term "Related Person" shall not include any Person acquiring Beneficial Ownership of shares of Voting Stock of the Corporation in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation if (i) the acquisition of Beneficial Ownership of such shares in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation was approved in advance by a majority of the Continuing Directors, or (ii) Beneficial Ownership of such excess shares was acquired at any time directly from the Corporation or a Subsidiary of the Corporation pursuant to an agreement with the Corporation or a Subsidiary of the Corporation.


          (vii) "Savings Bank" means Charter One Bank, F.S.B., Cleveland, Ohio.

          (viii) "Subsidiary" means any Person a majority of the Voting Stock (after giving effect to any securities convertible into or exchangeable or exercisable for any Voting Stock) of which is owned by the Corporation or by one or more Subsidiaries of the Corporation.

          (ix) "Voting Stock" of any entity means the then outstanding shares of the entity entitled to vote generally in the election of directors, partners or trustees.

     B. Determinations by the Continuing Directors. A majority of the Continuing Directors shall have the power to make all determinations, which shall be conclusive and binding, with respect to this Article FIFTH, including, without limitation, (i) the amount of securities Beneficially Owned by any Person, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provision of this Article FIFTH to the given facts, or (v) any other matter relating to the applicability or effect of this Article FIFTH. The Corporation may, by bylaw or by resolution approved by the affirmative vote of a majority of the Continuing Directors, adopt such provisions or resolutions as are necessary to provide for the enforcement of this Article FIFTH which shall be final and conclusive. Any construction, application, or determination made by the Continuing Directors in good faith pursuant to this Article FIFTH shall be conclusive and binding upon the Corporation and its stockholder, including any Related Person. Nothing contained in this Article FIFTH shall be construed to relive any Related Person from any fiduciary obligation imposed by law.

     SIXTH A. Restrictions on Voting Rights. If at anytime there exists a Related Person, the record holders of Voting Stock of the Corporation Beneficially Owned by such Related Person shall have only the voting rights set forth in this Article SIXTH on any matter requiring their vote or consent. With respect to each vote in excess of twenty percent (20%) of the voting power of the outstanding shares of Voting Stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this Article SIXTH, the record holders in the aggregate shall be entitled to cast only one hundredth ( 1/100) of a vote and the aggregate voting power of such record holders, so limited, for all shares of Voting Stock of the Corporation Beneficially Owned by the Related Person shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of Voting Stock of the Corporation Beneficially Owned by the Related Person by a fraction whose numerator is the number of votes represented by the shares of Voting Stock of the Corporation owned of record by such record holder (and which are Beneficially Owned by the Related Person) and whose denominator is the total number of votes represented by the shares of Voting Stock of the Corporation Beneficially Owned by the Related Person. A Person who is a record owner of shares of Voting Stock of the Corporation that are Beneficially Owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such Person would be entitled to cast under this Article SIXTH by virtue of such shares being so Beneficially Owned by any of such Persons.


     B. Exclusion for Employee Benefit Plans, Directors, Officers, Employees and Certain Proxies. The restriction contained in this Article SIXTH shall not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a Subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a Related Person, or (ii) any proxy granted to one or more Continuing Directors by a stockholder of the Corporation. In addition, the Continuing Directors of the Corporation, the officers and employees of the Corporation and its Subsidiaries, the directors of Subsidiaries of the Corporation, the employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their Beneficial Ownership of Voting Stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a Subsidiary thereof or by virtue of the Continuing Directors of the Corporation, the officers and employees of the Corporation and its Subsidiaries and the directors of Subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a Subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its Subsidiaries or group of any of them shall be exempt from the provisions of this Article SIXTH should any such Person or group become a Related Person.

     C. Determinations by the Continuing Directors. A majority of the Continuing Directors shall have the power to make all determinations, which shall be conclusive and binding, with respect to this Article SIXTH, including, without limitation, (i) the amount of securities Beneficially Owned by any Person, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provisions of this Article SIXTH to the given facts, or (v) any other matter relating to the applicability or effect of this Article SIXTH. The Corporation may, by bylaw or by resolution approved by the affirmative vote of a majority of the Continuing Directors, adopt such provisions or resolutions as are necessary to provide for the enforcement of this Article SIXTH which shall be final and conclusive. Any construction, application, or determination made by the Continuing Directors in good faith pursuant to this Article SIXTH shall be conclusive and binding upon the Corporation and its stockholders, including any Related Person. Nothing contained in this Article SIXTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

     D. Right of Continuing Directors to Demand Certain Information From Related Person. A majority of the Continuing Directors shall have the right to demand that any Person who after reasonable inquiry is believed to be a Related Person or a holder of record of shares of Voting Stock of the Corporation or securities convertible into, or exchangeable or exercisable for, Voting Stock of the Corporation which is believed to be Beneficially Owned by a Related Person, furnish the Corporation with accurate and complete information as to (i) the record owner(s) of all shares or securities Beneficially Owned by such Person who is so believed to be a Related Person, (ii) the number of, and class or series of, shares or securities Beneficially Owned by such Person who is so believed to be a Related Person and held of record by each such record owner and the number(s) of the stock certificate(s) or instrument(s) evidencing such shares or securities, and (iii) any other factual matter relating to the applicability or effect of this Article SIXTH, as may reasonably be requested of such Person, and such Person shall furnish such information within ten days after the receipt of such demand.

     E. Quorum. Except as otherwise provided by law or expressly provided in this Certificate of Incorporation, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if applicable, to the provisions of Article FIFTH and this Article SIXTH) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.


     SEVENTH: A. Board of Directors. The business and affairs of the Corporation shall be under the direction of a board of directors (the "Board of Directors"), except as provided in this Certificate of Incorporation or in the Bylaws as in effect at the time of the consummation of the conversion of the Savings Bank to a capital stock savings bank and the Savings Bank concurrently becoming a subsidiary of the Corporation. The authorized number of directors shall consist of not less than seven directors nor more than 16 directors. The exact number of directors shall be fixed from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the Continuing Directors, in the manner provided by the Bylaws of the Corporation.

                                                                    APPENDIX III



                                 [LOGO HERE]



                                  Montgomery




September 19, 1995


Members of the Board of Directors
Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, OH 44114

Gentlemen:

     Charter One Financial, Inc., a Delaware corporation (the "Company"), and FirstFed Michigan Corporation, a Michigan corporation ("FirstFed"), have entered into a Merger Agreement dated May 30, 1995 (the "Merger Agreement"), pursuant to which FirstFed will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.01 par value per share, of FirstFed, other than those shares held or owned by either party to the Merger Agreement or any of their respective subsidiaries, will be converted into the right to receive 1.20 shares of the common stock, $0.01 par value per share, of the Company (the "Company Stock"), subject to certain adjustments (the "Consideration").

     You have asked for our opinion as to whether the Consideration to be paid by the Company pursuant to the Merger is fair to the Company and its stockholders from a financial point of view, as of the date hereof.


     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to FirstFed and the Company, including the consolidated financial statements for recent years and interim periods to March 31, 1995 and certain other relevant financial and operating data relating to FirstFed and the Company made available to us from published sources and from the internal records of FirstFed and the Company;
(ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of the common stock of FirstFed and the Company Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System; (iv) compared FirstFed and the Company from a financial point of view with certain other savings and loan institutions which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies, including transactions which we deemed to be mergers of equals, in the banking and savings and loan industries which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed, analyzed and discussed with representatives of the management of FirstFed and the Company certain information of a business and financial nature regarding FirstFed and the Company, furnished to us by them, including financial forecasts and related assumptions of FirstFed and the Company; (vii) made inquiries regarding and discussed the Merger and the



                            Montgomery Securities

               Investment Banking, Brokerage, Asset Management

600 Montgomery Street, San Francisco, California 94111 Telephone 415 627-2000


                                      III-1

                                  Montgomery


Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have relied on the accuracy and completeness of the foregoing information and have not assumed any obligation independently to verify such information. With respect to the financial forecasts for FirstFed and the Company provided to us by their respective managements, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of FirstFed and the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in FirstFed's or the Company's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel as to all legal matters with respect to FirstFed, the Company, the Merger and the Merger Agreement, including the legal status of FirstFed. In addition, we are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and FirstFed are in the aggregate adequate to cover such losses. In addition, we have not reviewed any individual credit files, and we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or FirstFed, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In the ordinary course of our business, we actively trade the equity securities of the Company and FirstFed for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Merger is fair to the Company and its stockholders from a financial point of view.


     This opinion is furnished pursuant to our engagement letter, dated November 25, 1994, and is for the benefit of the Board of Directors of the Company. Except as provided in such engagement letter, this opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. This opinion is not intended to be and shall not be deemed to be a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                      III-2

                                                                     APPENDIX IV


September 19, 1995


The Board of Directors
FirstFed Michigan Corporation
1001 Woodward Avenue
Detroit, MI 48226-1967

Members of the Board:


You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of FirstFed Michigan Corporation ("FirstFed") of the exchange ratio for the exchange of shares of FirstFed common stock, par value $.01 per share (the "FirstFed Common Stock"), in the proposed merger (the "Merger") of FirstFed with and into Charter One Financial, Inc. ("Charter One") pursuant to the Agreement and Plan of Merger dated as of the 30th day of May, 1995 by and between Charter One and FirstFed (the "Agreement"). Under the terms of the Agreement, each outstanding share of FirstFed Common Stock will be converted into 1.20 shares (the "Exchange Ratio") of newly issued common stock, par value $.01 per share, of Charter One (the "Charter One Common Stock"). In the Merger FirstFed stockholders will receive cash in lieu of fractional shares of Charter One Common Stock. The terms of the Merger are more fully set forth in the Agreement.



In connection with the Merger, Charter One and FirstFed entered into separate stock option agreements (the "Stock Option Agreements") by which Charter One granted to FirstFed an option to purchase up to 19.9% of the outstanding shares of Charter One Common Stock at a price per share and on the terms and conditions set forth therein, and FirstFed granted to Charter One an option to purchase up to 19.9% of the outstanding shares of FirstFed Common Stock at a price per share and on the terms and conditions set forth therein.



In connection with our opinion we have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and will be treated as a reorganization under Section 368(a) of the Internal Revenue Code.



We have acted as financial advisor to FirstFed in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is payable upon consummation of the Merger. As you are aware, from time to time we have also provided certain other investment banking and financial advisory services to FirstFed for which we have received customary compensation. In addition, in the ordinary course of our securities business we actively trade the equity securities of FirstFed and Charter One for our own account and the accounts of our customers and, accordingly, at any time may hold a long or short position in such securities.



In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement and the Stock Option Agreements; (ii) the Joint Proxy Statement -- Prospectus dated the date hereof with respect to the Merger;
(iii) the Annual Reports on Form 10-K of each of FirstFed and Charter One for each year in the three-year period ended December 31, 1994; (iv) the Quarterly Reports on Form 10-Q of each of FirstFed and Charter One for the quarters ended March 31, 1995 and June 30, 1995; (v) certain other publicly available financial and other information concerning FirstFed and Charter One and the trading markets for the publicly-traded securities of FirstFed and Charter One; (vi) certain other internal information, including projections, relating to FirstFed and Charter One (on a stand-alone basis and for the combined company upon consummation of the Merger), prepared by the managements of FirstFed and Charter One and furnished to us for purposes of our analysis; and (vii) publicly available information concerning other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have also met with certain

The Board of Directors


FirstFed Michigan Corporation


September 19, 1995


Page 2



officers and representatives of FirstFed and Charter One to discuss the foregoing as well as other matters we believe relevant to our inquiry.



In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not assumed any obligations independently to verify the same. We have relied upon the managements of FirstFed and of Charter One as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to us, and we have assumed that such projections reflect the best currently available estimates and judgments of such managements and that such projections will be realized in the amounts and in the time periods currently estimated by such managements. We also have assumed, without independent verification, that the loan loss reserve will be adequate on a pro forma basis for the combined company. We have not made or obtained any evaluations or appraisals of any of the assets of FirstFed or Charter One, nor have we examined any individual loan credit files. It is understood that we have been retained by the Board of Directors of FirstFed and that our opinion is limited to the fairness, from a financial point of view, to the holders of FirstFed Common Stock of the Exchange Ratio and does not address FirstFed's underlying business decision to effect the Merger.



In connection with our opinion we have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial condition and results of operations of FirstFed and Charter One, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, net income, dividends, book value, intangible assets, return on assets, return on stockholders' equity, capitalization, the amount of non-performing assets and the allowance for loan losses, all as set forth in the financial statements for FirstFed and Charter One; (ii) the assets and liabilities of FirstFed and Charter One, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; (iii) certain pro forma combined financial information of FirstFed and Charter One; (iv) historical and current market data for FirstFed Common Stock and Charter One Common Stock; and (v) the nature and terms of certain other merger transactions involving depository institutions and holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions as well as our experience in securities valuation and our knowledge of depository institutions and holding companies generally.



Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or any holder of FirstFed Common Stock with respect to any approval of the Merger Agreement.



Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of FirstFed Common Stock.

                                          Very truly yours,
                                          Salomon Brothers Inc

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Charter One may be insured or indemnified against liability which they may incur in their capacities as such:

         Section 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as they would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterest directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Article TWELFTH of Charter One's certificate of incorporation further provides as follows:

                 TWELFTH:  Indemnification.

                 A. Actions, Suits or Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees and related disbursements), judgments, fines (including, without limitation, ERISA excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in paragraph F hereof with respect to proceedings seeking to enforce rights of indemnification, the Corporation shall indemnify such person seeking indemnification with respect to a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof was authorized by a majority of the Continuing Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                 B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees and related disbursements) actually and reasonably incurred by such person or on such person's behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the provisions of this paragraph B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except with respect to proceedings seeking to enforce rights to indemnification pursuant to paragraph F), only if such proceeding (or part thereof) was authorized by a majority of the Continuing Directors.

                 C. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article TWELFTH, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in paragraphs A and B of this Article TWELFTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

                 D. Determination of Right to Indemnification. Any indemnification under paragraphs A and B of this Article TWELFTH shall be made by the Corporation as authorized in the specific case upon a determination (i) by the Board of Directors by a majority vote of a quorum of the directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion that indemnification of the person seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs A and B of this Article TWELFTH. Should a determination be made by the Corporation hereunder that indemnification is not proper in the circumstances, a court may order the Corporation to make indemnification pursuant to paragraphs A or B of this Article TWELFTH.

                 E. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys' fees and related disbursement) incurred by a person referred to in paragraphs A or B of the Article TWELFTH in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, if the Delaware Corporation Law so requires, the payment of such expenses incurred by an officer or director of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article TWELFTH. A majority of the Continuing Directors may, upon approval of an indemnified person, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

                 F. Procedure for Indemnification; Right of Claimant to Bring Suit. Any indemnification under paragraphs A, B and C, or advance of costs, charges and expenses under paragraph E of this Article TWELFTH, shall be made promptly, and in any event within 60 days (or in the case of any advance of costs, charges and expenses under paragraph E, within 20 days), upon the written request of the person referred to in such paragraphs. The right to indemnification or advances as granted by this Article TWELFTH shall be enforceable by the persons referred to in paragraphs A, B, C and E in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable time period specified in the preceding sentence hereof.
         The costs, charges and expenses incurred by a person referred to in paragraph A or B of this Article TWELFTH in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under paragraph E of this Article TWELFTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in paragraphs A or B of this Article TWELFTH, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in paragraphs A or B of this Article TWELFTH, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                 G. Other Rights: Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article TWELFTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and the indemnification and advancement of expenses provided by this Article TWELFTH shall continue as to a person who has ceased to serve in a capacity referred to in paragraph A or B and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article TWELFTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements between the Corporation and directors, officers, employees or agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification and advancement of expenses under this Article TWELFTH shall be deemed to be a contract between the Corporation and each person referred to in paragraph A or B of this Article TWELFTH who serves or served in such capacity at any time while this Article TWELFTH is in effect. Any repeal or modification of this Article TWELFTH or any repeal or modification of relevant provisions of the Delaware Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of any person referred to in paragraph A or B of this Article TWELFTH or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

                 H. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, indemnify any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of any corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise and pay the expenses incurred by any such person in defending any proceeding in advance of its final disposition, to the fullest extent of the provisions of this Article TWELFTH.

                 I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by such person or on his or her behalf in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TWELFTH.

                 J. Savings Clause. If this Article TWELFTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person referred to paragraph A or B of this Article TWELFTH as to any cost, charge and expense (including attorneys' fees and related disbursements), judgment, fine (including, without limitation, ERISA excise taxes and penalties) and amount paid in settlement with respect to any action, suit or proceeding; whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article TWELFTH that shall not have been invalidated and to the full extent permitted by applicable law.

                 K. Subsequent Legislation. If the Delaware Corporation Law is hereafter amended to further expand the indemnification permitted to persons referred to in paragraphs A and B of this Article TWELFTH then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware Corporation Law, as so amended.

         Charter One has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, and that provides for payment to Charter One of costs incurred by it in indemnifying its directors and officers.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following Exhibits are filed as part of this Registration
Statement.


                 2.1     Agreement and Plan of Merger, dated as of May
                         30, 1995, by and between Charter One Financial,
                         Inc. and FirstFed Michigan Corporation, which contains a list briefly identifying the contents of all omitted schedules and similar attachments, which Charter One agrees to furnish supplementally to the Commission upon request (previously filed with Charter One's Current Report on Form 8-K for the event on May 31, 1995 (as amended), and incorporated herein by reference)

                 2.2 Stock Option Agreement dated as of May 31, 1995, by and between Charter One Financial, Inc. as Issuer and
                         FirstFed Michigan Corporation as Grantee (included as Exhibit A to Exhibit 2.1)

                 2.3     Stock Option Agreement dated as of May 31,
                         1995, by and between FirstFed Michigan Corporation as Issuer and Charter One Financial, Inc. as Grantee
                         (included as Exhibit B to Exhibit 2.1)

                 2.4     Plan of Merger, dated May 30, 1995, by and between
                         Charter One Bank, F.S.B. and First Federal of
                         Michigan (included as Exhibit 1.1(a) to Exhibit 2.1)

                 4.1     Restated Certificate of Incorporation and an
                         Amendment Thereto (previously filed with Charter
                         One's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference)

                 4.2     Bylaws (previously filed with Charter One's
                         Registration Statement on Form S-1, dated January
                         22, 1988, and incorporated herein by reference)

                 4.3 Form of Certificate of Common Stock (previously filed with Charter One's Registration Statement on
                         Form S-1, dated January 22, 1988, and
                         incorporated herein by reference)

                 4.4     Shareholder Rights Agreement between Charter One
                         Financial, Inc. and First National Bank of Boston, dated November 20, 1989, and Amendment Thereto, dated May 26, 1995 (agreement previously filed with Charter One's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference; amendment included as Exhibit 2.10(c) to
                         Exhibit 2.1)


                 5 Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered*


                 8.1 Opinion of Silver, Freedman & Taff, L.L.P. regarding tax matters*



                 8.2     Opinion of Housley Goldberg Kantarian & Bronstein,
                         P.C. regarding tax matters*


                10.1     Employment Agreement between Charter One Financial,
                         Inc. and Charles John Koch *

                10.2     Employment Agreement between Charter One Financial,
                         Inc. and Richard W. Neu*


                10.3     Form of Employment Agreements between Charter One
                         Financial, Inc. and John D. Koch, Mark D. Grossi and
                         Robert J. Vana*


                10.4     Supplemental Retirement Agreement between Charter One
                         Financial, Inc. and Charles John Koch*

                10.5     Supplemental Retirement Agreement between Charter One
                         Financial, Inc. and John D. Koch*

                10.6     Supplemental Retirement Agreement between Charter One
                         Financial, Inc. and Richard W. Neu*

                10.7     Supplemental Retirement Agreement between Charter One
                         Financial, Inc. and Mark D. Grossi*

                10.8     Supplemental Retirement Agreement between Charter One
                         Financial, Inc. and Robert J. Vana*

                10.9     Form of Voting Agreement between Charter One
                         Financial, Inc. and each of the Directors of FirstFed
                         Michigan Corporation (included as Exhibit C to Exhibit
                         2.1)

                10.10    Form of Voting Agreement between FirstFed Michigan
                         Corporation and each of the Directors of Charter One
                         Financial, Inc. (included as Exhibit D to Exhibit 2.1)

                10.11    Form of Severance  Agreement between Charter One
                         Financial, Inc., Charter One Bank, F.S.B. and certain senior officers*

                23.1     Consent of Deloitte & Touche LLP

                23.2     Consent of KPMG Peat Marwick LLP

                23.3 Consents of Silver, Freedman & Taff, L.L.P. (included in Exhibits 5 and 8.1)*

                23.4     Consent of Montgomery Securities

                23.5     Consent of Salomon Brothers Inc

                23.6     Consent of certain persons anticipated to become
                         Directors of Charter One Financial, Inc.

                23.7     Consent of Housley Goldberg Kantarian & Bronstein,
                         P.C. (included in Exhibit 8.2)*

                24       Power of Attorney (contained on signature page)*

                99.1     Form of proxy card of Charter One Financial, Inc.*

                99.2     Form of proxy card of FirstFed Michigan Corporation*

----------------
*  Previously filed.

ITEM 22.         UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Charter One's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) Charter One undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Charter One pursuant to the foregoing provisions, or otherwise, Charter One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Charter One of expenses incurred or paid by a director, officer or controlling person of Charter One in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Charter One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Charter One has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland, State of Ohio, on September 19, 1995.


                                        CHARTER ONE FINANCIAL, INC.


Date:  September 19, 1995           By:/s/ CHARLES JOHN KOCH
     ----------------------------     -----------------------------------------
                                       Charles John Koch
                                       Chairman of the Board, President and
                                       Chief Executive Officer
                                       (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Charles John Koch, Charles F. Ipavec and Robert J. Vana, and each of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Charles John Koch, Charles F. Ipavec and/or Robert J. Vana may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said Charles John Koch, Charles F. Ipavec and/or Robert J. Vana shall do or cause to be done by virtue thereof.



By:/s/ CHARLES JOHN KOCH                  By:                 *
   --------------------------------------    ----------------------------------
    Charles John Koch                         Leonard A. Krysinski
    Chairman of the Board, President          Executive Vice President, Chief
    and Chief Executive Officer               Financial Officer and Treasurer
    (Principal Executive Officer)             (Principal Financial and
                                               Accounting Officer)

Date:  September 19, 1995                  Date:
     ------------------------------------      --------------------------------



By:                *                      By:                 *
   --------------------------------------    ----------------------------------
    Dr. Norman P. Auburn                      Eugene B. Carroll
    Director                                  Director

Date:                                     Date:
     ------------------------------------      --------------------------------

By:                *                      By:                 *
   --------------------------------------    ----------------------------------
    Otto J. Cerny                             Denise M. Fugo
    Director                                  Director


Date:                                     Date:
     ------------------------------------      --------------------------------




By:                *                      By:                 *
   --------------------------------------    ----------------------------------
    Charles F. Ipavec                         George M. Jones
    Director                                  Director


Date:                                     Date:
     ------------------------------------      --------------------------------




By:                *                      By:
   --------------------------------------    ----------------------------------
    John D. Koch                              Robert L. Moore
    Director and Executive Vice President     Director



Date:                                     Date:
     ------------------------------------      --------------------------------



By:                *                      By:                 *
   --------------------------------------    ----------------------------------
    Alonzo H. Poll                            Victor A. Ptak
    Director                                  Director


Date:                                     Date:
     ------------------------------------      --------------------------------




By:                *                      *By:/s/ CHARLES JOHN KOCH
   --------------------------------------     ---------------------------------
    Charles A. Shirk                          Charles John Koch
    Director                                  As Attorney-in-Fact


Date:                                     Date:  September 19, 1995
     ------------------------------------      --------------------------------

                                 EXHIBIT INDEX
                2.1     Agreement and Plan of Merger, dated as of May 30,
                        1995, by and between Charter One Financial, Inc.
                        and FirstFed Michigan Corporation, which contains a list briefly identifying the contents of all omitted schedules and similar attachments, which Charter One agrees to furnish supplementally to the Commission upon request (previously filed with Charter One's
                        Current Report on Form 8-K for the event on May 31,
                        1995 (as amended), and incorporated herein by reference)

                2.2 Stock Option Agreement dated as of May 31, 1995, by and between Charter One Financial, Inc. as Issuer and
                        FirstFed Michigan Corporation as Grantee (included as
                        Exhibit A to Exhibit 2.1)

                2.3     Stock Option Agreement dated as of May 31,
                        1995, by and between FirstFed Michigan Corporation as Issuer and Charter One Financial, Inc. as Grantee
                        (included as Exhibit B to Exhibit 2.1)

                2.4     Plan of Merger, dated May 30, 1995, by and between
                        Charter One Bank, F.S.B. and First Federal of
                        Michigan (included as Exhibit 1.1(a) to Exhibit 2.1)

                4.1     Restated Certificate of Incorporation and an
                        Amendment Thereto (previously filed with Charter
                        One's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference)

                4.2     Bylaws (previously filed with Charter One's
                        Registration Statement on Form S-1, dated January
                        22, 1988, and incorporated herein by reference)

                4.3 Form of Certificate of Common Stock (previously filed with Charter One's Registration Statement on
                        Form S-1, dated January 22, 1988, and incorporated herein by reference)

                4.4     Shareholder Rights Agreement between Charter One
                        Financial, Inc. and First National Bank of Boston, dated November 20, 1989, and Amendment Thereto, dated May 26, 1995 (agreement previously filed with Charter One's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference; amendment included as Exhibit 2.10(c) to
                        Exhibit 2.1)


                5 Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered*

                8.1 Opinion of Silver, Freedman & Taff, L.L.P. regarding tax matters*

                8.2     Opinion of Housley Goldberg Kantarian & Bronstein, P.C.
                        regarding tax matters*

               10.1     Employment Agreement between Charter One Financial,
                        Inc. and Charles John Koch*

               10.2     Employment Agreement between Charter One Financial,
                        Inc. and Richard W. Neu*

               10.3     Form of Employment Agreements between Charter One
                        Financial, Inc. and John D. Koch, Mark D. Grossi and
                        Robert J. Vana*

               10.4     Supplemental Retirement Agreement between Charter One
                        Financial, Inc. and Charles John Koch*

               10.5     Supplemental Retirement Agreement between Charter One
                        Financial, Inc. and John D. Koch*

               10.6     Supplemental Retirement Agreement between Charter One
                        Financial, Inc. and Richard W. Neu*

               10.7     Supplemental Retirement Agreement between Charter One
                        Financial, Inc. and Mark D. Grossi*

               10.8     Supplemental Retirement Agreement between Charter One
                        Financial, Inc. and Robert J. Vana*


               10.9     Form of Voting Agreement between Charter One
                        Financial, Inc. and each of the Directors of FirstFed Michigan Corporation (included as
                        Exhibit C to Exhibit 2.1)

               10.10    Form of Voting Agreement between FirstFed Michigan
                        Corporation and each of the Directors of Charter One
                        Financial, Inc. (included as Exhibit D to Exhibit 2.1)


               10.11    Form of Severance Agreement between Charter One
                        Financial, Inc., Charter One Bank, F.S.B. and certain senior officers*

               23.1     Consent of Deloitte & Touche LLP

               23.2     Consent of KPMG Peat Marwick LLP

               23.3 Consents of Silver, Freedman & Taff, L.L.P. (included in Exhibits 5 and 8.1)*

               23.4     Consent of Montgomery Securities

               23.5     Consent of Salomon Brothers Inc

               23.6     Consent of certain persons anticipated to become
                        Directors of Charter One Financial, Inc.

               23.7     Consent of Housley Goldberg Kantarian & Bronstein, P.C.
                        (included in Exhibit 8.2)*

               24       Power of Attorney (contained on signature page)*

               99.1     Form of proxy card of Charter One Financial, Inc.*

               99.2     Form of proxy card of FirstFed Michigan Corporation*


----------------
*  Previously filed.